     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 22, 2001
                                                      REGISTRATION NO. 333-60770
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        KHANTY MANSIYSK OIL CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                        1311                    98-0134684
 (State or other jurisdiction        (Primary Standard          (I.R.S. Employer
     of incorporation or         Industrial Classification   Identification Number)
        organization)                  Code Number)

                              CARNEGIE HALL TOWER
                        152 WEST 57TH STREET, 29TH FLOOR
                               NEW YORK, NY 10019
                                 (212) 245-5544
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                              ANDY W. MORGAN, ESQ.
                       VICE PRESIDENT AND GENERAL COUNSEL
                        KHANTY MANSIYSK OIL CORPORATION
                              CARNEGIE HALL TOWER
                        152 WEST 57TH STREET, 29TH FLOOR
                               NEW YORK, NY 10019
                                 (212) 245-5544
                               FAX: (212)245-1932
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                         ------------------------------

                                   Copies to:

                                                                                 SETH R. MOLAY, P.C.
                   ERIC L. COCHRAN, ESQ.                                       ROBERT E. LANGER, ESQ.
                GREGORY A. FERNICOLA, ESQ.                                     RICHARD J. WILKIE, ESQ.
         SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                     AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                      4 TIMES SQUARE                                             1700 PACIFIC AVENUE
                    NEW YORK, NY 10036                                            DALLAS, TX 75201
                      (212) 735-3000                                               (214) 969-2800
                    FAX: (212) 735-2000                                          FAX: (214) 969-4343

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
                         ------------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                         ------------------------------

                        CALCULATION OF REGISTRATION FEE

                                                           PROPOSED MAXIMUM      PROPOSED MAXIMUM         AMOUNT OF
      TITLE OF EACH CLASS OF              AMOUNT TO         OFFERING PRICE          AGGREGATE           REGISTRATION
    SECURITIES TO BE REGISTERED       BE REGISTERED(1)         PER SHARE       OFFERING PRICE(1)(2)       FEE(2)(3)
Common Stock, no par value per
  share............................       8,433,334             $16.00            $134,933,344             $33,734

(1) Includes shares to be sold upon exercise of the underwriters' over-allotment option. See "Underwriting."

(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act of 1933.

(3) $25,000 previously paid.
                            ------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT FILES A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT BECOMES EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS       Subject to completion                 June 22, 2001
--------------------------------------------------------------------------------

7,333,334 Shares

                                                                          [LOGO]
[LOGO]

Khanty Mansiysk Oil Corporation

Common Stock
-------------------------------------------------------------------------

This is our initial public offering of shares of our common stock. We are offering 6,666,667 shares of our common stock and certain of our stockholders are offering 666,667 shares of our common stock. No public market currently exists for any shares of our common stock. We expect the public offering price to be between $14 and $16 per share.

We intend to apply to have our common stock listed for quotation on the Nasdaq National Market under the symbol "KMOC."

Before buying any shares, you should read the discussion of material risks of investing in our common stock in "Risk factors" beginning on page 10.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                                              Per share              Total
------------------------------------------------------------------------------------------
Public offering price
------------------------------------------------------------------------------------------
Underwriting discounts and commissions
------------------------------------------------------------------------------------------
Proceeds, before expenses, to KMOC
------------------------------------------------------------------------------------------
Proceeds, before expenses, to selling stockholders
------------------------------------------------------------------------------------------

The underwriters may also purchase up to 1,100,000 shares of common stock from us at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any. If the underwriters exercise the option in full, the total underwriting discounts and commissions will be
$      , and our total proceeds, before expenses, will be $      .

The underwriters are offering the common stock as set forth under
"Underwriting." Delivery of these shares will be made on or about       , 2001.

                          Joint Book-running Managers

UBS Warburg                                                             JPMorgan

                [INSIDE COVER PAGE--MAP OF RUSSIA SHOWING MAJOR
                     OIL AND GAS FIELDS AND INFRASTRUCTURE]

--------------------------------------------------------------------------------

TABLE OF CONTENTS
--------------------------------------------------------------------------------

Prospectus summary...................       2

The offering.........................       5

Summary reserve and production
  data...............................       6

Summary consolidated financial
  data...............................       8

Risk factors.........................      10

Forward-looking information..........      24

Additional information...............      24

Use of proceeds......................      25

Dividend policy......................      25

Capitalization.......................      26

Dilution.............................      27

Selected consolidated financial
  data...............................      28

Management's discussion and analysis
  of financial condition and results
  of operations......................      31

Business.............................      43

Regulatory framework.................      63

Management...........................      75

Related party transactions...........      86

Principal and selling stockholders...      90

Description of capital stock.........      93

Other securities.....................      97

Shares eligible for future sale......      98

Important United States federal tax
  considerations for non-United
  States holders.....................     100

Underwriting.........................     104

Legal matters........................     106

Experts..............................     106

Where you can find more
  information........................     106

Glossary of oil terms................     G-1

Index to financial statements........     F-1

Annex A--Report of independent
  petroleum engineers................     A-1

Through and including              , 2001 (the 25th day after commencement of
this offering), federal securities law may require all dealers that buy, sell or trade the common stock, whether or not participating in this offering, to deliver a prospectus. This is in addition to the dealers' obligations to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Prospectus summary

THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE INVESTING IN OUR COMMON STOCK. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY, ESPECIALLY THE RISKS OF INVESTING IN OUR COMMON STOCK DISCUSSED UNDER "RISK FACTORS" BEGINNING ON PAGE 10. WE HAVE PROVIDED DEFINITIONS FOR SOME OF THE OIL INDUSTRY TERMS USED IN THIS PROSPECTUS IN THE "GLOSSARY OF OIL TERMS" ON PAGE G-1 OF THIS PROSPECTUS.

OUR BUSINESS

KMOC is a Delaware company that, through its subsidiaries, develops, produces and markets crude oil from the Khanty Mansiysk region of western Siberia in the Russian Federation, part of one of the largest hydrocarbon basins in the world. We were founded in 1993 and, through a series of acquisitions completed in 1997 and 1998, have established an asset base with significant development and exploitation potential. We currently hold production licenses to nine fields, three of which are currently producing, located in the Khanty Mansiysk region. In addition, we also hold a 22.3% indirect equity interest in another significant field in that region.

Since early 1998, we have achieved significant growth in production. Our average operated daily production (which excludes production attributable to our 22.3% indirect equity interest in Chernogorskoye, a Russian limited liability company) increased 57% from 1998 to 1999 and increased 106% from 4,099 barrels in 1999 to 8,436 barrels in 2000. In the first quarter of 2001, our operated daily production averaged 10,449 barrels. Based on a reserve report prepared by Ryder Scott Company, L.P., an independent firm of petroleum engineers, our estimated total proved reserves of crude oil as of December 31, 2000 were 420 million barrels, which includes eight million barrels attributable to our 22.3% indirect equity interest in Chernogorskoye, with a pre-income tax present value of estimated future net cash flows of approximately $1.1 billion. During 2000, we drilled a total of 32 wells, and we expect to drill approximately 50 new wells in 2001.

To date, we have funded our working capital, capital expenditures and acquisitions primarily through private placements of our equity and debt. Since 1996, we have raised aggregate net proceeds of approximately $127 million.

Our senior management, located in New York, Moscow and Khanty Mansiysk, has substantial experience in the oil industry and in conducting business in Russia, and, upon completion of this offering, will collectively beneficially own approximately 28% of our common stock. See "Principal and selling stockholders."

OUR STRATEGY

Our goal is to increase our reserves and production while generating an attractive return on our capital employed. Our strategy to achieve this goal includes the following components:

- Increasing production through our drilling and work-over programs. We intend to accelerate our development drilling program to add near-term production while maintaining relatively low exposure to geological risk. In 2000, we drilled 32 new wells, all of which were successful. We intend to drill approximately 50 wells in 2001. We plan to drill most of these wells in proved locations, all of which we have already identified through our reservoir evaluation and appraisal drilling activities. We believe that our proved undeveloped reserves will provide us with the opportunity to substantially increase production.

    In addition, we intend to increase the productivity of our producing wells through work-over programs, including artificial lift and reservoir stimulation activity.

- Adding proved reserves in a cost efficient manner. We believe there is potential in our existing asset base to add new proved reserves in a cost efficient manner with low exposure to geological risk. We intend to add proved reserves within our existing oil fields by continuing to apply advanced reservoir evaluation techniques, undertaking selective appraisal drilling, implementing secondary recovery programs and developing our infrastructure.

- Using our western and Russian experience to optimize operating performance. We believe one of our main competitive strengths is our ability to use the diverse skills and backgrounds of our Russian and western personnel. With our established team, we intend to continue combining the best technologies, services and business practices to address the unique issues associated with finding, developing and producing oil in Russia.

- Reducing our reliance on contracted services. We are reducing our reliance on contracted services in the areas of drilling, workovers, procurement, construction and technical services. We believe this continuing effort will reduce our costs, minimize the risk of project delays and increase the reliability and quality of work performed on our oil fields.

- Optimizing crude oil revenues. We employ an experienced team of oil marketers who seek to optimize our crude oil revenues. We believe our sales efforts both on the export market, where we have sold over half of our produced oil in the first quarter of 2001, and on the Russian domestic market have yielded competitive pricing performance.

- Acquiring additional assets. We intend to continue to evaluate opportunities to expand our reserve base through acquisitions, including our participation in new license tenders. Our primary focus will remain in the Khanty Mansiysk region, where we have been successful in identifying and acquiring attractive assets.

Implementing our strategic objectives described above is subject to many risks, costs and uncertainties that may impede or prevent their fulfillment. For example, uncertainties relating to the cost, availability and timely delivery of drilling and other operating equipment, the availability and integration of skilled employees to perform functions currently contracted from third parties, our ability to implement procedures to improve our production and development operations in a cost-efficient manner, the political and economic climate in Russia and our ability to identify and acquire quality assets are only a few of the various factors that could adversely affect our ability to implement our strategic objectives.

OUR FIELDS

All of our fields are located in the Khanty Mansiysk region of western Siberia, one of the largest hydrocarbon basins in the world. This region covers about
1.3 million square miles east of the Ural Mountains in north central Russia. Major hydrocarbon reserve discoveries in the area began approximately 40 years ago and since that time, according to the Russian government, more than 50 billion barrels of oil have been produced from the basin's Cretaceous and Jurassic reservoirs.

The following table shows our total net proved reserves as of December 31, 2000 for each of the fields. Amounts include an aggregate of 87.2 million barrels of proved reserves assumed to be produced after expiration of our current licenses.

                                                                      Total net proved
                                                                        reserves as of
                                                                     December 31, 2000
Field name                                                    (in millions of barrels)
--------------------------------------------------------------------------------------
East Kamennoye (1)..........................................                     274.5
Sredne-Nazymskoye...........................................                      41.0
Galyanovskoye...............................................                      32.3
Potanay (1).................................................                      25.6
Bolshoye....................................................                      17.4
Olkhovskoye.................................................                       8.7
Paitykhskoye................................................                       8.4
Aprelskoye..................................................                       3.0
Tsentralnoye................................................                       1.3
                                                              ------------------------
  Sub-total.................................................                     412.2
                                                              ------------------------
Chernogorskoye (2)..........................................                       8.0
                                                              ------------------------
  Total.....................................................                     420.2
                                                              ========================

----------

(1) Represents reserves attributable to our consolidated subsidiary "Khantymansiyskneftegazgeologia," or KMNGG, including amounts attributable to the 4.1% minority interest in KMNGG that we do not own.

(2) Represents reserves attributable to our 22.3% indirect equity interest in Chernogorskoye.

OUR INVESTMENT PROGRAM

For 2001, we have budgeted approximately $80 million for capital expenditures, focused mainly on the Potanay and East Kamennoye fields. We have allocated approximately 50% of this amount for drilling approximately 50 new wells. We allocated approximately 30% to infrastructure development, which includes the commissioning of in-field processing at Potanay (including a company-owned pipeline connection to the main Transneft system), pre-investment in the construction of in-field processing facilities at East Kammenoye and a spur line tie-in to the Transneft system. Transneft is a state-owned entity which, through its subsidiaries, has a monopoly on oil pipeline transportation in Russia.

Additionally, in 2001, we intend to initiate water injection to further enhance the recovery from the Potanay field if ongoing reservoir pressure measurements indicate that this is necessary. This program will initially be focused on the northern area of Potanay and later may be further expanded into other areas.

We intend to increase our appraisal activity on the fields located on the right bank of the Ob River, which we refer to as the Right Bank fields, in particular, Sredne-Nazymskoye and Galyanovskoye. Work on these fields will focus on optimizing well productivity and delineation and extension of our proved reserves through a program of geological and seismic studies, re-testing existing wells and drilling of new wells.

The aggregate level of capital expenditures in 2001, as well as the allocation of such expenditures, are dependent, in part, on factors beyond our control. Accordingly, actual levels of capital expenditures and the allocation of those expenditures may vary materially from our budgeted allocations.

The offering

Common stock we are offering.................  6,666,667 shares

Common stock offered by selling
  stockholders...............................  666,667 shares

Common stock to be outstanding after this
  offering...................................  21,647,027 shares

Proposed Nasdaq National Market symbol.......  KMOC

Use of proceeds..............................  We intend to use the net proceeds from this offering for the following purposes:

                                               -   approximately $56 million to redeem the
                                               $55 million outstanding principal amount
                                                   under our 10% senior notes and to pay
                                                   accrued interest thereon;

                                               -   approximately $10 million to redeem the
                                                   outstanding principal amount under our
                                                   Series A subordinated note and to pay
                                                   accrued interest thereon;

                                               -   for general corporate purposes, including
                                                   capital expenditures in connection with
                                                   our development program; and

                                               -   to pursue acquisitions.

                                               We will not receive any proceeds from the
                                               sale of common stock by the selling
                                               stockholders. See "Use of proceeds."

The number of shares of common stock to be outstanding after this offering is based on our shares outstanding as of the date of this prospectus and does not include:

- 3,560,880 shares of common stock issuable upon the exercise of employee and director stock options with a weighted average exercise price of $10.84 per share;

- 96,000 shares of common stock issuable upon the exercise of options with an exercise price of $0.03 per share issued to a financial advisor in connection with the purchase of our 22.3% indirect equity interest in Chernogorskoye; and

- 4,888,680 shares of common stock issuable upon the exercise of warrants with an exercise price of $11.25 per share issued in connection with the issuance of the 10% senior notes.

                            ------------------------

Except for the financial information presented in "Summary consolidated financial data," "Selected consolidated financial data," and pages F-2 through F-61, and except as otherwise indicated, the information in this prospectus assumes the underwriters' over-allotment option is not exercised and gives effect to a 40-for-1 common stock split to be effected prior to completion of this offering.

Summary reserve and production data

The following tables set forth information with respect to our estimated net proved reserves and the present value of estimated future net cash flows attributable to those reserves, as of December 31, 2000, based on a reserve report prepared by Ryder Scott, and production, sales and other operating data for the years ended December 31, 1998, 1999 and 2000 and for the three months ended March 31, 2000 and 2001. Our reserves and production data presented in this prospectus represent the total reserves and production of each of our consolidated subsidiaries, although we do not hold 100% of the outstanding stock of one of those subsidiaries. In addition, we present separately reserve and production data attributable to our 22.3% indirect equity interest in Chernogorskoye, the financial statements of which are not consolidated with ours.

For additional information relating to our reserves and production, see "Risk factors--Risks Relating to the Oil Industry--Reserve estimates are inherently uncertain. Any material variances from our underlying assumptions, such as the discount rate used, could cause the quantities and net present value of our reserves to be overstated," "Glossary of oil terms" and the notes to the consolidated financial statements appearing elsewhere in this prospectus.

                                                                      As of December 31, 2000
                                                                        Reserves (1)   Present value (2)
Reserves                                                    (in millions of barrels)       (in millions)
--------------------------------------------------------------------------------------------------------
Proved developed producing................................                  16.3            $    134.6
Proved developed non-producing............................                  37.2                 177.8
Proved undeveloped........................................                 358.7                 754.1
                                                                    ------------            ----------
Total proved (3)..........................................                 412.2               1,066.5
                                                                    ============            ==========
Chernogorskoye (4)........................................                   8.0(5)         $     32.3

----------

(1) Our reserves have been reduced by 1.4% to account for estimated losses during the transportation and treatment of the oil between our wells and the point of delivery to the Transneft system.

(2) Represents the present value of estimated future net cash flows before income taxes and general administrative overhead and has not been adjusted for outstanding loans that may exist or cash on hand or undistributed income. These future net cash flows are discounted at a rate of 10% per annum.

(3) Includes 12.3 million barrels of proved reserves and $40 million of present value attributable to the 4.1% minority interest in KMNGG that we do not own, and excludes reserves attributable to our 22.3% indirect equity interest in Chernogorskoye. Includes 87.2 million barrels of proved reserves and $136 million of present value assumed to be produced after expiration of our current licenses.

(4) Reflects our 22.3% indirect equity interest in Chernogorskoye.

(5) Comprised of 2.7 million barrels of proved developed producing reserves and
    5.3 million barrels of proved undeveloped reserves.

                                                                           Three months ended
                                             Year ended December 31,            March 31,
Production                                    1998       1999       2000       2000       2001
----------------------------------------------------------------------------------------------
Average operated daily production
  (barrels) (1).........................     2,606      4,099      8,436      5,276     10,449
Average daily production attributable to
  Chernogorskoye
  (barrels) (2).........................     2,760      2,441      1,915      2,081      1,684
                                          --------   --------   --------   --------   --------
    Total average daily production
      (barrels).........................     5,366      6,540     10,351      7,357     12,133
                                          ========   ========   ========   ========   ========
Productive wells at end of period (3)...        46         57         91         61         94
Average export sales price (dollars per
  barrel) (4)...........................  $  10.05   $  16.52   $  25.48   $  24.36   $  22.17
Average domestic sales price (dollars
  per barrel) (4).......................  $   9.85         --         --         --   $  11.22
Average sales price (dollars per barrel)
  (3)(4)................................  $  10.03   $  16.52   $  25.48   $  24.36   $  17.26
Average production expenses (dollars per
  barrel) (3)...........................  $   6.44   $   1.51   $   1.43   $   1.30   $   1.92

----------

(1) Includes production attributable to the 4.1% minority interest in KMNGG that we do not own and excludes production attributable to our 22.3% indirect equity interest in Chernogorskoye.

(2) Reflects production attributable to our 22.3% indirect equity interest in Chernogorskoye.

(3) Does not include data attributable to our 22.3% indirect equity interest in Chernogorskoye.

(4) Based on number of barrels sold. Prices are shown net of excise tax and value-added tax.

Summary consolidated financial data

The following tables present summary historical consolidated financial data of KMOC for the years ended December 31, 1998, 1999 and 2000 and the three months ended March 31, 2000 and 2001 and balance sheet data at March 31, 2001 and as adjusted to give effect to this offering. For additional information, you should refer to "Selected consolidated financial data," "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                           Three months ended
                                             Year ended December 31,            March 31,
                                              1998       1999       2000       2000       2001
                                                 (in thousands, except per share data)
----------------------------------------------------------------------------------------------
Income statement data

Revenues................................  $  8,964   $ 22,798   $ 72,394   $ 10,167   $ 19,544
Production expenses.....................    (6,127)    (2,260)    (4,409)      (626)    (1,809)
Transportation and export expenses......    (1,203)    (2,767)   (13,742)    (1,385)    (4,028)
General and administrative expenses.....    (9,387)    (8,373)   (12,347)    (2,472)    (3,832)
Exploration expenses....................    (1,729)    (1,421)      (632)        --         --
Taxes other than income taxes...........    (1,420)    (3,946)    (9,954)    (1,239)    (2,496)
Depreciation, depletion and
  amortization..........................    (1,075)    (3,584)    (6,415)    (1,133)    (1,973)
Abandonment and impairment of proved
  property..............................        --     (7,000)        --         --         --
                                          --------   --------   --------   --------   --------
Income (loss) from operations...........   (11,977)    (6,553)    24,895      3,312      5,406
Net interest expense....................    (2,937)    (4,315)    (5,358)    (1,129)    (1,245)
Income (loss) from equity investment....    (1,125)     2,575      2,215        701        129
Other...................................     4,402        (22)      (462)      (251)      (317)
                                          --------   --------   --------   --------   --------
Income (loss) before income tax and
  minority interest.....................   (11,637)    (8,315)    21,290      2,633      3,973
Income tax benefit (expense)............      (233)     1,815     (7,002)      (493)      (302)
                                          --------   --------   --------   --------   --------
Income (loss) before minority
  interest..............................   (11,870)    (6,500)    14,288      2,140      3,671
Minority interest.......................      (645)        33     (1,169)      (159)      (278)
                                          --------   --------   --------   --------   --------
Net income (loss).......................  $(12,515)  $ (6,467)  $ 13,119   $  1,981   $  3,393
                                          ========   ========   ========   ========   ========
Net income (loss) per share
  Basic.................................  $ (52.27)  $ (24.49)  $  41.74   $   6.65   $   9.06
  Diluted...............................    (52.27)    (24.49)     36.67       5.76       8.28
Pro forma net income per share (1)
  Basic.................................                        $  43.82              $   9.91
  Diluted...............................                           39.78                  9.23

                                                                           Three months ended
                                             Year ended December 31,            March 31,
                                              1998       1999       2000       2000       2001
                                                             (in thousands)
----------------------------------------------------------------------------------------------
Other financial data

Adjusted total EBITDA (2)...............  $ (3,243)  $ 11,576   $ 38,289   $  6,375   $  8,463
Adjusted consolidated EBITDA (3)........    (7,065)     6,886     33,923      5,094      7,657
Net cash provided (used) by operating
  activities............................   (12,017)      (263)    20,446      2,997      7,172
Net cash used by investing activities...   (16,797)    (6,446)   (33,168)    (7,308)   (16,642)
Net cash provided by financing
  activities............................     4,944     20,000     35,932         --        186

                                              At December 31,                 At March 31, 2001
                                          1998        1999        2000      Actual   As Adjusted (4)
                                                             (in thousands)
----------------------------------------------------------------------------------------------------
Balance sheet data

Working capital....................  $  8,588    $ 24,454    $ 45,763    $ 39,687       $ 52,933
Cash and cash equivalents..........     6,160      19,180      42,401      33,087         57,410
Property, plant and equipment,
  net..............................   121,239     119,567     143,992     154,128        154,128
Total assets.......................   145,450     162,482     239,201     246,453        270,776
Total debt.........................    60,218      62,966      73,935      74,198          9,192
Total liabilities..................    84,848      85,849     106,608     109,593         43,515
Minority interest..................     3,383       3,350       4,519       4,797          4,797
Stockholders' equity...............    57,219      73,283     128,074     132,063        223,063

----------

(1) Gives effect to the sale of 120,082 shares (4,803,280 shares split-adjusted) in this offering, the number of shares that would be required to be issued to pay down our debt as described under "Use of proceeds," at an assumed initial public offering price of $600 per share ($15.00 per share split-adjusted).

(2) Adjusted EBITDA means income (loss) before minority interest plus interest expense, income tax expense, depreciation, depletion and amortization and includes our 22.3% indirect equity interest in Chernogorskoye's EBITDA. In 1999, Adjusted EBITDA excludes the effect of a one-time $7.0 million impairment charge. Adjusted EBITDA is presented because we believe it is a widely accepted financial indicator of an entity's ability to incur and service debt. However, Adjusted EBITDA should not be considered as an alternative to cash provided by operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with United States generally accepted accounting principles.

(3) Excludes Adjusted EBITDA from our 22.3% indirect equity interest in Chernogorskoye.

(4) Gives effect to the sale of 166,667 shares (6,666,667 split-adjusted) in this offering at an assumed initial public offering price of $600 per share ($15.00 per share split-adjusted) and our use of the net proceeds as described under "Use of proceeds."

--------------------------------------------------------------------------------

Risk factors

INVESTING IN SHARES OF OUR COMMON STOCK INVOLVES RISKS. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN SHARES OF OUR COMMON STOCK. ANY OF THE FOLLOWING RISKS COULD IMPAIR OUR BUSINESS, FINANCIAL CONDITION OR OPERATING RESULTS. THIS COULD CAUSE THE TRADING PRICE OF OUR COMMON STOCK TO DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATING TO OUR OPERATIONS

We are required to sell a significant portion of our oil in the Russian market, where prices have historically been lower than in the international market, which may affect our revenues.

The Russian government restricts exports of oil from Russia through an export quota system. In general, Russian oil producing companies are allocated a quota to export approximately 30% of their production. Historically, oil prices in the Russian market have been significantly lower than oil prices in the international market. It is possible that the Russian government may change the current mechanism for allocating export quotas or reduce the amount of export quota, requiring Russian oil producing companies to sell a higher proportion of their production on the domestic market. These factors may have an adverse effect on our revenues.

In previous years, KMNGG, our principal operating subsidiary, benefited from special export rights that allowed it to export 100% of its oil production. These special export rights expired, as expected, on December 31, 2000. We are now required to sell a portion of our production in the Russian oil market. As a result of this change, our historical financial information may not be representative of our future financial performance. The amount we are permitted to export is generally based upon our production in prior periods. In the first quarter of 2001, 55% of our sales were in the export market.

If we had not had the benefit of these special export rights in 2000, assuming that we had been required to sell 70% of our production in the Russian oil market and could have sold at average domestic prices, our revenues for 2000 would have decreased 30% and our net income would have decreased 64%. Assuming that we had been required to sell only 50% of our production in the Russian oil market and could have sold at average domestic prices, our revenues for 2000 would have decreased 21% and our net income would have decreased 46%. These figures assume that domestic oil sales would have been made at prices based on monthly average domestic oil prices as published by Kortes, a publisher of oil industry data in Russia. The decrease in revenues is driven by the differential between prevailing domestic and export oil prices, which tend to be lower on the domestic market. The decrease in our net income is also affected by the prevailing levels of export duty and transport tariffs, which are assessed on export sales but not domestic sales, and revenue-based taxes, all of which have varied over time. Accordingly, the preceding information does not purport to reflect what our revenues or net income would have been had our special export rights expired at the beginning of 2000 or what the impact of the expiration of these rights will be for any future period.

Our operations depend largely on the availability, quality and cost of services provided by third parties. Interruptions or disruptions could result in a delay in our operations and a decline in our profits.

We depend on third parties at various stages of our operations, including drilling, processing and accessing the export pipeline operated by Transneft. As a result, we may be subject to interruptions or

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10

Risk factors
--------------------------------------------------------------------------------

disruptions in, or increasing costs or changed terms for, services provided by third parties. Moreover, these third parties may not satisfy our needs as we continue to grow. In addition, with respect to services such as processing facilities, availability of qualified suppliers is limited and some available service providers are affiliated with our competitors. Any interruptions by or disruptions of our service providers and any increase in our costs for these services could result in increased expenses, delays in our operations and a decline in our profits.

Our success is contingent on the ability of our management team to manage our growth and development effectively.

We have experienced rapid growth in a relatively short period of time and we expect this to continue as we increase production and pursue acquisition opportunities that may become available. Although we were incorporated in 1993, our current size and profile are largely a product of our acquisition of KMNGG in the second half of 1997. Managing this growth requires, among other things, stringent control of our financial systems and operations, continued development of our management controls, and attracting and training new personnel. Our success is dependent on the ability of our management to operate our now larger business and to manage the ongoing changes from accelerated growth and potential future acquisitions. Failure to manage our growth and development effectively could have a material adverse effect on our revenues and results of operations.

Stock ownership by executive officers and directors provides them with substantial influence over matters requiring a vote of stockholders.

Immediately after this offering is completed, our executive officers and directors, and entities affiliated with them, will, in the aggregate,
beneficially own approximately       % of our outstanding common stock. See
"Principal and selling stockholders." As a result, these stockholders, if they act together, could exercise substantial influence over the election of directors and other matters requiring a vote of stockholders. This concentrated ownership might delay or prevent a change in control and may impede or prevent transactions in which stockholders might otherwise receive a premium for their shares.

Severe weather conditions could impede our development and affect our operations.

The climate and topography of the Khanty Mansiysk region, coupled with the current lack of developed access roads to our fields, limit access to our fields and facilities during certain times of the year. During the summer and early fall, our fields are partially flooded and our operating capacity is more limited. If warmer weather starts earlier or ends later in the year, then our operating capacity is more limited than normal. For example, due to unseasonably warm weather in November and December 1999, the commencement of our 2000 investment program was delayed. Unusually warm or severe weather conditions could impede our development plan for our fields and facilities and otherwise negatively impact our results of operations.

Our licenses may be suspended, amended or revoked prior to their expiration.

The licensing regime for the development and production of oil and gas is governed primarily by the Federal Russian Subsoil Law and regulations. We currently conduct our operations under nine production licenses held by our subsidiaries, KMNGG, open joint stock company "Nazimgeodobycha" or NGD, and open joint stock company Paitykh Oil. In addition, Chernogorskoye, the joint venture in which we hold an indirect 22.3% interest, holds one production license.

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                                                                              11

Risk factors
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We have received notification from the authorities in the Khanty Mansiysk
Autonomous Okrug that KMNGG, NGD and Paitykh Oil are not in compliance with many of the terms of our licenses. We have been negotiating with federal and regional officials with regard to our plans to bring us into compliance with our licenses, but we cannot be sure that such negotiations would result in an agreement on mutually acceptable remedial actions. Accordingly, it is possible that the failure to reach any such agreement could result in one or more of our licenses being revoked, suspended or limited.

We may not be able to, or may voluntarily decide not to, comply with the license requirements for some or all of these license areas. If we fail to completely fulfill the specific terms of any of our licenses or if we operate in the license areas in a manner that violates Russian laws, government regulators may impose fines on us or suspend, amend or terminate our licenses, any of which could have an adverse effect on our operations and the value of our assets, or cause our stock price to decline.

We have limited control over Chernogorskoye.

We currently hold our interest in Chernogorskoye through an indirect participation in a joint venture in the form of a Russian limited liability company. Since we hold a 22.3% indirect equity interest in Chernogorskoye, we have limited ability to:

-   control the operations of the Chernogorskoye field;

-   manage and operate the business;

-   determine and declare cash distributions;

-   select management;

-   perform financial and operational audits; and

-   determine compliance with licenses.

Under the Russian Law on Limited Liability Companies, effective March 1998, our indirect interest may be repurchased by Chernogorskoye, at fair market value, upon a judicial determination that the partnership through which we hold our indirect interest has grossly violated its obligations under applicable law or under Chernogorskoye's corporate documents, or that its actions or omissions make it impossible to carry on the business of the venture. A repurchase of our indirect interest by Chernogorskoye may result in a reduction of our net income. In addition, under Russian law, a participant in a Russian LLC may withdraw at any time without the consent of the other participants and demand return of the assets contributed or payment of the fair market value of its share in the LLC. A withdrawal by the Russian partner in Chernogorskoye could affect the ability of Chernogorskoye to continue operations and/or cause Chernogorskoye to use limited assets or resources to pay the withdrawing partner its fair share in the LLC.

Our ability to receive dividends from our principal operating subsidiary, KMNGG, is restricted.

Under KMNGG's charter, the holders of its Class A preferred shares are entitled to a fixed annual non-cumulative dividend in any year that KMNGG declares dividends on its common stock. The annual dividend payable on each preferred share is calculated by dividing 10% of KMNGG's net profit, as defined under Russian statutory accounting, for the relevant year by the number of issued and outstanding Class A preferred shares. However, if the amount of the annual dividend paid by KMNGG in a certain year on each share of common stock exceeds the amount of the dividend due on

--------------------------------------------------------------------------------
12

Risk factors
--------------------------------------------------------------------------------

each Class A preferred share, the amount of the dividend payable to each Class A preferred share will be increased up to the dividend payable on shares of common stock of KMNGG. We currently hold approximately 41% of the outstanding Class A preferred shares of KMNGG.

Minority stockholders in KMNGG may exercise rights that could limit our ability to operate our business efficiently.

KMNGG currently has over 2,000 minority stockholders that represent, in the aggregate, 4.1% of the outstanding stock of KMNGG. Applicable Russian law grants such minority investors special rights that may allow them to veto or block certain actions that we may otherwise want to take. For example, transactions with interested parties or affiliates, which include agreements among our various subsidiaries for the marketing and export of our oil and for the transfer of funds, technology or employees among our subsidiaries, may require approval by disinterested directors and/or stockholders. We have in the past engaged in transactions between KMNGG and its affiliates for all these purposes and we intend to continue to engage in similar transactions in the future. The disinterested minority stockholders of KMNGG might not approve such transactions in the future. Failure to obtain approvals from the minority stockholders could limit our ability to operate our business efficiently.

We relinquished a license and may be subject to penalties, fines or other regulatory actions with respect to such license relinquishment.

We have relinquished the license to the Salym field, which we held through KMNGG. We initiated the relinquishment process after having concluded that continued commercial production from the Salym field was not viable given its production risks and high ongoing production and development costs. We have no further production obligations with respect to the Salym field, but we continue to be responsible for the supervision, control and maintenance of the abandoned and suspended wells on the field until such time as the rights to develop the field are transferred to a new owner. In addition, the regulatory authorities have agreed to our relinquishment of the license, but it is possible that further regulatory action could be taken against us with respect to such relinquishment and that the outcome of any such regulatory action could result in us incurring penalties, fines or other extraordinary expenses.

RISKS RELATING TO THE RUSSIAN FEDERATION

Continuing political instability could adversely affect our production and cause our stock price to be volatile.

Since the dissolution of the Soviet Union in December 1991, Russia has experienced significant political transformation, resulting in a generally unstable political climate characterized by:

- frequent changes in government at the federal level, including six different prime ministers during the last three and a half years;

-   inability of the legislature to pass adequate and timely legislation;

- significant disagreements among various federal authorities and between federal and local authorities; and

-   widespread corruption.

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                                                                              13

Risk factors
--------------------------------------------------------------------------------

Continuing political instability could disrupt the operation of businesses in Russia, including our business, and discourage foreign and local investment and spending, which could adversely affect our production and cause our stock price to be volatile.

Russian laws and regulations may be changed in ways that negatively impact our operations and revenues.

The Russian legal system and the body of laws on private enterprises continue to experience frequent changes. The legislature, federal or local regulators, or the president may issue new edicts, decrees, laws or regulations adversely affecting our business, including:

-   increasing state control over the activities of private companies;

-   restricting exports of oil;

-   increasing tariffs on oil exports;

- increasing governmental control over, or imposing limitations or restrictions on foreign investment, imports and foreign personnel employed in the business;

- increasing financial and currency controls relating to mandatory conversion of export proceeds and repatriation of profits;

-   imposing limits on dividends and other payments;

-   increasing protection of state-owned companies;

- increasing anti-monopoly controls that may limit our ability to consummate certain acquisitions; and

- raising the standards of environmental regulations to conform to more stringent international standards that may subject us to increased costs and expenses. For example, if federal, regional or local authorities enact more stringent environmental regulations, we may have to curtail or cease entirely our gas flaring practices.

Russia's developing legal system creates a number of uncertainties for our business.

The following aspects of Russia's legal system create uncertainty with respect to many of the legal and business decisions that we make:

- inconsistencies among laws, presidential decrees and ministerial orders, and among local, regional and federal legislation and regulations;

- decrees, resolutions and regulations adopted without clear constitutional or legislative basis by governmental authorities and agencies with a high degree of discretion;

- substantial gaps in the regulatory structure created by the delay or absence of implementing regulations for certain legislation;

- the lack of judicial and administrative guidance on interpreting applicable rules and the limited precedential value of judicial decisions;

- a judiciary with limited experience in interpreting and applying market-oriented legislation and vulnerable to economic, political and nationalistic influences; and

-   weak enforcement procedures for court judgments.

--------------------------------------------------------------------------------
14

Risk factors
--------------------------------------------------------------------------------

We cannot predict how taxes affecting our business will be applied.

Over the last ten years, the Russian taxation system has been subject to frequent, arbitrary and radical changes and the system will likely continue to change. During the limited history of the current tax regulation, it has been subject to varying interpretations and inconsistent enforcement at the federal, regional and local levels. Therefore, we are unable to predict the impact of the Russian taxation system on our business. Current taxes may be increased, and additional sources of revenue or income, or other activities, may be subject to new taxes, charges or similar fees in the future. Any such increase in taxes, charges or fees that we may be subject to could reduce our net profits.

Failure by our subcontractors or us to receive permits and authorizations or properly perform work could delay our investment program and reduce our cash flow.

The business environment in Russia is highly bureaucratic. To comply with the terms of our licenses and authorizations, and to operate our business as currently contemplated, we are required to obtain permits or approvals to conduct our operations, such as land allotments, approvals of design and feasibility studies, pilot projects and development plans, and for the construction of any facilities on site. We obtain these permits regularly based on our operations. It is possible that we may not obtain all required permits. Further, implementation of our commitments under the licenses are sometimes contingent on proper and timely performance of certain work by our subcontractors, such as the performance of subcontracted drilling, workover and technical and geophysical services. Such subcontractors may not perform their contractual obligations properly. Failure by our subcontractors or us to receive permits and authorizations or properly perform work could delay our investment program and reduce our cash flow.

Russia's current laws regulating expropriation and nationalization may not adequately protect our investments.

Russian legislation on foreign investment currently provides for fair compensation upon expropriation and nationalization of assets by the Russian government; however, this legislation is recent, and there is a limited history of its enforceability. It is possible that such protection may not be enforced or that the compensation that we would receive under any such expropriation or nationalization may not be sufficient to compensate our losses. In addition, further restrictions of, or limitations on, foreign investments in the oil industry could be imposed.

Negative economic developments in Russia may adversely affect our business, results of operations and the price of our stock.

All of our productive assets are located in Russia. As a result, our business historically has been influenced by the general condition of the Russian economy, the periodic devaluation of the rouble, Russian inflation and severe fluctuations of interest rates. The Russian economy remains volatile and continues to be affected by political instability. Recurrence of these or similar events may adversely affect our business, financial condition or results of operations, and cause our stock price to decline. The Russian government defaulted on its internal debt in 1998, and it remains vulnerable to future defaults on both internal and external debt, which may reduce our ability to access capital markets.

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                                                                              15

Risk factors
--------------------------------------------------------------------------------

Because we are required to repatriate our proceeds from export sales into Russia and to convert 75% of such proceeds into roubles, and because we have revenues from sales denominated in roubles, we face significant currency risks.

We sell oil on both the export market and the domestic Russian market. Our oil export revenues are denominated in foreign currencies, while domestic sales revenues are denominated in roubles. However, we are currently required to repatriate 100% of our proceeds from export sales back into Russia and to convert 75% of such proceeds into roubles. The percentage of proceeds we are required to convert into roubles may be increased or decreased from time to time by the Russian authorities.

The rouble is not convertible outside Russia, so the ability to hedge against fluctuations by converting to other currencies is significantly limited. Within Russia, our ability to convert roubles into other currencies is subject to rules and procedures that increasingly restrict the purposes for which conversion and payment in foreign currencies are allowed. In addition, because of the limited development of the foreign currency market in Russia, we may experience difficulty converting roubles into other currencies.

Significant fluctuations in the rouble relative to the U.S. dollar may adversely affect our results of operations.

We may be unable to recover funds from our Russian subsidiaries.

From time to time, we transfer funds, including a portion of the proceeds from this offering, to our Russian subsidiaries in the form of loans, advances or equity contributions. The devaluation or fluctuation of the rouble or the institution of further restrictions on certain foreign exchange payments could negatively affect our ability to convert roubles into foreign currency and to transfer foreign exchange payments out of Russia, including any amounts owed to us by any of our Russian subsidiaries under intercompany loans or dividends declared or distributed by our Russian subsidiaries to us. Therefore, our subsidiaries may not be able to pay us principal or interest on such loans or advances or distribute dividends to us without incurring significant costs, expenses, fees or charges.

The weakness of the Russian banking system could adversely affect our ability to manage cash flows.

During the August 1998 Russian financial crisis, which severely affected the Russian banking system, many banks in Russia suffered liquidity problems and some became insolvent or are in the process of being liquidated. As a result, it became increasingly difficult to transfer money between regional banks and Moscow banks. The Russian banking system has not fully recovered and these or similar events could occur in the future. If Russian banks become insolvent, or if it becomes increasingly difficult for Moscow-based banks to transfer funds to other regional banks, then our ability to manage cash flows could be adversely affected.

We currently transport all of our production through a state-owned pipeline monopoly system that controls our transportation costs and access to transportation facilities.

Approximately 90% of the oil produced in Russia is transported by Transneft. Transneft's policies are dictated by a variety of government agencies. Transneft, together with such governmental agencies, controls our access to transportation facilities within Russia and the costs associated with the transportation of our oil. If Transneft refused or was unable to transport all or a portion of our oil, or

--------------------------------------------------------------------------------
16

Risk factors
--------------------------------------------------------------------------------

if tariffs we pay for the transportation of our oil were raised, our revenues and our results of operations would be materially adversely affected.

The quality of oil credited to us in the export pipeline may decline, which would decrease the price at which we could sell our oil.

The oil we produce enters the Transneft pipeline and is blended with oil produced by other oil companies transporting their oil through Transneft. The sales we and all such other oil companies make in the export market are of the oil blend that results from the combination of different types and qualities of oil so produced, the Urals blend or Siberian Light, both of which typically are of a lower quality than our oil. Therefore, the price we get for our oil is lower than the price we could get for oil of the same quality if we could transport our oil independently of Transneft. The composition of the blend of oil sold into the market through the Transneft pipeline may change, which could reduce the marketability of the oil we produce. Any such change could have a material adverse effect on our revenues.

Official data available in Russia may not be accurate.

The official data published by the Russian government are substantially less complete and reliable than similar data available in the United States and Western Europe. We cannot be certain that the information we obtained from Russian government sources and included in this prospectus is reliable. When reading this prospectus, you should keep in mind that the Russian data and statistics we have included could be incomplete or erroneous. In addition, as there are no current and reliable official data regarding the Russian oil industry, we have relied, without independent verification, on publicly available information. This includes press releases and filings under the U.S. securities laws, as well as information from various private publications, some or all of which could be based on estimates or unreliable sources.

Challenges to the prior transfers of KMNGG shares, including its privatization, may threaten our ownership of KMNGG.

KMNGG was privatized in 1995 and 1996 pursuant to Russian privatization rules in effect at the time, including a series of investment tenders, which required the initial purchasers of shares to make substantial investment commitments in accordance with specified schedules. In August 1998, KMNGG received official confirmation of the fulfillment of all stages of these investment programs. Notwithstanding this confirmation, the Russian government or any other interested party may challenge KMNGG's privatization on grounds of technical violations of procedures for completion of investment obligations or conduct of privatization tenders. In addition, any transactions involving KMNGG shares prior to our purchase of those shares may also be challenged. Any such challenges, if successful, could pose a risk to our interest in KMNGG and may therefore cause us to lose all or a portion of our interest in our two most productive fields.

Acquisition or holding of KMOC shares by Russian citizens may be challenged by Russian authorities under Russian law.

Any direct or indirect acquisition of or interest in KMOC shares by Russian citizens, without Central Bank permission if required, may be subject to challenge by Russian authorities under Russian law. Any successful challenge to the acquisition or holding of such shares may cause such shares to be forfeited to the Russian state under Russian law. The occurrence of any such forfeiture may be

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                                                                              17

Risk factors
--------------------------------------------------------------------------------

perceived negatively by prospective purchasers of our common stock and could have an adverse effect on the liquidity and price of our shares.

The U.S. Foreign Corrupt Practices Act may put us at a disadvantage in operating in Russia.

The United States Foreign Corrupt Practices Act makes it illegal for us to give anything of value to foreign officials to obtain or retain any business or other advantage. Many of our current and potential competitors are not subject to these anti-bribery restrictions of the Foreign Corrupt Practices Act. As a result, we may be subject to competitive disadvantages to the extent that our competitors are able to secure buyers, licenses, contractors or preferential treatment by making such payments.

Any U.S. judgments or arbitral awards you may obtain against us may not be enforceable in Russia.

Some of our directors and executive officers and certain of the experts named in this prospectus reside in Russia. All or substantially all of our assets and the assets of such persons are located in Russia. Judgments obtained in U.S. courts, including those with respect to federal securities law claims and arbitration awards obtained outside of Russia, may not be enforceable in Russia. Therefore, any U.S. court judgment or arbitration award obtained against us or any such persons may not be enforceable in Russia.

Unilateral or multilateral sanctions imposed by the U.S. or other countries on Russia or Belarus may affect our activities in Russia.

As a U.S. company operating in Russia and from time to time transporting oil through Belarus, we could be affected by sanctions, embargoes, restraints of trade, or proscriptions which may be imposed by the U.S. government or multilateral governmental entities against Russia or Belarus. Such sanctions may include restrictions on capital investment, technology transfers, travel by U.S. citizens and other activities. If implemented, such sanctions could have a material adverse effect on our revenues and operations.

RISKS RELATING TO THE OIL INDUSTRY

Oil price declines and volatility could adversely affect our revenues, cash flows and profitability.

Our revenues, profitability and future rate of growth depend substantially upon the prevailing prices of oil. Prices for oil fluctuate widely. Factors that can cause this fluctuation include:

-   changes in the supply of and demand for oil;

-   market uncertainty;

-   weather conditions;

-   domestic and foreign governmental regulations;

-   the price and availability of alternative fuels;

-   changes in technology and industrial structure;

--------------------------------------------------------------------------------
18

Risk factors
--------------------------------------------------------------------------------

- ability of the members of OPEC to agree upon and maintain specified levels of production and prices;

-   political and economic conditions in oil producing countries; and

-   overall economic conditions.

At times, excess supplies have depressed oil prices. Any substantial decline or extended low levels of oil prices would have a material adverse effect on our financial condition, liquidity and results of operations. Lower prices may also reduce the amount of oil that we can produce economically. Our sales are not made pursuant to long-term fixed price contracts. We have not engaged in any hedging transactions to reduce the impact of fluctuations of oil prices on our company, and we are not certain that any such hedging transactions that are available to us can adequately protect us from fluctuations in the prices of oil.

Reserve estimates are inherently uncertain. Any material variances from our underlying assumptions, such as the discount rate used, could cause the quantities and net present value of our reserves to be overstated.

There are numerous uncertainties inherent in estimating quantities of proved reserves, including many factors beyond our control, that could cause the quantities and net present value of our reserves to be overstated. The reserve information set forth in this prospectus represents estimates based on reports prepared by independent petroleum engineers. Petroleum engineering is not an exact science. Estimates of economically recoverable oil reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, any of which may cause these estimates to vary considerably from actual results, such as:

- historical production from the area compared with production from other producing areas;

- assumed effects of regulation by governmental agencies and assumptions concerning future oil prices;

-   future operating costs;

-   severance and excise taxes and royalties;

-   capital expenditures; and

-   workover and remedial costs.

Estimates of reserves based on risk of recovery and estimates of expected future net cash flows prepared by different engineers, or by the same engineers at different times, may vary substantially. Actual production, revenues and expenditures with respect to our reserves will likely vary from estimates, and the variance may be material. The net present values referred to in this prospectus should not be construed as the current market value of the estimated reserves attributable to our properties. The estimated discounted net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate, whereas actual future prices and costs may be materially higher or lower. Please see "Business--Oil Reserves" for a discussion of our proved reserves.

As most of our reserve estimates are not based on a lengthy production history and are calculated using volumetric analysis, these estimates are less reliable than estimates based on a lengthy production history. We cannot be certain of the actual volume of recoverable reserves that will be realized from our wells because our estimates with respect to the proved reserves and levels of future production attributable to these wells are difficult to determine and are based on limited information.

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

As of December 31, 2000, approximately 87% of our estimated proved reserves were undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve data assumes that we will make significant capital expenditures to develop our reserves. Our estimates of our oil reserves and the costs associated with these reserves may not be accurate, development may not occur as scheduled and actual results may not be as estimated.

Our reserves as of December 31, 2000 were estimated by Ryder Scott using a net export oil price of $20.33 per barrel based on a year-end Dated Brent price of $22.75 per barrel and a $2.42 per barrel discount. We did not have any domestic sales in 2000. However, the domestic oil price for purposes of calculating present value was estimated using Chernogorskoye data at $16.33 per barrel, after deduction of value-added taxes and before excise taxes. For purposes of estimating the present value of estimated future net cash flows of our proved reserves, Ryder Scott assumed, based on information provided by us, that during the year 2001 we would export 50% of our production and sell 50% in the Russian market, and that during the year 2002 and subsequent years, we would export 30% of our production and sell 70% in the Russian market. However, it is possible that this allocation of sales between the export and the domestic markets may not be achieved.

Our industry experiences numerous operating risks. Insurance may not be adequate to protect us against all these risks.

The oil business involves a variety of operating risks, including:

-   fires and explosions;

-   uncontrollable flows of oil and formation water;

-   natural disasters; and

- environmental hazards such as oil spills, pipeline ruptures and discharges of toxic gases.

If any of these events occur, we could incur substantial losses as a result of:

-   injury or loss of life;

- severe damage to and destruction of property, natural resources and equipment;

-   pollution and other environmental damage;

-   regulatory investigation and penalties;

-   clean-up responsibilities;

-   suspension of our operations;

-   repairs to resume operations; and

-   loss of productive energy.

Some of our licenses require certain minimum insurance of oil exploration and development operations in accordance with Russian statutory standards. We maintain insurance against some, but not all, potential risks and losses affecting our operations. Our insurance may not be adequate to cover all of our losses or liabilities. Also, we cannot predict the continued availability of insurance at current cost. Other than in connection with Chernogorskoye, we currently have no insurance coverage for any losses in connection with property damage or environmental hazards.

--------------------------------------------------------------------------------
20

Risk factors
--------------------------------------------------------------------------------

Our operations are subject to numerous risks related to oil drilling and production activities.

Oil drilling and production activities are subject to numerous risks, including the risk that no commercially productive oil reserves will be found. The cost of drilling and completing wells is often uncertain. Oil drilling and production activities may be shortened, delayed or canceled as a result of a variety of factors, many of which are beyond our control. These factors include:

-   unexpected drilling conditions;

-   pressure or irregularities in formations;

-   equipment failures or accidents;

- shortages in experienced labor or shortages or delays in the delivery of equipment;

-   blowouts and surface cratering;

-   pipe or cement failures;

-   casing collapse; and

-   embedded oil field drilling and service tools.

Most of our competitors have greater resources than we do, which could put us at a competitive disadvantage.

Large vertically integrated oil and gas companies operating in Russia and in the Khanty Mansiysk region have been operating for extended periods of time and have access to financial, infrastructure and other resources to a larger extent than we do. We compete with such larger oil and gas companies for the equipment, labor and capital required to develop and operate our properties. Our competitors have an impact on our access to such resources which may put us at a disadvantage. We also compete for the acquisition of oil licenses and properties. The ability of our competitors to access resources that we cannot access may prevent us from acquiring additional licenses and properties and from replacing or increasing our reserves. In addition, to the extent we sell all or a portion of our production in the Russian market, we compete for potential buyers, such as refineries, some of which may be owned by our competitors.

Our failure to replace our reserves would adversely affect our production and cash flows.

Our future oil production depends on our success in finding or acquiring additional reserves. In general, production from oil properties declines as reserves are depleted, with the rate of decline depending on reservoir characteristics. Our total proved reserves decline as reserves are produced unless we conduct other successful exploration and development activities or acquire properties containing proved reserves, or both. Our ability to make the necessary capital investment to maintain or expand our asset base of oil reserves would be impaired to the extent cash flow from operations is reduced and external sources of capital become limited or unavailable. Drilling activities can result in dry wells and wells that are productive but are not economical after operating and other costs. If we are not successful in exploring for, developing or acquiring additional reserves, our future results of operations and financial condition will be adversely affected.

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------

RISKS RELATING TO AN INVESTMENT IN OUR SHARES OF COMMON STOCK

Because we do not expect to pay dividends on our common stock, you will not have on-going cash flow from your investment.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any payment of future dividends and the amounts thereof will depend upon our earnings, financial requirements and other factors deemed relevant by our board of directors. In addition, the Russian government may further devalue its currency, restrict our ability to purchase or maintain foreign currency or take other actions that may restrict our ability to declare and pay dividends. Investors who anticipate a need for regular cash flow from their investments should not purchase shares of our common stock. See "Dividend policy."

You will suffer immediate and substantial dilution.

We expect the initial public offering price of our shares to be substantially higher than the book value per share of the outstanding common stock. Accordingly, investors purchasing shares of common stock in this offering will:

- pay a price per share that substantially exceeds the value of our assets after subtracting liabilities; and

- contribute 38% of the total amount invested to date to fund us, but will own only 31% of the shares of common stock outstanding.

To the extent outstanding stock options or warrants are exercised, there will be further dilution to new investors.

A substantial amount of our shares will be eligible for sale shortly after this offering. This could cause the market price of shares of our common stock to decline significantly.

If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock could fall. These sales also might make it more difficult for us to sell equity or equity-related securities at a time and price that we deem appropriate.

Of the shares of our common stock outstanding upon completion of this offering, shares held by existing stockholders would be eligible for resale in compliance with Rule 144 under the Securities Act subject, in the case of substantially all of such stockholders, to contractual restrictions with the underwriters that prevent them from being sold until 180 days after the date of this prospectus without the prior written consent of the underwriters. See "Shares eligible for future sale" for a more detailed discussion of shares that will be eligible for resale following this offering.

We have anti-takeover defenses that could delay or prevent a takeover that stockholders may consider favorable.

Provisions of our certificate of incorporation, bylaws and Delaware law could have the effect of delaying, deterring or preventing a merger, acquisition or other change of control of KMOC even if such change of control would be beneficial to us or our stockholders. For example, after the offering:

- our board of directors will be divided into three classes, the members of which serve three-year terms;

--------------------------------------------------------------------------------
22

Risk factors
--------------------------------------------------------------------------------

- we may issue up to 4,720 shares of preferred stock, with rights, terms and preferences determined by our board of directors;

- our stockholders may take action only at a stockholders meeting, and may not take action by written consent;

- our stockholders must give 90 days notice of an intent to nominate a person to our board of directors; and

- Section 203 of the Delaware General Corporation Law provides that a person who owns 15% of our common stock, or any affiliate or associate of such person, is an interested stockholder and that an interested stockholder must receive a vote of 66 2/3% of our shares not owned by the interested stockholder to engage in a merger or other business combination with us.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Forward-looking information

Some of the statements that we make under "Prospectus summary," "Risk factors," "Management's discussion and analysis of financial condition and results of operations," "Business" and elsewhere in this prospectus constitute forward-looking statements. These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by any of our forward-looking statements. Some of these factors are listed under "Risk factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "intends," "believes," "estimates," "predicts," "potential" or "continue" or the negative of these terms or other comparable terminology. These statements are only predictions. Actual events or results may differ materially. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievement. Except as required by law, we undertake no obligation to update publicly any forward-looking statements for any reason after the date of this prospectus or to conform these statements to actual results or to changes in our expectations.

Additional information

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information or to provide representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus may be used only where it is legal to sell these securities. The information in this prospectus is only accurate on the date of this prospectus. In this prospectus, all references to "we," "us," "our" and "KMOC" refer to Khanty Mansiysk Oil Corporation and its subsidiaries, unless the context otherwise requires or it is otherwise indicated. Our principal and executive offices are located at Carnegie Hall Tower, 152 West 57th Street, 29th Floor, New York, NY 10019. Our telephone number at that location is (212) 245-5544.

References in this prospectus to "dollars," "U.S. dollars," "$" or "U.S.$" are to the lawful currency of the United States. References in this prospectus to "roubles" or "Rbls" are to the lawful currency of the Russian Federation.

--------------------------------------------------------------------------------
24

--------------------------------------------------------------------------------

Use of proceeds

We estimate that we will receive net proceeds from this offering, after deduction of the underwriters' discounts and our estimated offering expenses, of approximately $91 million, or $106 million if the underwriters exercise their over-allotment option in full. This assumes an initial public offering price of $15.00 per share, which is the midpoint of the range listed on the cover page of this prospectus. We will use approximately $56 million to redeem the $55 million principal outstanding under the 10% senior notes and to pay accrued interest on them in accordance with their terms. The 10% senior notes become due and payable 15 days after the date of the closing of this offering. We also intend to use approximately $10 million to redeem the outstanding principal amount under the Series A subordinated note and to pay accrued interest on it in accordance with its terms. See "Other securities."

The remaining proceeds of this offering, approximately $24 million, will be provided to our Russian subsidiaries to be used for capital expenditures in connection with our development program for the years 2001 and 2002, for general corporate purposes or to pursue acquisition opportunities that may become available to us.

We will not receive any proceeds from sales of our common stock by selling stockholders.

Our management will retain broad discretion in the allocation of the net proceeds of this offering. You will not have the opportunity to evaluate the economic, financial or other information upon which we base our decisions on how to use the proceeds. Pending these uses, the net proceeds of this offering will be invested in short-term, investment grade securities.

Dividend policy

We currently intend to retain any future earnings and, therefore, do not expect to pay any cash dividends in the foreseeable future. The holders of our common stock will share proportionately on a per share basis in all dividends and other distributions to stockholders declared by our board of directors, subject to the preferential rights of the holders of any preferred stock outstanding at the time.

Our declaration of dividends is subject to the discretion of our board of directors. Our board of directors will take into account such matters as general business conditions, our financial results, capital requirements, contractual, legal and regulatory restrictions on the payment of dividends by us to our stockholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant. Because we currently generate all of our cash from operations of our subsidiaries, our ability to declare and distribute cash dividends will depend significantly on the ability of our subsidiaries to declare and distribute cash dividends to us or repay loans or advances made to them by us. See "Risk factors--Risks Relating to Our Operations--Our ability to receive dividends from our principal operating subsidiary, KMNGG, is restricted" and "--Risks Relating to the Russian Federation--We may be unable to recover funds from our Russian subsidiaries" for a discussion of risks associated with the transfer of funds from our Russian subsidiaries to us.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Capitalization

The following table sets forth our capitalization as of March 31, 2001, on an actual basis and as adjusted to give effect to this offering and the application of the assumed net proceeds from this offering as described under "Use of proceeds." This table should be read together with "Use of proceeds," "Management's discussion and analysis of financial condition and results of operations," "Description of capital stock," and our consolidated financial statements and related notes included elsewhere in this prospectus.

                                                                 As of March 31, 2001
                                                                  Actual     As adjusted
                                                                (in thousands, except
                                                                     share data)
----------------------------------------------------------------------------------------
Cash and cash equivalents...................................  $  33,087      $  57,410
                                                              ---------      ---------
Short-term debt (including Series A subordinated note)......  $  10,198      $     192
                                                              ---------      ---------
Long-term debt:
  10% senior notes..........................................  $  55,000      $      --
  Series B subordinated note................................      8,940          8,940
  Other long-term debt......................................         60             60
                                                              ---------      ---------
    Total long-term debt....................................     64,000          9,000
                                                              ---------      ---------
Minority interest...........................................      4,797          4,797
Stockholders' equity:
  Preferred stock, no par value (authorized--5,000 shares;
    issued and outstanding--280 shares (actual and as
    adjusted)) (1)..........................................        280            280
  Common stock, no par value (authorized actual--725,000
    shares; authorized as adjusted--100,025,000; issued and
    outstanding actual--374,509 shares; issued and
    outstanding, as adjusted--21,647,027) (1)...............         --             --
  Additional paid-in capital................................    160,471        251,471
  Deferred compensation.....................................        (71)           (71)
  Accumulated deficit.......................................     (6,278)        (6,278)
  Common shares held in treasury, at cost (actual--52,468
    shares; as adjusted--2,098,720 shares)..................    (22,339)       (22,339)
                                                              ---------      ---------
  Total stockholders' equity................................    132,063        223,063
                                                              ---------      ---------
    Total capitalization....................................  $ 200,860      $ 236,860
                                                              =========      =========

----------

(1) In January 2000, our stockholders resolved that upon a determination by our board of directors to proceed with this offering, the authorized number of shares of preferred stock would be 5,000,000 and the authorized number of shares of common stock would be 100,025,000, without any further action by stockholders.

--------------------------------------------------------------------------------
26

--------------------------------------------------------------------------------

Dilution

Our net tangible book value as of March 31, 2001 was approximately
$131.8 million, or $8.80 per share of our common stock. Net tangible book value per share represents the amount of our total tangible assets minus our total liabilities, divided by the 14,980,360 shares of our common stock that were outstanding on March 31, 2001. After giving effect to the sale of 6,666,667 shares of our common stock in this offering at an assumed initial public offering price of $15.00 per share, which is the midpoint of the range listed on the cover page of this prospectus, our net tangible book value on March 31, 2001 would have been approximately $196.8 million, or $9.09 per share. This represents an immediate increase in net tangible book value of $0.29 per share to our existing stockholders and an immediate dilution of $5.91 per share to new investors who purchase our common stock in this offering at the assumed initial public offering price. The following table shows this immediate per share dilution:

Assumed initial public offering price per share.............           $15.00
    Net tangible book value per share on March 31, 2001,
    before giving effect to this offering...................  $ 8.80
    Increase in net tangible book value per share
    attributable to this offering...........................           $ 0.29
Pro forma net tangible book value per share on March 31,
  2001, after giving effect to this offering................           $ 9.09
Dilution in pro forma net tangible book value per share to
  new investors.............................................           $ 5.91

The following table summarizes, as of March 31, 2001, the differences between the average price per share paid by our existing stockholders and by new investors purchasing shares of common stock in this offering at an assumed public offering price of $15.00 per share, before deducting the estimated underwriters' discounts and commissions and offering expenses payable by us:

                                                       Shares purchased      Total consideration    Average price
(Thousands of dollars, except as indicated)              Number    Percent      Amount    Percent       per share
-----------------------------------------------------------------------------------------------------------------
Existing stockholders.............................  14,980,360       69%     $160,471(1)    62%            $10.71
                                                    ----------      ---      --------      ---         ----------
New investors.....................................   6,666,667       31%      100,000       38%             15.00
                                                    ----------      ---      --------      ---         ----------
Total.............................................  21,647,027      100%     $260,471      100%
                                                    ==========      ===      ========      ===

------------
(1)  Does not give effect to purchase price of treasury shares.

This discussion and table does not assume:

- the issuance of 3,560,880 shares of common stock issuable upon the exercise of employee and director stock options with a weighted average price of $10.84 per share;

- the issuance of 96,000 shares of common stock issuable upon the exercise of options with an exercise price of $0.03 per share issued to a financial advisor in connection with the purchase of our 22.3% indirect equity interest in Chernogorskoye; and

- the issuance of 4,888,680 shares of common stock issuable upon the exercise of warrants with an exercise price of $11.25 per share issued in connection with the issuance of the 10% senior notes, in each case outstanding as of the date of this prospectus.

If the underwriters fully exercise their over-allotment option, the number of shares of common stock held by existing holders will be reduced to 66% of the aggregate number of shares of common stock outstanding after the offering, and the number of shares of common stock held by new investors will be increased to 7,766,667, or 34% of the aggregate number of shares of common stock outstanding after the offering.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Selected consolidated financial data

The following table presents selected consolidated financial data which, for the years ended December 31, 1998, 1999 and 2000, have been derived from KMOC's audited consolidated financial statements, including the consolidated balance sheets of KMOC at December 31, 1999 and 2000 and the related consolidated statements of operations and of cash flows for the years ended December 31, 1998, 1999 and 2000, and notes to these related statements appearing elsewhere in this prospectus. The data as of and for the three months ended March 31, 2000 and 2001 have been derived from unaudited interim financial statements of KMOC also appearing in this prospectus and which, in our opinion, include all normal recurring adjustments necessary for a fair statement of our financial position and results of operations. KMOC's audited consolidated financial statements for the year ended December 31, 1997 include KMNGG results since October 1, 1997, the financial reporting date of our acquisition of KMNGG. The data of KMNGG, our predecessor for financial reporting purposes, for the nine months ended September 30, 1997, have been derived from KMNGG's audited financial statements.

The selected financial data as of and for the year ended December 31, 1996, has been derived from our unaudited financial statements.

The following data should be read together with "Management's discussion and analysis of financial condition and results of operations" and the consolidated financial statements and notes thereto included elsewhere in this prospectus.

--------------------------------------------------------------------------------
28

Selected consolidated financial data
--------------------------------------------------------------------------------

                                     Predecessor Companies                                                              KMOC
                        ----------------------------------   ---------------------------------------------------------------
                                  UPC                KMNGG
                           Year ended    Nine months ended                                                  Three months
                         December 31,        September 30,            Year ended December 31,              ended March 31,
                              1996(1)              1997(2)    1997(3)       1998       1999       2000       2000       2001
                         (unaudited)                   (in thousands, except per share data)                 (unaudited)
----------------------------------------------------------------------------------------------------------------------------
Income statement data
Revenues..............          --           $10,192           $2,918     $8,964   $22,798    $72,394    $10,167    $19,544
Production expenses...          --            (2,398)          (1,046)    (6,127)   (2,260)    (4,409)      (626)    (1,809)
Transportation and
  export expenses.....          --            (2,279)            (726)    (1,203)   (2,767)   (13,742)    (1,385)    (4,028)
General and
  administrative
  expenses............       $(407)           (1,590)          (2,416)    (9,387)   (8,373)   (12,347)    (2,472)    (3,832)
Exploration
  expenses............          --                --               --     (1,729)   (1,421)      (632)        --         --
Taxes other than
  income taxes........          (1)           (2,894)            (624)    (1,420)   (3,946)    (9,954)    (1,239)    (2,496)
Depreciation,
  depletion and
  amortization........         (11)             (451)            (113)    (1,075)   (3,584)    (6,415)    (1,133)    (1,973)
Abandonment and
  impairment of proved
  property............          --                --               --         --    (7,000)        --         --         --
                           -------           -------         --------   --------   -------    -------    -------    -------
Income (loss) from
  operations..........        (419)              580           (2,007)   (11,977)   (6,553)    24,895      3,312      5,406
Net interest
  expense.............           2            (2,819)          (2,042)    (2,937)   (4,315)    (5,358)    (1,129)    (1,245)
Income (loss) from
  equity investment...          --                --              632     (1,125)    2,575      2,215        701        129
Other.................         107            (2,888)             249      4,402       (22)      (462)      (251)      (317)
                           -------           -------         --------   --------   -------    -------    -------    -------
Income (loss) before
  income tax and
  minority interest...        (310)           (5,127)          (3,168)   (11,637)   (8,315)    21,290      2,633      3,973
Income tax benefit
  (expense)...........          --              (317)             (36)      (233)    1,815     (7,002)      (493)      (302)
                           -------           -------         --------   --------   -------    -------    -------    -------
Income (loss) before
  minority interest...        (310)           (5,444)          (3,204)   (11,870)   (6,500)    14,288      2,140      3,671
Minority interest.....          --                --              125       (645)       33     (1,169)      (159)      (278)
                           -------           -------         --------   --------   -------    -------    -------    -------
Net income (loss).....       $(310)          $(5,444)         $(3,079)  $(12,515)  $(6,467)   $13,119     $1,981     $3,393
                           =======           =======         ========   ========   =======    =======    =======    =======
Net income (loss) per
  share
  Basic...............      $(5.31)                           $(22.06)   $(52.27)  $(24.49)    $41.74      $6.65      $9.06
  Diluted.............       (5.31)                            (22.06)    (52.27)   (24.49)     36.67       5.76       8.28

Pro forma net income
  per share(4)
  Basic...............                                                                         $43.82                 $9.91
  Diluted.............                                                                          39.78                  9.23

Dividends per share...          --                                 --         --        --         --         --         --

--------------------------------------------------------------------------------

Selected consolidated financial data
--------------------------------------------------------------------------------

                                                                                               Three months
                                                              Year ended December 31,         ended March 31,
                                                               1998       1999       2000       2000       2001
                                                                              (in thousands)    (unaudited)
Other financial data
Adjusted total EBITDA (5)................................  $ (3,243)  $11,576    $38,289    $ 6,375    $ 8,463
Adjusted consolidated EBITDA (6).........................    (7,065)    6,886     33,923      5,094      7,657
Net cash provided (used) by operating activities.........   (12,017)     (263)    20,446      2,997      7,172
Net cash used by investing activities....................   (16,797)   (6,446)   (33,168)    (7,308)   (16,642)
Net cash provided by financing activities................     4,944    20,000     35,932         --        186

                                        Predecessor Companies                                                          KMOC
                          -----------------------------------   -----------------------------------------------------------
                                       UPC              KMNGG
                           At December 31,   At September 30,             At December 31,                 At March 31,
                                   1996(1)            1997(2)      1997(3)         1998        1999        2000        2001
                            (unaudited)                            (in thousands)                          (unaudited)
Balance sheet data
Working capital.........        $ 55             $(13,112)      $  26,629    $   8,588    $ 24,454    $ 45,763    $ 39,687
Cash and cash
  equivalents...........          55                   52          30,294        6,160      19,180      42,401      33,087
Property, plant and
  equipment, net........          --              103,022         106,924      121,239     119,567     143,992     154,128
Total assets............         330              108,509         154,060      145,450     162,482     239,201     246,453
Total debt..............          --                   --          56,894       60,218      62,966      73,935      74,198
Total liabilities.......          --               38,982          85,359       84,848      85,849     106,608     109,593
Minority interest.......          --                   --           2,739        3,383       3,350       4,519       4,797
Stockholders' equity....         330               69,526          65,962       57,219      73,283     128,074     132,063

------------

(1) Ural Petroleum Corporation, or UPC, is the legal predecessor to KMOC. Reliable U.S. GAAP data for KMNGG, the financial reporting predecessor to KMOC, for the year ended December 31, 1996, is not available to, nor can it be generated, by KMOC.

(2) The selected financial data of KMNGG, our predecessor for financial reporting purposes, for the nine months ended September 30, 1997 is derived from financial statements prepared in accordance with U.S. GAAP with the exception of fixed assets and related depreciation, depletion and amortization, which were prepared on a fair value basis consistent with the values recorded at the KMNGG acquisition date. This basis of valuing KMNGG's property, plant and equipment is due to KMNGG's lack of reliable historical cost accounting records for periods prior to the date we acquired KMNGG. This selected data excludes the three subsidiaries we sold subsequent to our acquisition of KMNGG in October 1997.

(3) In February 1997, we acquired our 22.3% indirect equity interest in Chernogorskoye with proceeds from a private placement of our common stock. In October 1997, we acquired KMNGG using our common stock and the proceeds from the issuance of our 10% senior notes.

(4) Gives effect to the sale of 120,082 shares (4,803,280 split adjusted) in this offering, the number of shares that would be required to be issued to pay down our debt as described under "Use of proceeds," at an assumed initial public offering price of $600 per share ($15.00 per share split adjusted).

(5) Adjusted EBITDA means income before minority interest plus interest expense, income tax expense, depreciation, depletion and amortization and includes our 22.3% indirect equity interest in Chernogorskoye. In 1999, Adjusted EBITDA excludes the effect of a one-time $7.0 million impairment charge. Adjusted EBITDA is presented because we believe it is a widely accepted financial indicator of an entity's ability to incur and service debt. However, Adjusted EBITDA should not be considered as an alternative to cash flow from operating activities, as a measure of liquidity or as an alternative to net income as a measure of operating results in accordance with United States generally accepted accounting principles.

(6) Excludes Adjusted EBITDA from our 22.3% indirect equity interest in Chernogorskoye.

--------------------------------------------------------------------------------
30

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations

THE FOLLOWING DISCUSSION OF OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS SHOULD BE READ TOGETHER WITH THE SELECTED CONSOLIDATED FINANCIAL DATA AND THE CONSOLIDATED FINANCIAL STATEMENTS AND RELATED FOOTNOTES INCLUDED IN THIS PROSPECTUS. THE FOLLOWING INFORMATION CONTAINS FORWARD-LOOKING STATEMENTS BASED ON OUR CURRENT EXPECTATIONS, ASSUMPTIONS, ESTIMATES AND PROJECTIONS ABOUT US AND OUR INDUSTRY WHICH INVOLVE RISKS AND UNCERTAINTIES. SEE "FORWARD-LOOKING INFORMATION" EARLIER IN THIS PROSPECTUS.

COMPANY HISTORY

KMOC, formerly known as Ural Petroleum Corporation, was founded in 1993 to provide advisory services to western oil companies that were developing businesses in the Russian oil industry. In early 1996, we began making our own principal direct investments in the Russian oil industry.

In February 1997, we completed our first significant investment when we acquired a 22.3% indirect equity interest in Chernogorskoye, a Russian limited liability company that holds the production license to the Chernogorskoye oil field. Simultaneously with the closing of this acquisition, we completed a $10.0 million private placement of equity.

In October 1997, we acquired a 95.9% equity interest in KMNGG. In connection with our acquisition, we undertook a restructuring of KMNGG which included the sale of KMNGG's three drilling subsidiaries. Simultaneously with the closing of the KMNGG acquisition, we completed a $55.0 million private placement of notes and warrants.

In October 1997, we also acquired a 30% interest in NGD, a Russian open joint stock company, and in March 1998 we acquired an additional 50% interest in NGD. In February 2000, we acquired the remaining 20% interest in NGD.

In July 1998, we acquired 100% of Paitykh Oil, a Russian open joint stock company that holds the production license to the Paitykhskoye field, for $0.9 million in cash and stock.

In December 1998 and September 1999, Enterprise Oil invested a total of
$25.0 million in exchange for approximately 10% of our then outstanding common stock on a fully diluted basis. The proceeds of this investment were used to help fund our capital investment programs. In addition, Enterprise Oil acquired the right to purchase $20.0 million of our common stock in an initial public offering at a 25% discount to the price per share at which our common stock is sold to the public in such offering. In connection with this investment, we also entered into a service agreement with Enterprise Oil, through which we received technical and operational support. As of December 31, 2000, we had paid
$3.7 million to Enterprise Oil in connection with its services in the form of additional common stock and $1.0 million in cash.

In November 2000, we completed an underwritten private placement of shares of our common stock which provided us with net proceeds of approximately
$34.9 million. Enterprise Oil participated in this private placement by acquiring 1,628,000 shares of our common stock for an aggregate purchase price of approximately $21.4 million. The proceeds of the private placement are currently being used for general corporate purposes, including funding capital expenditures related to our development program.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

ACCOUNTING POLICIES

We use the successful efforts method of accounting for oil property acquisition, exploration, development, and production activities. Property acquisition, exploration well and development well costs are capitalized as incurred. Unsuccessful exploration well costs are subsequently charged to exploration expense. Other exploration costs, including geological and geophysical costs, the costs of retaining unproved property and costs to operate and maintain wells and equipment are expensed as incurred.

Capitalized costs are amortized by field using the units-of-production method. Acquisition costs are amortized based on proved reserves. Development costs are amortized based on proved developed reserves. Capitalized costs of unproved properties are excluded from amortization until such time as proved reserves are established or impairment is determined.

Statement of Financial Accounting Standards No. 133, as amended, or SFAS 133, establishes accounting and reporting standards for derivative instruments and hedging activities. We have not used derivative or hedging instruments to date, but may consider hedging some portion of our oil production in the future.

Our financial statements have been consolidated to include the operations of KMNGG, in which we hold 95.9% of the outstanding equity. In our income statement, we show a deduction for the 4.1% minority interest in KMNGG. Our balance sheet reflects minority interest of $4.8 million at March 31, 2001.

Our investment in Chernogorskoye has been accounted for using the equity method of accounting, and we therefore show a separate line in our income statement, reflecting our share of Chernogorskoye's net profit or loss for the reporting period. Chernogorskoye uses the full cost method of accounting for oil property acquisition, exploration, development and production activities.

For financial reporting purposes, our functional currency is the U.S. dollar.

EXTERNAL FACTORS

Our results of operations and the period to period comparability of our financial results are affected by external factors, including changes in the price of crude oil and fluctuations in exchange rates between the U.S. dollar and the Russian rouble.

Our operations are substantially affected by the prevailing price of crude oil both in the international oil markets and in Russia. Oil prices have historically been highly volatile. For our export sales, we are paid a price based on a blend of oil transported through the Transneft system and sold as Urals blend or Siberian Light, both of which have historically traded at a variable discount to Dated Brent. See "Risk factors--Risks Relating to the Russian Federation" and "--Risks Relating to the Oil Industry."

The majority of our revenues and financings have been U.S. dollar-denominated, and the majority of operating costs are rouble-denominated. In August 1998, the rouble was devalued, resulting in a decline of approximately 71% against the dollar during 1998. The rouble declined approximately 23% against the dollar during 1999 and approximately 5% during 2000. The rouble is not a convertible foreign currency outside Russia. See "Risk factors--Risks Relating to the Russian Federation."

--------------------------------------------------------------------------------
32

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

The following table shows the high, low, average and period end rates of exchange of the rouble to the U.S. dollar and the U.S. dollar to the rouble for the periods indicated.

                                                                                                    At end of
                                                                                                     period
Year or fiscal period                                             High        Low    Average     Rbls/$     $/Rbls
------------------------------------------------------------------------------------------------------------------
1997........................................................       6.0        5.6        5.8        6.0       .167
1998........................................................      21.0        6.0        9.7       20.7       .048
1999........................................................      27.0       20.7       24.5       27.0       .037
2000........................................................      28.9       26.9       28.1       28.2       .035
First quarter 2001..........................................      28.8       28.2       28.6       28.7       .035

----------

Source:  Central Bank of the Russian Federation.

The exchange rate on June 21, 2001 was 29.14 roubles to the U.S. dollar.

RESULTS OF OPERATIONS

The following table sets forth production, price and cost per unit data for each of the three years ended December 31, 1998, 1999 and 2000 and for the three months ended March 31, 2000 and 2001.

                                                                                       Three months
                                                      Year ended December 31,         ended March 31,
                                                       1998       1999       2000       2000       2001
-------------------------------------------------------------------------------------------------------
Oil production (in thousand of barrels)
  Production (1).................................       951      1,496      3,088        480        940
  Production attributable to Chernogorskoye
  (2)............................................     1,007        891        701        189        152
                                                   --------   --------   --------   --------   --------
    Total production.............................     1,959      2,387      3,789        670      1,092
                                                   ========   ========   ========   ========   ========
Oil deliveries (in thousands of barrels) (3).....       894      1,380      2,842        417      1,130
Average Dated Brent (dollars per barrel).........    $12.75     $19.00     $29.05     $27.00     $26.02
Average sales price (dollars per barrel) (4).....    $10.03     $16.52     $25.48     $24.36     $17.26
Average costs (dollars per barrel) (5)
  Production expenses............................     $6.44      $1.51      $1.43      $1.30      $1.92
  Transportation and export expenses.............      1.26       1.85       4.45       2.88       4.28
  General and administrative expenses............      9.87       5.60       4.00       5.15       4.07
  Taxes other than income taxes..................      1.49       2.64       3.22       2.58       2.65
  Depreciation, depletion and amortization.......      1.13       2.40       2.08       2.36       2.10
  Exploration expenses...........................      1.82       0.95       0.20         --         --

----------

Note:  Amounts may not total due to rounding.

(1) Includes production attributable to minority interest in consolidated subsidiaries and excludes production attributable to our 22.3% indirect equity interest in Chernogorskoye.

(2) Reflects our 22.3% indirect equity interest in Chernogorskoye.

(3) Deliveries lag up to one month from production due to processing, storage and transportation time. Does not include oil deliveries of Chernogorskoye.

(4) Based on oil deliveries; does not include data attributable to our 22.3% indirect equity interest in Chernogorskoye. Prices are shown net of excise tax and value-added tax.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

(5) Based on production; does not include data attributable to our 22.3% indirect equity interest in Chernogorskoye.

Three Months Ended March 31, 2001 Compared to Three Months Ended March 31, 2000

Revenues

Revenues increased 92% from $10.2 million in the first quarter of 2000 to $19.5 million in the first quarter of 2001, due to an increase in production and deliveries.

Production increased 96% from 480,118 barrels in the first quarter of 2000 to 940,382 barrels in the first quarter of 2001. The growth in production was due primarily to the production increase at the Potanay field, resulting from capital investments we made in that field during 2000. Deliveries for the most recent quarter exceeded production in the period because they included sales of barrels produced in December 2000.

Upon the expected expiration of our special export rights at the end of 2000, we began selling a portion of our oil production in the Russian domestic market. During the first quarter of 2001, our export deliveries amounted to 55% of our total volume of oil sales. Due to the decrease in our realized export price (net of excise tax), from $24.36 per barrel in the first quarter of 2000 to $22.17 per barrel in the first quarter of 2001, and the introduction of domestic sales at prices lower than export sales, the average sales price realized by us (net of VAT and excise tax) decreased 29% from $24.36 per barrel in the first quarter of 2000 to $17.26 per barrel in the first quarter of 2001.

Operating expenses

Operating expenses include production expenses, transportation and export expenses, general and administrative expenses, exploration expenses, taxes other than income taxes, depreciation, depletion and amortization expenses, and abandonment and impairment charges. Due to increased production and higher transportation and export tariffs, our total operating expenses increased by 106% from $6.9 million in the first quarter of 2000 to $14.1 million in the first quarter of 2001. On a unit of production basis, total operating expenses increased by 5% in the first quarter of 2001 to $15.03 per barrel from $14.28 per barrel in the first quarter of 2000, as the benefits of production growth were offset by higher export duties, processing fees and pipeline tariffs.

Production expenses increased 189% from $0.6 million in the first quarter of 2000 to $1.8 million in the first quarter of 2001 due to the increase in our production, processing costs and personnel. Field personnel increased from 99 as of March 31, 2000 to 242 as of March 31, 2001.

Transportation and export expenses, which include pipeline tariffs and export duties attributable exclusively to our export sales, increased 191% from $1.4 million in the first quarter of 2000 to $4.0 million in the first quarter of 2001, due to:

- an increase in the export duty, which averaged $2.02 per barrel delivered in the 2000 quarter and $4.57 per barrel delivered for export in the 2001 period, and

-   higher levels of export deliveries.

General and administrative expenses increased 55% from $2.5 million in the first quarter of 2000 to $3.8 million in the first quarter of 2001. This was due primarily to an increase in non-field personnel from 157 on March 31, 2000 to 319 on March 31, 2001. On a unit of production basis, our general and administrative costs fell by 21% from $5.15 per barrel in the first quarter of 2000 to $4.07 per barrel in the first quarter of 2001.

--------------------------------------------------------------------------------
34

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

Taxes other than income taxes include royalties, mineral restoration tax, road use tax, housing tax, property tax, rent of land tax and social insurance tax. These taxes are primarily revenue-based, after making various deductions such as transportation and export expenses, and hence are sensitive to oil prices. According to changes in the Russian Tax Code made effective for 2001, the housing tax was abolished, the road use tax rate was reduced, and the social insurance flat tax rate was replaced by a regressive scale. Also, by a local administration decision, our mineral restoration tax credit for qualified exploration work was reduced. In aggregate, taxes other than income taxes increased 101% from $1.2 million in the first quarter of 2000 to $2.5 million in the first quarter of 2001, due primarily to our increase in revenues. The major components of these taxes are shown below:

                                                                     Three
                                                                    months
                                                                     ended
                                                                   March 31,
(in thousands)                                                    2000       2001
---------------------------------------------------------------------------------
Mineral restoration tax.....................................    $188       $903
Royalty.....................................................     570        721
Road use tax................................................     231        163
---------------------------------------------------------------------------------

Depreciation, depletion and amortization expense increased 74% from $1.1 million in the first quarter of 2000 to $2.0 million in the first quarter of 2001, due primarily to increased production. On a unit of production basis, depreciation, depletion and amortization decreased from $2.36 per barrel to $2.10 per barrel, reflecting efficient deployment of capital and resulting reserve additions between the periods.

Net interest expense

Interest income increased 134% from $0.2 million in the first quarter of 2000 to $0.5 million in the first quarter of 2001, due to an increase in the average balance of our cash and cash equivalents. Interest expense increased 29% from $1.3 million to $1.7 million as a result of additional debt we incurred between these periods to finance a stock repurchase. Consequently, net interest expense increased 10% from $1.1 million in the first quarter of 2000 to $1.2 million in the first quarter of 2001.

Income from equity investment

Our income from our indirect equity investment in Chernogorskoye decreased 82% from $0.7 million in the first quarter of 2000 to $0.1 million in the first quarter of 2001. This change reflects reduced operating results from Chernogorskoye, due to a 20% decrease in production and lower realized oil prices, partially offset by the discontinuation of the 25% reduction in our share of Chernogorskoye's net income due to the conversion into our common shares by Parish Corporation and RHSI LLC of their right to receive a portion of the revenues generated from our 22.3% indirect equity interest in Chernogorskoye in February 2000.

Income taxes

During the first quarter of 2001, we recorded an income tax expense of $0.3 million on our income before income tax and minority interest of $4.0 million. In the first quarter of 2000, based on our income before income tax and minority interest of $2.6 million, we recorded income tax expense of $0.5 million. Our effective tax rate for the periods was reduced from the Russian statutory rate by tax

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

credits allowed for capital investment and prior year losses in Russia, partially offset by expenses that are currently non-deductible in Russia and the United States. Income tax expense recorded in the first quarter of 2001 also included a benefit of $0.5 million as a result of a non-recurring reduction in our taxes payable.

Net income

Our net income increased 71% from $2.0 million in the first quarter of 2000 to $3.4 million in the first quarter of 2001, due primarily to increased production, partially offset by lower realized sales prices and higher operating expenses.

Year Ended December 31, 2000 Compared to Year Ended December 31, 1999

Revenues

Revenues increased 218% from $22.8 million in 1999 to $72.4 million in 2000, due to a combination of price and production increases. Average oil prices realized by us increased 54% from $16.52 per barrel in 1999 to $25.48 per barrel in 2000. Our benchmark oil price, Dated Brent, increased 53% from $19.00 per barrel during 1999 to $29.05 per barrel in 2000.

Operated production increased 106% from 1,496,141 barrels in 1999 to 3,087,531 barrels in 2000. The growth in production was due primarily to a production increase at the Potanay field, resulting from capital investments we made in that field during 1999 and 2000.

Operating expenses

Due to increased production and higher oil price levels, our total operating expenses increased by 62% from $29.4 million in 1999 to $47.5 million in 2000. On a unit of production basis, excluding a one-time impairment charge in 1999, total operating expenses increased slightly in 2000 to $15.38 per barrel from $14.94 per barrel in 1999, as increases in transportation expenses and taxes were partially offset by economies of scale realized in production expenses and general and administrative expenses due to our production growth.

Production expenses increased 95% from $2.3 million in 1999 to $4.4 million in 2000 due to the increase in our production. Since our production costs are almost exclusively rouble-denominated, the decline in the average value of the rouble against the dollar between these periods slightly reduced our dollar costs.

Transportation and export expenses, which include pipeline tariffs and export duties, increased 397% from $2.8 million in 1999 to $13.7 million in 2000, due primarily to:

-   higher levels of our production transported through the Transneft system;
    and

- increased export duties, which averaged $3.00 per barrel delivered in 2000, but were initially implemented in March 1999 at a lower rate and consequently averaged $0.66 per barrel in 1999. Export duties are currently linked to oil prices and hence reflected the high oil price environment.

General and administrative expenses increased 47% from $8.4 million in 1999 to $12.3 million in 2000. This was due primarily to an increase in non-field personnel from 143 on December 31, 1999 to 265 on December 31, 2000, commensurate with the growth of our business, and higher occupancy costs.

--------------------------------------------------------------------------------
36

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

Our exploration expenses decreased 56% from $1.4 million in 1999 to $0.6 million in 2000, reflecting an absence of unsuccessful drilling in our 2000 program.

Taxes other than income taxes include royalties, mineral restoration tax, road use tax, housing tax, property tax, rent of land tax and social insurance tax. These taxes are primarily revenue-based after making various deductions such as transportation and export expenses and hence reflect the current high oil price environment. In aggregate, taxes other than income taxes increased 152% from $3.9 million in 1999 to $10.0 million in 2000, due primarily to our increase in revenues. The major components of these taxes are shown below:

                                                                  Year ended
                                                                 December 31,
(in thousands)                                                    1999       2000
---------------------------------------------------------------------------------
Royalty.....................................................   $1,214     $3,651
Mineral restoration tax.....................................      993      1,452
Road use tax................................................      542      1,569

Depreciation, depletion and amortization expense increased 79% from $3.6 million in 1999 to $6.4 million in 2000, due primarily to increased production. On a unit of production basis depreciation, depletion and amortization decreased from $2.40 per barrel to $2.08 per barrel reflecting efficient deployment of capital and increased reserve estimates.

Net interest expense

Net interest expense increased 24% from $4.3 million in 1999 to $5.4 million in 2000 as a result of $20.0 million of additional debt we incurred during the period to finance a stock repurchase.

Income from equity investment

Our income from our indirect equity investment in Chernogorskoye decreased 14% from $2.6 million in 1999 to $2.2 million in 2000. This change reflected reduced operating results at Chernogorskoye during 2000 due to a 21% decrease in production, partially offset by the discontinuation of the 25% reduction in our share of Chernogorskoye's net income due to the conversion into our common shares by Parish Corporation and RHSI LLC of their right to receive a portion of the revenues generated from our 22.3% indirect equity interest in Chernogorskoye.

Income taxes

During 1999, we recorded an income tax benefit of $1.8 million on our loss before income tax and minority interest of $8.3 million primarily due to a $2.5 million tax benefit that represented a decrease in the Russian statutory tax rate from 35% to 30% that occurred in the period. In 2000, based on our income before income tax and minority interest of $21.3 million, we recorded income tax expense of $7.0 million for the period, which included a $2.2 million tax provision for the increase in the Russian statutory tax rate from 30% to 35% enacted by local authorities in 2000, partially offset by a $1.0 million reversal of our valuation allowance for deferred tax assets associated with our Russian net operating tax losses.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

Net income (loss)

Our net loss of $6.5 million for 1999 changed to net income of $13.1 million for 2000, due primarily to increased production and higher realized sales prices offset partially by higher operating expenses and income taxes.

Year Ended December 31, 1999 Compared to Year Ended December 31, 1998

Revenues

Revenues increased 154% from $9.0 million in 1998 to $22.8 million in 1999, due to a combination of price and production increases.

Average oil prices realized by us increased 65% from $10.03 per barrel in 1998 to $16.52 per barrel in 1999, reflecting a 49% increase in Dated Brent from $12.75 per barrel in 1998 to $19.00 per barrel in 1999.

Production increased 57% from 951,278 barrels in 1998 to 1,496,140 barrels in 1999. The growth in production was primarily in the Potanay field, where eight new wells were drilled during 1999.

Operating expenses

Operating expenses, including a one-time impairment charge of $7.0 million in 1999, increased 40% from $20.9 million in 1998 to $29.4 million in 1999.

Production expenses decreased by 63% from $6.1 million in 1998 to $2.3 million in 1999. This decrease was due primarily to the devaluation of the rouble and the termination of a turn-key operating agreement at the East Kamennoye field.

Transportation and export expenses increased 130% from $1.2 million in 1998 to $2.8 million in 1999, due to the higher levels of our production transported through the Transneft system and the implementation of an export duty in March of 1999.

General and administrative expenses decreased 11% from $9.4 million in 1998 to $8.4 million in 1999, due in part to the rouble devaluation in 1999. The devaluation effect was partially offset by increases in employment levels and dollar denominated expenses in the Moscow office during 1999. As many of our employees receive dollar indexed wages, the effect of devaluation on compensation expenses is limited.

Exploration expenses decreased 18% from $1.7 million in 1998 to $1.4 million in 1999. Exploration expenses in 1998 were attributable mainly to a dry well, whereas exploration expenses in 1999 were attributable mainly to field studies and additional dry hole expenses.

--------------------------------------------------------------------------------
38

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

Taxes other than income taxes increased 178% from $1.4 million in 1998 to $3.9 million in 1999 due to higher revenues and higher mineral restoration tax in 1999. The major components of these taxes are shown below:

                                                                    Year ended
                                                                   December 31,
                                                                     1998       1999
                                                                  (in thousands)
------------------------------------------------------------------------------------
Royalty.....................................................  $       582    $1,214
Mineral restoration tax.....................................         --(1)      993
Road use tax................................................          130       542

----------

(1) 100% of the mineral restoration tax assessed in 1998 was subject to reimbursement carried forward from 1997, resulting in no net balance owed.

Our 1999 results were negatively impacted by a $7.0 million impairment charge related to the decision taken in 1999 to voluntarily relinquish the license to the Salym field. This decision reflected our view that ongoing operations on this field were not commercially viable based on the geological risk estimated by our management. The amount of the impairment charge represents the net book value of the property of $6.8 million together with a provision of $0.2 million for estimated relinquishment expenses which may be assessed in the future related to the decommissioning of the oil field. The net book value of the field was estimated in late 1997 as an allocation of the total purchase price paid for the acquisition of KMNGG.

Depreciation, depletion and amortization expenses increased 233% from $1.1 million in 1998 to $3.6 million in 1999, due primarily to an increase in production and to higher levels of investment in fixed assets.

Net interest expense

Net interest expense increased 47% from $2.9 million in 1998 to $4.3 million in 1999, due primarily to a reduction in the amount of interest expense capitalized for property, plant and equipment in 1999. The reduction in capitalized interest was due to transfers of assets from capital work in progress to fixed assets during 1999, which reduced the basis upon which interest amounts could be capitalized as compared to 1998.

Income (loss) from equity investment

Our indirect equity interest in Chernogorskoye produced a loss of $1.1 million in 1998 and income of $2.6 million in 1999. This change reflected improved operating results of Chernogorskoye due to higher realized sales prices in 1999, on both the domestic and export markets, and lower operating costs resulting from the devaluation of the rouble between 1998 and 1999.

Other revenues (expenses)

Other revenues were $4.4 million in 1998, and other expenses were approximately $22,000 in 1999. This change was due primarily to a one-time $4.2 million tax-related credit in 1998. This credit reflected Russian Federal Government Decree No. 576, which permitted the forgiveness of prior period accrued penalty interest on unpaid taxes.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

Income taxes

Our income tax benefit of $1.8 million in 1999 on our loss before income tax and minority interest of $8.3 million included a deferred tax benefit of $1.2 million resulting from the impairment charge recorded in the period and a deferred tax benefit of $2.5 million due to a decrease in Russian tax rates from 35% to 30% during 1999. These benefits were partially offset by taxes associated with our operations. In 1998, we had income tax expense of $0.2 million on our loss before income tax and minority interest of $11.6 million due to expenses currently non-deductible in Russia and the United States, for which full valuation allowances were recorded.

Net income (loss)

Our net loss decreased 48% from $12.5 million in 1998 to $6.5 million in 1999. During 1999, we recorded a one-time impairment charge of $7.0 million
($5.7 million after tax) related to the voluntary relinquishment of the Salym oil production license. Our net loss in 1999 before the one-time impairment charge was $0.9 million.

LIQUIDITY AND CAPITAL RESOURCES

The following table sets forth statements of cash flows for each of the three years ended December 31, 1998, 1999 and 2000 and for the three months ended March 31, 2000 and 2001.

                                                                            Three months ended
                                              Year ended December 31,            March 31,
                                               1998       1999       2000       2000       2001
                                                              (in thousands)
-----------------------------------------------------------------------------------------------
Net cash provided by (used for) operating
  activities.............................  $(12,017)  $  (263)   $ 20,446   $  2,997   $  7,172
Net cash used for investing activities...   (16,797)   (6,446)    (33,168)    (7,308)   (16,642)
Net cash provided by financing
  activities.............................     4,944    20,000      35,932         --        186

Cash provided by operating activities in 2000 and the reduction in cash used for operating activities in 1999 compared to 1998 resulted from higher realized oil prices, higher levels of production, and the benefit of a more efficient cost structure, which was put in place during our restructuring of KMNGG and completed by the end of 1998.

In the first quarter of 2001, our cash provided by operating activities continued to grow as our higher production and greater efficiency offset the reduction in our average sales price for the period. Our lower average sales price resulted from our being required to sell a portion of our production in the Russian domestic market, where prices are lower than export prices. In previous years, KMNGG, our principal operating subsidiary, benefited from special export rights that allowed it to export 100% of its oil production. These special export rights expired on December 31, 2000. To the extent that oil prices in the Russian domestic market continue to be lower than oil prices in the international market, we expect our requirement to sell a portion of our oil domestically will continue to offset some of the cash flow benefits we may derive from higher production and improving efficiency in our operations.

Cash used in investing activities from 1998 through the first quarter of 2001 totaled $73.1 million and included $73.2 million of additions to property, plant and equipment, primarily at our Potanay and East Kamennoye fields, offset by a return of capital from our investment in Chernogorskoye.

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40

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

Cash provided by financing activities primarily reflects the proceeds from private placements of debt and equity securities. From 1998 through the first quarter of 2001, we raised $57.5 million from the sale of equity securities and $5.0 million from the sale of debt securities.

The principal amount of our borrowings as of March 31, 2001 was $75.3 million. This amount includes:

- $55 million aggregate principal amount of our 10% senior notes which we issued in October 1997;

-   a $10 million aggregate principal amount Series A subordinated promissory note issued in June 2000; and

-   a $10 million aggregate principal amount Series B subordinated promissory note issued in June 2000.

The senior notes accrue interest at a rate of 10% per annum, payable quarterly in cash or at our sole discretion in shares of our common stock. The Series A subordinated note was originally non-interest bearing but in connection with an amendment to the terms of the Series A subordinated note entered into in November 2000 which extended the maturity date of the Series A subordinated note from December 31, 2000 to December 31, 2001 began bearing interest at a rate of 12% per annum commencing on January 1, 2001. We have the option to redeem the Series A subordinated note in cash, shares of our common stock or a combination of cash and shares of our common stock. We intend to redeem both the senior notes and the Series A subordinated note with the proceeds of this offering. The Series B subordinated note bears interest at a rate of 10% per annum and matures on December 31, 2004. We have the option to redeem the Series B subordinated note at any time. The Series B subordinated note does not contain any restrictive covenants.

We have budgeted $80 million for our 2001 capital expenditure program. We expect to allocate 50% of these expenditures to drilling approximately 50 new wells, predominantly in East Kamennoye and Potanay. Currently, we expect a similar percentage allocation of capital expenditures for drilling new wells in 2002.

The aggregate level of capital expenditures in 2001 and the allocation of such expenditures are dependent on the success of the programs and prevailing conditions in the oil industry. Accordingly, the actual level of capital expenditures and the allocation of those expenditures may vary materially from the above estimates. We believe that our cash on hand, cash from operations and the proceeds from this offering will be sufficient for implementing our investment program through 2002. Further, we believe that our cash from operations will be sufficient to fund our investment program thereafter, which will require substantial capital expenditures. However, there can be no assurance that cash from operations will be sufficient to meet our needs. In the event our resources are insufficient, we may have to raise additional external capital or reduce our investment program.

MARKET RISK

Commodity Risk

Our major market risk exposure is in the pricing applicable to our oil production. Our realized price is primarily driven by the prevailing export and domestic prices for crude oil and spot prices applicable to our production, all of which originates in Russia. Historically, prices we received for oil production have been volatile and unpredictable, and price volatility is expected to continue. Our sales price net of excise tax ranged from a low of $19.43 per barrel to a high of $31.53 per barrel during 2000.

We have not historically entered into hedging activities on any portion of our oil production.

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

Interest Rate Risk

We do not have interest rate risk exposure because interest rates are fixed on 100% of our debt.

Foreign Currency Risk

Our cash flow stream is based on the U.S. dollar equivalent of cash flows of which a significant portion is measured in roubles. Revenue and disbursement transactions denominated in roubles are converted to their U.S. dollar equivalents for financial reporting purposes, based on the exchange rate on the transaction date.

Our Russian operations have net financial assets that are denominated in a currency, the rouble, other than the functional reporting currency which is the U.S. dollar. Our financial statements at March 31, 2001 reflect rouble-denominated net assets of our Russian operations of $69.3 million. Foreign currency translation gains and losses are recorded to our income statement. We did not have any open derivative contracts relating to foreign currencies at March 31, 2001 and have not historically entered into derivative contracts.

Because we are required to repatriate into Russia our proceeds from export sales and to convert 75% of such proceeds into roubles, and because we have revenues from sales denominated in roubles, we face significant currency risks.

--------------------------------------------------------------------------------
42

--------------------------------------------------------------------------------

Business

OVERVIEW

We are a Delaware company that develops, produces and markets oil from the Khanty Mansiysk region of western Siberia in the Russian Federation. We were founded in 1993, and through a series of acquisitions completed in 1997 and 1998, we have established an asset base with significant development and exploitation potential.

Since early 1998, we have achieved significant growth in production. Our average operated daily production (excluding production attributable to our 22.3% indirect equity interest in Chernogorskoye) increased 57% from 1998 to 1999 and increased 106% from 4,099 barrels in 1999 to 8,436 barrels in 2000. In the first quarter of 2001, our operated daily production averaged 10,449 barrels.

Based on a reserve report prepared by Ryder Scott, our estimated total proved reserves of crude oil as of December 31, 2000 were 420 million barrels, which includes eight million barrels attributable to our 22.3% indirect equity interest in Chernogorskoye, with a pre-income tax present value of estimated future net cash flows of approximately $1.1 billion. See "Risk factors--Risks Relating to the Oil Industry--Reserve estimates are inherently uncertain. Any material variances from our underlying assumptions, such as the discount rate used, could cause the quantities and net present value of our reserves to be overstated."

We believe our management and technical expertise, our operating experience in Russia and the identified development potential of our proved reserve base will allow us to significantly increase our production for several more years. In addition, we expect to be able to add new proved reserves to our proved undeveloped inventory.

THE RUSSIAN OIL INDUSTRY

Overview

The Russian oil industry is one of the largest in the world. Russia produced approximately 6.4 million barrels per day in 2000, which made it the world's second largest producer of crude oil that year. In addition, with approximately 49 billion barrels of proved and some probable reserves, Russia is estimated to hold the largest source of oil reserves outside of OPEC.

The following table shows the proved oil reserves and the oil production of Russia and other major oil producing countries for 2000.

                                                                                                  Estimated
                                                                              Estimated              proved
                                                                         oil production    oil reserves (1)
                                                              (million barrels per day)   (billion barrels)
-----------------------------------------------------------------------------------------------------------
Saudi Arabia................................................                        8.1               259.2
Russia......................................................                        6.4                48.6
United States...............................................                        5.8                21.8
Iran........................................................                        3.6                89.7
China.......................................................                        3.3                24.0
Norway......................................................                        3.2                 9.5
Mexico......................................................                        3.1                28.3
Venezuela...................................................                        3.0                76.9
Iraq........................................................                        2.7               112.5
United Kingdom..............................................                        2.5                 5.0

----------
(1) All reserve figures except those for Russia are reported as proved reserves recoverable with present technology and prices. Russia figures are "explored reserves" which reflect proved plus some probable reserves.

Source: Oil & Gas Journal, December 2000.

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                                                                              43
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Business
--------------------------------------------------------------------------------

Prior to the dissolution of the Soviet Union, the oil industry in Russia was state-owned and -operated. Following a major privatization program commenced in the early 1990s, the majority of Russia's production now comes from companies not controlled by the government.

The following table shows Russian crude oil production and Russian domestic consumption for each of the years ended December 31, 1996 through 2000.

                                   Production        Consumption
                        Year       (millions of barrels per day)
       ---------------------------------------------------------
       1996                              6.04              2.62
       1997                              6.12              2.56
       1998                              6.07              2.46
       1999                              6.30              2.34
       2000         (1)                  6.62              2.34

----------
(1) Projected for 2000.

Source: Energy Information Administration (Official Energy Statistics from the U.S. Government) Country Brief, December 2000.

Along with increases in production, there continues to be an active export market of crude oil and refined products out of Russia.

Russian Crude Oil Exports

The Russian Ministry of Energy periodically establishes export quotas for oil producing companies. Exporters must submit their projected production volume and requested destinations on a quarterly basis in order to obtain a quota. Generally, each exporter is notified of its allocated quota 15 to 20 days prior to the start of each quarter. Subject to certain exceptions, Russian companies are allocated an export quota equal to approximately 30% of their production in prior periods. The main export channels through which Russian crude oil is transported for deliveries to export markets are:

- the Druzhba pipeline, which is operated by Transneft within Russia and extends into markets in Poland, Germany, Hungary and Slovakia;

- Novorossysk and Tuapse, two marine terminals on the Russian coast of the Black Sea; and

-   Ventspils, a marine terminal on the Latvian coast of the Baltic Sea.

We have predominantly used the Druzhba pipeline to export our oil, but we have also exported through Tuapse since the second half of 2000.

Transneft does not compensate producers for differences in the quality of their crude oil. Oil of different quality is mixed within the Transneft pipeline network and, depending on its routing through Transneft's infrastructure, is marketed through the Druzhba pipeline as Urals blend, or through Tuapse as higher quality Siberian Light. The oil we produce is of higher quality than both the Urals blend and Siberian Light grades.

Domestic Market For Crude Oil

Concurrent with assigning quarterly export quotas, the Ministry of Energy determines those volumes that oil-producing companies should sell on the domestic market prior to using their export quota. These volumes typically equal the balance of prior-period production not designated for export quota and are allocated evenly between months in a given quarter. Should an exporter fail to deliver the designated volumes on the domestic market and not receive the Ministry's permission to delay or

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44

Business
--------------------------------------------------------------------------------

forego those domestic deliveries, the Ministry of Energy maintains the right to defer or cancel deliveries scheduled for the export market until the required domestic deliveries are completed.

Domestic sales of crude oil are completed at the point of injection into the pipeline system from each of our fields. Therefore, we do not take responsibility or bear any risk related to the cost of or security for oil transportation by direct pipeline from our facilities. To date, we have conducted all of our domestic sales on a 100% prepayment basis and we expect to continue this practice in the future.

As a result of the requirement for Russian producers of crude oil to sell a portion of their production domestically and the restricted access to export capacity, Russian domestic market prices for crude oil have historically represented a discount to world market prices for equivalent quality crude. In the first quarter of 2001, we realized average revenue net of value-added tax and excise tax of $11.22 per barrel for our domestic sales which compares to $22.17 per barrel average revenue net of excise tax for our export sales in the same period. However, taking into account the quality loss, transportation expense and export duty we incur for export sales, as well as the additional revenue-based taxes incurred on the higher revenue of an export sale, reduces the differential we realized to approximately $3.00 per barrel.

OUR CORPORATE STRUCTURE

The following table shows our principal subsidiaries and equity investments, including their domicile and our percentage ownership in each.

[TABLE SHOWING COMPANY'S PRINCIPAL SUBSIDIARIES AND EQUITY INVESTMENTS, INCLUDING THEIR DOMICILE AND COMPANY'S PERCENTAGE OWNERSHIP IN EACH.] Our operating assets are held by our subsidiaries and we manage and run our various operations through our subsidiaries. We have in the past transferred funds to our subsidiaries in the form of loans, advances and equity contributions and expect to continue to do so in the future. Our ability to recover these funds from our subsidiaries may be subject to many uncertainties, including the possibility that the Russian government could implement new regulations restricting the payment of dividends, the transfer of funds out of Russia and the conversion of roubles into U.S. dollars or any other currency. In addition, fluctuations in the currency exchange rate may negatively affect the ability of our Russian subsidiaries to convert roubles into foreign currency and to transfer foreign exchange payments out of Russia, including amounts owed to us by any of our Russian subsidiaries under intercompany loans or resulting from the declaration of dividend payments. Dividend payments under Russian law are subject to withholding of 15%, but this rate may be reduced to 5% under the U.S.-Russia tax treaty if the beneficial owner is a U.S. company that owns at least 10% of the voting stock of the Russian company.

KMNGG is our principal operating subsidiary. KMNGG currently holds two production licenses, one of which expires in June 2013 and the other in March 2014. KMNGG represented 100% of our production from our consolidated subsidiaries for 2000 and 71% of our proved reserves as of December 31, 2000.

KMNGG was created as a result of conversion of the former State Geological Enterprise "Khantimansiyskneftegazgeologia" into an open joint stock company and subsequent privatization of its shares of stock pursuant to the law on privatization of the Russian Federation. The responsibility for carrying out KMNGG's privatization was delegated by the federal authorities to the local committee for management of property, which, on January 13, 1995, approved KMNGG's

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                                                                              45

Business
--------------------------------------------------------------------------------

privatization plan and charter. Once KMNGG had been converted into an open joint stock company, its shares were sold to employees and management of the former state enterprise and in two investment tenders and a specialized auction that took place in 1995 and 1996 and were won by three companies unaffiliated with KMOC. In October 1997, we acquired a 95.9% equity interest in KMNGG in the form of common and preferred shares. In connection with our acquisition, we undertook a restructuring of KMNGG which included the sale of KMNGG's three drilling subsidiaries. Simultaneously with the closing of the KMNGG acquisition, we completed a $55 million private placement of notes and warrants.

KMNGG is a Russian open joint stock company. The characteristics of a Russian joint stock company are similar to those of a U.S. corporation. Similar to a U.S. corporation, a Russian joint stock company's charter capital is divided into shares. The shareholders are not liable for the company's obligations and bear liability for the company's losses only to the extent of the value of the shares they own, including any unpaid contributions owned by the shareholder to the company. A Russian joint stock company may be either closed or open depending on how it was established and on the number of its shareholders. If the number of shareholders exceeds 50, the company must be an open joint stock company. Shareholders in a Russian open joint stock company may transfer stock without obtaining consent from other shareholders and there is no limitation on the number of shareholders that an open joint stock company can have. An open joint stock company must publish certain corporate information, including an annual report and profit and loss statement, and may be subject to additional public disclosure obligations if it offers open subscriptions for its shares. Unlike U.S. corporations, common shares in a joint stock company must have identical rights and the amount of preferred shares issued by an open joint stock company cannot exceed 25% of the value of its charter capital.

In addition to our 96.9% voting common stock in KMNGG, we hold 20,880 Class A preferred shares representing 40.7% of the Class A preferred shares outstanding. The holders of Class A preferred shares are entitled to voting rights until such time as dividends are declared and distributed to holders of Class A preferred shares in accordance with KMNGG's charter. Since no such dividends have been declared and distributed, our current total voting interest in KMNGG, including Class A preferred shares, is 95.9%. Under KMNGG's charter, the holders of Class A preferred shares are entitled to a fixed annual non-cumulative dividend in any year that it declares dividends on its common stock. The annual dividend payable on each preferred share is calculated by dividing 10% of KMNGG's net profit, as defined under Russian statutory accounting, for the relevant year by the number of issued and outstanding Class A preferred shares. However, if the amount of the dividend paid by KMNGG in a certain year on each share of common stock exceeds the amount of the dividend due on each Class A preferred share, the amount of the dividend payable on each Class A preferred share will be increased up to the dividend payable on shares of common stock of KMNGG. Based on KMNGG's net profit in 2000, if KMNGG had declared dividends in 2000, the holders of Class A preferred shares would have been entitled to an aggregate payment of approximately $2.7 million.

The 4.1% of KMNGG's outstanding stock not held by us is owned by over 2,000 stockholders. Londrina Investments holds the majority of those shares. Applicable Russian law grants minority investors special rights that may allow them to veto or block certain actions that we may otherwise want to take. For example, transactions with interested parties or affiliates, which include agreements among our various subsidiaries for the marketing and export of our oil and for the transfer of funds, technology or employees among our subsidiaries, may require approval by disinterested directors and/or stockholders. We have in the past engaged in transactions between KMNGG and its affiliates for all these purposes and we intend to continue to engage in similar transactions in the future. See

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46
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Business
--------------------------------------------------------------------------------

"Risk factors--Risks Relating to our Operations--Minority stockholders in KMNGG may exercise rights that could limit our ability to operate our business efficiently."

NGD holds six production licenses, all of which expire in May 2018. NGD represented approximately 25% of our proved reserves as of December 31, 2000. The fields covered by the NGD licenses are not currently producing.

Paitykh Oil holds one production license which expires in July 2014. Paitykh Oil represented approximately 2% of our proved reserves as of December 31, 2000.

Chernogorskoye holds one production license, which expires in December 2012. Chernogorskoye is not a consolidated subsidiary of KMOC. In 2000, our proportionate share of Chernogorskoye's average net production was 1,915 barrels per day, and our proportionate share of its proved reserves as of December 31, 2000 was 8.0 million barrels. Our investment in Chernogorskoye is held through our aggregate 44.6% interest in Anderman/Smith International-Chernogorskoye, a Colorado general partnership, which is held through Caprock Investment Corporation and Ural Investments LLC. Since Anderman/Smith holds 50% of the outstanding interests of Chernogorskoye, we hold an indirect equity interest of 22.3%. The remaining 55.4% equity interest in Anderman/Smith is held by three non-Russian private investment vehicles that are not affiliated with us. The remaining 50% equity interest in Chernogorskoye was originally held by a Russian joint stock company, "Chernogorneft." However, in November 1999, following the bankruptcy of Chernogorneft, Chernogorneft's assets, including its interest in Chernogorskoye, were acquired by TNK Nizhnevartovsk. The interests of Anderman/Smith and TNK Nizhnevartovsk in Chernogorskoye have been pledged to secure outstanding indebtedness of Chernogorskoye. Chernogorskoye's board of directors consists of six members, with three nominated by each of TNK Nizhnevartovsk and Anderman/Smith. We have the right to designate one of Anderman/Smith's three nominees to the Chernogorskoye board.

Spinnaker Trading Limited, or Spinnaker, is our wholly-owned subsidiary that markets all of our export sales and does not hold any production licenses.

Vail Capital Corporation is our wholly-owned finance subsidiary. We use this subsidiary to extend loans to our operating subsidiaries to finance their operating activities. Vail Capital does not hold any production licenses.

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                                                                              47
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OUR STRATEGY

Our goal is to increase our reserves and production while generating an attractive return on our capital employed. Our strategy to achieve this goal includes the following components:

-   Increasing production through our drilling and work-over programs.

    We intend to accelerate our development drilling program to add near term production while maintaining relatively low exposure to geological risk. In 2000, we drilled 32 new wells, all of which were successful. We intend to drill approximately 50 wells in 2001. We plan to drill most of these wells in proved locations, all of which we have already identified through our reservoir evaluation and appraisal drilling activities. We believe that our proved undeveloped reserves will provide us with the opportunity to substantially increase production.

    In addition, we intend to increase the productivity of our producing wells through work-over programs, including artificial lift and reservoir stimulation activity.

-   Adding proved reserves in a cost efficient manner.

    We believe there is potential in our existing asset base to add new proved reserves in a cost efficient manner with low exposure to geological risk. We intend to add proved reserves within our existing oil fields by continuing to apply advanced reservoir evaluation techniques, undertaking selective appraisal drilling, implementing secondary recovery programs and developing our infrastructure.

-   Reducing our reliance on contracted services.

    We are reducing our reliance on contracted services in the areas of drilling, workovers, procurement, construction and technical services. We believe this continuing effort will reduce our costs, minimize the risk of project delays and increase the reliability and quality of work performed on our oil fields.

-   Using our western and Russian experience to optimize operating performance.

    We believe one of our main competitive strengths is our ability to use the diverse skills and backgrounds of our Russian and western personnel. We have offices in New York and Moscow with operating personnel on site in the Khanty Mansiysk region. Our western style management practices include U.S. GAAP financial statements and a Ryder Scott reserve report. In addition to these positive western influences, we have strong knowledge of domestic production and marketing requirements. Our technical personnel are experienced in oil exploration and production in Russia and include dedicated experts to manage export and domestic sales. With this established team, we intend to continue combining the best technologies, services and business practices to address the unique issues associated with finding, developing and producing oil in Russia.

-   Optimizing crude oil revenues.

    We employ an experienced team of oil marketers who seek to optimize our crude oil revenues. We believe our sales efforts both on the export market, where we have sold over half of our produced oil in the first quarter of 2001, and on the Russian domestic market have yielded competitive pricing performance.

-   Acquiring additional assets.

    We intend to continue to evaluate opportunities to expand our reserve base through asset and corporate acquisitions, including our participation in new license tenders. Our primary focus will remain in the Khanty Mansiysk region, where we have been successful in identifying and acquiring attractive assets. We also intend to evaluate selected acquisition opportunities in other oil producing areas.

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OIL RESERVES

This section contains information about our estimated proved oil reserves and the present value of estimated future net cash flows, attributable to those reserves as of December 31, 2000, based on a reserve report prepared by Ryder Scott. These estimates are based upon various assumptions, including assumptions required by the Securities and Exchange Commission, or the SEC, as to oil prices, drilling and operating expenses, capital expenditures, taxes and availability of funds. The process of estimating oil reserves is complex and inherently uncertain. We must project production rates and timing of development and analyze available geological, geophysical, production, engineering and economic data for each reservoir, and the extent, quality and reliability of this data can vary. The accuracy of reserve data is also a function of the quality and quantity of other available data, engineering and geological interpretation and judgment.

Actual future production, oil prices, revenues, taxes, development expenditures, operating expenses and quantities of recoverable oil reserves may vary substantially from our estimates. Any significant variance could materially affect the estimated quantities and present value of reserves set forth in this prospectus. In addition, we may adjust estimates of proved reserves to reflect production history, results of exploration and development, prevailing oil prices and other factors, many of which are beyond our control. As most of our reserve estimates are not based on a lengthy production history and are calculated using volumetric analysis, these estimates are less reliable than estimates based on a lengthy production history. We cannot be certain of the actual volume of recoverable reserves that will be realized from our wells because our estimates with respect to the proved reserves and levels of future production attributable to these wells are difficult to determine and are based on limited information.

The estimated discounted future net cash flows from proved reserves are based on prices and costs as of the date of the estimate. In preparing these estimates, Ryder Scott used a net export price assumption of $20.33 per barrel based on a year-end price for Dated Brent of $22.75 and a $2.42 per barrel discount. We did not have any domestic sales during 2000. However, the domestic oil price for purposes of calculating present value was estimated based on Chernogorskoye data at $16.33 per barrel after deduction of value-added taxes and before excise taxes. Actual future prices and costs may be materially higher or lower than the prices and costs as of the date of the estimate. The weighted average price for domestic sales that we realized in the first quarter of 2001 was $11.52 per barrel after deduction of value-added taxes and before excise taxes.

Also, for purposes of estimating the present value of estimated future net cash flows of our proved reserves, Ryder Scott assumed, based on information provided by us, that during the year 2001 we would export 50% of our production and sell 50% in the Russian market; and that during the year 2002 and subsequent years, we would export 30% of our production and sell 70% in the Russian market.

In addition, our reserves have been reduced by 1.4% to account for estimated losses during the transportation and processing of oil between our wells and the point of delivery to the Transneft system. For additional information relating to our reserves and present value, see "Risk factors--Risks Relating to the Oil Industry--Reserve estimates are inherently uncertain. Any material variances from our underlying assumptions, such as the discount rates used, could cause the quantities and net present value of our reserves to be overstated," "Glossary of oil terms" and the notes to our consolidated financial statements appearing elsewhere in this prospectus.

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                                                                              49
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
                                                                        As of December 31, 2000
                                                                      Reserves (1)           Present value (2)
Reserves                                                  (in millions of barrels)               (in millions)
--------------------------------------------------------------------------------------------------------------
Proved developed producing..............................                    16.3                       $ 134.6
Proved developed non-producing..........................                    37.2                         177.8
Proved undeveloped......................................                   358.7                         754.1
                                                            --------------------     -------------------------
Total proved (3)........................................                   412.2                       1,066.5
                                                            ====================     =========================

Chernogorskoye (4)......................................                   8.0(5)                      $  32.3

----------

Note:  Amounts may not total due to rounding.

(1) Our reserves have been reduced by 1.4% to account for estimated losses during the transportation and treatment of the oil between our wells and the point of delivery to the Transneft system.

(2) Represents the present value of estimated future net cash flows before income taxes and general administrative overhead and has not been adjusted for outstanding loans that may exist or cash on hand or undistributed income. These future net cash flows are discounted at a rate of 10% per annum.

(3) Includes 12.3 million barrels of proved reserves and $40 million of present value attributable to the 4.1% minority interest in KMNGG that we do not own and excludes reserves attributable to our 22.3% indirect equity interest in Chernogorskoye. Includes 87.2 million barrels of proved reserves and $136 million of present value assumed to be produced after expiration of our current licenses.

(4) Reflects our 22.3% indirect equity interest in Chernogorskoye.

(5) Comprised of 2.7 million barrels of proved developed producing reserves and
    5.3 million barrels of proved undeveloped reserves.

Of the 412.2 million barrels of total proved reserves as of December 31, 2000, total proved developed producing reserves accounted for 4%, total proved developed non-producing reserves accounted for 9%, and total proved undeveloped reserves accounted for 87%. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. The reserve estimates assume that we will make significant capital expenditures to develop our proved undeveloped reserves.

PRODUCTION

Our current oil production is derived from our Potanay, East Kamennoye and Paitykhskoye fields. The licenses for the Potanay and East Kamennoye fields are held by our subsidiary KMNGG. The license for the Salym field was held by KMNGG until relinquishment in 2000. The license for the Paitykhskoye field is held by our subsidiary Paitykh Oil. Prior to our acquisition of KMNGG in 1997, insufficient capital investment by the previous owners of the Potanay and East Kamennoye licenses had resulted in declining production in these fields. Since 1997, we have invested in remedial work and in drilling new wells in the Potanay field. As a result, our production in this field has risen 561%, from 120 thousand barrels in the last quarter of 1997 to 796 thousand barrels in the first quarter of 2001. Production in our East Kamennoye field has increased 148% over the same period.

The following table presents the gross production from each of our producing fields for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and for the three months ended March 31, 2001. We also separately show the gross production of the Chernogorskoye field.

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Gross Field Production

(in thousands of barrels)

                                                                                                           Three months
                                                               Year ended December 31,                            ended
Field                                                1996       1997       1998       1999       2000    March 31, 2001
-----------------------------------------------------------------------------------------------------------------------
Potanay........................................     861        605        679      1,092      2,589                796
East Kamennoye.................................     335        297        232        327        497                142
Salym (1)......................................     136         30         40         77         --                 --
Paitykhskoye...................................      --         --         --         --          2                  3
                                                  -----      -----      -----      -----      -----      -------------
  Total........................................   1,333        931        951      1,496      3,088                940
                                                  =====      =====      =====      =====      =====      =============

Chernogorskoye.................................   3,389      4,659      4,517      3,995      3,143                680

----------

Note:  Amounts may not total due to rounding.

(1) We have relinquished our license to the Salym field, which ceased production in November 1999. See "Risk factors--Risks Relating to our Operations--We relinquished a license and may be subject to penalties, fines or other regulatory actions with respect to such license relinquishment."

Prior to 1997, we did not have an ownership interest in any of our fields. This is reflected in the following table which presents the net production from each of our producing fields for the years ended December 31, 1996, 1997, 1998, 1999 and 2000 and for the three months ended March 31, 2001. We also separately show the net production of the Chernogorskoye field.

Net Production (1)

(in thousands of barrels)

                                                                                                            Three months
                                                                Year ended December 31,                            ended
Field                                                 1996   1997 (2)       1998       1999       2000    March 31, 2001
------------------------------------------------------------------------------------------------------------------------
Potanay.........................................      --        120        679      1,092      2,589                796
East Kamennoye..................................      --         57        232        327        497                142
Salym (3).......................................      --         --         40         77         --                 --
Paitykhskoye....................................      --         --         --         --          2                  3
                                                    ----       ----      -----      -----      -----      -------------
  Total.........................................      --        178        951      1,496      3,088                940
                                                    ====       ====      =====      =====      =====      =============
Chernogorskoye..................................      --        887      1,007        891        701                152

----------

Note:  Amounts may not total due to rounding.

(1) Reflects production attributable to our consolidated subsidiaries although we did not hold 100% of the outstanding stock of some of such subsidiaries at the end of each period. See "Management's discussion and analysis of financial condition and results of operations--Company History."

(2) We acquired our indirect interest in the Chernogorskoye oil field in February 1997 and our interest in the Potanay, East Kamennoye and Salym fields in October 1997. As a result, these figures reflect the production of such fields from the date of our acquisition.

(3) We have relinquished our license to the Salym field, which ceased production in November 1999. See "Risk factors--Risks Relating to our Operations--We relinquished a license and may be subject to penalties, fines or other regulatory actions with respect to such license relinquishment."

For the year ended December 31, 2000, Potanay represented 84% and East Kamennoye represented 16% of the total production of our consolidated subsidiaries. For the quarter ended March 31, 2001,

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Potanay represented 85% and East Kamennoye represented 15% of the total production of our consolidated subsidiaries.

Our East Kamennoye and Potanay fields currently produce using natural reservoir energy, with production enhanced where necessary by artificial lift methods, including beam pumps and electrical submersible pumps. Production from Chernogorskoye is supported by an extensive waterflood program.

We produce sweet (low sulphur content), light oil. Potanay and East Kamennoye have very low gas to oil ratios, and therefore produce relatively small volumes of gas. A portion of the associated gas from our operations is used for power generation in the field. The remainder of the gas is flared in compliance with local requirements.

We are reducing our reliance on contracted services in the areas of drilling, workovers, procurement, construction and technical services. To date, we have purchased two drilling rigs and we continue to use other rigs in our fields through the contracted services of third parties. We have modified our own rigs to enable them to perform more efficiently and more reliably than had previously been available to us through the use of contracted rigs. We intend to further increase the level of our own modified rigs as a percentage of the total drilling rigs used in our fields.

In addition, we have purchased our own mobile workover rigs, which increases our control over quality and our operational flexibility. As a result, we are better able to time the availability and proximity of workover units as they are required to support other aspects of our development program.

In 2000, we created our own internal procurement group. Since the inception of that effort, we have steadily increased the amount of materials and equipment in our capital program that have been purchased directly by us. The balance of such materials and equipment are acquired, at additional cost and execution risk, through our contractors. We intend to continue to expand our direct sourcing procurement efforts.

OUR FIELDS

All of our fields are located in the Khanty Mansiysk region of western Siberia, one of the largest hydrocarbon basins in the world. This region covers about
1.3 million square miles east of the Ural Mountains in north central Russia. Major hydrocarbon reserve discoveries in the area began approximately 40 years ago and since that time, according to the Russian government, more than 50 billion barrels of oil have been produced from the basin's Cretaceous and Jurassic reservoirs.

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The following table shows our total net proved reserves by field as of
December 31, 2000. Amounts include an aggregate of 87.2 million barrels assumed to be produced after expiration of our current licenses.

                                                                           Total net proved
                                                                             reserves as of
                                                                          December 31, 2000
Field name                                                         (in millions of barrels)
-------------------------------------------------------------------------------------------
East Kamennoye (1)..........................................                          274.5
Sredne-Nazymskoye (2).......................................                           41.0
Galyanovskoye (2)...........................................                           32.3
Potanay (1).................................................                           25.6
Bolshoye (2)................................................                           17.4
Olkhovskoye (2).............................................                            8.7
Paitykhskoye (3)............................................                            8.4
Aprelskoye (2)..............................................                            3.0
Tsentralnoye (2)............................................                            1.3
                                                              -----------------------------
Total.......................................................                          412.2
                                                              =============================

Chernogorskoye (4)..........................................                            8.0

----------

(1) The license for this field is held by our consolidated subsidiary KMNGG. Reserves include amounts attributable to the 4.1% minority interest in KMNGG that we do not own.

(2) The license for this field is held by our consolidated subsidiary NGD.

(3) The license for this field is held by our consolidated subsidiary Paitykh
    Oil.

(4) Represents reserves attributable to our 22.3% indirect equity interest in Chernogorskoye.

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[Graphics: Map of western Siberia showing KMOC's license areas and oil production and transportation infrastructure.]

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The table below shows additional information for each of the fields in which we have an interest, excluding Chernogorskoye, as of March 31, 2001.

                                                                        As of March 31, 2001
                                                                         Productive wells
                                                     Total   Producing      not currently    Suspended    Abandoned
Field name                                           wells       wells          producing        wells        wells
-------------------------------------------------------------------------------------------------------------------
East Kamennoye (1)..............................      81            28                 12          17           24
Sredne-Nazymskoye...............................      14            --                  1           9            4
Galyanovskoye...................................      16            --                  1           8            7
Potanay (1).....................................      90            29                 11          10           40
Bolshoye........................................      12            --                 --           5            7
Olkhovskoye.....................................      13            --                 --           8            5
Paitykhskoye....................................      19             2                 10           1            6
Aprelskoye......................................       5            --                 --           2            3
Tsentralnoye....................................       5            --                 --           2            3
                                                   -----     ---------   ----------------   ---------    ---------
  Total.........................................     255            59                 35          62           99
                                                   =====     =========   ================   =========    =========

---------
(1) Represents wells attributable to our consolidated subsidiary KMNGG, in which we hold a 95.9% equity interest.

As of March 31, 2001, our fields contained 50 wells that we have drilled since 1998 and 205 wells that were previously drilled predominantly by KMNGG during the time it was a Russian state exploration enterprise. Productive wells not currently producing are wells that have produced, but are awaiting work-over activity such as pump maintenance, recompletion or stimulation. Suspended wells are wells we have judged capable of production or injection, but which are awaiting further testing and/or tie-in. Abandoned wells are non-productive and have been permanently shut-in. The relatively high number of suspended wells reflects our current stock of exploration wells that, although not yet retested, may have potential for future production activity.

The licenses we hold represent 100% working interests in the fields. Accordingly, the well and acreage information presented in this prospectus is both gross and net to us, subject to the minority interest in KMNGG not owned by us.

East Kamennoye

The East Kamennoye field is located approximately 60 miles northwest of the city of Khanty Mansiysk and covers 216,462 acres. We operate this field, which contained 274.5 million barrels of proved reserves as of December 31, 2000. The field is covered by an extensive grid of 2D seismic data, and a more concentrated 3D seismic survey over the central part of the field, the former having been acquired in the late 1970s and early 1980s, and the latter in 1997 and 1998. During 1999 and 2000, we acquired 400 kilometers of infill 2D seismic over key areas of the field. Since its discovery in 1962, 81 wells have been drilled on the field. Since 1998, 23 wells have been drilled, and all of them have been successful. We plan to drill approximately 20 wells on East Kamennoye during 2001.

East Kamennoye consists of a number of independent producing formations: the shallower Cretaceous Vikulov reservoir, which contains the majority of the proved reserves, and deeper Jurassic reservoirs including the Abalak, Tyumen, and Sherkalin sands. The weathered and fractured Palaeozoic basement formation of the field may also be productive. This field is part of a much larger hydrocarbon accumulation which also includes the West Kamennoye license area. West Kamennoye is operated by TNK Nyagan, a Russian oil company.

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Oil from the East Kamennoye field is a sweet, light crude with an API quality ranging from 39 DEG. for oil extracted from the Vikulov formation to 45 DEG. for oil extracted from the Jurassic formation. The low energy Vikulov formation requires the use of pumps to extract oil while the deeper Jurassic sands currently produce under natural reservoir energy. As part of our ongoing reservoir management planning and optimization program, we will install artificial lift on wells as their performance dictates.

Oil from this field is gathered through in-field pipelines and transported to a booster pumping station where the crude is stabilized. From there, fluids are transferred to third party processing facilities at West Kamennoye, where any water and sediment is removed. From the processing facilities, the oil is transported to the main Transneft pipeline via a 75 mile spur line.

East Kamennoye is part of a group of fields that have been designated eligible for development under production sharing agreement legislation. To date, we have not pursued such an agreement. See "Regulatory framework--Sources of Regulation of Russian Oil Industry--Production sharing arrangements."

Potanay

The Potanay license area includes the Potanay and Kartopinskoye fields which are located 100 miles west of Khanty Mansiysk. We operate this license area which covers 288,863 acres and contained 25.6 million barrels of proved reserves as of December 31, 2000. Potanay is currently the largest contributor to our production, accounting for 46% of our total production in 1999 and 68% of our total production in 2000. The majority of the Potanay field is covered by a 2D seismic survey shot in 1992 and 1993 and reprocessed by us in 1999, with three small 3D surveys acquired in 1997, also being reprocessed by us. During the winter of 2001, we acquired a further 400 kilometers of 2D seismic and 60 kilometers of 3D seismic. Since its discovery in 1962, 90 wells have been drilled on Potanay, including 26 wells that have been drilled since the beginning of 1998, 25 of which were successful. We plan to drill approximately 20 new wells on Potanay in 2001.

Potanay's proved reserves are contained mostly within the Abalak and Tyumen Jurassic formations with additional hydrocarbons in the underlying weathered and fractured Palaeozoic basement. These formations contain sweet, light crude oil with an API gravity ranging from 36 DEG. to 39 DEG.. Historically, this field has been produced using natural reservoir energy only.

Production from Potanay is sent to a third party processing facility adjacent to the Transneft pipeline. From the processing facility, crude oil is transported to the main Transneft pipeline. We have constructed a 17 mile direct tie-in from Potanay to the Transneft pipeline, which we expect to be commissioned in 2001 following installation of certain metering equipment and receipt of governmental approvals. Commissioning of this tie-in will enable us to export our production independently of third-party processing services and will add capacity to accommodate production growth.

Paitykh

Our subsidiary Paitykh Oil holds the license to operate the Paitykhskoye field. This field is located ten miles west of the Potanay license area and contained
8.4 million barrels of proved reserves at December 31, 2000. To date, there have been 19 wells drilled in this field. During 2000, production commenced from one well and the crude oil is transported from the field by truck to a third party processing station during winter months. We expect to drill up to two new wells on Paitykhskoye in 2001. We also plan to construct a gathering line tie-in to the Potanay field which will facilitate year-round production.

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Right Bank Fields

Our subsidiary NGD holds the licenses to operate the Right Bank fields, which are comprised of six separate fields: Aprelskoye, Bolshoye, Galyanovskoye, Olkhovskoye, Sredne-Nazymskoye and Tsentralnoye. Together, they contained approximately 103.7 million barrels of proved reserves, or 25% of our total proved reserves as of December 31, 2000. Of these fields, the two largest are Sredne-Nazymskoye, with 41.0 million barrels of proved reserves, and Galyanovskoye, with 32.3 million barrels of proved reserves at December 31, 2000.

These fields are all located to the north and east of the Ob River with the northern-most field, Olkhovskoye, 150 miles north of the city of Khanty Mansiysk. The reserves are contained in multiple Jurassic and Cretaceous reservoir layers.

These fields were discovered between 1982 and 1987 and a total of 65 wells have been drilled since their discovery. However, due to lack of infrastructure, none of these wells are producing. Development of these oil fields will require the construction of extensive infrastructure, including gathering and processing systems and pipelines. During 2001, we plan to drill new wells, test existing wells, and acquire additional seismic studies for the area.

Chernogorskoye

We have a 22.3% indirect equity interest in Chernogorskoye, the operator of the Chernogorskoye field. Our attributable share of proved reserves of this field as of December 31, 2000 was 8.0 million barrels. Our attributable share of production from this field was 2,441 barrels per day in 1999 and 1,915 barrels per day in 2000.

Located approximately 250 miles east of the city of Khanty Mansiysk, Chernogorskoye's reserves are contained in Jurassic and Cretaceous reservoirs. Chernogorskoye's crude has a gravity and average well productivity similar to that at East Kamennoye.

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ACREAGE

The following table shows our proved and proved developed acreage as of December 31, 2000. The data in the following table includes acreage attributable to the 4.1% minority interest in KMNGG, but excludes acreage attributable to our 22.3% indirect equity interest in Chernogorskoye.

                                                                  Total                 Proved
                                                                license     Proved   developed
Field name                                                      acreage    acreage     acreage
----------------------------------------------------------------------------------------------
East Kamennoye (1)..........................................    216,462    78,587       4,094
Sredne-Nazymskoye (2).......................................    185,821    14,694       2,212
Galyanovskoye (2)...........................................    302,553     9,701       1,068
Potanay (1).................................................    288,863     9,086       6,182
Bolshoye (2)................................................    205,491     6,586         712
Olkhovskoye (2).............................................    165,065     3,204         801
Paitykhskoye (3)............................................     93,899     3,204       1,246
Aprelskoye (2)..............................................    172,132     1,602         200
Tsentralnoye (2)............................................     95,728       790         158
                                                              ---------   -------    --------
  Total.....................................................  1,726,014   127,454      16,673
                                                              =========   =======    ========

----------

(1) The license for this field is held by KMNGG, a subsidiary in which we hold a 95.9% equity interest.

(2) The license for this field is held by NGD.

(3) The license for this field is held by Paitykh Oil.

DRILLING ACTIVITY

The following table shows the number of wells we drilled during each of the last three fiscal years and the quarter ended March 31, 2001 in our fields. This table includes data attributable to all of our consolidated subsidiaries although we did not hold 100% of the outstanding stock of some of such subsidiaries, but does not include data attributable to our 22.3% indirect equity interest in Chernogorskoye.

                                                            Exploratory
                                                Exploration              Appraisal              Development
                                           ---------------------   ---------------------   ---------------------
                                           Productive        Dry   Productive        Dry   Productive        Dry      Total
---------------------------------------------------------------------------------------------------------------------------
Quarter ended March 31, 2001.............          --      --               1      --               1      --           2
Year ended December 31, 2000.............           1      --               6      --              25      --          32
Year ended December 31, 1999.............          --      --              11      --               3      --          14
Year ended December 31, 1998.............          --      --               1       1              --      --           2
                                           ----------     ---      ----------     ---      ----------     ---       -----
  Total..................................           1      --              19       1              29      --          50
                                           ==========     ===      ==========     ===      ==========     ===       =====

2001 INVESTMENT PROGRAM

For 2001, we have budgeted approximately $80 million for capital expenditures, focused mainly on the Potanay and East Kamennoye fields. We have allocated approximately 50% of this amount for drilling approximately 50 new wells. We allocated approximately 30% to infrastructure development, which includes the commissioning of in-field processing at Potanay (including a company-owned

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pipeline connection to the main Transneft system), pre-investment in the construction of in-field processing facilities at East Kammenoye and a spur line tie-in to the Transneft system.

Additionally, in 2001, we intend to initiate water injection to further enhance the recovery from the Potanay field if ongoing reservoir pressure measurements indicate that this is necessary. At the current time however, a significant level of natural pressure support has been recorded in the field. This program will initially be focused on the northern area of Potanay and may be later further expanded into other areas.

We intend to increase our appraisal activity on the Right Bank fields, in particular, Sredne-Nazymskoye and Galyanovskoye. Work on these fields will focus on optimizing well productivity and delineation and extension of our proved reserves through a program of geological and seismic studies, re-testing existing wells and drilling of new wells.

The aggregate level of capital expenditures in 2001, as well as the allocation of such expenditures, are dependent, in part, on factors beyond our control. Accordingly, actual levels of capital expenditures and the allocation of those expenditures may vary materially from our budgeted allocations.

In addition, due to the effects of severe weather conditions and other seasonal changes that affect the climate and terrain where our fields are located, our operations may occasionally be hampered, and the implementation of the various stages of our investment program may be subject to delays. The current lack of year-round access roads to our fields, the climate and topography of the Khanty Mansiysk region, present limitations on our ability to access our fields and facilities during certain times of the year. In particular, during summer and early fall, our fields are partially flooded due to the thawing of the surrounding waterways that are frozen during the winter months. Hence, our operating activity may be constrained during these periods when field access is limited. However, production from wells that have already been tied into our gathering facilities will generally not be affected by these seasonal changes, except to the extent of limitations on our ability to access a well to perform remedial work.

TRANSPORTATION

We transport our crude oil through the pipeline system owned and operated by Transneft. Crude oil from our wells in the East Kamennoye and Potanay fields is collected by our gathering systems and shipped for treatment. At Potanay, we are currently installing facilities which will allow us to ship our oil directly to Transneft, avoiding the need for third-party treatment. East Kamennoye crude oil is shipped to the processing facilities at West Kamennoye. Several remote wells at the Paitykhskoye field are not connected to pipelines and only become accessible during the winter via winter roads. Crude oil from the Paitykhskoye field is currently gathered by truck and transported to a third party processing facility.

Treated oil from the processing facilities is delivered to Transneft, where it is held in storage awaiting final shipment into the pipeline system. We execute an agreement with Transneft, setting the quantity of oil accepted for transportation. Upon delivery of our oil to the pipeline system, we inform Transneft of the delivery destination and Transneft initiates shipment or keeps the oil in storage for subsequent delivery. The first seven days of storage are free of charge, and thereafter as necessary, we pay a rouble-denominated storage fee to Transneft for each ton per day.

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MARKETING

From Transneft's storage facilities, we follow these steps below as part of our marketing process:

Export Sales

In the case of our export sales:

- we prepay for foreign transit (if any) and prepay customs charges to Russian authorities and transportation and dispatch fees to Transneft.

- we present proof of foreign transit, customs, transportation and dispatch prepayment to Transneft, which issues route assignment and initiates transportation to sales point at border or Baltic/Black Sea port.

- typically, our oil reaches the border or port within 20 days from issuance of route assignment. Transneft and the buyer's representative sign a Delivery & Acceptance Act document, or DAA, specifying volume delivered and delivery date, as well as details of crude oil quality.

-   we pay excise tax to Russian authorities within 30 days of the date of DAA.

- the buyer pays Spinnaker according to contract terms. Payment to Spinnaker is made in U.S. dollars, typically within 30 days. Upon receipt of funds, Spinnaker pays our Russian subsidiaries.

Domestic Sales

In the case of our domestic sales:

- we conclude a sales contract with a domestic buyer, typically stipulating 100% prepayment for oil and transfer of title at entry into the pipeline system.

- Transneft issues a payment order for transportation of oil volumes covered in the contract after receipt of our written instruction for the issuance of this payment order and the buyer's confirmation of ability to accept the shipment, as provided in writing by the domestic refinery of destination.

- within three days of the payment order, the buyer pays Transneft for the transportation expenses covered in the payment order and prepays us for the oil to be delivered. We instruct Transneft to issue a route assignment.

- oil is shipped to the designated refinery on the basis of the route assignment issued by Transneft.

The following table shows our deliveries in barrels for each of the years ended December 31, 1998, 1999 and 2000 and for the three months ended March 31, 2000 and 2001 in each location where we sold our oil and reflects all of our deliveries from our consolidated subsidiaries, although we did not

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hold 100% of some of such subsidiaries, and does not reflect our 22.3% indirect equity interest in Chernogorskoye.

                                                                                                               Three months
                                                                                                                  ended
                                                                      Year Ended December 31,                   March 31,
                                                                    1998          1999          2000          2000          2001
Location                                                                           (in thousands of barrels)
--------------------------------------------------------------------------------------------------------------------------------
Poland....................................................        656            469           270            --            --
Germany...................................................        143            912         1,994           417           355
Tuapse....................................................         --             --           577            --           268
                                                                  ---          -----         -----         -----         -----
  Total International.....................................        799          1,380         2,842           417           623
                                                                  ===          =====         =====         =====         =====
Russia....................................................         95             --            --            --           507
                                                                  ---          -----         -----         -----         -----
  Total...................................................        894          1,380         2,842           417         1,130
                                                                  ===          =====         =====         =====         =====

----------

Note: Amounts may not total due to rounding.

The difference between deliveries and production in a given period is due to the up to one month lag between when oil is produced and when it is sold for export, as well as approximately 0.6% of shrinkage within Transneft.

During the four-year period that ended on December 31, 2000, KMNGG benefited from special export rights that allowed it to export 100% of its oil production. These rights expired on December 31, 2000, as expected. Under the existing oil export system, we are entitled to receive, and did receive during the first quarter of 2001, an export allocation for approximately 30% of our production. In addition, in the first quarter of 2001, KMNGG applied to the Ministry of Energy for inclusion in the "Interim Procedure for Defining Export Volumes for Small and Medium Oil Producing Organizations," under which companies that produce up to one million tons of oil per annum and meet specified levels of capital expenditure and production growth, can receive an additional export allocation grant of up to 40% of its production. This grant would be in addition to the 30% export allocation that is generally available to all Russian oil producing companies. Under this program, KMNGG received additional export allocations for approximately 30% of its production in both the first and second quarters of 2001, and, subject to quarterly review, expects to qualify for such additional allocations through the remainder of 2001. Although we will likely sell the balance of our production in the Russian market, we may consider, if economically feasible, alternative opportunities that would enable us to acquire additional export allocations through commission sales.

We have a trading and marketing subsidiary, Spinnaker Trading Limited, that arranges export sales of our oil on a monthly basis, usually to buyers in Poland, Germany or the Black Sea port of Tuapse. In the first quarter of 2001, we sold approximately 57% of our exports to Altex Handels und Beratung, for delivery to Germany, and approximately 43% to Glencore at Tuapse. Domestic crude oil prices are normally lower than global market oil prices when measured on a netback basis. We continue to monitor domestic crude oil prices and develop our domestic marketing channels, in order to take advantage of domestic pricing opportunities. See "Risk factors--Risks Relating to our Operations--We sell a significant portion of our oil in the Russian market, where prices have historically been lower than in the international market, which may affect our revenues."

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COMPETITION

We compete with Russian oil and gas companies for the equipment, labor and capital required to develop and operate our properties. We are also dependent at certain stages of our operations on services provided by our competitors. For example, we rent capacity in processing facilities owned by other Russian oil companies to process our oil, and we access the Transneft pipeline through connecting pipelines owned by such companies.

We also compete for the acquisition of oil licenses and properties. Our ability to increase reserves in the future will depend, in part, on our ability to select and acquire suitable producing properties or prospects for exploratory drilling. Generally, licenses are awarded by tender or auction held jointly by the Ministry of Natural Resources of Russia and a relevant regional or local authority.

Finally, to the extent we sell oil in the Russian market, we compete for potential buyers such as refineries, some of which may be owned by our competitors.

EMPLOYEES

As of March 31, 2001, we had 561 employees. We believe that our relations with our employees are satisfactory.

LEGAL PROCEEDINGS

We have been, and continue to be, from time to time, the subject of various legal proceedings and adjudications, none of which have had, or are expected to have, a material adverse effect on us.

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RUSSIAN LEGAL SYSTEM

The current legal system in Russia has experienced frequent and severe changes in the last ten years. Several fundamental Russian laws have only recently been adopted, including:

- the first and second parts of the Civil Code of the Russian Federation (effective January 1995 and March 1996, respectively);

-   the Russian Federal Law on Joint Stock Companies (effective January 1996);

- the Russian Federation Law on Production Sharing Agreements (effective January 1996);

-   the Russian Federal Law on the Securities Market (effective April 1996);

-   the Criminal Code of the Russian Federation (effective January 1997);

-   the Russian Federal Law on Insolvency (Bankruptcy) (effective March 1998);

- the Russian Federal Law on Limited Liability Companies (effective March 1998); and

-   the Russian Federal Law on Foreign Investment (effective July 1999).

SOURCES OF REGULATION OF RUSSIAN OIL INDUSTRY

Privatization

Presidential Decree 1403 issued on November 17, 1992 established the framework for the privatization of Russian oil companies and the basis for the transformation of state-owned exploration, production, distribution, and refining enterprises into private companies. Through this framework, most of Russia's production, processing, and exploration companies were privatized by 1997. The government is currently selling its remaining interest in previously partially privatized entities.

The Russian general privatization legislation is composed of a number of legislative and governmental acts, including:

- The Civil Code of the Russian Federation, which establishes general requirements for corporate transactions (including those related to privatization), performance of transactions and grounds for their invalidity;

- The Russian Federal Law on Privatization, effective August 1997, which establishes legal and organizational grounds for privatization of state and municipal property; and

-   Russian Federal laws on the privatization of state property.

The privatization laws permit challenges on the basis of violation of applicable regulations and procedures.

Federal, Regional And Local Regulatory Authorities Governing Oil And Gas Licensing And Operations

At the federal level, regulatory authority over the oil industry is divided primarily between the Ministry of Energy and the Ministry of Natural Resources. The Ministry of Energy sets governmental policy for the industry and regulates and controls the activities of oil and gas companies. The Ministry of

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Natural Resources is involved in the licensing of subsoil resources and also regulates exploration and geological prospecting for the oil and gas industries. The Russian Federation Governmental Committee "On the Issues Related to the Use of Oil and Gas Pipeline" coordinates the activities of various federal executive agencies to address issues in the oil industry, including, among others, issues related to pipeline access. The Federal Energy Commission sets tariffs for transportation within the Transneft pipeline system. Russian Federal legislation also provides autonomy to regional authorities to exercise rights with respect to the use of natural resources and provides that the use of the subsoil is under the joint jurisdiction of federal and regional authorities.

Generally, regional authorities with jurisdiction over the specific area in which an oil and gas project, pipeline, refinery or other enterprise is located have substantial authority. Regional authorities execute subsoil production licenses together with the Ministry of Natural Resources. These various authorities usually control local land-use allocations and have authority over local taxation.

Subsoil Production Licenses

Under the Subsoil Law and Regulations, subsoil production licenses were previously granted for 20 years. However, as of January 2000, subsoil production licenses are granted for the term of operation of the deposit, calculated on the basis of a feasibility study for the development of the natural resource deposits providing for the rational use and protection of the subsoil. Generally, licenses are awarded by tender or auction held jointly by the Ministry of Natural Resources and the relevant regional authority. Licenses are nontransferable, except in certain limited circumstances specified by the Subsoil Law. A subsoil production license gives its holder exclusive production rights to an identified area (including subsurface zones) for the term of the license.

A license holder has the right to develop and sell oil extracted from the license area. The Russian government, however, retains ownership of all subsoil resources at all times, and the license holder only has rights to the crude oil when extracted.

The licenses generally require the license holder to make various commitments, including:

-   annual extraction of an agreed upon target of reserves;

- conducting agreed upon drilling and other exploratory and development activities;

-   protecting the ecology in the fields from damage;

- maintaining various agreements with local communities living on or near the fields;

-   regularly submitting formal progress reports to regional authorities; and

-   paying certain royalty and land use taxes when due.

We currently conduct our operations under nine production licenses held by our subsidiaries, KMNGG, NGD and Paitykh Oil, and hold an indirect 22.3% equity interest in Chernogorskoye,

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which holds one production license. The following table shows the license expiration year for each of our fields.

                                                                      License
Field name                                                    expiration date
-----------------------------------------------------------------------------
East Kamennoye..............................................             2013
Sredne-Nazymskoye...........................................             2018
Galyanovskoye...............................................             2018
Potanay.....................................................             2014
Bolshoye....................................................             2018
Olkhovskoye.................................................             2018
Paitykhskoye................................................             2014
Aprelskoye..................................................             2018
Tsentralnoye................................................             2018

The Regulations on Procedure for Licensing Subsoil Use and the Subsoil Law provide that upon the expiration of a license, it may be renewed at the initiative of the license holder and at the discretion of the licensing authorities, provided that the license holder observes the provisions of the license and the deposit still contains extractable reserves. We believe that we will be in compliance with the terms of our licenses as of the respective dates of their expiration, and there will be remaining reserves that can be extracted. Additionally, the Subsoil Law was changed in January 2000 to allow licenses to be granted for the term of the operation of the deposit. Since the law applies both to new licenses and the renewal of licenses, we believe that our licenses will be renewed upon their expiration for the remainder of the productive life of each respective field.

At the time we acquired KMNGG, NGD and Paitiykh Oil, each of these companies were not in compliance with the terms of their licenses, including their failure to satisfy their drilling, seismic acquisition, ecological planning and production metering requirements, due to the lack of investments and field activity prior to our acquisition.

Each license holder undergoes periodic reviews by the Khanty Mansiysk governmental entities responsible for ensuring compliance by subsurface license users with the terms of their licenses and applicable legislation. We have received notices and meeting minutes from regional authorities that have alleged areas of non-compliance with the terms of our licenses, such as the failure to perform scheduled drilling and geological exploration activities, and violations of ecological standards established by local ordinances. We have proposed ways in which the areas of non-compliance might be corrected or mitigated. In response to such notices, we have engaged the authorities in negotiations over the timing and focus of certain investments in an effort to remedy our non-compliance. We believe that we have addressed many of the areas of non-compliance in our capital budget for 2001 and believe that our capital expenditures planned for 2001 will significantly reduce the extent of non-compliance within these licenses. See "Management's discussion and analysis of financial condition and results of operations."

Since we acquired KMNGG, which holds the licenses to our principal operating fields, East Kammenoye and Potanay, and Paitykh Oil, which holds the license to the Paitykhskoye field, we have conducted extensive analysis of geological and geophysical data and, based on our interpretations of that data, undertaken appraisal and development programs at these fields. With respect to our activities in the Potanay and East Kamennoye license areas, we have made significant progress towards remedying the preexisting areas of non-compliance described above and believe that we are now in compliance in all material respects with the terms of these licenses. We have also made substantial progress in remedying the areas of non-compliance on our Paitykhskoye license and believe that we are

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nearing compliance on this license in all material respects as well. In particular, the primary areas of non-compliance with respect to the Paitykhskoye license relate to the drilling of additional wells. We have allocated funds to drill additional wells in order to bring this license into compliance.

In addition, we have commenced appraisal and development activities at our Sredne-Nazymskoye and Galyanovskoye fields, which are operated by NGD. The primary areas of non-compliance with respect to the licenses for these two fields relate to drilling new wells and acquiring additional seismic data, each of which will require that we make additional capital investments in these fields. Our 2001 investment program includes substantial investments in the continued development of all of the fields mentioned above, which in the aggregate constitute approximately 91% of our proved reserves.

The Bolshoye, Olkhovskoye, Aprelskoye and Tsentralnoye fields operated by NGD, which in the aggregate contain another 7% of our proved reserves, are located farther from existing infrastructure than our other fields and are therefore at earlier stages of development. The investment requirements included in the Bolshoye, Olkhovskoye, Aprelskoye and Tsentralnoye licenses provide for specific exploratory work to be undertaken through 2002. Currently, we are not in compliance with certain requirements under the licenses for these fields, including drilling, seismic acquisition and exploration. We believe that in order to become compliant with the material terms of each of these licenses, we will need to make additional capital investments in these fields to retest existing wells, drill new wells, conduct exploratory works and acquire additional seismic data. We have engaged the authorities in negotiations over the timing and focus of our investments in these fields in an effort to remedy areas of non-compliance.

A licensee can be fined for failing to comply with the subsoil production license and the subsoil production license can be revoked, suspended, or limited in certain circumstances, including:

- a breach or violation by the licensee of material terms and conditions of the license;

- repeated violation by the licensee of the subsoil regulations or environmental legislation;

- failure by the licensee to commence operations in accordance with the license;

-   a determination by the government that an emergency situation has occurred;

- upon the emergence of a direct threat to the life or health of people working or residing in the area affected by the license; or

-   the liquidation of the licensee.

Accordingly, we cannot assure you that one or more of our licenses will not be revoked, suspended or limited, notwithstanding the remedial actions we have taken or have proposed to take in the future. Any such revocation, suspension or limitation of our rights under our licenses may result in a reduction in the size of our reserves and/or have a material adverse effect on the conduct of our operations and our revenues. See "Risk Factors--Our licenses may be suspended, amended or revoked prior to their expiration."

The license to the East Kamennoye field is subject to an agreement with ANK "Yugraneft," or Yugraneft, a Russian joint stock oil company operating in East Kamennoye, on the principles regarding the field's exploration, development and production. This agreement relates to the Neocomian layer of the subsurface and requires that the parties jointly finance operations on that layer, and provides that KMNGG and Yugraneft share the extracted production, equally or otherwise based on the actual amounts financed by the parties. Our production, reserves and development plans in the East Kamennoye field are currently confined to the Jurassic reservoir and Vikulov formation of the Cretaceous reservoirs. On February 2, 1998, we received confirmation from the Committee on

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Reserves of the Ministry of Natural Resources that the Neocomian layer is independent of other Cretaceous layers for purposes of subsoil usage. To date, there has been no work financed or conducted on the Neocomian layer of the East Kamennoye field by either KMNGG or Yugraneft, and we currently do not believe this area to be productive.

In addition, Russian law requires that in the event a license is granted for an area smaller than the field in which such area is located, a single coordinator must be designated for the whole field. However, Russian law does not provide guidance on the specific functions to be exercised by such coordinator. KMNGG holds the license to the East Kamennoye field and open joint stock company "Kondpetroleum" is the registered holder of the license to the West Kamennoye field. Both of these fields, in turn, are part of the Krasnoleninsk group of fields. The license to the East Kamennoye field provides that the development coordinator of the field is Kondpetroleum. In late 1999, TNK Nyagan purchased all assets of Kondpetroleum in bankruptcy. To date, there have been no activities undertaken by Kondpetroleum or its successor in its role as coordinator. Because the East Kamennoye license does not define the rights and duties of the development coordinator, it is unclear how the East Kamennoye license area may be affected in the event of coordination.

The license to the Potanay field includes a protocol signed between PO "Uraineftegaz," a Russian production enterprise of Lukoil in western Siberia, and KMNGG dated April 6, 1993, providing that in 1993 and 1994 Uraineftegaz was to act as operator for the commencement of geological exploration and development work on the Potanay field, subject to further agreement with KMNGG. During 1993 and 1994 and through the date of this prospectus, Uraineftegaz has not sought to negotiate with KMNGG in furtherance of these terms.

Land Use Permits

In addition to a subsoil production license, permission to use surface land within the specified licensed area is necessary and is normally granted by the regional authority of the location of the land. In the event the subsoil resources are subsequently discovered to extend beyond the original scope of the license, it is usually necessary to obtain an amendment to the license to expand the subsoil and land use rights associated with it.

Land use permits are typically issued with respect to specified areas of operation, upon the submission of standardized reports, technical studies, prefeasibility studies, budgets and impact statements completed by designated Russian institutes or specialist firms. A land use permit generally requires the holder to make lease payments and to revert the associated land to a condition adequate for future use, at the licensee's expense, upon the expiration of the permit.

Our subsidiaries hold land use permits to carry on their business as currently conducted within the area of each of our nine licenses.

Fees Payable By A Subsoil Production Licensee

The Subsoil Law and Regulations provide for the basic framework of taxes applicable to license holders. It includes royalties, a one-time license fee, excise taxes for certain premium resources, and payments to a fund for resource development. These royalties, taxes, fees, and payments are in addition to general tax obligations and duties that may be applicable to the licensee. See "--Taxation and Duties--Royalty Payments and Oil-Related Taxes."

In addition, pursuant to special export rights that expired in December 2000, we were permitted to sell 100% of our production in the export market subject to the requirement that we use up to 50%

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of the additional profits realized pursuant to this special export right to finance geological and exploratory activities. These activities may be undertaken by us, or be transferred to appropriate Russian authorities in the form of a cash payment or the delivery of geological and exploratory data or other assets acquired and owned by us. Based on discussions and agreements with government authorities, we believe that our obligations under this special export arrangement will be satisfied by the delivery of seismic and geological data and certain other assets, and the payment of the balance of the obligation in cash. In the event the agreed upon method of satisfying our obligation is subsequently determined to be invalid, we could incur additional costs.

Environmental Protection

Our operations are subject to extensive national, regional and local environmental laws and regulations. These laws and regulations set various standards for health and environmental quality, provide for penalties and other liabilities for the violation of such standards, and establish, in certain circumstances, obligations to remedy current and former facilities and off-site locations.

The Ministry of Natural Resources is responsible for the administration and compliance of environmental regulations affecting the Russian oil industry. A typical license review involves annual reviews of compliance to environmental standards and the administration of any penalties, fines or remediation work.

The Russian Federal Law on Environmental Protection (effective December 1991), as amended, establishes a "pay-to-pollute" regime administered by the Ministry of Natural Resources and local authorities. Charges are assessed annually for exceeding agreed limits on emissions and effluents. These charges are currently low in relation to the cost of environmental protection equipment. However, we cannot assure you that such charges will not increase significantly in the future.

Natural resource development matters are subject to periodic environmental evaluation. While these evaluations have in the past generally not resulted in substantial limitations on natural resource exploration and development activities, they are expected to become increasingly strict in the future.

We have received, from time to time, and anticipate receiving in the future, notices and meeting minutes from regional authorities that allege that we have violated certain environmental laws. We have worked and will continue to work with each of these authorities to address such allegations.

In addition, the Subsoil Law and Regulations provide that a subsoil license must include a provision establishing the procedure for the restoration of the site and re-cultivation of the land upon termination, relinquishment or expiration of the subsoil license. This procedure generally requires the licensee to submit to the regional authorities, for their approval, a proposed plan detailing the timeframe and actions the licensee will undertake to restore the site and re-cultivate the land.

Gas Flaring Operations

We are currently flaring a substantial portion of the gas produced from our fields, for which we are subject to insubstantial amounts of state-imposed charges for excess gas flared. These charges are levied in accordance with regulations of the Ministry of Natural Resources and of the Russian federal government. In order to reduce or eliminate our gas flaring practices, where possible, and at the same time improve the supply of electricity to the region, a feasibility study regarding the extraction of the gas and liquids from the oil stream and the construction of an electric generation facility which would use the gas to produce electricity has been initiated with respect to certain of our fields. In particular,

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we have recently completed construction of such a facility on the Potanay field, where we have been using approximately 20% of the produced associated gas at such field for the production of electricity.

Quotas

Export quotas for oil producing companies are prepared by the Ministry of Energy and presented for consideration and final approval to the Russian Federation Governmental Committee "On the Issues Related to the Use Of Oil and Gas Pipeline." Exporters must submit to the Ministry of Energy their projected production volumes and requested destinations on a quarterly basis in order to obtain a quota. Generally, each exporter is notified of its quota 15 to 20 days prior to the start of each quarter. Russian oil producing companies are usually allocated a quota to export approximately 30% of their production. In addition to this 30% allocation, KMNGG has applied for and received additional export allocations under the "Interim Procedures for Defining Export Volumes for Small and Medium Oil Producing Organizations" which is a program by which companies that produce up to one million tons of oil per annum and meet specified levels of capital expenditure and production growth can receive an additional export grant of up to 40% of production. Under this program KMNGG received additional export allocations for approximately 30% of its production in both the first and second quarters of 2001. These additional export allocations are granted on a quarterly basis, after a review of eligibility requirements by regulatory authorities. See "Risk factors--Risks Relating to our Operations--We are required to sell a significant portion of our oil in the Russian market, where prices have historically been lower than in the international market and may affect our revenues."

Oil Blends

Transneft currently does not have a quality bank system to compensate producers for differences in the quality of their crude production. The oil we produce enters the Transneft pipeline and is blended with oil produced by other companies. The sales we make in the export market are sales of an oil blend that results from such combination, the Urals blend or Siberian Light, both of which are typically of a lower quality than our oil. See "Risk factors--Risks Relating to the Russian Federation--The quality of oil credited to us in the export pipeline may decline, which would decrease the price at which we could sell our oil," and "Business--The Russian Oil Industry."

Transneft

Approximately 90% of the oil produced in Russia is transported through Transneft, a state-owned monopoly oil pipeline owner and operator. Transportation of oil is based on annual contracts with Transneft and its subsidiaries, which set forth the basic obligations of the contracting parties, including the right of Transneft to blend or substitute our oil with oil of other producers. Transneft collects on prepayment terms a rouble tariff on domestic shipments and an additional hard currency tariff on exports. The Federal Energy Commission periodically reviews and determines the tariff rates applicable for each segment of the pipeline. We currently pay between $1 and $2 per barrel in transportation costs for our exports, depending on field of origin and the destination. The Druzhba pipeline, which is operated by Transneft in Russia and extends from central Russia to end markets in Poland, Germany, Hungary and Slovakia, has throughput capacity of approximately 1.5 million barrels of oil per day, and currently accommodates approximately 45% of total Russian exports.

Oil from our wells in the East Kamennoye and Potanay fields is collected by our gathering systems and shipped to third parties for treatment. Several remote wells not connected to pipelines become accessible during the winter. Oil from these wells is gathered by truck and transported to a third-party

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treatment facility. At the end of each month, treated oil is delivered to the regional Transneft subsidiary where it is held in storage awaiting final shipment into the pipeline system. Upon delivery of our oil to the storage facilities, we inform Transneft of the delivery destination, and Transneft initiates shipment or keeps the oil in storage for subsequent delivery.

Production Sharing Arrangements

The Russian Federal Law on Production Sharing Agreements, effective
January 1996, sets forth general principles for investment in the exploration and production of minerals on the basis of "production sharing."

A production sharing agreement is a contract between a host country government and an investor in which the investor agrees to bear the costs and risks of exploration and production of a mineral resource and the parties agree to share the output in predetermined shares. Production sharing agreements aim to reduce an investor's risk by providing a stable legal and fiscal framework for long-term and large investments.

To date, four production sharing agreements are in effect in Russia. These were enacted by special legislation prior to the effectiveness of the Russian Federal Law on Production Sharing Agreements. Since the new law was enacted, the legislature has approved a number of oil fields as eligible for production sharing agreements and none of these yet hold an effective production sharing agreement. The legislation and rules implementing production sharing agreements are still not fully effective.

The East Kamennoye field is located within the larger Krasnoleninsk oil field which is on the first list of five oil fields that were approved by the legislature as eligible for production sharing agreements. Furthermore, because the field was in operation at the time of enactment of the Law on Production Sharing Agreements, it is possible for us to enter into such an agreement without a tender, subject to a joint decision by the Russian government and the regional government. If we elect to seek application of production sharing agreements at our East Kamennoye field, we will be required to negotiate and obtain approval of such agreement with the relevant governmental authorities.

EXCHANGE CONTROLS AND REPATRIATION

Russian legislation on currency controls generally allows:

- foreign investors to transfer abroad income received from investments in Russia (including profits, dividends, and interest) after payment of all applicable taxes and duties; and

- legal entities to convert roubles into foreign currency for purposes of making dividend and interest payments.

Foreign currency may be freely exchanged for roubles in Russia. However, the exchange of roubles for foreign currency in Russia is restricted, and roubles may not be transferred or exchanged outside of Russia. Russian residents (including permanent residents in Russia and corporate entities incorporated under Russian law, like KMNGG, NGD and Paitykh Oil) are required to repatriate 100% and convert 75% of foreign currency proceeds from exports into roubles. These entities may also exchange roubles for foreign currency if they can document "current" foreign currency transactions (including payments of interest and dividends), or if they have authorization from the Central Bank of the Russian Federation to engage in other foreign currency transactions. Nonresidents may convert foreign currency into roubles, but may only do so through rouble accounts, which are subject to strict regulations.

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The currency exchange rules govern transactions in foreign currency and currency instruments between Russian residents and between residents and nonresidents. Russian currency legislation distinguishes between "current" foreign exchange transactions and foreign currency transactions involving "movement of capital."

"Current" And "Movement Of Capital" Transactions

"Current" foreign currency transactions generally may be freely carried out between residents and nonresidents. "Movement of capital" transactions in foreign currency, including the provision and receiving of loans for more than 180 days, deferral of payment for more than 90 days under export or import transactions, the purchase and sale of securities denominated in foreign currency and real estate transactions, generally require a license from the Central Bank. The law stipulates that a license is required for Russian residents involved in such "movement of capital" transactions. Cash transactions in foreign currency are generally prohibited within Russia. Permissible payments in foreign currency must be made by means of wire transfers.

Rouble "Convertible" Accounts

Foreign investors that are legal entities may purchase rouble-denominated shares from Russian residents with settlement in roubles through a special rouble "convertible" account. Foreign investors may also use rouble "convertible" accounts to receive rouble proceeds from investments in rouble-denominated shares (profit, dividends, and proceeds from the sale of such rouble-denominated shares). With certain limited exceptions, roubles received into rouble "convertible" accounts may be converted into foreign currency and subsequently repatriated, subject to payment of all applicable taxes and duties. Russian tax legislation currently requires a foreign investor to file a "notification" with the tax authorities prior to opening such a rouble "convertible" account.

BANKRUPTCY LEGISLATION

Pursuant to the current Russian Federal Law on Insolvency (Bankruptcy), any creditor may commence a bankruptcy action against a debtor if the debtor owes the creditor an equivalent of, or more than, approximately $1,750 for a period of three months or longer.

TAXATION AND DUTIES

Prevailing Uncertainty In The Russian Tax System

From its inception in late 1991, the Russian tax system has been characterized by rapid and unpredictable changes, with numerous taxes being introduced at different levels of government. The government has an acute need for revenues because of the deficit in public finance at all levels. Tax laws have changed repeatedly, without warning, and sometimes retroactively. The nature and amount of taxes applicable to a business's activities could ultimately be very different from what was expected. Widespread noncompliance with tax laws and inconsistent enforcement by the tax authorities contribute to the system's inefficiency.

However, recent legislative changes have improved the Russian tax system. In particular, Part One of the Tax Code, which became effective on January 1, 1999, and four chapters of Part Two of the Tax Code, which became effective on January 1, 2001, have strengthened taxpayers' rights and lowered the tax burden. But despite these positive changes, many taxpayers in Russia continue to be subject to uncertainties regarding the application of tax laws and an excessive tax burden.

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Tax Registration

Entities carrying on commercial activities in Russia must register with local tax inspectorates. They are generally required to submit monthly, quarterly, or annual tax declarations for a number of separate taxes and fees, quarterly and annual financial statements, and also statistical information.

Profit Tax

There is a single profit tax system, but the rates are split between payments to the federal, regional, and local governments. Profit tax is currently assessed at a federal rate of 11% and a regional rate that may be set according to regional legislation for most types of businesses at between 0% and 19%. As of January 1, 2001, local governments may set a local profit tax rate of up to 5%. For most enterprises, the overall rate will range between 11% and 35%. The statutory profit tax rate for our Russian subsidiaries is currently 35%.

A Russian company engaged in material production activities, such as our Russian subsidiaries, may fully deduct, subject to certain limitations, the cost of its capital investments from its taxable profit in the year the costs are incurred. A company's capital investment deduction for any particular year is equal to the amount of the company's qualifying capital investments during the year less the company's overall depreciation expense for such year. However, this deduction for a year may not, when combined with certain other deductions, reduce taxable profit for the year by more than 50%. Our Russian subsidiaries have historically been able to take full advantage of these investment tax credits. Therefore, our effective tax rate is currently 17.5%.

Value-Added Tax And Import Customs Duties

A value-added tax of 20% (10% in the case of food and children's goods) is imposed on the customs value of imports of goods into Russia, and on domestic supplies of goods, works and services. Exports of goods, except exports to other Commonwealth of Independent States, or CIS, countries, are generally exempt from value-added tax. However, from July 1, 2001, exports to other CIS countries will also be exempt from value-added tax, except for oil and natural gas, which will remain subject to Russian value-added tax.

An exemption from value-added tax is available for certain goods imported as contributions to the charter capital of Russian companies. During 2000, this exemption was applied to fixed assets used in production activities. As of January 1, 2001, this exemption was modified to apply only to assets qualifying as technological equipment.

Import customs duties are imposed at rates from 5% to 20% on a wide range of imports. Fixed assets used in production activities that are imported as contributions to the charter capital of Russian companies are exempt from import customs duties.

Turnover Taxes

Historically, most businesses in Russia have paid two "turnover taxes" based on their sales revenues: the road user tax and the tax for support of the housing fund and facilities of socio-cultural infrastructure, or housing tax. Generally speaking, the road user tax has been imposed at a rate of 2.5% and the housing tax has been imposed at a rate of 1.5%.

As of January 1, 2001, the 1.5% housing tax was repealed and the road user tax was reduced to a rate of 1%. From January 1, 2003, the road user tax will be repealed.

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72

Regulatory framework
--------------------------------------------------------------------------------

Social Security Contributions For Employees

Historically, social security contributions were payable by employers to four different extra-budgetary funds (the Pension Fund, Social Insurance Fund, Medical Insurance Fund and Employment Fund) at the aggregate rate of 38.5% of gross payroll. In addition, employees were subject to a Pension Fund contribution equal to 1% of their wages.

As of January 1, 2001, these social security contributions were replaced by a unified social tax assessed on employers on their gross payroll according to a regressive rate schedule ranging from 35.6% to 5% (2% from January 1, 2002), depending on the level of employees' wages. In the first quarter of 2001, we paid taxes equivalent to approximately 21% of our applicable payroll.

In addition to the unified social tax, employers are liable for obligatory contributions to the Social Insurance Fund for insurance connected to work-related injuries and diseases at rates ranging from 0.2% to 8.5%, depending on the type of activity carried out by the employer.

Local And Regional Taxes

In addition to the taxes and duties described above, each Russian region and locality may impose certain regional and local taxes, respectively, as defined by federal law. In Khanty Mansiysk, examples of such regional and local taxes are:

-   property tax (currently, 2% of the balance sheet value of the property); and

-   advertising tax (currently, up to 5% of advertising expense).

The Tax Code

For the past several years, the Russian government has been developing a comprehensive tax code to replace multiple federal, regional and local tax laws and regulations. On January 1, 1999, Part One of the Tax Code became effective. Part One contains general taxation principles and tax administration provisions, but not specific taxes or rates.

Part Two of the Tax Code contains specific taxes. At present, Part Two includes four chapters, covering value-added tax, excise taxes, personal income tax, and the unified social tax. These four chapters introduce several significant changes to the Russian tax system. Generally speaking, these chapters became effective on January 1, 2001. The Russian Government intends for the remaining chapters (approximately 24) to be enacted in 2001 and 2002. We cannot assure you that these remaining chapters will be enacted or, if enacted, will result in a reduction of the overall tax burden on Russian companies and the establishment of a more efficient or equitable tax system.

In the administration of taxes, the federal government relies heavily on the Transneft system. The Transneft system plays an enforcement role by denying oil producers' access to its pipeline system if they default in their payment of federal taxes.

Royalty Payments And Oil-Related Taxes

Under current Russian law, our Russian subsidiaries are required to make four main payments relating to their oil production: a royalty, a mineral restoration tax, an excise tax, and export customs duties.

A royalty is a payment made by an oil producer to the government in exchange for extracted oil.

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                                                                              73

Regulatory framework
--------------------------------------------------------------------------------

The base for the royalty payment is the well-head value of oil produced. Generally, the royalty rates range from 6% to 16%, and this amount is fixed in the license. The royalty rates payable by our Russian subsidiaries range from 6.0% to 7.5% of the well-head value of oil produced.

The mineral restoration tax is paid by an oil producer to compensate the government for past government-financed geological expenditures in respect of currently producing oil fields and to finance the current governmental needs in connection with natural resources. The mineral restoration tax is assessed at a rate of 10% of sales of crude oil less export-related costs. However, the government, in an attempt to encourage geological explorations, provides an effective tax credit if a producer undertakes and finances qualified exploration work. Such qualified exploration work requires the prior approval of the Khanty Mansiysk Committee of Geology and Use of Subsoil and the Khanty Mansiysk Committee of Natural Resources. Once the qualified exploration activity have been completed, we are then eligible for a mineral restoration credit for the corresponding amount of the qualified exploration work. The net mineral restoration tax rates payable by our Russian subsidiaries range from 3.0% to 6.0%.

The excise tax is a specific tax payable on each metric ton of production. Pursuant to a special exemption, KMNGG previously benefited from a reduced excise tax rate of 0.7 roubles per ton. As of January 2000, however, KMNGG is required to pay the excise tax applicable to all oil producers, which is currently 66 roubles per ton. Any further increase of such excise tax rate would result in an increase in our overall production costs. The regime of excise tax is cumbersome and unpredictable.

In early 1999, the government re-introduced export customs duties on certain goods, including crude oil and oil products. Following the increase in world oil prices, the export customs duties have been steadily increasing, from 2.5 euro per ton to as much as 48 euro per ton. As of March 16, 2001, the export customs duty for crude oil and crude oil products is levied at 22 euro per ton and will rise to 30.5 euro per ton beginning July 5, 2001.

While excise taxes are set at a fixed rate, much of the remaining tax burden is pegged to gross revenues from production. Since 1998, the federal authorities have been working towards reforming the regime. This has led to a decrease in the absolute number of taxes and a reduction in the effective tax rate. However, the current regime continues to rely heavily on revenue-based taxes.

Both the federal government and the legislature have taken initiatives to reform the current tax regime, including:

-   a simplification of the tax structure; and

- a renegotiation of the allocation of taxes between the federal government and the regions.

Discussions are also underway to cause tax rates to become more flexible and dependent on changes in world oil prices.

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--------------------------------------------------------------------------------

Management

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is information concerning the executive officers and directors of KMOC as of March 31, 2001.

Name                                             Age   Position
-------------------------------------------------------------------------------------------------
John B. Fitzgibbons.......................     31      Director, President and Chief Executive
                                                       Officer

Mark C. Bilsland..........................     41      Chief Operating Officer

Gail Coleman..............................     46      Executive Vice President, Chief Financial
                                                       Officer

Valeriy I. Konovalov......................     53      Executive Vice President, Sales and
                                                       Marketing

Hugh H.I. Leonard.........................     41      Executive Vice President, Technical
                                                       Support

Alexander Y. Pankov.......................     33      Executive Vice President, Finance Director

Elena K. Shevchenko.......................     35      Executive Vice President, Business
                                                       Services

Sergey Shibakin...........................     49      Executive Vice President, Field Operations

Henry Wolski..............................     44      Executive Vice President, Field
                                                       Development

Gerard De Geer............................     54      Chairman

Nikolai V. Bogatchev......................     47      Vice Chairman

Adolf H. Lundin...........................     68      Director

James T. Rodgers..........................     66      Director

Robert F. Semmens.........................     43      Director

William F. Wallace........................     61      Director

Kevin P. Watts............................     41      Director

Set forth below is a brief description of the business experience of each executive officer and director of KMOC, as provided to us by each officer and director listed.

JOHN B. FITZGIBBONS co-founded KMOC in 1993 and has served as President since inception. Mr. Fitzgibbons has served as a Director of KMOC since
February 2000, and prior to that, served as a Director from 1993 until 1997. Previously, he served as an economic advisor to the Russian government following his graduation from Harvard University with a B.A. degree in government.
Mr. Fitzgibbons' first language is English, and he also speaks Russian.

MARK C. BILSLAND has served as Chief Operating Officer, or COO, of KMOC since January 2000. Previously, Dr. Bilsland worked for 15 years at Enterprise Oil plc, a U.K. based exploration and production company, in various technical, commercial and corporate roles, most recently holding the position of Technical and Commercial Manager, U.K. Business. He holds a Ph.D. in petroleum

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                                                                              75
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Management
--------------------------------------------------------------------------------

petrophysics from Imperial College in London and a degree in geology from the University of Nottingham. Dr. Bilsland's first language is English.

GAIL COLEMAN has served as Executive Vice President and Chief Financial Officer of KMOC since May 2000. Previously, Ms. Coleman served as Vice President and Treasurer of Big Flower Holdings, Inc., a New York based holding company with advertising service company subsidiaries, from 1999 to 2000, and previously spent 16 years as an investment banker with Salomon Smith Barney and Citicorp Securities, each of which is a New York based investment bank. She holds an M.B.A. from the Harvard Business School and a B.A. degree in management science and economics from Duke University. Ms. Coleman's first language is English.

VALERIY I. KONOVALOV has served as Executive Vice President, Sales & Marketing, of KMOC since October 1997. Previously, Mr. Konovalov worked as Director for Oil Exports at Aitorneftegaz, a Russian based crude oil development, production and marketing company, from 1995 to 1997. Mr. Konovalov's first language is Russian, and he also speaks French and Arabic.

HUGH H.I. LEONARD joined KMOC as Executive Vice President, Technical Support, in August 2000 on a two-year secondment from Enterprise Oil. He has worked for Enterprise Oil for 11 years in various technical, commercial and corporate roles, most recently holding the position of Business Manager, Russia, from the beginning of 1998 until his secondment. He holds a B.Sc. degree in chemical engineering from London University. Mr. Leonard's first language is English.

ALEXANDER Y. PANKOV has served as Executive Vice President and Finance Director of KMOC since February 1998. Previously, Mr. Pankov worked as Financial Controller from 1994 to 1998 with Sanofi Pharmaceuticals Russia, a Russian subsidiary of a French pharmaceutical company, and Chief Accountant from 1993 to 1994 for Bull Moscow, the Russian representative office of a French computer services company. He graduated from Moscow State University with an Honor Diploma in economic science. He also holds a business degree from the Normandy Business School in Caen, France. Mr. Pankov's first language is Russian, and he also speaks English and French.

ELENA K. SHEVCHENKO has served as Executive Vice President, Business Services, of KMOC since September 1994. She holds a degree from the Moscow Oil and Gas Academy. Ms. Shevchenko's first language is Russian, and she also speaks English.

SERGEY SHIBAKIN joined KMOC as Executive Vice President, Field Operations, in April 2001. Prior to joining KMOC, Mr. Shibakin served as President of Open Joint Stock Company Magma Oil Company, a Russian based oil production company and an affiliate of Sibir Energy Company, from 2000 through 2001, and as Deputy General Director and Chief Engineer of Closed Joint Stock Company Tura Petroleum Company, a Russian based oil production company, from 1998 through 2000. Prior to that, he worked as an Engineering Superintendent and Deputy General Director of Closed Joint Stock Company Samotlor PanCanadian Fracmaster Services, a Russian based oilfield services company from 1992 through 1997. He holds a degree in technology (engineering) and overall mechanization in oil and gas field development from Tyumen Industrial Institute. Mr. Shibakin's first language is Russian, and he also speaks English.

HENRY WOLSKI joined KMOC as Executive Vice President, Field Development, in April 2001. Prior to joining KMOC, Mr. Wolski worked as Technical Director/ Senior Vice President of Operations with Open Joint Stock Company Magma Oil Company from 1997 to 2001, and as Engineering Superintendent with PanCanadian Cyprus Limited--JV Samotlor Services, a Russian based oil service company, from 1991 to 1996. Prior to working in Russia, he was employed by Amoco, formerly a U.S. based production company, as a Senior Production and Senior Reservoir Engineer, from 1982 to 1991. He holds a B.A.Sc. degree in civil engineering and a B.Sc. degree in biochemistry from the

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
Management
--------------------------------------------------------------------------------

University of Toronto. Mr. Wolski's first language is English, and he also speaks Russian, Polish and French.

GERARD DE GEER has served as Chairman of KMOC's Board of Directors since
May 1996. Mr. De Geer is co-founder and Chairman of the Brunswick Group, a Cayman Islands based group of companies that invest in various industries. Before co-founding Brunswick, Mr. De Geer served as a personal advisor to the former Deputy Prime Minister of the Russian Federation, Anatolii Chubais.
Mr. De Geer previously worked as the Chairman and CEO of the Enskilda Group.

NIKOLAI V. BOGATCHEV has served as Vice-Chairman of KMOC since October 1997. Mr. Bogatchev served as Chairman of KMNGG from 1995 until 1997. Previously, he managed the Foreign Trade Department of Neftegazmash, a Russian state owned holding company for most of the Russian plants that produced machinery for the oil and gas industry, and served in the Soviet Ministry of Foreign Affairs' North Africa department. He also served as Chairman of Tyumennedra, a Russian oil exploration and production company in Western Siberia, from 1996 to 1999, and Yamalneftegazgeologia, a Russian oil exploration and production company, from 1995 to 1999.

ADOLF H. LUNDIN has served as a Director of KMOC since January 1997. Mr. Lundin currently serves as Chairman of Lundin Oil AB, a Swedish oil and gas exploration company, and has served in such capacity for over five years. He is also chairman of several other petroleum and mining companies active in the Middle East, South America and Southeast Asia.

JAMES T. RODGERS has served as a Director of KMOC since August 1996. Prior to retiring in December 1992, Mr. Rodgers served as President and COO of Anadarko Petroleum, a Texas based independent domestic and international exploration and production company. He served as a Director of Barrett Resources, a Colorado based independent exploration and production company, from 1993 until May 2000. He also served on the board of Louis Dreyfus Natural Gas Company, an Oklahoma based exploration and production company, from 1995 to 1998. Prior to working for Anadarko, Mr. Rodgers was employed by Amoco.

ROBERT F. SEMMENS has served as a Director of KMOC since October 1997.
Mr. Semmens, in January 1995, was a founding General Partner of The Beacon Group, a New York based private investment and strategic advisory partnership, where he served as a General Partner from 1995 through January 2000. From January 2000 to the present, Mr. Semmens serves as a limited partner of The Beacon Group. Prior to co-founding The Beacon Group, Mr. Semmens served in several principal and advisory roles at Goldman, Sachs & Co., a New York based investment banking firm.

WILLIAM F. WALLACE has served as a Director of KMOC since October 1997.
Mr. Wallace is the former President and COO of Plains Petroleum, a U.S. based exploration and production company, and former Vice Chairman of Barrett Resources, a U.S. based exploration and production company. Prior to working for Plains Petroleum, Mr. Wallace was a Regional Vice President of Texaco.

KEVIN P. WATTS has served as a Director of KMOC since February 2000. He joined Enterprise Oil in 1985, and since then has held various posts within Enterprise Oil's finance and corporate development departments before becoming Corporate Development Director in 1998. Previously, he held various posts within Enterprise Oil's finance department before becoming Business Development Manager. Mr. Watts joined Enterprise Oil from Arthur Andersen and is a graduate of Imperial College, London, and a chartered accountant.

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                                                                              77
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Management
--------------------------------------------------------------------------------

BOARD OF DIRECTORS

Our bylaws provide for a board of directors of not less than three nor more than 11 directors, with the current number set at eight. Vacancies on the board of directors may be filled by vote of the stockholders at a special meeting, or by a majority vote of directors then in office or by a sole remaining director.

Upon effectiveness of the registration statement filed in connection with this offering, our board of directors will be divided into three classes, with the directors of each class serving for a staggered period of three years as follows:

                              Term expiring at the annual
Class                                meeting for the year            Directors
-------------------------------------------------------------------------------------------------
Class I.....................                         2002            Gerard De Geer
                                                                     William F. Wallace
                                                                     Kevin P. Watts

Class II....................                         2003            James T. Rodgers
                                                                     Robert F. Semmens
                                                                     Adolf H. Lundin

Class III...................                         2004            John B. Fitzgibbons
                                                                     Nikolai V. Bogatchev

At each annual general meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual general meeting following the election. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. This classification of our board of directors may have the effect of delaying or preventing changes in control or management of our company. Decreases in the number of directors constituting the board of directors will not shorten the term of any director.

Some of our stockholders have the right to nominate directors to serve on our board of directors, as follows:

- Enterprise Oil is entitled to nominate two directors if it owns at least 20% of our common stock, or one director if it owns at least 10% but less than 20% of our common stock;

- Brunswick Fitzgibbons Trust Company LLC is entitled to nominate three directors so long as it beneficially owns at least 5% of our outstanding common stock;

- The Beacon Group Energy Investment Fund is entitled to nominate two directors if it owns at least 50% of the 10% senior notes or at least 50% of our common stock underlying the warrants issued by us on October 15, 1997, one director if it owns less than 50% but more than 25% of the 10% senior notes or shares of our common stock representing less than 50% but more than 25% of our common stock underlying the warrants issued by us on October 15, 1997, or one director so long as it owns 5% of our outstanding common stock; and

- The Bogatchev Family 2000 Trusts are entitled to jointly nominate one director so long as they, together, beneficially own an aggregate of at least 10% of our common stock.

All ownership requirements described above are determined on a fully diluted basis.

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Management
--------------------------------------------------------------------------------

Enterprise Oil, The Bogatchev Family 2000 Trusts, The Beacon Group Energy Investment Fund, Deltec Asset Management Corporation and AIG Brunswick Millennium Fund, and certain other stockholders which do not hold more than 5% of our common stock, are also required to vote for director nominations submitted by our board of directors and Waldo Securities, S.A. will, if we redeem the Series A Subordinated Note for shares of our common stock, also be obligated to vote for such nominees. Brunswick Fitzgibbons Trust Company is required to vote for directors nominated by The Beacon Group Energy Investment Fund, and vice versa. Brunswick Fitzgibbons Trust Company, The Beacon Group Energy Investment Fund and Mr. Bogatchev have each agreed to nominate
Mr. DeGeer as chairman.

AUDIT COMMITTEE

Our board of directors currently has an audit committee which assists the board with respect to matters involving the accounting, auditing, financial reporting and internal control functions of our company and our subsidiaries.

The audit committee makes recommendations to our board of directors regarding the selection of independent auditors, reviews the results and scope of audit and other services provided by our independent auditors and reviews the accounting principles and auditing practices and procedures to be used for our financial statements. The members of the audit committee are Mr. Semmens, Mr. Watts and Mr. Wallace, who serves as chairman.

NOMINATING COMMITTEE

Our board of directors currently has a nominating committee that reviews the performance of the board and incumbent directors and makes recommendations to our board regarding the selection of candidates, qualification and competency requirements for service on the board and the suitability of proposed nominees. The members of the nominating committee are Mr. Semmens, Mr. Lundin and Mr. Watts, who serves as chairman.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Compensation decisions relating to our executive officers are made by the compensation committee of our board of directors. Mr. Fitzgibbons, our President and Chief Executive Officer and a Director, historically participated in deliberations of the compensation committee of our board with respect to compensation of all other executive officers. As of December 31, 2000, our compensation committee consisted of Mr. De Geer, Mr. Rodgers, Mr. Semmens and Mr. Watts. Mr. De Geer is the Chairman of the compensation committee. In the future, our compensation committee will continue to make all compensation decisions regarding our executive officers. Mr. Fitzgibbons, our President and Chief Executive Officer, serves as a director of nine entities of which Mr. De Geer is chairman. None of these entities, other than Brunswick Partners Five Limited, which beneficially owns 1,016,640 shares of our common stock and 250 shares of our Series A Redeemable Preferred Stock, and Brunswick Investment Holdings Limited, which beneficially owns 691,680 shares of our common stock, has any contractual or other relationship with us.

COMPENSATION OF DIRECTORS

In 1998 and 1999, we approved a policy for compensating our directors at the rate of $10,000 per year and $500 per meeting for participation in person at meetings, including committee meetings and

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Management
--------------------------------------------------------------------------------

$250 for participation by conference call. In addition, our directors received options to acquire 1,000 shares of our common stock per meeting for participation in person at meetings.

In July 2000, we approved a policy for compensating our directors at the rate of:

-   $15,000 per year;

-   $1,000 for participation in person at every regular board meeting;

- $500 for participation in person at extraordinary board meetings and committee meetings;

-   $250 for participation by conference call;

-   $45,000 per year supplemental compensation for chairman of the board;

-   $1,000 per year supplemental compensation for committee chairman; and

-   $1,000 per year supplemental compensation for committee membership.

In addition, directors have options to acquire 2,000 shares of our common stock, at the exercise price of $13.75 per share, per meeting for participation in person at meetings.

We also entered into a consulting agreement with Mr. Bogatchev on February 12, 1999, under which he agreed to provide us and our subsidiaries with consulting services and assistance on an as needed basis in connection with the conduct of our business, including, without limitation, providing advice and assistance regarding the various aspects our operations, including matters relating to possible strategic business opportunities and the effectiveness of our various service providers. During 2000, we paid him an annual retainer of $120,000, plus reimbursement of related expenses, and a bonus of $100,000. We have extended the consulting agreement with Mr. Bogatchev for the year 2001 on similar terms.

Prior to 1998, our directors did not receive any direct compensation other than the grant of stock options from time to time. All reasonable expenses incurred by directors in their capacity as directors are paid by us. These amounts are payable at the end of each calendar year.

EXECUTIVE COMPENSATION

The following table sets forth certain information concerning the cash and non-cash compensation during the last fiscal year earned by or awarded to the Chief Executive Officer and to the four other most highly compensated executive officers of KMOC. We may refer to these officers as our named executive officers in other parts of this prospectus.

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Management
--------------------------------------------------------------------------------

Summary compensation table

                                                                           Long-term
                                                                        compensation
                                           2000 annual                        awards
Name and                                  compensation          Number of securities              Other
principal position                       Salary   Bonus (1)   underlying options (2)   Compensation (3)
-------------------------------------------------------------------------------------------------------
John B. Fitzgibbons
Director, President & Chief
  Executive
Officer.............................  $220,000    $520,000                      --         $  3,500

Mark C. Bilsland
Chief Operating Officer.............   190,326     250,000                 329,440          103,660

Stephen J. Kobak (4)
Executive Vice President,
Technical Services..................   160,000     220,000                  64,000           85,585

Alexander Pankov
Executive Vice President,
Finance Director....................    83,050     250,000                      --               --

Elena Shevchenko
Executive Vice President,
Business Services...................    65,000     250,000                  22,800               --

----------

(1) Except as disclosed below, the bonus amount paid to the named executive consists solely of cash:

- Dr. Bilsland received part of his bonus in the form of options to purchase 9,440 shares of our common stock at an exercise price of $6.56 per share;

- Mr. Kobak received part of his bonus in the form of 4,160 shares of our common stock;

- Mr. Pankov received part of his bonus in the form of 11,400 shares of our common stock that we contributed to an employee discretionary trust for his benefit; and

- Ms. Shevchenko received part of her bonus in the form of options to purchase 22,800 shares of our common stock at an exercise price of $6.56 per share that we contributed to an employee discretionary trust for her benefit.

(2) The number of securities underlying options includes the bonus options described in note (1) to this table.

(3) All other compensation consisted of the following:

- Mr. Fitzgibbons received a matching contribution to his 401(k) plan in the amount of $3,500;

- Dr. Bilsland received $30,660 for housing expenses and $73,000 to pay Russian income taxes; and

- Mr. Kobak received $24,595 for housing expenses and $61,000 to pay Russian income taxes.

(4) Mr. Kobak resigned from his position as Executive Vice President, Technical Services, effective February 2001.

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Management
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The following table sets forth information with respect to grants of stock options to each of our named executive officers during the fiscal year ended December 31, 2000.

Options granted during fiscal 2000

                                                                                         Potential realizable
                                                                                           value at assumed
                                                 % of total                              annual rates of stock
                                   Number of        options                               price appreciation
                                  securities     granted to   Per share                   for option term (1)
                                  underlying   employees in    exercise   Expiration   -------------------------
Name                         options granted    fiscal year       price         date            5%           10%
----------------------------------------------------------------------------------------------------------------
John B. Fitzgibbons........              --          --              --          --            --            --
Mark C. Bilsland...........         320,000        38.9%         $12.50     1/19/10    $2,515,579    $6,374,970
                                      9,440         1.1            6.56     2/31/10        38,960        98,732
Stephen J. Kobak (2).......          64,000         7.8           13.75     4/30/10       553,427     1,402,493
Alexander Pankov...........              --          --              --          --            --            --
Elena Shevchenko (3).......          22,800         2.8            6.56    12/31/10        94,098       238,464

----------

(1) The 5% and 10% assumed annual rate of compounded stock price appreciation are mandated by rules of the SEC. There can be no assurance that the actual stock price appreciation over the ten year option term will be at the assumed 5% or 10% levels or at any other defined level.

(2) Mr. Kobak resigned from his position as Executive Vice President, Technical Services, effective February 2001.

(3) Options granted to an employee discretionary trust for the benefit of the named executive officer.

The following table contains information concerning unexercised options held as of December 31, 2000 by our named executive officers.

Aggregated fiscal 2000 year-end values

                                         Number of securities            Value of unexercised
                               underlying unexercised options            in-the-money options
                                           at fiscal year end          at fiscal year end (1)
Name                                Exercisable/unexercisable       Exercisable/unexercisable
---------------------------------------------------------------------------------------------
John B. Fitzgibbons..........                370,920/126,800              $1,144,796/$237,750
Mark C. Bilsland.............                116,040/213,400                  128,575/133,375
Stephen J. Kobak (2).........                 117,440/84,640                   373,700/92,400
Alexander Pankov (3).........                  65,240/14,400                   241,300/54,000
Elena Shevchenko (3).........                  71,920/12,000                   400,525/45,000

----------

(1) Calculated by determining the difference between the fair market value of the securities underlying the options at December 31, 2000 ($13.13 per share as determined by the board of directors) and the exercise price of the options.

(2) Mr. Kobak resigned from his position as Executive Vice President, Technical Services, effective February 2001.

(3) Options granted to an employee discretionary trust for the benefit of the named executive officer.

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Management
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STOCK INCENTIVE PLANS

We maintain two stock incentive plans on behalf of eligible participants, the Khanty Mansiysk Oil Corporation 2000 Amended and Restated Stock Plan and the Khanty Mansiysk Oil Corporation Amended and Restated 1996 Stock Option Plan. Under current Russian foreign investment and currency control regulations, Russian citizens are required to obtain governmental authorizations to hold certain securities, including equity securities of companies domiciled outside of Russia.

2000 Stock Plan

A maximum of 1,400,000 shares of our common stock is reserved for issuance under the plan, subject to adjustment for stock splits and similar events. No individual can receive awards under the plan covering more than 800,000 shares during any calendar year. If an award terminates without having been exercised in full, or upon exercise is satisfied other than by delivery of stock, the number of shares of stock as to which such award was not exercised will be available for future grants. The administrator of the plan is the board of directors or the compensation committee appointed by the board of directors.

The plan provides for the granting of incentive stock options, non-qualified stock options, stock appreciation rights and other stock-based awards. Awards may be granted under the plan to directors, employees, consultants and advisers of our company and our subsidiaries, as selected by the administrator. The exercise price of a stock option or stock appreciation right granted under the plans is determined by the administrator at the time the option is granted. Stock options and stock appreciation rights are exercisable at the times and upon the conditions that the administrator may determine, as reflected in the applicable award agreement. The option or stock appreciation right exercise price must be paid in full at the time of exercise, using such methods as the administrator determines are permissible. Other awards valued in whole or in part by reference to, or otherwise based on, the value of our stock may be granted either alone or in addition to other awards under the plan, in the administrator's discretion. In the event of a change in control (as defined in the plan), all awards will become vested and exercisable and the restrictions with respect to the awards will lapse. Awards will remain outstanding following termination of employment for the period of time determined by the administrator. The board of directors may modify or terminate the plan at any time, but no amendment or termination may adversely affect the rights of any participant under any award previously granted.

1996 Option Plan

The terms of the 1996 plan are generally similar to the terms of the 2000 plan, with the following significant exceptions:

- Only stock options (both incentive and non-qualified) and stock appreciation rights are available, not other stock-based awards;

- A maximum of 3,200,000 shares of our common stock is reserved for issuance under the plan, subject to adjustment for stock splits and similar events. During the continuance of the plan, option awards covering up to 720,000 shares, and stock appreciation right awards covering up to 720,000 shares, may be granted to any individual; and

- The exercisability of awards upon termination of employment (by death or otherwise) is specified in the plan and not left to the discretion of the administrator.

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Interest Option Plan

We have adopted an interest option purchase plan which is administered by our compensation committee. The plan provides for the discretionary grant of options to purchase, in whole or in part, the number of shares of common stock which would otherwise be issued by KMOC to make quarterly interest payments to our 10% senior noteholders, if we decided to make the interest payments in stock instead of cash. The cash received upon exercise of the options is used to pay interest on the 10% senior notes. Members of the management group, directors and employees of KMOC and KMNGG designated by the compensation committee are eligible to participate in the interest option plan. The exercise price for the options granted under the interest option plan is $11.25 per share. The availability of shares that may be subject to an option under the interest option plan is determined in the sole discretion of the compensation committee, and at such times and with respect to such interest payments as the committee deems appropriate. To date, options were made available with respect to the June 30, 1998, March 31, 2000, June 30, 2000 and September 30, 2000 interest payments that we paid partially in cash with proceeds from the exercise of these options. The interest option purchase plan will terminate upon the redemption of the 10% senior notes. We intend to redeem the 10% senior notes with the proceeds of this offering.

EMPLOYEE TRUSTS

On November 29, 2000, we established the 2000 KMOC Employees Trust, which are discretionary trusts established by us for the benefit of certain Russian employees. As of March 31, 2001, the Employees Trust held an aggregate of 20,240 shares of our common stock and options to acquire 600,080 shares of our common stock. Ms. Shevchenko, our Executive Vice President, Business Services, and
Mr. Pankov, our Executive Vice President, Finance Director, are each among the beneficiaries of the Trusts, which hold for the benefit of each of them respectively, 800 and 11,400 shares of our common stock and options to buy 183,920 and 159,640 shares of our common stock. The current trustees of the Employees Trust are Mr. Fitzgibbons and Andy W. Morgan, our general counsel. The trustees of the trust may be appointed and removed by KMOC in its sole discretion.

EMPLOYMENT AGREEMENTS

Employment Agreement with John B. Fitzgibbons

Mr. Fitzgibbons' employment agreement with us became effective as of October 3, 1997, and had an initial term of two years, with automatic renewal for successive one-year terms unless we or Mr. Fitzgibbons give notice of cancellation at least 90 days prior to the expiration of the agreement. The agreement currently entitles Mr. Fitzgibbons to an annual base salary of $250,000, subject to upward adjustment at the sole discretion of the board of directors, as well as fringe benefits under our pension, retirement, health and welfare plans. In addition, Mr. Fitzgibbons is entitled to participate in our stock option plans, bonus programs, and other incentive compensation plans that are available to our other executive officers.

In the event we terminate Mr. Fitzgibbons' employment without cause, or Mr. Fitzgibbons terminates his employment for good reason, he is entitled to:

- all unpaid amounts due in respect of his annual base salary, fringe benefits and incentive compensation plans up to the date of termination;

- a lump-sum severance cash payment in an amount equal to $500,000 and any incentive compensation award for a prior period whose payment was contingent upon continued employment to a subsequent date and a pro rata portion (based on the term of employment) of the

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   aggregate value of all contingent incentive compensation awards (determined as if any performance goals would have been satisfied); and

- life, disability, accident and health insurance benefits for the one-year period following termination of employment. If Mr. Fitzgibbons receives payments, whether or not under his employment agreement, that would subject him to any excise tax due under section 280G of the Internal Revenue Code of 1986, as amended, then he will also receive a cash payment equal to the amount necessary to place him in the same after-tax financial position he would have been in absent imposition of the excise tax.

Good reason is defined in Mr. Fitzgibbon's employment agreement to include, among other things, a material failure by KMOC to comply with the terms of his employment with respect to compensation and related benefits and assigning to Mr. Fitzgibbons duties materially inconsistent with his status or which are a substantial diminution of the nature of his responsibilities.

In addition, on April 26, 2000, the Compensation Committee approved the establishment, after consummation of this offering, of a credit facility for Mr. Fitzgibbons of up to $1 million. Amounts borrowed under this facility will not bear interest during their first year outstanding and will be secured by shares of our common stock held by Mr. Fitzgibbons. As of the date of this prospectus, no terms for the loans have been determined.

Employment Agreement with Mark C. Bilsland

Dr. Bilsland's employment agreement with us became effective as of January 1, 2001, and has an initial term of two years, with automatic renewal for successive one-year terms unless we or Dr. Bilsland give notice of termination at least 90 days prior to the expiration of the agreement. The agreement currently entitles Dr. Bilsland to an annual base salary of $210,000, as well as fringe benefits under our pension, retirement, health and welfare plans. In addition, Dr. Bilsland is entitled to participate in our stock option plans, bonus programs and other incentive compensation plans that are available to our other employees.

In the event we terminate Dr. Bilsland's employment without cause, or Dr. Bilsland terminates his employment for good reason, he is entitled to:

- all unpaid amounts due in respect of his annual base salary, fringe benefits and incentive compensation plans up to the date of termination; and

- a lump-sum severance cash payment calculated by multiplying his annual base salary by a factor of 2.0.

Good reason is defined in Dr. Bilsland's employment agreement to include, among other things, a material failure by KMOC to comply with the terms of his employment with respect to compensation and related benefits and a substantial and continued diminution in the nature or status of his responsibilities and duties.

In addition, if Dr. Bilsland's employment is terminated by us for cause or by Dr. Bilsland without good reason, we will pay to him all unpaid amounts to which he is entitled as at the date of termination, after which we will have no further obligations to him under the agreement, and Dr. Bilsland will be subject to a non-competition covenant for two years following termination of his employment. In the event Dr. Bilsland's employment with us is terminated for any reason, he is not required to take any steps towards mitigating our losses, including seeking other employment or reducing any amounts payable to him under the agreement. We have agreed to reimburse Dr. Bilsland for any Russian income taxes required to be paid by him in connection with his employment with us.

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Related party transactions

ENTERPRISE OIL

Service Agreements

On December 17, 1998, we entered into a service agreement with Enterprise Oil under which we received technical and operating support through March 31, 2000 for fees payable in cash or in shares of our common stock, based on actual services rendered and actual expenses incurred by Enterprise Oil in rendering its services.

Effective April 1, 2000, we entered into a new service agreement with Enterprise Oil under which we will receive technical and operating support through June 30, 2001 at agreed rates subject to a minimum aggregate cash payment of $1.25 million payable within 30 days of its expiration. As of December 31, 2000, we had paid Enterprise Oil $980,000 for services rendered under this service agreement. We currently do not anticipate that we would renew this agreement with Enterprise Oil upon its expiration as we are increasing our internal technical and operating capabilities. In addition to the services agreement, in August 2000, we entered into a secondment agreement with Enterprise Oil pursuant to which Enterprise Oil agreed to second to us the services of Mr. Hugh Leonard for a period of up to two years. Pursuant to the secondment agreement, we have agreed to pay a monthly fee to Enterprise Oil in the amount of $23,000.
Mr. Leonard is currently performing services for us under the secondment agreement in the position of Executive Vice President, Technical Support.

We believe that all of the transactions and agreements described above were entered into on terms no less favorable to us than we could have obtained from unaffiliated third parties.

Investment in KMOC

On December 17, 1998, Enterprise Oil purchased from us a note in an aggregate principal amount of $5 million for a purchase price of $5 million. At any time prior to March 31, 2000, the Enterprise Oil note was convertible into shares of our common stock at a conversion price of $11.25 per share. The principal amount of the note was subject to increase in an amount equal to all accrued amounts owed by us to Enterprise Oil pursuant to the service agreement. On March 31, 2000, Enterprise Oil converted the note, plus $3.7 million of accrued and payable fees under the service agreement through that date (approximately
$2.9 million accrued in 1999 and approximately $0.8 million accrued in the first three months of 2000), into 774,160 shares of our common stock. Prior to that date, we had not made any payments to Enterprise Oil under the service agreement.

On September 24, 1999, we sold 1,600,000 shares of our common stock to Enterprise Oil for an aggregate purchase price of $20 million. In connection with that transaction, we also granted Enterprise Oil a one-time option to acquire from us additional shares of our common stock for an aggregate purchase price of $20 million, at a price per share equal to 75% of the per share price of our common stock sold in this offering. Enterprise Oil has informed us that it does not intend to exercise the option with respect to this offering.

On November 14, 2000, Enterprise Oil purchased an additional 1,628,000 shares of our common stock, for an aggregate purchase price of approximately
$21.4 million, as part of an underwritten private placement concluded by us on that date. In addition, on December 6, 2000, Enterprise Oil acquired
$2.5 million in principal amount of 10% senior notes, 64,160 shares of our common stock and warrants to purchase 222,240 shares of common stock for an aggregate consideration of $3.0 million from a selling stockholder.

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10% SENIOR NOTES AND WARRANTS

On October 15, 1997, we issued our 10% senior notes in an aggregate principal amount of $55 million, together with warrants to purchase 4,888,680 shares of our common stock at an exercise price of $11.25 per share. In connection with a transfer of the warrants by one of the original warrant holders, warrants to acquire five shares of common stock were cancelled. The remaining warrants to acquire 4,888,680 shares of our common stock continue to be outstanding and have not been exercised. The following principal stockholders acquired and continue to hold, either directly or through their affiliates, the amounts of 10% senior notes and warrants identified:

- The Beacon Group Energy Investment Fund acquired $30,000,000 in principal amount of 10% senior notes and warrants to acquire 2,666,680 shares of our common stock;

- Deltec Asset Management Corporation acquired $7,500,000 in principal amount of 10% senior notes and warrants to acquire 666,680 shares of our common stock;

- AIG Brunswick Millennium Fund acquired $5,000,000 in principal amount of 10% senior notes and warrants to acquire 444,440 shares of our common stock; and

- Wellington Management Company acquired $5,500,000 in principal amount of 10% senior notes and warrants to acquire 488,920 shares of our common stock.

Since their investment through December 31, 2000, they have received their pro-rata portion of the interest accrued on the 10% senior notes in the form of $3.5 million in cash and 1,055,760 shares of our common stock. On December 1, 2000, Enterprise Oil acquired from a selling investor $2.5 million in principal amount of 10% senior notes. Enterprise Oil received from us $62,842 in interest payments through December 31, 2000 on the 10% senior notes held by it. The warrants are exercisable until October 15, 2002. Cashless exercises of the warrants are also permitted. We anticipate redeeming the notes in their entirety with the proceeds of this offering.

SHARE REPURCHASE

On November 5, 1999, we repurchased 328,880 shares of our common stock from Waldo Securities, which at that time held more than 5% of our common stock, in exchange for consideration in the aggregate amount of $3.8 million which consisted of three promissory notes issued by third parties and a nominal amount of cash. The purchase price was negotiated at arms' length and reflected the fair market value of the shares at the time of the repurchase.

CONSULTING AGREEMENT

On February 12, 1999, we entered into a consulting agreement with Nikolai V. Bogatchev, our Vice Chairman, under which he agreed to provide us and our subsidiaries with consulting services and assistance on an as needed basis in connection with the conduct of our business, including, without limitation, providing advice and assistance regarding the various aspects of our operations, including matters relating to possible strategic business opportunities and the effectiveness of our various service providers. During 2000, we paid him an annual retainer of $120,000, plus reimbursement of related expenses, and a bonus of $100,000. We have extended the consulting agreement with Mr. Bogatchev for the year 2001 on similar terms.

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SHARE TRANSFERS BY WALDO SECURITIES

On June 29, 2000, Waldo Securities, then a beneficial holder of more than 5% of the shares of our common stock, sold or transferred all of its shares of common stock through the following transactions:

- 1,882,240 shares were transferred to The Bogatchev Family 2000 Trusts (see "Principal and selling stockholders");

-   454,560 shares were transferred to AIG Brunswick Millennium Fund; and

- we repurchased 1,768,920 shares of our common stock for an aggregate consideration of approximately $21 million, the estimated fair market value of the shares at the time of the purchase, comprised of $1 million in cash, approximately $10 million in a non-interest bearing promissory note due December 31, 2000 issued to Waldo Securities and payable from the proceeds of this offering, and $10 million in an unsecured subordinated promissory note due December 31, 2005 issued to Waldo Securities and bearing interest at a rate of 10% per year commencing on January 1, 2001. We have the option to redeem the $10 million note due December 31, 2000, in cash, common stock, or a combination of cash and common stock.

On November 1, 2000, the notes were amended to change the maturity dates from December 31, 2000 and December 31, 2005 to December 31, 2001 and December 31, 2004, respectively. In addition, the non-interest bearing note was amended to provide for the payment of interest, commencing on January 1, 2001, at a rate of 12% per annum.

REGISTRATION RIGHTS OF CURRENT STOCKHOLDERS

We have granted to some of our stockholders certain shelf, demand and "piggyback" or incidental registration rights with respect to shares of common stock owned by them. Within 120 days following consummation of this offering, we are required to file a shelf registration with respect to the 3,047,600 shares of common stock sold by us pursuant to the private placement we concluded on November 14, 2000. In addition, following consummation of this offering and subject to certain restrictions, each of Brunswick Fitzgibbons Trust Company, The Beacon Group Energy Investment Fund, Enterprise Oil and The Bogatchev Family 2000 Trusts has the right to require us to register its shares of common stock. Most of our stockholders also have "piggyback" registration rights that allow such holders, under certain circumstances, to include their shares of common stock in registration statements initiated by us or other stockholders. The "piggyback" registration rights of these stockholders are subject to proportional cutbacks by the underwriters in the manner described in each stockholder agreement. All reasonable out-of-pocket costs and expenses (other than underwriting discounts and commissions) of any registration under the stockholder agreements will be paid by us. The agreements, pursuant to which the foregoing registration rights were granted, also contain customary provisions with respect to registration procedures, underwritten offerings and indemnification and contribution rights. In addition, each such stockholder agreement contains indemnification provisions, by which:

- we agree to indemnify each stockholder for any liabilities arising from an untrue statement or omission of a material fact in a registration statement we file; and

- the stockholder agrees to indemnify KMOC from any liabilities arising from any misstatement or untrue statement in a registration statement we file, if such misstatement or untrue statement is based on information provided to us by the stockholder.

OTHER STOCKHOLDER AGREEMENTS

In addition to the agreements with stockholders described above, we are party to a number of stockholder agreements which, among other things, impose restrictions on a stockholder's ability to

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transfer shares of our common stock, require that stockholders first offer to sell their shares to us prior to selling them to any other person and permit or require a stockholder to participate in transfers of shares by other stockholders. The provisions of such agreements do not apply to new stockholders acquiring our shares in this offering.

RIGHT OF FIRST OFFER EXERCISE

On October 19, 2000, we exercised our right of first offer with respect to the sale by Koch Capital Services, Inc. of $2.5 million in principal amount of 10% senior notes, 53,120 shares of our common stock and warrants to purchase 222,200 shares of common stock. This right of first offer, which was exercised for the benefit of certain of our officers and directors, permitted the officers and directors to purchase the securities being sold directly from Koch Capital Services, Inc. In connection with the transaction, we cancelled three shares of common stock, and we cancelled warrants to purchase five shares of common stock. The following officers and directors acquired securities from Koch Capital Services, Inc. in connection with this transaction:

- for an aggregate consideration of $113,000, Dr. Bilsland, our Chief Operating Officer, acquired $100,000 in principal amount of 10% senior notes, 2,120 shares of our common stock and warrants to acquire 8,880 shares of our common stock;

- for an aggregate consideration of $113,000, Mr. Leonard, our Executive Vice President, Technical Support, acquired $100,000 in principal amount of 10% senior notes, 2,120 shares of our common stock and warrants to acquire 8,880 shares of our common stock;

- for an aggregate consideration of $1,469,000, Mr. Lundin, one of our directors, acquired $1,300,000 in principal amount of 10% senior notes, 115,440 shares of our common stock and warrants to acquire 27,560 shares of our common stock;

- for an aggregate consideration of $678,000, Mr. Semmens, one of our directors, acquired $600,000 in principal amount of 10% senior notes, 12,720 shares of our common stock and warrants to acquire 53,280 shares of our common stock; and

- for an aggregate consideration of $452,000, Mr. Wallace, one of our directors, acquired $400,000 in principal amount of 10% senior notes, 8,480 shares of our common stock and warrants to acquire 35,520 shares of our common stock.

On December 6, 2000, we exercised our right of first offer with respect to the sale by Koch Capital Services, Inc. of $2.5 million in principal amount of 10% senior notes, 64,160 shares of our common stock and warrants to purchase 222,240 shares of common stock. This right of first offer, which we exercised for the benefit of Enterprise Oil, permitted Enterprise Oil to purchase the securities being sold directly from Koch Capital Services, Inc. for an aggregate consideration of $3,000,000.

INDEBTEDNESS OF MANAGEMENT

On January 15, 2000, Ms. Shevchenko, our Executive Vice President, Business Services, and Mr. Pankov, our Executive Vice President, Finance Director, were each loaned the rouble equivalent of $100,000. These loans, which are currently outstanding, are non-interest bearing loans.

On October 19, 2000, we loaned $113,000 to Dr. Bilsland, our Chief Operating Officer. This non-interest bearing loan obligation was repaid by Dr. Bilsland on December 31, 2000.

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Principal and selling stockholders

The following table presents information as of March 31, 2001 about the beneficial ownership of our common stock by:

- selling stockholders and each person known by KMOC to beneficially own more than 5% of the outstanding shares of common stock;

-   each of our directors;

-   each named executive officer; and

-   all executive officers and directors as a group.

All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated. Unless otherwise indicated, the address of the beneficial owners is: c/o KMOC, Carnegie Hall Tower, 152 West 57th Street, New York, NY 10019. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock issuable pursuant to options, warrants or convertible securities, to the extent such options, warrants or convertible securities are currently exercisable or convertible within 60 days of March 31, 2001, are treated as outstanding for computing the percentage of the person holding such securities but are not treated as outstanding for computing the percentage of any other person.

                                                     Shares            Shares         Percentage of shares
                                               beneficially             being          beneficially owned
Name and address of beneficial owner                  owned           offered   Before offering    After offering
-----------------------------------------------------------------------------------------------------------------
Enterprise Oil plc (1)....................        4,288,560                                28.2%
  Grand Buildings
  Trafalgar Square
  London, WC2N SEJ
  England
The Beacon Group Energy Investment Fund           3,371,200                                19.1%
  L.P. (2)................................
  1221 Avenue of the Americas
  New York, NY 10020
The Bogatchev Family 2000 Trusts (3)......        1,882,240                                12.6%
Brunswick Partners Five Limited (4).......        1,016,640                                 6.8%
  Harbour Centre, 3 rd Floor
  P.O. Box 30362SMB
  George Town, Grand Cayman
  Cayman Islands
AIG Brunswick Millennium Fund (5).........        1,443,400                                 9.4%
  Riverside Tower
  52/3 Kosmodamianskaya Nab.
  113054 Moscow Russia
Lundin Oil AB.............................        1,396,880                                 9.3%
  c/o Office of Mr. Adolf Lundin
  No. 6, rue de Rive
  P.O. Box 3410
  1211 Geneva, Switzerland
Deltec Asset Management                           1,166,720                                 7.5%
  Corporation (6).........................
  645 Fifth Avenue
  New York, NY 10022
Wellington Management Company (7).........          846,520                                 5.5%
  75 State Street
  Boston, MA 02109
John B. Fitzgibbons (8)...................        2,467,600                                16.0%
Mark C. Bilsland (9)......................          184,240                                 1.2%
Stephen J. Kobak (10).....................          121,600                                   *

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
                                                     Shares            Shares         Percentage of shares
                                               beneficially             being          beneficially owned
Name and address of beneficial owner                  owned           offered   Before offering    After offering
-----------------------------------------------------------------------------------------------------------------
Alexander Pankov (11).....................           93,160                                   *
Elena Shevchenko (12).....................           95,400                                   *
Gerard De Geer (13).......................        1,708,320                                11.1%
Nikolai V. Bogatchev (14).................        2,304,240                                15.0%
Adolf H. Lundin (15)......................          243,360                                   *
James T. Rodgers (16).....................           81,000                                   *
Robert F. Semmens (17)....................          103,440                                   *
William F. Wallace (18)...................           69,280                                   *
Kevin P. Watts (19).......................            7,000                                   *
All executive officers and directors (15          6,622,400                                38.5%
  persons)................................

----------
*   Less than 1%.

(1) Includes 774,160 shares held by its wholly-owned subsidiary, Enterprise Oil Exploration Limited, and 3,292,160 shares held by its wholly-owned subsidiary, Enterprise Oil Overseas Holding Limited. Excludes shares with an aggregate value of $20 million that may be purchased by Enterprise Oil plc at a 25% discount from the price per share of shares sold pursuant to this offering.

(2) Includes 2,660,680 shares that may be purchased upon exercise of warrants at an exercise price of $11.25 per share.

(3) The trustees of The Bogatchev Family 2000 Trusts are Mr. Fitzgibbons and Mr. De Geer. Mr. Bogatchev, together with members of his immediate family, are the beneficiaries of The Bogatchev Family 2000 Trusts.

(4) Represents shares held for its benefit by Brunswick Fitzgibbons Trust Company pursuant to a voting trust agreement. Mr. Fitzgibbons is the sole trustee and also a beneficiary of Brunswick Fitzgibbons Trust Company.

(5) Includes 444,440 shares that may be purchased upon exercise by AIG Brunswick Millennium Fund of warrants at an exercise price of $11.25 per share.

(6) Includes 666,680 shares that may be purchased upon exercise by Deltec Asset Management Corporation of warrants at an exercise price of $11.25 per share.

(7) Includes 488,920 shares that may be purchased upon exercise by Wellington Management Company of warrants at an exercise price of $11.25 per share.

(8) Includes (i) 434,320 shares that may be purchased upon exercise by Mr. Fitzgibbons of options at an average weighted exercise price of $9.75 per share and (ii) 1,016,640 shares beneficially owned by Brunswick Partners Five Limited. Mr. Fitzgibbons disclaims beneficial ownership of the shares beneficially owned by Brunswick Partners Five Limited. Excludes 1,882,240 shares held by The Bogatchev Family 2000 Trusts, of which Mr. Fitzgibbons is a trustee and 333,800 shares held by the 2000 KMOC Employees Trust (of which Mr. Fitzgibbons is also a trustee), which includes 313,560 shares that may be purchased upon exercise by the trust of options at an average weighted exercise price of $9.98 per share. Mr. Fitzgibbons disclaims beneficial ownership of the shares held by The Bogatchev Family 2000 Trusts and 2000 KMOC Employees Trust.

(9) Includes 8,880 shares that may be purchased by Dr. Bilsland upon exercise of warrants at a price of $11.25 per share and 169,240 shares that may be purchased upon exercise of options at an average weighted exercise price of $12.18 per share.

(10) Includes 117,440 shares that may be purchased upon exercise by Mr. Kobak of options at an average weighted exercise price of $10.00 per share.

(11) Includes 11,400 shares held by the 2000 KMOC Employees Trust, of which
    Mr. Pankov is a beneficiary, and 81,760 shares that may be purchased by such trust upon exercise of options, held for the benefit of Mr. Pankov, at an average weighted per share price of $9.93 per share. Mr. Pankov disclaims beneficial ownership of these shares.

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(12) Includes 800 shares held by the 2000 KMOC Employees Trust, of which
    Ms. Shevchenko is a beneficiary, and 94,600 shares that may be purchased by such trust upon exercise of options, held for the benefit of Mr. Shevchenko, at an average weighted per share price of $8.65 per share. Mr. Shevchenko disclaims beneficial ownership of these shares.

(13) Includes 1,016,640 shares beneficially owned by Brunswick Partners Five Limited and 691,680 shares beneficially owned by Brunswick Investment Holdings Limited, of which 425,000 shares beneficially owned by Brunswick Investment Holdings Limited may be purchased upon exercise of options at an average weighted price of $10.98 per share. Mr. De Geer is a director of, and has an indirect beneficial interest in, each of these entities. Mr. De Geer disclaims beneficial ownership of all but 771,480 shares, which represents his proportionate indirect beneficial interest in the shares held by each of these entities. Excludes 1,882,240 shares held by The Bogatchev Family 2000 Trusts, of which Mr. De Geer is a trustee. Mr. De Geer disclaims beneficial ownership of the shares held by the trusts.

(14) Includes 1,882,240 shares held by The Bogatchev Family 2000 Trusts, of which Mr. Bogatchev is a beneficiary. Mr. Bogatchev disclaims beneficial ownership of these shares. Of the 1,882,240 shares held by The Bogatchev Family 2000 Trusts, 422,000 are shares that may be purchased upon exercise by Mr. Bogatchev of options at an average weighted exercise price of $10.98 per share.

(15) Includes 115,440 shares that may be purchased by Mr. Lundin upon exercise of warrants at a price of $11.25 per share and 7,000 shares that may be purchased upon exercise by Mr. Lundin of options at an average weighted exercise price of $11.95 per share.

(16) Includes 77,000 shares that may be purchased upon exercise by Mr. Rodgers of options at an average weighted exercise price of $4.15 per share.

(17) Includes 53,280 shares that may be purchased by Mr. Semmens upon exercise of warrants at a price of $11.25 per share and 13,000 shares that may be purchased upon exercise by Mr. Semmens of options at an average weighted exercise price of $12.03 per share.

(18) Includes 35,520 shares that may be purchased by Mr. Wallace upon exercise of warrants at a price of $11.25 per share and 12,000 shares that may be purchased upon exercise by Mr. Wallace of options at an average weighted exercise price of $12.08 per share.

(19) Includes 7,000 shares that may be purchased upon exercise by Mr. Watts of options at an average weighted exercise price of $12.68 per share.

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Description of capital stock

As of December 31, 2000, our authorized capital stock consisted of:

-   700,000 shares of common stock, no par value per share;

-   25,000 shares of nonvoting common stock, no par value per share; and

- 5,000 shares of preferred stock, no par value per share, of which 300 shares have been designated as Series A Redeemable Preferred Stock, no par value per share.

Pursuant to a resolution of our stockholders ratified and approved in January 2000, prior to the effectiveness of the registration statement, of which this prospectus is a part, the certificate of incorporation of KMOC will be amended to increase the total authorized shares of capital stock to 100,025,000, of which 100,000,000 will be designated common stock, 25,000,000 will continue to be designated non-voting common stock and 5,000,000 will be designated preferred stock. Upon the closing of this offering, there will be 21,647,027 shares of common stock and 280 shares of Series A Redeemable Preferred Stock issued and outstanding.

Set forth below is a description of the material terms of our capital stock. Such description is qualified in its entirety by reference to our certificate of incorporation and bylaws, a copy of each of which is filed as an exhibit to the registration statement of which this prospectus is a part.

COMMON STOCK

Dividends And Other Distributions

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of shares of our common stock and nonvoting common stock are entitled to receive dividends out of assets legally available for this purpose at the times and in the amounts as the board of directors may from time to time determine.

Upon the occurrence of our liquidation, dissolution or winding-up, the holders of shares of common stock and nonvoting common stock would be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities and the payment of the liquidation preference of any outstanding preferred stock then outstanding.

Voting

Each holder of our common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. If required by law, the holders of nonvoting common stock will each have one vote for each share of nonvoting common stock held.

Conversion

Pursuant to our certificate of incorporation, on January 31, 1999, each share of our nonvoting common stock then outstanding was automatically converted into one share of common stock for no additional consideration. There are currently no outstanding shares of nonvoting common stock.

Fully-Paid Stock

Each outstanding share of common stock is, and all shares of common stock and nonvoting common stock that will be outstanding upon completion of this offering will be, fully paid and nonassessable.

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PREFERRED STOCK

The board of directors has the authority, within the limitations and restrictions stated in our certificate of incorporation, to provide by resolution for the issuance of shares of preferred stock, in one or more classes or series, and to fix the rights, preferences, privileges and restrictions of this preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series or the designation of such series. The issuance of preferred stock could have the effect of decreasing the market price of the common stock and could adversely affect the voting and other rights of the holders of common stock.

Series A Redeemable Preferred Stock

KMOC has authorized 300 shares of Series A Redeemable Preferred Stock, of which 280 shares are currently issued and outstanding.

If we are liquidated or wound up, subject to the rights of creditors and holders of any series or class of capital stock ranking senior to our Series A Redeemable Preferred Stock, the holders of our Series A Redeemable Preferred Stock will be entitled to $1,000 per share prior to any payment being made to the holders of our common stock. In addition, if, upon our liquidation or winding up, the assets to be distributed among the holders of our Series A Redeemable Preferred Stock are insufficient to be paid to such holders, then all of our remaining assets shall be distributed ratably among the holders of our Series A Redeemable Preferred Stock.

A consolidation or merger with or into any other corporation, and a sale of all or substantially all of our assets, will be regarded as a liquidation, unless the holders of two-thirds of the outstanding shares of Series A Redeemable Preferred Stock, voting separately as a single class, elect not to treat any of such events as a liquidation.

We may redeem the shares of our Series A Redeemable Preferred Stock at a redemption price equal to $1,000 per share of Series A Redeemable Preferred Stock at any time, in whole or in part, with at least 45 days prior written notice.

ANTI-TAKEOVER EFFECTS OF DELAWARE LAW AND OUR CERTIFICATE OF INCORPORATION AND BYLAWS

The following is a summary of the provisions of our certificate of incorporation and bylaws that will only become operative upon effectiveness of the registration statement filed in connection with this offering and may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

Classified Board Of Directors

Upon completion of this offering, our board of directors will be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected each year. These provisions, when coupled with the provision of our certificate of incorporation authorizing the board of directors to fill vacant directorships or increase the size of the board of directors, may deter a stockholder from removing incumbent directors and simultaneously gaining control of the board of directors by filling the vacancies created by such removal with its own nominees.

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Stockholder Action

Following this initial public offering, our certificate of incorporation will eliminate the ability of holders of a class of stock registered pursuant to the provisions of the Securities Exchange Act of 1934, as amended (such as the common stock offered hereby) to act by written consent.

Advance Notice Requirements For Stockholder Proposals And Directors Nominations

Following this initial public offering, our bylaws will provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders; however, if the annual meeting is called for on a date that is not within thirty (30) days before or after such anniversary date, notice by the stockholder must be received not later than the close of business on the tenth day following the date on which notice of the date of the annual meeting was mailed to stockholders or made public, whichever first occurs. In the case of a special meeting of stockholders called for the purpose of electing directors, notice by the stockholder must be received not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or made public, whichever first occurs. Our bylaws will also specify certain requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.

Authorized But Unissued Shares

The authorized but unissued shares of common stock, nonvoting common stock and preferred stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock, nonvoting common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction which would cause a change in our control. In addition, our certificate of incorporation contains some provisions which may delay or prevent this type of transaction, even if our stockholders consider the transaction to be in their best interests.

Following completion of this offering, we will be subject to Delaware's anti-takeover laws. Delaware law prohibits a publicly held corporation from engaging in a "business combination" with an "interested stockholder" for three years after the stockholder becomes an interested stockholder, unless the corporation's board of directors and stockholders approve the business combination in a prescribed manner. An "interested stockholder" is a person who directly or indirectly owns 15% or more of the corporation's outstanding voting stock. A "business combination" includes a merger, asset sale or other transaction which results in a financial benefit to the interested stockholder. Delaware law does not prohibit these business combinations if:

- the corporation's board approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder before the stockholder becomes an interested stockholder;

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-   after the transaction which results in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the corporation's outstanding stock; or

- the corporation's board approves the business combination and the holders of at least two-thirds of the corporation's outstanding voting stock which the interested stockholder does not own authorize the business combination.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for:

-   any breach of the director's duty of loyalty to us or our stockholders;

-   misconduct or a knowing violation of law;

- liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or

- any transaction from which the director derives an improper personal benefit.

Our certificate of incorporation and bylaws require us to indemnify and advance expenses to our directors and officers to the fullest extent permitted by Delaware law. Our certificate of incorporation and bylaws also permit us to indemnify and advance expenses to our employees and agents if our board approves.

We may enter into indemnification agreements with our directors and executive officers. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders' ability to collect monetary damages from our directors and executive officers.

TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar of our common stock is American Stock
Transfer & Trust Company. Its address is 59 Maiden Lane, New York, NY 10038, and its telephone number at this location is (718) 921-8200.

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Other securities

10% SENIOR NOTES AND WARRANTS

On October 15, 1997, we issued our 10% senior notes in an aggregate principal amount of $55 million, together with warrants to purchase 4,888,880 shares of common stock at an exercise price of $11.25 per share, for an aggregate purchase price of $55 million. These notes accrue interest at a rate of 10% per annum, payable quarterly in cash or at our sole discretion in shares of our common stock. As of December 31, 2000, we paid $13.6 million of such accrued interest in the form of 1,208,200 shares of common stock with the remainder of $4.0 million paid in cash.

The warrants are exercisable by the warrantholders until October 15, 2002. The exercise price of the warrants is $11.25 per share. The holders of the warrants are protected against dilution through an adjustment of the number of shares purchasable under the warrants or of the exercise price of the warrants upon the occurrence of certain events, including:

- a change in our capital stock resulting from dividend payments or distributions in the form of shares of our common stock, subdivision of our outstanding common stock into a greater number of shares, combination of our outstanding common stock into a smaller number of shares, distribution on our common stock in the form of shares of our capital stock, or issuance of shares by reclassification of shares of our common stock;

- the issuance or sale by us of any common stock or other security that is convertible into or exchangeable for shares of our common stock for a consideration that is less than the exercise price of the warrant; or

- a reorganization of KMOC by way of consolidation or merger with or into, or transferring or leasing of all or substantially all of our assets to, any person, or a merger which reclassifies or changes our outstanding common stock.

However, each warrantholder has the right to convert its warrants into shares of our common stock without payment by the warrantholder of the exercise price in cash. Upon a cashless exercise, the number of shares of common stock issuable upon exercise of the warrants is determined by multiplying the number of shares of common stock underlying the warrants by a fraction, the denominator of which is the then fair market value of the shares and the numerator of which is the then fair market value of the shares less the exercise price. As of December 31, 2000, there were 4,888,680 warrants outstanding, none of which had been exercised.

SERIES A SUBORDINATED NOTE

On June 29, 2000, we issued to Waldo Securities a non-interest bearing subordinated promissory note in an aggregate principal amount of approximately $10 million, maturing on December 31, 2000, as partial consideration for the repurchase of 1,768,920 shares of our common stock from Waldo Securities. On November 1, 2000, the terms of the Series A subordinated note were amended to extend the maturity date to December 31, 2001 and to provide for the payment of interest commencing on January 1, 2001, of 12% per annum. We have the option to redeem the Series A subordinated note in cash, shares of our common stock or a combination of cash and shares of our common stock.

SERIES B SUBORDINATED NOTE

On June 29, 2000, we issued to Waldo Securities a subordinated promissory note in an aggregate principal amount of $10 million, bearing interest at a rate of 10% per annum beginning January 1, 2001, and maturing on December 31, 2005, as partial consideration for the repurchase of 1,768,920 shares of our common stock from Waldo Securities. On November 1, 2000, the Series B subordinated note was amended to shorten its maturity date to December 31, 2004. We have the option to redeem the Series B subordinated note at any time.

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Shares eligible for future sale

Prior to this offering, there has been no market for our common stock. We cannot predict the effect, if any, that sales of shares or the availability of shares for sale will have on the market price of our common stock prevailing from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices of our common stock.

Upon completion of this offering, we will have outstanding an aggregate of 21,647,027 shares of our common stock, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants. All of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless such shares are acquired by our "affiliates" as that term is defined in Rule 144 under the Securities Act. Shares acquired by affiliates and the remaining shares of common stock held by existing stockholders are "restricted securities" as that term is defined in Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption under Rule 144 which is summarized below.

RESTRICTIVE AGREEMENTS

All of our executive officers and directors, and stockholders holding an
aggregate of       % of our outstanding common stock, have signed lock-up
agreements with the underwriters under which they agreed, subject to some exceptions, not to directly or indirectly transfer or dispose of any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of the underwriters and KMOC. See "Underwriting."

RULE 144

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

-   1% of the number of shares of common stock then outstanding; or

- the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

RULE 144(k)

Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell all of such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144. Therefore, unless otherwise restricted, shares eligible for sale under Rule 144(k) may be sold immediately upon the completion of this offering.

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RULE 701

In general, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchased shares of common stock from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this prospectus is entitled to resell those shares 90 days after the effective date of this prospectus in reliance on Rule 144, without having to comply with the restrictions, including the holding period, contained in Rule 144. Rule 701 permits our affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. It permits non-affiliates to sell their Rule 701 shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares are required to wait until 90 days after the date of this prospectus before selling those shares.

STOCK OPTIONS

Following the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act covering shares of common stock reserved for issuance under our stock option plan. The S-8 registration statement will become effective automatically upon filing. As of March 31, 2001, options to purchase 3,526,880 shares of common stock were issued and outstanding, 2,294,320 of which have vested. Accordingly, shares registered under the S-8 registration statement will, subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, be available for sale in the open market immediately after the 180-day lock-up agreements expire.

REGISTRATION RIGHTS

We have granted to some of our stockholders certain shelf, demand and "piggyback" or incidental registration rights with respect to shares of common stock owned by them. Within 120 days following consummation of this offering, we are required to file a shelf registration with respect to the 3,047,600 shares of common stock sold by us pursuant to the private placement we concluded on November 14, 2000. In addition, following consummation of this offering and subject to certain restrictions, each of Brunswick Fitzgibbons Trust Company, The Beacon Group Energy Investment Fund, Enterprise Oil and The Bogatchev Family 2000 Trusts has the right to require us to register its shares of common stock. Most of our stockholders also have "piggyback" registration rights that allow such holders, under certain circumstances, to include their shares of common stock in registration statements initiated by us or other stockholders. The "piggyback" registration rights of these stockholders are subject to proportional cutbacks by the underwriters in the manner described in each stockholder agreement. All reasonable out-of-pocket costs and expenses (other than underwriting discounts and commissions) of any registration under the stockholder agreements will be paid by us. The agreements, pursuant to which the foregoing registration rights were granted, also contain customary provisions with respect to registration procedures, underwritten offerings and indemnification and contribution rights.

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Important United States federal tax considerations for non-United States holders

This is a general discussion of certain United States federal tax consequences of the acquisition, ownership and disposition of shares of our common stock by a holder that, for U.S. federal income tax purposes, is not a U.S. person as we define that term below. We assume in this discussion that you will hold shares of our common stock issued pursuant to the offering as a capital asset (generally, property held for investment). We do not discuss all aspects of U.S. federal taxation that may be important to you in light of your individual investment circumstances, such as special tax rules that would apply to you, for example, if you are a dealer in securities, financial institution, bank, insurance company, tax-exempt organization, partnership or owner of more than 5% of the outstanding shares of our common stock. Our discussion is based on current provisions of the Internal Revenue Code of 1986 (the "Code"), as amended, Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service ("IRS") and other applicable authorities, all as in effect on the date of this prospectus and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or opinion of counsel with respect to the tax consequences discussed in this prospectus, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained. WE URGE YOU TO CONSULT YOUR TAX ADVISOR ABOUT THE U.S. FEDERAL TAX CONSEQUENCES OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK, AS WELL AS ANY TAX CONSEQUENCES THAT MAY ARISE UNDER THE LAWS OF ANY FOREIGN, STATE, LOCAL, OR OTHER TAXING JURISDICTION.

For purposes of this discussion, a U.S. person means any one of the following:

-   a citizen or resident of the U.S.;

- a corporation, partnership, or other entity created or organized in the U.S. or under the laws of the U.S. or of any political subdivision of the U.S.;

- an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

- a trust, if (a) the administration of the trust is subject to the primary supervision of a U.S. court and that has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or (b) the trust has a valid election in effect under the applicable U.S. Treasury Regulations to be treated as a U.S. person.

A non-U.S. holder is any person other than a U.S. person.

DIVIDENDS

Unless we meet a gross income test known as the "Foreign Active Business Requirement," which is discussed below, dividends paid to a non-U.S. holder will generally be subject to withholding of U.S. federal income tax at a rate of either 30% or a lower rate specified by an applicable treaty. However, if the dividend is effectively connected with a non-U.S. holder's conduct of a trade or business in the U.S., the dividend will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally. Corporate non-U.S. holders engaged in the conduct of a U.S. trade or business may also be subject to the branch profits tax. Non-U.S. holders should consult any applicable income tax treaties that may provide for a reduction of, or exemption from, withholding taxes.

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Recently finalized Treasury regulations generally require a non-U.S. holder to certify its entitlement to benefits under a treaty in order to obtain a reduced rate of withholding. The regulations also provide special rules to determine whether, for purposes of applying a treaty, dividends paid to a non-U.S. holder that is an entity should be treated as having been paid to holders of interests in that entity.

As discussed above, the portion of any dividend that we may pay in the future to a non-U.S. holder that is attributable to non-U.S. source income would generally not be subject to U.S. withholding tax if we were to show to the satisfaction of the IRS that we met the Foreign Active Business Requirement at such time. In order to satisfy the Foreign Active Business Requirement, we must establish that we derive at least 80% of our gross income from active foreign business income during the 3-year period ending with the close of our taxable year preceding any dividend payment or such other period as may be applicable.

Active foreign business income is defined as gross income derived by a corporation from sources outside the U.S., or that is attributable to income so derived by a subsidiary of this corporation, which is attributable to the active conduct of a trade or business in a non-U.S. jurisdiction. It is uncertain whether we will meet the Foreign Active Business Requirement at such time as we may pay a dividend on shares of our common stock. Thus, we cannot be sure whether a non-U.S. holder would be able to treat all or a portion of such dividend as non-U.S. source income not subject to U.S. withholding tax.

GAIN ON DISPOSITION

A non-U.S. holder will generally not be subject to United States federal income tax, including by way of withholding, on gain recognized on a sale or other disposition of shares of our common stock unless any one of the following is true:

- the gain is effectively connected with the conduct of a trade or business in the U.S. by the non-U.S. holder;

- the non-U.S. holder is a nonresident alien individual present in the U.S. for 183 or more days in the taxable year of the disposition and certain other requirements are met;

- the non-U.S. holder is subject to tax pursuant to provisions of the U.S. federal income tax law applicable to certain U.S. expatriates; or

- we are or have been during certain periods a "United States real property holding corporation", or USRPHC, for U.S. federal income tax purposes.

We do not believe that we have been nor do we anticipate becoming a USRPHC. However, if we have been or were to become a USRPHC, a non-U.S. holder would generally not be subject to U.S. federal income tax on gain recognized on a sale or other disposition of shares of our common stock provided that:

- the non-U.S. holder does not hold, and has not held during the five-year period preceding the disposition, directly or indirectly, more than 5% of our outstanding shares of common stock; and

- shares of our common stock are and continue to be regularly traded on an established securities market for U.S. federal income tax purposes.

Gain that is effectively connected with a non-U.S. holder's conduct of a trade or business in the U.S. will be subject to U.S. federal income tax imposed on net income on the same basis that applies to U.S. persons generally. Corporate non-U.S. holders so engaged in the conduct of a U.S. trade or business may be subject to the branch profits tax. Non-U.S. holders engaged in the conduct of a U.S.

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trade or business will generally not be subject to withholding. Non-U.S. holders should consult any applicable income tax treaties that may provide for different rules.

UNITED STATES FEDERAL ESTATE TAXES

If an individual who is not a citizen or resident of the U.S., as specially defined for U.S. federal estate tax purposes, holds shares of our common stock on the date of his or her death, such stock will be included in his or her estate for U.S. federal estate tax purposes unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

Generally, we must report annually to the IRS and to each non-U.S. holder the amount of dividends that we paid to a holder and the amount of tax that we withheld on those dividends. This information may also be made available to the tax authorities of a country in which the non-U.S. holder resides.

Pursuant to recently finalized U.S. Treasury regulations, a non-U.S. holder will be entitled to an exemption from information reporting requirements and backup withholding tax on dividends that we pay on shares of our common stock if the non-U.S. holder provides a Form W-8 BEN (or satisfies certain documentary evidence requirements for establishing that it is a non-U.S. holder) or otherwise establishes an exemption. Payments by a U.S. office of a broker of the proceeds of a sale of shares of our common stock are subject to both backup withholding at a rate of 31% and information reporting, unless the non-U.S. holder provides a Form W-8 BEN (or satisfies certain documentary requirements for establishing that it is a non-U.S. holder) or otherwise establishes an exemption. Information reporting requirements, but generally not backup withholding, will also apply to payments of the proceeds from sales or other taxable dispositions of shares of our common stock by foreign offices of U.S. brokers or foreign brokers with certain types of relationships to the U.S., unless the broker has documentary evidence in its records that the holder is a non-U.S. holder and certain other conditions are met or the holder otherwise establishes an exemption.

Backup withholding is not an additional tax. Any amounts that we withhold under the backup withholding rules will be refunded or credited against the non-U.S. holder's U.S. federal income tax liability, if the required information is furnished to the IRS.

--------------------------------------------------------------------------------
102

--------------------------------------------------------------------------------

Underwriting

We, the selling stockholders and the underwriters named below have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC and J.P. Morgan Securities Inc. are the representatives of the several underwriters.

                                                                   Number of shares
                                                                            From selling
Underwriters                                                   From KMOC    stockholders
----------------------------------------------------------------------------------------
UBS Warburg LLC.............................................
J.P. Morgan Securities Inc..................................
                                                              ----------      --------
    Total...................................................   6,666,667       666,667
                                                              ==========      ========

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an additional 1,100,000 shares at the initial public offering price less the underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. The following table shows the per share and total underwriting discounts and commissions that we and the selling stockholders will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up to an additional 1,100,000 shares from us.

                                                              No Exercise   Full Exercise
-----------------------------------------------------------------------------------------
Per share...................................................  $                $
Total.......................................................

We estimate that the total expenses of the offering payable by us, excluding underwriting discounts and commissions will be approximately $2 million.

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $          per share from the initial public offering price. Any of
these securities dealers may resell any shares purchased from the underwriters
to other brokers or dealers at a discount of up to $          per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.

We, and each of our directors, officers, stockholders and optionholders have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for shares of common stock during the period from the date of this prospectus, continuing through the date 180 days later after the date of this prospectus, without the prior written consent of UBS Warburg LLC and J.P. Morgan Securities Inc. In addition, each of our directors, officers, stockholders and optionholders have agreed with the underwriters not to make any demand for or exercise any right with respect to the registration of any common stock or securities convertible into or exchangeable or exercisable for shares of common stock during the period from the date of this prospectus, continuing through the date 180 days later after the date of this prospectus, without the prior written consent of UBS Warburg LLC and J.P. Morgan Securities Inc, except for the shelf registration statement with respect to 3,047,600 shares of our common stock that must be filed within 120 days after the date of this

--------------------------------------------------------------------------------

Underwriting
--------------------------------------------------------------------------------

offering. The underwriters have advised us that, prior to granting an early release of our common stock, they would consider factors including need, market conditions, the performance of our stock price, trading liquidity, prior trading habits of the selling stockholder and other relevant considerations.

The underwriters have reserved for sale at the initial public offering price, 333,333 shares of our common stock being offered for sale to our customers and business partners. At the discretion of our management, our business partners and employees, and their friends and family may participate in the reserved shares program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

Prior to this offering, there has been no public market for our common stock. The initial public offering price was negotiated by us and the representatives. The principal factors to be considered in determining the initial public offering price included:

- the information set forth in this prospectus and otherwise available to the representatives;

-   the history and the prospects for the industry in which we compete;

-   the ability of our management;

- our prospects for future earnings, the present state of our development and our current financial position;

- the general condition of the securities markets at the time of this offering; and

- recent market prices of, and demand for, publicly traded common stock of comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise.

--------------------------------------------------------------------------------
104

Underwriting
--------------------------------------------------------------------------------

We and the selling stockholders have agreed to indemnify the several underwriters against liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make in respect thereof.

In the past, UBS Warburg LLC and/or its affiliates and J.P. Morgan
Securities Inc. and/or its affiliates have provided financial services unrelated to this offering to us and UBS Warburg LLC and/or its affiliates and J.P. Morgan Securities Inc. and/or its affiliates may do so in the future.

Under the Conduct Rules of the National Association of Securities
Dealers, Inc., or NASD, when 10% or more of the net proceeds of a public offering of equity securities are to be paid to a member of the NASD participating in such public offering or an affiliate of such member, the price at which the equity securities are distributed to the public must be no higher than that recommended by a "qualified independent underwriter" as defined in Rule 2720 of the Conduct Rules of the NASD. J.P. Morgan Securities Inc. is a member of the NASD and may be deemed to be an affiliate of The Beacon Group Energy Investment Fund. The Beacon Group Energy Investment Fund will receive more than 10% of the net proceeds from this offering as a result of the use of proceeds to repay the 10% senior notes. See "Use of Proceeds" and "Related party transactions--10% Senior Notes and Warrants."

Therefore, in order to ensure that this offering is made in compliance with Rule 2710(c)(8) of the Conduct Rules of the NASD, UBS Warburg LLC will act as a qualified independent underwriter in connection with this offering and assume the customary responsibilities of acting as a qualified independent underwriter in pricing and conducting due diligence for this offering. Accordingly, the price of the common stock sold to the public will be no higher than that recommended by UBS Warburg LLC acting as qualified independent underwriter for this offering. UBS Warburg LLC will receive a fee of $5,000 for acting as the qualified independent underwriter.

After this offering is completed, The Beacon Group Energy Investment Fund will
beneficially own    % of our outstanding common stock.

In addition, Fenway Services, Ltd., an affiliate of UBS Warburg LLC, owns 30,440 shares of our common stock, which after this offering will represent less than 1% of our outstanding common stock.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Legal matters

Andy W. Morgan, General Counsel of KMOC, and Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, are acting as our counsel in connection with this offering. Salans Hertzfeld & Heilbronn International ZAO is acting as our special Russian counsel in connection with this offering. Certain legal matters will be passed upon for the underwriters by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

Experts

The audited consolidated financial statements of KMOC and its subsidiaries included in this prospectus, except as they relate to our 22.3% indirect equity interest in Chernogorskoye, have been audited by PricewaterhouseCoopers, Moscow, independent accountants, and insofar as they relate to Chernogorskoye, by KPMG Limited, whose report also appears in this prospectus. Such financial statements have been included in reliance on the reports of such independent accountants given on the authority of such firms as experts in auditing and accounting.

The estimated reserve and present value of estimated future net cash flows and related calculations of Ryder Scott Company, L.P., independent petroleum engineering consultants, included in this prospectus, have been included in reliance on the authority of such firm as experts in petroleum engineering.

Where you can find more information

Upon consummation of this offering, we will be required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by us at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings with the SEC are also available to the public through the SEC's web site at http://www.sec.gov. After this offering, we expect to provide annual reports to our stockholders that include financial information reported on by our independent public accountants.

We have filed a registration statement on Form S-1 with the SEC. This prospectus is part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of KMOC, please be aware that such reference is not necessarily complete and that you should refer to the exhibits that are part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington D.C., as well as through the SEC's web site.

--------------------------------------------------------------------------------
106

--------------------------------------------------------------------------------

Glossary of oil terms

This prospectus includes terms that are used by the oil and gas industry. As used in this prospectus, these terms have the following meanings:

"API" means the density of crude oil or other liquid hydrocarbons as measured by a system recommended by the American Petroleum Institute in degrees relative to the specific gravity scale. The higher the API gravity measure, the lighter the compound. For example, asphalt has an API gravity of 8, and gasoline has an API gravity of 50.

"appraisal well" means an exploratory well drilled in an unproved area of an existing field to further delineate the extent of the proved reserves and/or productive capacity of that field.

"barrel" is a barrel of 42 U.S. gallons.

"Dated Brent" is one of the standard market prices for crude oil.

"development well" means a well drilled within the proved area of an oil and gas reservoir to the depth of a stratigraphic horizon known to be productive in an attempt to recover proved undeveloped reserves or to economically accelerate production of reserves classified as proved developed.

"exploration well" means an exploratory well drilled in an unproved area to find a new reservoir in an existing field or to find a new field.

"field" is an area consisting of a single reservoir or multiple reservoirs all grouped on or related to the same individual geological structure feature and/or stratigraphic condition.

"productive wells" consist of producing wells and wells capable of production.

"proved developed acreage" means the number of acres which are allocated or assignable to producing wells or wells capable of production.

"producing well" is a well that is currently producing oil.

"proved developed reserves" are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

"proved reserves" are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalation based on future conditions.

"proved undeveloped reserves" are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it is demonstrated with reasonable certainty that there is continuity of production from the existing productive formation. Under no circumstances should estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection

--------------------------------------------------------------------------------

Glossary of oil terms
--------------------------------------------------------------------------------

or other improved technique is contemplated, unless such techniques have been proved effective by actual tests in the area in the same reservoir.

"recompletion" refers to the completion of an existing well for production from a formation or reservoir that exists behind the casing of the well.

"reservoir" is a porous and permeable underground formation containing a natural accumulation of producible oil and/or gas that is confined by impermeable rock or water barriers and is individual and separate from other reservoirs.

"seismic" is the use of shock waves generated by controlled explosions of dynamite or other means to ascertain the nature and contour of underground geological structures.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

INDEX TO FINANCIAL STATEMENTS

                                                                  Page
----------------------------------------------------------------------
Annual Financial Statements of KMOC

  Report of Independent Accountants.........................     F-2

  Consolidated Balance Sheets as of December 31, 2000 and
    1999....................................................     F-3

  Consolidated Statements of Operations for the years ended
    December 31, 2000, 1999 and 1998........................     F-4

  Consolidated Statements of Cash Flows for the years ended
    December 31, 2000, 1999 and 1998........................     F-5

  Consolidated Statements of Changes in Stockholders' Equity
    for the years ended December 31, 2000, 1999 and 1998....     F-6

  Notes to the Consolidated Financial Statements as of
    December 31, 2000 and 1999, and for each of the three
    years in the period ended December 31, 2000.............     F-7

  Supplemental Information on Oil and Gas Exploration and
    Production Activities
    (Unaudited).............................................    F-33

Interim Financial Statements of KMOC

  Consolidated Condensed Balance Sheets as of March 31, 2001
    and December 31, 2000...................................    F-38

  Consolidated Condensed Statements of Operations for the
    three months ended March 31, 2001 and 2000..............    F-39

  Consolidated Condensed Statements of Cash Flows for the
    three months ended March 31, 2001 and 2000..............    F-40

  Notes to the Consolidated Condensed Financial
    Statements..............................................    F-41

Annual Financial Statements of Chernogorskoye

  Independent Auditors' Report..............................    F-47

  Balance Sheets as of December 31, 2000 and 1999...........    F-48

  Statements of Income (loss) for the years ended December
    31, 2000, 1999 and 1998.................................    F-49

  Statements of Shareholders' Equity for the years ended
    December 31, 2000, 1999 and 1998........................    F-50

  Statements of Cash Flows for the years ended December 31,
    2000, 1999 and 1998.....................................    F-51

  Notes to the Financial Statements as of December 31, 2000
    and 1999, and for each of the years in the three-year
    period ended December 31, 2000..........................    F-52

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT ACCOUNTANTS

To the Stockholders and Directors of
Khanty Mansiysk Oil Corporation:

We have audited the accompanying consolidated balance sheets of Khanty Mansiysk Oil Corporation and its subsidiaries (the "Company" or "KMOC") as of December 31, 2000 and 1999, and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Limited Liability Company Chernogorskoye ("Chernogorskoye"), a 22.3% indirect equity investee of the Company, which statements reflect net income of $11,543,000 and $16,603,000 for the years ended December 31, 2000 and 1999, respectively, and a net loss of $3,834,000 for the year ended December 31, 1998. Those statements were audited by other auditors, whose report thereon has been furnished to us, and our opinion, insofar as it relates to data included for Chernogorskoye, is based solely on the report of the other auditors.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of KMOC as of December 31, 2000 and 1999, and the results of the Company's operations and cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

PricewaterhouseCoopers
Moscow, Russian Federation
April 2, 2001

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

CONSOLIDATED BALANCE SHEETS AS OF DECEMBER 31, 2000 AND 1999

(expressed in thousands of US dollars, except as indicated)      Notes        2000        1999
----------------------------------------------------------------------------------------------
Assets
  Cash and cash equivalents.................................             $ 42,401    $ 19,180
  Accounts receivable.......................................               10,139       3,252
  Inventories...............................................                  920         358
  Current deferred tax asset................................     11         1,730       1,277
  Prepaid expenses and other current assets.................      4        13,576       4,600
                                                                         --------    --------
Total current assets........................................               68,766      28,667
Long-term investments.......................................      5        25,575      13,252
Property, plant and equipment (successful efforts method),
  net.......................................................      6       143,992     119,567
Other long-term assets, net.................................                  868         996
                                                                         --------    --------
Total assets................................................             $239,201    $162,482
                                                                         ========    ========
Liabilities and stockholders' equity
Short-term debt.............................................      8      $ 10,006          --
Accounts payable............................................                4,577    $  1,171
Accrued liabilities.........................................      9         3,984       1,740
Taxes payable...............................................                4,436       1,302
                                                                         --------    --------
Total current liabilities...................................               23,003       4,213
Long-term debt..............................................     10        63,929      62,966
Deferred tax liability......................................     11        17,172      16,637
Other long-term liabilities.................................     12         2,504       2,033
                                                                         --------    --------
Total liabilities...........................................              106,608      85,849
Contingencies and commitments...............................     20            --          --
Minority interest in consolidated subsidiaries..............                4,519       3,350
                                                                         --------    --------
Stockholders' equity
Preferred shares (authorized--5,000 and 300 shares,
  respectively; no par value; issued and outstanding--280
  shares)...................................................     13           280         280
Common shares (authorized--725,000 and 500,000 shares,
  respectively; no par value; issued and
  outstanding--374,529 and 290,534 shares, respectively)....     13            --          --
Additional paid in capital..................................              160,127      99,905
Deferred compensation.......................................                 (125)       (312)
Accumulated deficit.........................................               (9,671)    (22,790)
Common shares held in treasury, at cost (52,448 and 8,222
  shares, respectively).....................................     19       (22,537)     (3,800)
                                                                         --------    --------
Total stockholders' equity..................................              128,074      73,283
                                                                         --------    --------
Total liabilities and stockholders' equity..................             $239,201    $162,482
                                                                         ========    ========

  The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

(expressed in thousands of US dollars, except as indicated)      Notes       2000       1999       1998
-------------------------------------------------------------------------------------------------------
Revenues....................................................     15      $72,394    $22,798    $  8,964
Production expenses.........................................              (4,409)    (2,260)     (6,127)
Transportation and export expenses..........................             (13,742)    (2,767)     (1,203)
General and administrative expenses.........................             (12,347)    (8,373)     (9,387)
Exploration expenses........................................                (632)    (1,421)     (1,729)
Taxes other than income taxes...............................     16       (9,954)    (3,946)     (1,420)
Depreciation, depletion and amortization....................      6       (6,415)    (3,584)     (1,075)
Abandonment and impairment of proved property...............      7           --     (7,000)         --
                                                                         -------    -------    --------
Income (loss) from operations...............................              24,895     (6,553)    (11,977)
Interest income.............................................                 860        302         560
Interest expense............................................              (6,218)    (4,617)     (3,497)
Income (loss) from equity investment........................               2,215      2,575      (1,125)
Tax forgiveness.............................................     16           --        117       4,248
Other revenues (expenses)...................................                (462)      (139)        154
                                                                         -------    -------    --------
Income (loss) before income tax and minority interest.......              21,290     (8,315)    (11,637)
Income tax benefit (expense)................................     11       (7,002)     1,815        (233)
                                                                         -------    -------    --------
Income (loss) before minority interest......................              14,288     (6,500)    (11,870)
Minority interest...........................................              (1,169)        33        (645)
                                                                         -------    -------    --------
Net income (loss)...........................................             $13,119    $(6,467)   $(12,515)
                                                                         =======    =======    ========

Net income (loss) per weighted average share, basic.........     13      $ 41.74    $(24.49)   $ (52.27)
                                                                         =======    =======    ========
Net income (loss) per weighted average share, diluted.......     13      $ 36.67    $(24.49)   $ (52.27)
                                                                         =======    =======    ========

Weighted average shares, basic..............................     13      314,316    264,078     239,422
                                                                         =======    =======    ========
Weighted average shares, diluted............................     13      373,494    264,078     239,422
                                                                         =======    =======    ========

  The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

(expressed in thousands of US dollars, except as indicated)      Notes       2000       1999       1998
-------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
Net income (loss)...........................................             $ 13,119   $ (6,467)  $(12,515)
Adjustments to reconcile net income (loss) to net cash used
  by operating activities:
    Depreciation, depletion and amortization................        6       6,415      3,584      1,075
    Abandonment and impairment of proved property...........        7          --      7,000         --
    Income (loss) from equity investment....................        5      (2,215)    (2,575)     1,125
    Non-cash portion of interest expense....................     8,10       2,820      4,617      2,910
    Deferred income tax expense (benefit)...................       11        (142)    (3,072)       122
    Tax forgiveness.........................................       16          --       (117)    (4,248)
    Minority interest in income (loss)......................                1,169        (33)       645
    Non-cash compensation expense...........................       14         887        390        255
    Non-cash technical services.............................                  469        666         --
    Write-off of uncompleted wells, equipment and
      facilities............................................                  689        800         --
    Exploration expenses....................................                  632      1,421         --
Net change in:
    Accounts receivable.....................................               (6,887)    (2,698)      (485)
    Prepaid expenses and other current assets...............               (2,921)    (4,462)      (943)
    Inventories.............................................                 (563)      (248)       (52)
    Accounts payable........................................                1,641       (450)     1,580
    Accrued liabilities.....................................                2,244        (98)      (334)
    Taxes payable other than income taxes...................                3,134      1,073       (589)
Other.......................................................                  (45)       406       (563)
                                                                         --------   --------   --------
Net cash provided by (used for) operating activities........             $ 20,446   $   (263)  $(12,017)
                                                                         --------   --------   --------
Cash Flows from Investing Activities:
Additions to property, plant and equipment..................              (33,928)    (6,446)   (16,276)
Return of capital from investment...........................        5       1,335         --         --
Acquisition of Paitykh Oil..................................        3          --         --       (514)
Acquisition of Nazymgeodobycha..............................        3        (575)        --         (7)
                                                                         --------   --------   --------
Net cash used by investing activities.......................             $(33,168)  $ (6,446)  $(16,797)
                                                                         --------   --------   --------
Cash Flows from Financing Activities:
Repurchase of treasury shares...............................    13,19      (1,000)        --         --
Proceeds from long-term debt................................                   --         --      5,000
Deferred financing costs paid...............................                   --         --       (582)
Proceeds from issuance of common shares.....................               39,608     20,000        526
Shares issuance costs.......................................               (2,676)        --         --
                                                                         --------   --------   --------
Net cash provided by financing activities...................             $ 35,932   $ 20,000   $  4,944
                                                                         --------   --------   --------

Effect of exchange rate changes on cash and cash
  equivalents...............................................                   11       (271)      (264)
Net increase (decrease) in cash and cash equivalents........               23,221     13,020    (24,134)
Cash and cash equivalents at beginning of year..............               19,180      6,160     30,294
                                                                         --------   --------   --------
Cash and cash equivalents at end of year....................             $ 42,401   $ 19,180   $  6,160
                                                                         ========   ========   ========

  The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2000, 1999 AND 1998

                                            Number of   Additional                    Treasury   Accumulated
(expressed in thousands of US  Preferred       Common      Paid-in        Deferred   Shares at      Earnings
dollars, except as indicated)     Shares       Shares      Capital    Compensation        cost     (Deficit)       Total
------------------------------------------------------------------------------------------------------------------------
Balance at January 1, 1998...    $280       233,373      $ 69,489           --             --     $ (3,808)    $ 65,961
                                 ----       -------      --------        -----       --------     --------     --------
Issuance of common shares in
  payment of interest on
  debt.......................      --        10,756         4,840           --             --           --        4,840
Purchase price adjustment
  related to KMNGG
  acquisition................      --            --        (1,856)          --             --           --       (1,856)
Shares and purchase rights
  issued for cash............      --         1,424           534           --             --           --          534
Grant of stock options.......      --            --           255         (255)            --           --
Amortization of deferred
  compensation...............      --            --            --          255             --           --          255
Net loss for 1998............      --            --            --           --             --      (12,515)     (12,515)
                                 ----       -------      --------        -----       --------     --------     --------
Balance at December 31,
  1998.......................    $280       245,553      $ 73,262           --             --     $(16,323)    $ 57,219
                                 ----       -------      --------        -----       --------     --------     --------
Issuance of common shares in
  payment of interest on
  debt.......................      --        12,203         5,491           --             --           --        5,491
Grant of stock options.......      --            --           702         (702)            --           --           --
Amortization of deferred
  compensation...............      --            --            --          390             --           --          390
Shares and purchase rights
  issued for cash............      --        40,000        20,000           --             --           --       20,000
Issuance of common shares for
  acquisition of interest in
  Paitykh....................      --         1,000           450           --             --           --          450
Treasury shares repurchased
  at cost....................      --        (8,222)           --           --         (3,800)          --       (3,800)
Net loss for 1999............      --            --            --           --             --       (6,467)      (6,467)
                                 ----       -------      --------        -----       --------     --------     --------
Balance at December 31,
  1999.......................    $280       290,534      $ 99,905        $(312)      $ (3,800)    $(22,790)    $ 73,283
                                 ----       -------      --------        -----       --------     --------     --------
Issuance of common shares in
  payment of interest on
  debt.......................      --         4,673         2,337           --             --           --        2,337
Grant of stock options.......      --            --           463         (463)            --           --           --
Amortization of deferred
  compensation...............      --            --            --          650             --           --          650
Issuance of common shares for
  cash.......................      --        80,654        36,932           --             --           --       36,932
Grant of shares to
  employees..................      --           449           236           --             --           --          236
Conversion of debt...........      --        19,354         8,709           --             --           --        8,709
Conversion of Chernogorskoye
  Revenue Interest...........      --        23,090        11,545           --             --           --       11,545
Treasury shares repurchased
  at cost....................      --       (44,225)           --           --        (18,737)          --      (18,737)
Net income for 2000..........      --            --            --           --             --       13,119       13,119
                                 ----       -------      --------        -----       --------     --------     --------
Balance at December 31,
  2000.......................    $280       374,529      $160,127        $(125)      $(22,537)    $ (9,671)    $128,074
                                 ====       =======      ========        =====       ========     ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

DESCRIPTION OF THE COMPANY

Khanty Mansiysk Oil Corporation (hereinafter referred to as "KMOC") is a Delaware registered holding company with consolidated investments in Open Joint Stock Company "Khantymansiyskneftegazgeologia" ("KMNGG"), Open Joint Stock Company "Paitykh Oil" ("Paitykh") and Open Joint Stock Company "Nazymgeodobycha" ("NGD"), and an indirect equity investment in Limited Liability Company Chernogorskoye ("Chernogorskoye"). Through its holdings, KMOC is engaged exclusively in the exploration, development and production of crude oil in the Russian Federation. KMOC (formerly named Ural Petroleum Corporation) was incorporated in the State of Delaware, United States of America effective
April 22, 1993. These consolidated financial statements of KMOC and its subsidiaries (collectively referred to as the "Company") reflect the acquisition of KMNGG, which was accounted for as a purchase, and its results of operations consolidated since its acquisition in October 1997.

At December 31, 2000, 1999 and 1998 KMOC owned approximately 96 percent of KMNGG's voting shares. KMNGG was registered in the Russian Federation on July 27, 1995 to engage in the exploration, development and production of crude oil and gas reserves. KMNGG was established pursuant to a privatization plan dated January 15, 1995, which was approved by the Khanty-Mansiysk Autonomous Region Committee for State Property, and was the legal successor of a State geological enterprise. KMNGG's principal assets comprised three licenses to explore and produce oil in western Siberia and related tangible well equipment in these license areas. At the time of KMOC's acquisition of KMNGG, three wholly-owned subsidiaries of KMNGG were engaged in exploration and drilling activities. These subsidiaries were sold for an insignificant amount of cash, with no resulting gain or loss, during August 1998 in accordance with a plan of disposition which had been defined in conjunction with the KMNGG acquisition and reflected in the allocation of the KMNGG purchase price.

The Russian Ministry of Energy periodically establishes export quotas for oil producing companies. Subject to certain exceptions, Russian companies are allocated an export quota equal to approximately one third of their production. During the past three years the Company has sold close to 100% of its crude oil on the export market pursuant to special export rights, which expired on December 31, 2000.

Note 1: Basis of presentation

The Company maintains its accounting records and prepares its consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). The financial statements of the Company's Russian subsidiaries included in the Company's consolidated financial statements were derived from the statutory records maintained in Russian roubles, with adjustments and reclassifications made to conform with U.S. GAAP.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the assets, liabilities, revenues and expenses reported in the financial statements, as well as amounts included in the notes thereto, including the discussion and disclosure of contingent assets and liabilities. While management uses its best estimates and judgments, actual results may vary from those estimates as future confirming events occur.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FOREIGN CURRENCY TRANSLATION. The functional currency of KMOC is the U.S. dollar. Since the Russian Federation is in a hyperinflationary status, the remeasurement of the Company's subsidiaries rouble denominated financial statements into U.S. dollars has been performed in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 52, "FOREIGN CURRENCY TRANSLATION", for highly inflationary economies. Accordingly, currency translation gains and losses are recorded in the income statement in the period they arise. The rules of SFAS 52 define a highly inflationary economy as one that has cumulative inflation of approximately 100 percent or more over a three-year period. The Russian Federation had a cumulative inflation rate of approximately 303 percent for the three-year period ended December 31, 2000. The exchange rate was 28.16 Russian roubles per U.S. dollar as of December 31, 2000.

In the accompanying consolidated financial statements, the Russian rouble amounts are remeasured into U.S. dollars as follows:

- Statement of operations transactions denominated in Russian roubles are remeasured by applying the exchange rate between the Russian rouble and the U.S. dollar at the date of the transaction, if readily determinable, or remeasured on a quarterly basis using an average exchange rate for the quarter;

- Monetary items denominated in Russian roubles at the balance sheet date are remeasured to U.S. dollars at the official exchange rate of the Russian rouble to the U.S. dollar set by the Central Bank of Russia on that date;

- Non-monetary items denominated in Russian roubles are remeasured to U.S. dollars using the exchange rate applicable at the date of the transaction.

EXCHANGE RATES, RESTRICTIONS AND CONTROLS. Exchange restrictions and controls exist relating to converting Russian roubles into other currencies. At present, the Russian rouble is not a convertible currency outside of the Russian Federation. Furthermore, 75 percent of a company's hard currency earnings are required to be sold to the Central Bank of the Russian Federation for Russian roubles. Future movements in the exchange rate between the Russian rouble and the U.S. dollar will affect the reported value of KMOC's monetary assets and liabilities, included in the accompanying consolidated financial statements, and may also affect its ability to realize non-monetary items in the accompanying financial statements. Accordingly, the remeasurement of Russian rouble amounts to U.S. dollars should not be construed as a representation that such Russian rouble amounts have been, could be, or will in the future be converted into U.S. dollars at the exchange rate shown or at any other exchange rate.

RECLASSIFICATIONS. For comparative purposes, certain prior year amounts have been reclassified to conform to the current year's presentation.

Note 2: Summary of significant accounting policies

PRINCIPLES OF CONSOLIDATION. The accompanying consolidated financial statements include the accounts of KMOC and its subsidiaries after the elimination of intercompany balances and transactions. Subsidiaries are those companies in which KMOC, directly or indirectly, has an interest in more than one-half of the voting rights and has the ability to exercise control over the operations. Subsidiaries are consolidated from the date of acquisition of a controlling interest. Where necessary, accounting policies for consolidated subsidiaries have been changed to ensure consistency with the policies adopted by KMOC.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

CASH AND CASH EQUIVALENTS. Cash and cash equivalents consist of cash on hand and balances with banks, and highly liquid investments with maturities of three months or less at the date of acquisition.

INVENTORIES. Inventories consist principally of tubular goods and production equipment stated at the lower of weighted average cost or market price. The Company does not recognize crude oil inventory, consisting of in-tank and in-transit crude oil, in the consolidated financial statements.

LONG-TERM INVESTMENTS. Investments in associates are accounted for by the equity method of accounting. Associates are companies in which the Company owns between 20 percent and 50 percent of the voting rights, and over which the Company exercises significant influence. Provisions are recorded for long-term impairment in value if periodic assessments indicate an impairment exists.

Equity accounting involves recognizing in the statement of operations the Company's share of the investees' income or loss for the year. The Company's interest in the investee is carried in the balance sheet initially at cost, increased by the Company's share of the investees' net income and reduced by the Company's share of the investees' net losses and any distributions received by the Company from the investee. Investments in entities in which the Company does not maintain a significant interest, where control or influence is either not present or temporary are accounted for at cost and adjusted for estimated impairment if periodic assessments indicate an impairment exists.

PROPERTY, PLANT AND EQUIPMENT. The Company accounts for its oil and gas exploration and production activities in accordance with the successful efforts method of accounting.

    CAPITALIZATION POLICIES: Under the successful efforts method of accounting, all costs associated with property acquisition, development and exploration are capitalized as incurred. If an exploration well is unsuccessful in finding proved reserves, the capitalized well costs are charged to exploration expense. Other exploration costs, including geological and geophysical costs and the costs of carrying unproved properties are charged to exploration expense as incurred. Costs to operate and maintain wells and field equipment are expensed as incurred.

    WELL SERVICES AND WORKOVERS: The Company charges all repairs to the wells or to equipment in the wells to production expense. Operations to restore or maintain efficient operating conditions are also charged to production expense. However, if the workover extends the total productive capacity of the well (i.e., the total output from the well), such workover costs are capitalized. Projects that call for deepening the well to another horizon or attempting to secure production from a shallower horizon are treated as exploratory or development drilling costs.

    AMORTIZATION POLICIES: Capitalized proved property acquisition costs are amortized by field using the unit-of-production method based on proved reserves. Capitalized exploration well costs and development costs (except uncompleted wells, equipment and facilities) plus estimated future equipment dismantlement, surface restoration and property abandonment costs, net of equipment salvage values, are amortized similarly by field based on proved developed reserves.

Depreciation of other fixed assets is determined on a straight-line basis over the expected lives of the individual assets, ranging from five to twenty years.

    IMPAIRMENT POLICIES: Net capitalized costs of acquisition, exploration and development of proved properties are periodically assessed for impairment on a field-by-field basis, pursuant to SFAS No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF". Each field's undiscounted future cash flows from proved, probable and possible reserves are compared to the net book value of capitalized acquisition, exploration and development costs. If an asset is impaired (i.e., carrying value exceeding future undiscounted cash flows therefrom) then capitalized costs are

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

reduced to the estimated fair value of the asset, and such excess capitalized costs are charged to impairment provision for proved properties, accordingly.

Capitalized costs of unproved properties are periodically assessed for impairment. All impairment provisions for unproved properties are charged to exploration expense pursuant to SFAS No 19, "FINANCIAL ACCOUNTING AND REPORTING BY OIL AND GAS PRODUCING COMPANIES".

    SALES AND RETIREMENTS POLICIES: Gains and losses on the sale or retirement of an oil and gas property are reflected in income. Prior to the sale or retirement of an oil property, long-lived assets to be disposed of are reported at the lower of their carrying value or fair value less cost to sell. Upon disposal of fixed assets depreciated on a group basis, costs of retired equipment, net of salvage value, are usually charged to accumulated amortization. Upon disposal of fixed assets that are depreciated on an individual item basis, the net book value less sales proceeds or salvage value is charged to current income.

    OTHER POLICIES: Maintenance and repairs and minor renewals of other fixed assets are expensed as incurred. Major renewals and improvements are capitalized and the assets replaced are retired. Expenditures on social assets are expensed as incurred.

OTHER LONG-TERM ASSETS. Expenditures on license agreements, exploration software, deferred financing costs and other intangible assets are capitalized and amortized using the straight-line method over their useful lives, which the Company estimates to be three to ten years. The carrying value of each intangible asset is reviewed annually and adjusted for impairment where necessary.

FINANCIAL INSTRUMENTS. The estimated fair values of financial instruments are derived either from quoted market prices where available or, in their absence, the present value of the expected cash flows. The fair values reflect the cash that would have been received or paid if the instruments were settled at year-end. The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, short-term and long-term debt approximate fair value.

RESTORATION AND ABANDONMENT COSTS. The Company accrues for the estimated future costs, net of estimated equipment salvage values, over the respective oil and gas property's estimated productive life. The estimated future costs of restoration and abandonment associated with oil and gas operations are accrued over the productive life of the underlying field (based on proved developed reserves) as a component of depreciation, depletion and amortization and classified as a non-current liability. Such costs are estimated using current period-end unescalated prices.

ENVIRONMENTAL LIABILITIES. Liabilities for environmental remediation are recorded when it is probable that obligations have been incurred and the amounts can be reasonably estimated.

BORROWING COSTS. Interest costs are generally recognized as expense in the period incurred. However, the Company capitalizes interest to the extent it has uncompleted wells, equipment and facilities during the reporting period and has outstanding interest bearing debt. Interest to be capitalized during the reporting period is calculated using a capitalization rate equal to the weighted average of the Company's interest charges on borrowings applied to the average amount of uncompleted development activities.

RETIREMENT BENEFIT OBLIGATIONS. As of December 31, 2000, the Company does not have pension arrangements separate from the State Pension scheme of the Russian Federation, which requires contributions by the employer calculated as a percentage of current gross salary payments; such expense is charged to the statement of income as incurred.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The Company has a 401(k) savings plan for which employer contributions may be made at the Company's discretion. In 2000 and 1999, the Company paid $12,000 and $19,000, respectively, in matching contributions to the plan. There were no contributions made by the Company to this plan during 1998.

REVENUE RECOGNITION. Revenue from the sale of crude oil production is recognized at the date crude oil is delivered to the purchaser and is stated net of value-added tax, for domestic sales only, and excise tax. Risk of loss is transferred to the purchaser upon delivery.

INCOME TAXES. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying values of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in the years in which these temporary differences are expected to be recovered or settled. Valuation allowances are provided for deferred tax assets when management believes that it is more likely than not that the assets will not be realized.

COMPREHENSIVE INCOME.  Effective January 1, 1999, the Company adopted SFAS
No. 130, REPORTING COMPREHENSIVE INCOME, which requires disclosure of all changes in equity during a period except those resulting from investments by and distributions to the Company's shareholders. There is no difference between the Company's net income and comprehensive income for all periods presented.

NET INCOME (LOSS) PER COMMON SHARE. Basic income (loss) per common share is calculated by dividing income, after deducting the preferred dividend requirements, if any, by the weighted average number of common shares outstanding during the year. Diluted income (loss) per common share includes the dilutive effects of share options and other equity and convertible securities.

TREASURY SHARES. KMOC common shares owned by the Company at the balance sheet date are designated as treasury shares and are recorded at cost.

STOCK-BASED EMPLOYEE COMPENSATION. The Company's employee stock bonus plan is accounted for in accordance with the intrinsic value method established by Accounting Principles Board Opinion No. 25, ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES. No compensation expense is recognized for stock options granted when the exercise price of the options granted is equal to, or greater than, the fair market value of the Company's stock at the date of grant. The fair value of options and warrants granted to non-employees are included in operating results as an expense, or capitalized, as appropriate.

The Company has adopted the disclosure requirements of SFAS No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION. Disclosures, including pro forma operating results had the Company prepared its financial statements in accordance with the fair value based method of accounting for stock compensation, have been included in the notes to the consolidated financial statements.

RECENT ACCOUNTING PRONOUNCEMENTS. In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, ACCOUNTING FOR DERIVATIVE INSTRUMENTS AND HEDGING ACTIVITIES. SFAS No. 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes new accounting rules for hedging instruments. This statement was initially effective for fiscal years beginning after June 15, 1999, but was subsequently amended postponing the effective implementation date by one year. The Company will adopt the provisions of SFAS No. 133 for the year ending December 31, 2001. Since the Company has not engaged in the use of derivative instruments for hedging purposes through December 31, 2000, the adoption of SFAS No.133 will not impact the Company's financial statements. It is possible that the Company will engage in such activities in the future. The Company's management has not concluded what impact, if any, such future possible activities, including the application of SFAS No. 133 thereto, will have on the Company's consolidated financial statements.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 3: Acquisitions

NGD ACQUISITION.  On March 23, 1998, the Company acquired an additional
50 percent of the voting shares of NGD, in exchange for approximately $7,500 in cash. No additional cash or non-cash consideration was paid or liabilities assumed by the Company with respect to this acquisition. NGD is a Russian company that holds six production licenses to oil and gas properties located in western Siberia. The acquisition increased the Company's interest in NGD to 80 percent from 30 percent. The Company's 30 percent interest in NGD was previously acquired in conjunction with the 1997 reorganization and acquisition of KMNGG. At the date of the 1998 acquisition, proved reserves of approximately
81.5 million barrels of crude oil were attributable to NGD. The acquisition was accounted for using the purchase method. The remaining 20 percent of the voting shares of NGD was acquired by the Company on February 21, 2000 for cash consideration totaling $725,000 of which $340,000 was payable upon closing, $10,000 payable in March of 2000, and $375,000 payable in 15 monthly installments of $25,000 each. As of the date of acquisition, proved reserves of approximately 94.2 million barrels of crude oil were attributable to NGD as a whole. The acquisition of the final 20% equity interest in NGD in 2000 required significantly more capital than the Company's acquisition of an additional 50% interest in 1998 due to the improvement in the environment for oil prices and currency stability in Russia between the respective dates of the transactions as well as the significance of the subsequent transaction, which eliminated minority interest in NGD.

PAITYKH ACQUISITION. On July 17, 1998, the Company acquired 100 percent of the voting shares of Paitykh Oil in exchange for $514,000 in cash and $450,000 of KMOC's common shares paid in 1999. Paitykh is a Russian company that holds the production license to the Paitykhskoye oil and gas field located in western Siberia. The acquisition was accounted for using the purchase method. The Paitykh acquisition added approximately 8.5 million barrels of crude oil to the Company's proved reserves as of December 31, 1998.

Note 4: Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of:

                                                                     As of December 31,
                                                                  ------------------------
(Thousands of dollars)                                                2000            1999
------------------------------------------------------------------------------------------
Advances to suppliers.......................................      $ 10,525         $ 4,304
VAT.........................................................         2,432             192
Other.......................................................           619             104
                                                                  --------         -------
Total prepaid expenses and other current assets.............      $ 13,576         $ 4,600
                                                                  ========         =======

Note 5: Long-Term Investments

KMOC has a 22.3 percent indirect interest in Chernogorskoye, a Russian limited liability company. KMOC acquired and holds its interest in Chernogorskoye through consolidated subsidiaries which hold an aggregate 44.6 percent interest in Anderman/Smith International--Chernogorskoye, a Colorado general partnership ("ASIC"). ASIC in turn holds a 50 percent interest in Chernogorskoye

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

and has certain other insignificant assets, liabilities and partnership management expenses. The Company's investment in Chernogorskoye is accounted for using the equity method.

In connection with the acquisition in 1997, two of the sellers retained a revenue interest in distributions from Chernogorskoye (the "Chernogorskoye Revenue Interest" or "Interest"), which entitled the holders to aggregate distributions equal to $12 million plus 10 percent interest, payable according to an agreed-upon formula. On February 11, 2000, the holders exercised their right to convert the Interest to shares of KMOC's common stock. On May 23, 2000, KMOC and the holders agreed that a total of 23,090 KMOC shares would be issued in respect of the conversion. Consequently, KMOC increased the carrying amount of its Chernogorskoye investment in the amount of $11,545,000, which represents the aggregate value of the 23,090 shares issued. Under the terms of the Chernogorskoye Revenue Interest, prior to conversion KMOC's share of the first $8 million in cash disbursements from Chernogorskoye was subject to a 25 percent reduction. As a result, prior to the notice of conversion of the Interest into shares on February 11, 2000, KMOC's equity accounting for those periods in which Chernogorskoye had net income reflected this 25 percent reduction.

On June 22, 2000 KMOC received $1,335,000, representing partial repayment by Chernogorskoye of its subordinated debt held by shareholders. Cumulative income from equity investments as of December 31, 2000 in the amount of $4,297,000 represents earnings undistributed to KMOC. Summarized financial information for Chernogorskoye as of December 31, 2000 and 1999 and for the each of three years ended December 31, 2000, 1999 and 1998 is as follows:

Chernogorskoye Summarized Balance Sheet Information

                                                              As of December 31,
                                                              -------------------
(Thousands of dollars)                                            2000       1999
---------------------------------------------------------------------------------
Current assets..............................................  $23,960    $25,966
Property, plant and equipment, net..........................   55,393     56,658
Loan acquisition costs, net.................................      454      1,446
Current liabilities.........................................  (12,719)   (14,333)
Long-term senior debt.......................................       --    (11,801)
Subordinated shareholder debt -- ASIC.......................  (15,967)   (19,147)
Subordinated shareholder debt -- TNK Nizhnevartovsk.........  (12,744)   (11,956)
                                                              -------    -------
Total shareholders' equity..................................  $38,377    $26,833
                                                              =======    =======

Chernogorskoye Summarized Income Statement Information

                                                                 Year ended December 31,
                                                              ------------------------------
(Thousands of dollars)                                            2000       1999       1998
--------------------------------------------------------------------------------------------
Total revenues..............................................  $54,661    $58,428    $42,576
Total operating expenses....................................  (33,875)   (35,690)   (41,048)
                                                              -------    -------    -------
Income from operations......................................  $20,786    $22,738    $ 1,528
Total other operating expenses..............................   (3,727)    (5,432)    (5,348)
Income tax expense..........................................   (5,516)      (703)       (14)
                                                              -------    -------    -------
Net income (loss)...........................................  $11,543    $16,603    $(3,834)
                                                              =======    =======    =======

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 6: Property, Plant and Equipment, net

Property, plant and equipment consists of:

                                                               As of December 31,
                                                              ---------------------
(Thousands of dollars)                                             2000        1999
-----------------------------------------------------------------------------------
Proved oil properties.......................................  $102,612    $101,662
Wells and related equipment and facilities..................    35,614      22,233
Support equipment and facilities............................     3,034       2,496
Uncompleted wells, equipment and facilities.................    17,218       2,976
Other fixed assets..........................................     2,182       1,087
                                                              --------    --------
Total property, plant and equipment capitalized costs.......   160,660     130,454
Accumulated depreciation, depletion and amortization........   (16,668)    (10,887)
                                                              --------    --------
Property, plant and equipment, net..........................  $143,992    $119,567
                                                              ========    ========

Depreciation expense was $5,825,000, $2,917,000 and $1,075,000 in 2000, 1999 and
1998, respectively.

Accumulated depreciation, depletion and amortization include the Salym field impairment provision of $6,756,000 at December 31, 2000 and 1999.

During 1999 and 1998, $185,000 and $916,000, respectively, of previously capitalized exploratory wells costs were charged to "Exploration expenses". No such charges were made in 2000.

Total interest costs incurred during 2000, 1999 and 1998 were $6,873,000, $5,464,000 and $5,690,000, respectively. Of these amounts, the Company capitalized $655,000, $847,000 and $2,193,000 during 2000, 1999 and 1998, respectively. Capitalized interest is included as part of wells and related equipment and facilities.

The Company's oil fields are situated on land belonging to the Russian Federation, and the Company obtains licenses from Federal and local authorities to explore and produce crude oil from these fields. Except for the Company's license to the Salymskoye oil field, which was voluntarily relinquished in 2000, these licenses expire between 2012 and 2018, and they may be extended at the initiative of the Company. Management intends to extend such licenses for properties expected to produce subsequent to their license expiration dates.

Note 7: Abandonment and Impairment of Proved Property

In September 1999, the Company's management determined that the economics to conduct further development and exploration activities on the Salym oil field did not meet specific internal hurdle rates. The Company decided to pursue a divestment and disposal strategy for the license to extract mineral resources from the Salym oil field (the "Salym license"), which resulted in the relinquishment of the Salym license. In addition to the transfer of certain geological and geophysical materials to the Khanty Mansiysk Geological Fund, the relinquishment of the Salym license also obligates the Company to transfer all existing wells on the Salym field to the future acquiror of the rights to develop the field. The Salym oil field assets to be relinquished had a net book value of $6,756,000 as of December 31, 1999. The impairment charge of $7,000,000 recorded in 1999 also included a provision of $244,000 for the estimated additional costs associated with the relinquishment of the Salym license. As of December 31, 2000, $138,000 remained in this provision. There was no impairment of capitalized oil property costs in 2000 or 1998.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 8: Short-term debt

On June 29, 2000, the Company issued to Waldo Securities S.A., a significant stockholder, a non-interest bearing, unsecured, subordinated, U.S. dollar-denominated promissory note ("Series A") in aggregate principal amount of $10,006,000, maturing on December 31, 2000 as partial consideration for the repurchase of 44,223 KMOC common shares. On November 1, 2000, the terms of Series A were amended to extend the maturity date to December 31, 2001 or the date of an earlier initial public offering of KMOC common shares, and to provide for the payment of interest commencing on January 1, 2001, at 12 percent per annum. In accordance with APB Opinion No. 21 "INTEREST ON RECEIVABLES AND PAYABLES", the Company imputed a prevailing market rate on this note for the period in the year ended December 31, 2000, for which no interest was due. The discount rate applied to Series A was 10 percent, resulting in the discount of $482,000 which was charged to interest expense during the remainder of 2000. The Company has the option to redeem Series A in cash, common stock or a combination of cash and common stock.

Note 9: Accrued liabilities

At December 31, 2000 and 1999, accrued liabilities included accrued bonus compensation in the amount of $1,496,000 and $940,000, respectively. As of December 31, 2000, accrued liabilities also included accrued interest on the U.S. dollar-denominated $55,000,000 notes in the amount $1,383,000. No accrued interest was included in accrued liabilities at December 31, 1999.

Note 10: Long-Term Debt

Long-term debt consisted of:

                                                              As of December 31,
(Thousands of dollars)                                            2000       1999
---------------------------------------------------------------------------------
$55,000,000 notes due 2002; 10% interest (a)                  $ 55,000   $ 55,000
$5,000,000 convertible promissory note due 2001;
  non-interest bearing (b)                                          --      5,000
$2,904,000 convertible promissory note due 2001;
  non-interest bearing (c)                                          --      2,904
Loans from Russian governmental entities due 2002,
  non-interest bearing (d)..................................        60         62
$10,000,000 Series B subordinated note due 2004 (e)              8,869         --
                                                              --------   --------
Total long-term debt........................................  $ 63,929   $ 62,966
                                                              ========   ========

----------

(a) Interest may be settled in cash, common shares of KMOC, or any combination thereof, at the option of KMOC. Each share issued in payment of such accrued interest will be paid using a conversion factor of $450 per KMOC share. For the years ended December 31, 2000, 1999 and 1998, KMOC partially paid interest on this debt by issuing 4,673, 12,203 and 10,756 common shares, with fair market values of $2,337,000, $5,491,000, and $4,840,000, respectively. These notes are denominated in U.S. dollars. KMOC is required to redeem the notes from the proceeds of an initial public offering of KMOC's common shares.

(b) The $5,000,000 promissory note was converted by Enterprise Oil on March 31, 2000 into KMOC common shares at a conversion rate of $450 per common share. Enterprise Oil converted this Note plus expenses accrued through such date under a technical services agreement (see (c) below), for 19,354 KMOC common shares. This note was denominated in U.S. dollars.

(c) During 1999, KMOC and Enterprise Oil signed an agreement whereby Enterprise Oil agreed to provide the Company with certain technical and operational services. Under the terms of this agreement, Enterprise Oil

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

    had the option to convert its U.S. dollar denominated receivable from KMOC for services rendered into KMOC common shares at a conversion rate of $450 per common share prior to March 31, 2000. On March 31, 2000, Enterprise Oil converted the note for these expenses accrued to such date ($3,709,000), in addition to the $5,000,000 note (see (b) above), and was issued 19,354 KMOC common shares.

(d) These rouble-denominated loans represent the restructuring of tax obligations which arose prior to 1997.

(e) On June 29, 2000, the Company issued to Waldo Securities S.A., a significant stockholder, an unsecured subordinated U.S. dollar denominated promissory note ("Series B") in an aggregate principal amount of $10,000,000 bearing interest at a rate of 10 percent per annum beginning January 1, 2001 and maturing on December 31, 2005 as partial consideration for the repurchase of 44,223 KMOC common shares. On November 1, 2000, the terms of Series B were amended to shorten the maturity date to December 31, 2004. In accordance with APB Opinion No. 21 "INTEREST ON RECEIVABLES AND PAYABLES", the Company imputed a prevailing market rate on this note. The discount rate applied to Series B was 14 percent, resulting in a discount of $1,992,000, of which $656,000 of imputed interest was charged to interest expense. As a result of the change in maturity date, the carrying value of Series B note as at December 31, 2000 had increased by $205,000.

Scheduled payments on long-term debt at December 31, 2000 were:

(Thousands of dollars)
----------------------------------------------------------------------
2001........................................................        --
2002........................................................  $ 55,060
2003........................................................        --
2004........................................................    10,000
2005 and thereafter.........................................        --
                                                              --------
Total scheduled payments....................................    65,060
Unamortized discount of Series B............................    (1,131)
                                                              --------
Long-term debt..............................................  $ 63,929
                                                              ========

Note 11: Income Taxes

During the periods presented, KMOC and its subsidiaries filed separate tax returns, and KMOC has provided for income taxes as if it were a stand-alone taxpayer, in accordance with SFAS No. 109, ACCOUNTING FOR INCOME TAXES. Income
(loss) before income tax and minority interest consisted of the following:

                                                                 Year ended December 31,
(Thousands of dollars)                                            2000       1999       1998
--------------------------------------------------------------------------------------------
United States...............................................  $(9,850)   $(7,068)   $ (9,165)
Foreign.....................................................   31,140     (1,247)     (2,472)
                                                              -------    -------    --------
Income (loss) before income tax and minority interest.......  $21,290    $(8,315)   $(11,637)
                                                              =======    =======    ========

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Income tax expense (benefit) consists of the following:

                                                                 Year ended December 31,
(Thousands of dollars)                                            2000       1999       1998
--------------------------------------------------------------------------------------------
Current tax expense:
Federal and state...........................................       --    $    34      $111
Foreign.....................................................   $7,144      1,223        --
                                                               ------    -------      ----
Total current...............................................   $7,144    $ 1,257      $111
                                                               ======    =======      ====
Deferred income tax expense (benefit):
Federal and state...........................................       --         --        --
Foreign.....................................................   $ (142)   $(3,072)     $122
                                                               ------    -------      ----
Total deferred..............................................   $ (142)   $(3,072)     $122
                                                               ------    -------      ----
Total income tax expense (benefit)..........................   $7,002    $(1,815)     $233
                                                               ======    =======      ====

Presented below is reconciliation between income tax expense (benefit) and taxes determined by applying the U.S. Federal statutory tax rate to income (loss) before income tax and minority interest as follows:

                                                                 Year ended December 31,
(Thousands of dollars)                                            2000       1999       1998
--------------------------------------------------------------------------------------------
Income (loss) before income tax and minority interest.......  $21,290    $(8,315)   $(11,637)
                                                              -------    -------    --------
Income tax expense (benefit) at U.S. Federal statutory tax
  rate......................................................    7,452     (2,910)     (4,073)
Increase (reduction) due to:
State tax expense (benefit), net of federal tax benefit.....     (313)        12        (164)
Effect of change in Russian statutory tax rate..............   (2,206)     2,525          --
Effect of foreign operations................................   (1,691)    (3,936)        987
Non-deductible interest and expenses........................    1,211      2,499       2,101
Change in U.S. valuation allowance..........................    2,453        (81)      1,343
Other.......................................................       96         76          39
                                                              -------    -------    --------
Income tax expense (benefit)................................  $ 7,002    $(1,815)   $    233
                                                              =======    =======    ========

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Deferred income tax reflects the impact of temporary differences between the carrying values of assets and liabilities recognized for U.S. GAAP financial reporting purposes and such amounts recognized for statutory tax purposes. Deferred income tax assets (liabilities) are comprised of the following as of December 31:

(Thousands of dollars)                                            2000       1999
---------------------------------------------------------------------------------
Current deferred tax assets:
Inventories.................................................  $    691   $    232
Accrued liabilities.........................................       638      1,045
Net operating losses carry forwards.........................       401         --
                                                              --------   --------
Total current deferred tax assets:..........................  $  1,730   $  1,277
                                                              --------   --------
Noncurrent deferred tax assets (liabilities):
Other fixed assets..........................................  $    330   $    303
Intangible assets...........................................       147         --
Long-term investments.......................................     1,117        181
Other long-term liabilities.................................       876        610
Net operating loss carry forwards...........................     3,910      3,272
Valuation allowance.........................................    (4,250)    (3,204)
                                                              --------   --------
Deferred tax assets.........................................     2,130      1,162
                                                              --------   --------
Oil and gas assets..........................................   (18,361)   (16,864)
Other fixed assets..........................................      (941)      (849)
Other.......................................................        --        (86)
                                                              --------   --------
Deferred tax liabilities....................................   (19,302)   (17,799)
                                                              --------   --------
Total noncurrent deferred tax liabilities, net..............  $(17,172)  $(16,637)
                                                              ========   ========

As required under SFAS No. 109, deferred income taxes, resulting from temporary differences generated by the Company's operations in Russia, at December 31, 1998 are calculated at 35 percent, the statutory income tax rate then effective. In March 1999, the Federal Law of the Russian Federation on Income Tax for Companies was amended, reducing (effective April 1, 1999) the statutory income tax rate from 35 to 30 percent. Accordingly, deferred income taxes at December 31, 1999 are calculated at 30 percent, and the income tax benefit recorded in the period ended December 31, 1999 includes a deferred tax provision benefit of $2,525,000 as a result of this change.

In August 2000, the Federal Law of the Russian Federation on Income Tax for Companies was amended again, giving local authorities the right to increase the statutory income tax rate from 30 to 35 percent (effective January 1, 2001), which increase was enacted by applicable local authorities in October and November 2000. Accordingly, deferred income taxes at December 31, 2000 are calculated at 35 percent, and the income tax expense recorded in the period ended December 31, 2000 includes a deferred tax expense of $2,206,000 as a result of this change.

The Company had accumulated tax losses in Russia amounting to $3,440,000 and $6,149,000 (tax-effected $1,204,000 and $1,845,000) as at December 31, 2000 and
1999, respectively. These amounts are denominated in Russian roubles and are available to offset against future taxable earnings in accordance with prevailing Russian statutory legislation. Each year, 20 percent of these losses incurred in Russia are available to the Company to offset against taxable earnings, and these losses expire each year if they are not utilized. Currently, losses may be carried forward for a maximum period of 5 years, and the amount that may be utilized is currently limited in any one period to

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

50 percent of the accrued profit tax liability within a given period. As of December 31, 1999, the Company continued to record a valuation allowance for 100 percent of its deferred tax asset carrying value, resulting from accumulated tax losses in Russia carried forward. During 2000, the Company decreased the valuation allowance by $1,032,000 due to a change in management's judgment regarding the realizability of accumulated tax losses in Russia carried forward based on the Company's profitability.

The Company had accumulated federal tax losses in the United States amounting to approximately $7,533,000 and $3,460,000 (tax effected $2,561,000 and $1,176,000)
as at December 31, 2000 and 1999, respectively. Currently, those losses may be carried forward for a period of up to 20 years. Additionally, the Company has accumulated state tax-effected losses of $546,000 and $251,000 as at December 31, 2000 and 1999, respectively. The Company also recorded a valuation allowance for 100 percent of these deferred tax asset carrying values as of December 31, 2000, 1999 and 1998, which resulted from these accumulated losses carried forward in the United States plus other deferred tax amounts.

The Company's valuation allowance increased during 2000 as a result of the reduction of $1,032,000 associated with its Russian accumulated tax losses, a decrease of $412,000 for translation adjustments, offset by increases to the valuation allowance of $1,679,000 for U.S. tax losses arising in 2000 and $811,000 for other deferred tax assets arising in 2001.

At December 31, 2000 and 1999, the basis for financial reporting purposes of the Company's property, plant, and equipment exceeds the income tax basis for Russian profit tax purposes. This difference is mainly caused by the fair values allocated to these assets for financial reporting purposes, when KMOC acquired KMNGG as of October 1, 1997 and assigned a portion of the KMNGG purchase price to the acquired property, plant and equipment. SFAS No. 109 requires the Company to record a deferred tax asset or liability for the tax effect of the excess or deficit of the tax basis over the financial reporting basis of assets, ignoring any excess or deficit due to the effects of exchange rate movements during the period.

Note 12: Other Long-Term Liabilities

The Company accrues for estimated future costs of restoration and abandonment, net of estimated equipment salvage values, over an oil and gas property's estimated productive life, and at December 31, 2000, and 1999, the Company recorded an accrual of $2,504,000 and $2,033,000, respectively, for such costs. Estimated future costs for currently proved properties aggregated approximately $10,822,000, which are expected to be payable in the years 2015 and thereafter. Management believes that actual future costs will not materially differ from current estimates.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 13: Stockholders' Equity

NET INCOME (LOSS) PER SHARE. Calculation of net income (loss) per share is as follows:

                                                                  Year ended December 31,
(Thousands of dollars, except share and per share amounts)        2000        1999       1998
---------------------------------------------------------------------------------------------
Basic:
Net income (loss)...........................................  $13,119    $ (6,467)   $(12,515)
Weighted average common shares outstanding..................  314,316     264,078     239,422
Net income (loss) per share, basic..........................  $ 41.74    $ (24.49)   $ (52.27)
                                                              -------    --------    --------
Diluted:
Net income (loss)...........................................  $13,119    $ (6,467)   $(12,515)
Add back: imputed interest on Series A Note.................      482          --          --
Add back: income from equity investment.....................       94          --          --
                                                              -------    --------    --------
Income (loss) available to common stockholders..............  $13,695    $ (6,467)   $(12,515)
Weighted average common shares outstanding..................  314,316     264,078     239,422
Weighted common stock equivalents...........................   59,178          --          --
                                                              -------    --------    --------
Total weighted average shares...............................  373,494     264,078     239,422
Net income (loss) per share, diluted........................  $ 36.67    $ (24.49)   $ (52.27)
                                                              =======    ========    ========

Diluted loss per share for the years ended December 31, 1999 and 1998 is the same as the basic loss per share since the inclusion of potential common shares in the calculation would be anti-dilutive as a result of the Company's net losses in these years.

At December 31, 2000, KMOC had potential common shares issuable under various stock options, warrants and other convertible securities, and contingently issuable shares noted below and in Note 14. These potential common shares could have a significant impact on future reported per share figures when, and if, shares are issued under such arrangements.

SHARES AUTHORIZED. On February 16, 2000, KMOC increased its authorized share capital to 730,000 shares, consisting of 725,000 common shares, of which 25,000 are non-voting common shares, and 5,000 preferred shares, of which 300 are designated redeemable Series A preferred shares. KMOC has the option to increase the total number of authorized shares to 105,025,000, at such time as KMOC's Board of Directors determines to commence an initial public offering of KMOC common shares.

SHARES ISSUED AND OUTSTANDING. Pursuant to a share purchase agreement entered into with Enterprise Oil, on September 24, 1999, KMOC issued 40,000 common shares to Enterprise Oil, at a price of $500 per share.

On November 14, 2000, KMOC sold 76,190 of its common shares at $525 per share through a private placement under Rule 144A and Regulation S of the Securities Act. Net proceeds received from the private placement totalled $34,924,000 after deduction of an underwriting discount and all relevant expenses payable by KMOC.

PREFERRED SHARES. The Certificate of Incorporation of KMOC provides that, in the event of a liquidation, dissolution or winding up of the Company, the holders of Series A Redeemable Preferred Stock (currently, 280 shares issued and outstanding) are entitled, before any distribution or payment is made upon any common shares (voting and non-voting), to a cash payment in the amount of $1,000

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

per share (subject to equitable adjustments in the event of stock splits or other similar changes in the Series A Redeemable Preferred Stock).

DIVIDEND RESTRICTIONS. Funds available for distribution from KMNGG to KMOC, as dividends, are based on statutory accounts prepared in accordance with Russian accounting regulations. Russian statutory accounting differs significantly from U.S. GAAP. Furthermore, KMNGG's charter stipulates that a minimum of 15 percent of KMNGG's paid up share capital (approximately $100,000 using the December 31, 2000 Russian rouble to the U.S. dollar exchange rate) be retained as a reserve fund by KMNGG. This stipulation requires a minimum of 5 percent of the annual Russian statutory profit to be retained by KMNGG until the 15 percent threshold is attained. Distributable funds to KMOC were nil at December 31, 2000 and 1999. In accordance with the current charter of KMNGG, the holders of Class A Preferred Shares (issued during the privatization of KMNGG) are entitled to a fixed annual non-cumulative dividend in any year that dividends are declared by KMNGG. The annual dividend paid on such preferred shares shall be established as 10 percent of KMNGG's net profits for the relevant year divided by the number of issued and outstanding Class A Preferred Shares (currently 51,321); provided, however, that in the event that the amount of annual dividends to be paid, in respect of KMNGG common shares exceeds that payable on Class A Preferred Shares, the amount of the dividends on Class A Preferred Shares shall be increased up to the amount of the dividend paid on the common shares.

The terms of the $55,000,000 notes require that the Company shall not pay, declare or set aside any sums for the payment of dividends, or make any distributions on any shares of its capital stock or other equity instruments without obtaining the consent of Khanty Holdings LLC to such dividend or distribution.

WARRANTS AND OTHER CONVERTIBLE SECURITIES OUTSTANDING. KMOC issued detachable warrants to purchasers of the 10 percent $55,000,000 notes due 2002. These detachable warrants have an exercise price of $450 per common share which may be paid by the holders (1) in cash, (2) in limited circumstances, by applying the principal amount of the 10 percent notes toward the exercise price, or (3) in a cashless exercise by applying the amount by which the value of the shares underlying the detachable warrants exceeds the exercise price of the detachable warrants toward the payment of the exercise price. The warrants are exercisable until October 2002. As of December 31, 2000, there were 122,217 warrants outstanding, none of which had been exercised. In the event of an initial public offering of KMOC common shares with proceeds of $80,000,000 or more, and subject to a minimum rate of return being achieved (calculated as 35 percent appreciation over the $450 warrant exercise price to the date of determination), KMOC may force the exercise of up to 50 percent of the outstanding detachable warrants.

CONVERTIBLE NOTES. On March 24, 2000, Enterprise Oil, to which KMOC had promissory notes outstanding in the amounts of $5,000,000 and $2,904,000 and accrued services payable in the amount of $805,000, elected to convert these promissory notes and accrued services payable, aggregating $8,709,000, into KMOC common shares at $450 per share, which resulted in the issuance of 19,354 shares.

On May 23, 2000, KMOC issued 23,090 common shares in respect of conversion of the Chernogorskoye Revenue Interest and recorded an increase in its Chernogorskoye investment of $11,545,000.

CONTINGENTLY ISSUABLE SHARES. Under the terms of its purchase of KMOC common shares in 1999, Enterprise Oil has the right to purchase an additional $20,000,000 in value of KMOC common shares

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

at a price per share which will be 25 percent lower than the price of KMOC's common shares established upon an initial public offering. This purchase option is required to be exercised for the entire $20,000,000 and must be exercised prior to the initial public offering.

Options to purchase 2,400 KMOC common shares with an exercise price of $1.00 per share were issued to a financial advisor in connection with the purchase of the Company's 22.3% indirect equity interest in Chernogorskoye.

INTEREST OPTION PLAN. KMOC adopted an Interest Option Plan (the "Plan") which provides for its management group, directors and employees to purchase, in whole or in part, the number of shares of common stock which would otherwise be issued by KMOC to make quarterly interest payments to the holders of the $55,000,000 notes, if the Company decided to make the interest payments in stock. The cash received upon sale of shares through the Plan is used to pay interest on the $55,000,000 notes. The purchase price for the shares under the Plan is $450.00 per share. Shares were made available for purchase with respect to the June 30, 1998, March 31, 2000, June 30, 2000 and September 30, 2000 interest payments that KMOC paid partially in cash with proceeds from the issuance of these shares. KMOC issued 4,464 shares of common stock during 2000 pursuant to this Plan. The following table sets forth the shares issued under the Plan and the cash proceeds, all of which was used to pay down a portion of the interest due under the $55,000,000 notes.

                                                                              Cash proceeds
                                                                                  from sale
Interest payment date                                         Shares issued       of shares
(Thousands of dollars, except share amounts)                   through Plan    through Plan
-------------------------------------------------------------------------------------------
June 30, 1998...............................................          1,424           $ 641
March 31, 2000..............................................          1,409             634
June 30, 2000...............................................          3,038           1,367
September 30, 2000..........................................             17               8

TREASURY SHARES. During 1998, KMOC paid $3,800,000 in connection with obligations to the Russian Federal Property Fund under KMNGG's investment program pursuant to its privatization. In return for this financing, KMOC acquired promissory notes from KMNGG. During 1999, KMOC transferred these promissory notes to a stockholder, and in return KMOC received aggregate consideration of $3,800,000 consisting of 8,222 of its own common shares from the stockholder at a price of $450 per share, plus minimal cash consideration.

On June 29, 2000, KMOC repurchased 44,223 common shares from a significant stockholder for the debt having an aggregate carrying value of $17,737,000 on the date of the transaction plus cash consideration of $1,000,000.

Note 14: Stock-Based Compensation Plan

During 1997, KMOC adopted the Khanty Mansiysk Oil Corporation Amended and Restated 1996 Stock Option Plan (the "1996 Plan"). The provisions of the 1996 Plan, as subsequently amended and restated, provide for KMOC's Board of Directors (or a Committee thereof) to grant to directors, employees, consultants or advisors options to acquire up to 80,000 KMOC common shares and for the award of stock appreciation rights ("SARs") based on common shares. During 2000, KMOC adopted the Khanty Mansiysk Oil Corporation 2000 Stock Plan (the "2000 Plan"). The provisions of the 2000 Plan, as subsequently amended and restated, provides for KMOC's Board of Directors (or a committee thereof) to grant directors, employees, consultants or advisors options to acquire up to

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15 percent of KMOC's outstanding common shares on a fully diluted basis and for the award of SARs and other awards based on common shares. KMOC has not issued any SARs to date. Options and SARs are exercisable during such periods as the Board of Directors may specify with a maximum life of 10 years. The following table summarizes the activity for the three years ended December 31, 2000 related to options to purchase KMOC common shares under the 1996 Plan and 2000 Plan, as amended and restated:

                                                                Number of shares   Weighted average
                                                              underlying options     exercise price
---------------------------------------------------------------------------------------------------
Options outstanding at January 1, 1998......................              13,983            $220.04
  Granted...................................................              14,783             436.14
  Exercised.................................................              (5,150)            329.85
  Forfeited.................................................              (1,000)            333.00
                                                              ------------------
Options outstanding at December 31, 1998....................              22,616            $331.29
  Granted...................................................              45,665             435.22
  Exercised.................................................                  --                 --
  Forfeited.................................................              (4,303)            397.19
                                                              ------------------
Options outstanding at December 31, 1999....................              63,978            $401.04
  Granted...................................................              20,578             503.18
  Exercised.................................................                  --                 --
  Forfeited.................................................              (4,018)            466.53
                                                              ------------------
Options outstanding at December 31, 2000....................              80,538            $423.87
                                                              ==================

In 2000, 1999 and 1998, options to purchase 10,325, 3,500 and 500 KMOC common shares, respectively, were granted at exercise prices above the estimated fair values during each of the respective periods.

In 2000, 1999 and 1998, options to purchase 8,000, 32,500 and 13,150 KMOC common shares, respectively, were granted at exercise prices equal to the estimated fair values during each of the respective periods.

In 2000, 1999 and 1998, options to purchase 2,253, 9,665 and 1,133 KMOC common shares, respectively, were granted at exercise prices below the estimated fair values during each of the respective periods.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following summarizes information about stock options outstanding as at December 31, 2000:

                                          Options outstanding                       Options exercisable
                           -------------------------------------------------   ------------------------------
                                                                    Weighted                         Weighted
                                Number   Weighted average   average exercise        Number   average exercise
Range of exercise prices   outstanding     remaining life              price   exercisable              price
-------------------------------------------------------------------------------------------------------------
       $102.00--113.00           5,933               5.7             $104.10         5,933            $104.10

        225.00--262.50           5,486               8.6              241.88         5,486             241.88

        375.00--450.00          49,360               7.9              441.16        36,608             441.09

        500.00--550.00          19,759               9.2              527.22         7,031             523.93
                           -----------                                         -----------

       $102.00--550.00          80,538               8.1             $423.87        55,058            $395.51
                           ===========                                         ===========

PRO FORMA OPERATING RESULTS. In accordance with SFAS 123, pro forma information regarding net income and earnings per share is required to be determined as if KMOC had accounted for its employee stock purchase plan and employee stock options granted subsequent to August 15, 1996 under the fair value method of that statement.

The fair value of each option granted during 2000, 1999 and 1998 is estimated on the date of grant using the Black-Scholes option valuation model with the following assumptions:

                                                                  2000       1999       1998
--------------------------------------------------------------------------------------------
Dividend yield..............................................      --         --         --
Expected volatility.........................................      --         --         --
Risk-free interest rate.....................................    6.43%      4.88%      5.57%
Expected life (years).......................................     5.0        5.0        5.0

The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable. In addition, the option valuation model requires the input of highly subjective assumptions, including the expected stock price volatility. The Company's options have characteristics significantly different from those of traded options, and changes in the subjective input assumptions can materially affect the fair value estimate. Based upon the above assumptions, the weighted average fair value of employee stock options granted during fiscal 2000, 1999 and 1998 was $135.15, $106.88 and $118.13 per share, respectively.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

If compensation expense for KMOC's stock option plan had been determined using the fair-value method prescribed by SFAS No. 123, the Company's net income and earnings per share would have been as shown in the pro forma amounts below:

                                                                                                     Net income
(Thousands of dollars, except per share                                                              (loss) per
amounts)                                                                        Net income (loss)   per share--
                                                            Net income (loss)         share basic       diluted
---------------------------------------------------------------------------------------------------------------
As reported:
2000.................................                                 $13,119             $ 41.74     $  36.67
1999.................................                                  (6,467)             (24.49)      (24.49)
1998.................................                                 (12,515)             (52.27)      (52.27)
Pro forma
2000.................................                                 $10,889             $ 34.64     $  30.70
1999.................................                                  (8,161)             (30.90)      (30.90)
1998.................................                                 (13,351)             (55.76)      (55.76)

The effects of applying SFAS No. 123 on pro forma disclosures of net income and earnings per share for fiscal 2000, 1999 and 1998 are not likely to be representative of the pro forma effects on net income and earnings per share in future years for the following reason: i) the number of future shares to be issued under these plans is not known, ii) the effect of an additional year of vesting on options granted in prior years is not considered in the assumptions as of December 31, 2000, and iii) the assumptions used to determine the fair value can vary significantly.

Note 15: Oil Sales

During 2000 and 1999, the Company sold crude oil produced by KMNGG directly on the export market via one of KMOC's wholly-owned and consolidated subsidiaries, Spinnaker Trading Ltd., which negotiates sales and collects revenue from foreign purchasers. The Company is paid on the basis of the internationally quoted market price for crude oil, generally within one month of delivery. Prior to 1999, the Company sold KMNGG's production of crude oil on the export market through a non-exclusive, contractual arrangement with an unaffiliated international trading company.

                                                                 Year ended December 31,
(Thousands of dollars)                                            2000       1999       1998
--------------------------------------------------------------------------------------------
Crude oil sales (a):
  Export sales..............................................  $72,394    $22,796     $8,030
  Domestic sales............................................       --          2        934
                                                              -------    -------     ------
Total Sales.................................................  $72,394    $22,798     $8,964
                                                              =======    =======     ======

---------

    (a) Crude oil sales are shown net of value-added taxes and production excise taxes.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

PURCHASERS.  The following parties purchased the Company's crude oil production:

                                                                 Year ended December 31,
Purchaser                                                         2000       1999       1998
--------------------------------------------------------------------------------------------
Sunimex AG..................................................     50.2%      66.1%        --
Glencore International AG...................................     20.3%        --       89.4%
ALTEX Handel und Beratung GmbH..............................     17.7%        --         --
J&S Service and Investment Ltd..............................      9.5%      33.9%        --
Sunimex Handels GmbH........................................      2.3%        --         --
ZAO Tekexportstroi..........................................       --         --       10.6%

The Company transports its export deliveries through the pipeline system owned and operated by Transneft. Transportation for domestic deliveries is the responsibility of the buyer. Transneft is a state-owned entity which, through its subsidiaries, has a monopoly on oil pipeline transportation in Russia. As such, Transneft is deemed to be a common carrier by the Law on Natural Monopolies, which supports the principle of equal access. The equal access principle is secured by the normative acts of the Russian Federation, which state that the use of the Transneft pipeline is conducted taking into account the capacity of the pipeline, based on equal access principle. The pipeline capacity on the export routes is limited. However, the state allocates this scarce capacity to Russian oil producers by assigning export quotas relative to the previous quarter's production by a specific company.

The Company's oil enters the Transneft pipeline and is blended with oil produced by other companies. The Company's export sales are of the oil blend that results from the combination of different types and qualities, either the Urals blend or Siberian Light, both of which typically are of a lower quality than the oil the Company produces. Therefore, the price the Company gets for its oil is lower than the price it could get for oil of the same quality if it could transport its oil independently of Transneft. The Company's oil generally represents less than 3 percent of the oil blend delivered to each of its export terminals.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 16: Taxes Other Than Income Taxes

The Company is subject to a number of taxes other than income taxes as follows:

                                                                 Year ended December 31,
                                                              ------------------------------
(Thousands of dollars)                                            2000       1999       1998
--------------------------------------------------------------------------------------------
Royalty payments ("Nedra")..................................   $3,651     $1,214    $   582
Mineral restoration tax.....................................    1,452        993         --
Road users tax..............................................    1,569        542        130
Housing tax.................................................      940        321         71
Property tax................................................      332        240        176
Rent of land tax............................................        6          7        110
Social insurance taxes......................................    1,031        388        240
Tax penalties...............................................      448         76         48
Other taxes.................................................      525        165         63
                                                               ------     ------    -------
Gross taxes other than income tax...........................    9,954      3,946      1,420
Less: Reduction in expense resulting from Resolution 576....       --       (117)    (4,248)
                                                               ------     ------    -------
Total taxes other than income tax...........................   $9,954     $3,829    $(2,828)
                                                               ======     ======    =======

RESOLUTION NO. 576. On June 9, 1998, the Government of the Russian Federation issued Resolution No. 576, which reduced the amount of accrued interest and penalties on certain taxes payable as of April 1, 1998. The tax credit received by the Company under this instruction amounted to $117,000 in 1999 and $4,248,000 in 1998.

Note 17: Supplemental Cash Flow Information

                                                                        Year ended
                                                                       December 31,
                                                              ------------------------------
(Thousands of dollars)                                            2000       1999       1998
--------------------------------------------------------------------------------------------
Cash paid for:
  Income taxes..............................................   4,745        22        100
  Interest..................................................   3,397        --        587
                                                               -----        --        ---

On November 5, 1999, KMOC transferred promissory notes to one of its existing stockholders for aggregate consideration of $3,800,000, consisting of 8,222 KMOC common shares at a price of $450 per share, plus a nominal amount of cash consideration.

In 1999, KMOC issued common stock in the amount of $450,000 in order to satisfy an accrued liability of the same amount, which resulted from KMOC's acquisition of Paitykh Oil on April 30, 1999.

During 2000, 1999 and 1998, KMOC incurred interest expense on the $55,000,000 notes, of which $2,337,000, $5,491,000 and $4,840,000, respectively, was paid through the issuance of the Company's common shares.

Other non-cash transactions undertaken by the Company during 2000, 1999 and 1998 are disclosed elsewhere in these footnotes to the financial statements, including compensatory stock option expense, the conversion of the Chernogorskoye Revenue Interest and the conversion of notes by Enterprise Oil.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Note 18: Segment Information

Pursuant to SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, the Company operates principally in the petroleum industry and in one operating segment, which is the exploration and production of crude oil in the Russian Federation. Exploration and production operations include the exploration for and the production, transportation, and sale of crude oil. The Company evaluates performance and makes investment and strategic decisions based upon a review of profitability for the Company as a whole. Information on assets or on income or loss by geography is either not available or not utilized by the Company's management for evaluation or resource allocation decisions, and is therefore not presented here. SFAS No. 131 requires the inclusion of selected financial information by major geographic region for each of the three years ended December 31, as follows:

                                                                Russian     United
(Thousands of dollars)                                       Federation     States      Other   Consolidated
------------------------------------------------------------------------------------------------------------
2000
  Operating revenues.......................................  $   71,153        --     $1,241    $     72,394
  Property, plant and equipment, net.......................     143,850    $  142         --         143,992
                                                             ----------    ------     ------    ------------
1999
  Operating revenues.......................................  $   22,563        --     $  235    $     22,798
  Property, plant and equipment, net.......................     119,509    $   58         --         119,567
                                                             ----------    ------     ------    ------------
1998
  Operating revenues.......................................  $    8,964        --         --    $      8,964
  Property, plant and equipment, net.......................     121,181    $   58         --         121,239
                                                             ----------    ------     ------    ------------

Note 19: Related Party Transactions

Significant related party transactions are as follows:

CONSULTING SERVICES FROM DIRECTOR. Pursuant to a consulting agreement dated February 12, 1999, the Company receives certain consulting services and assistance from one of its directors with respect to its operational and investment activities in Russia. In consideration for services rendered, KMOC pays the director an annual retainer of $120,000, plus reimbursements for related expenses. This agreement has not been terminated by KMOC or the director in accordance with its terms and remained in effect during 2000.

TREASURY SHARES. During 1998, KMOC paid $3,800,000 in connection with obligations to the Russian Federal Property Fund under KMNGG's investment program pursuant to its privatization. In return for this financing, KMOC acquired promissory notes from KMNGG. During 1999, KMOC transferred these promissory notes to a stockholder of the Company, and in return KMOC received aggregate consideration of $3,800,000 consisting of 8,222 of its own common shares from the stockholder at a price of $450 per share, plus minimal cash consideration.

SERVICE AGREEMENTS. During 1998, the Company had contractual arrangements with its former subsidiaries, which were created during the 1997 reorganization, to drill new wells, perform "workovers" on existing wells and to extract, produce and process the Company's crude oil production. The contracts, fulfilled and terminated during 1999, were accounted for as development costs or production expenses, as appropriate, and totaled approximately $9,500,000. These contracts were not renewed for 2000.

In transactions concluded in August and September 1998, these former subsidiaries were disposed of to unrelated parties with the exception of a 10 percent minority shareholding interest in Nazymskoye

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NGRE sold to a relative of KMNGG's then General Director. This 10 percent interest was sold on the same terms and for the same per share cash consideration as the 90 percent interest sold to the unrelated parties. Notwithstanding the former affiliation of certain of these contractors, it has been and continues to be the Company's policy to select qualified providers when contracting for goods, equipment and services on the basis of competitive costs, experience and other relevant factors.

REPURCHASE OF COMMON SHARES. On June 29, 2000, KMOC repurchased 44,223 common shares from a significant stockholder for aggregate consideration of $21,006,000, comprised of $1,000,000 in cash, $10,006,000 in a non-interest bearing promissory note due December 31, 2000 ("Series A") and $10,000,000 in an unsecured subordinated promissory note due December 31, 2005 and bearing interest at a rate of 10 percent beginning January 1, 2001 ("Series B").

ENTERPRISE OIL TRANSACTIONS. During 2000 and 1999, Enterprise Oil plc, a significant shareholder of the Company, provided technical services to the Company for the aggregate amounts of $1,785,000 and $2,904,000, respectively. The sum of $980,000, attributable to 2000, was paid in cash. The sums of $805,000, attributable to 2000, and $2,904,000, attributable to 1999, were added to the value of a promissory note that was subsequently converted into shares.

LOANS TO MANAGERS. The Company may, from time to time, make loans of various durations to senior managers. As of December 31, 2000 loans were outstanding to two senior managers totalling $200,000.

Note 20: Contingencies and Commitments

OPERATING ENVIRONMENT. The economy of the Russian Federation continues to display characteristics of an emerging market. These characteristics include, but are not limited to, the existence of a currency that is not freely convertible outside of the country, extensive currency controls, a low level of liquidity in the public and private debt and equity markets and continued high inflation.

The prospects for future economic stability in the Russian Federation are largely dependent upon the effectiveness of economic measures undertaken by the government, together with legal, regulatory and political developments.

INDUSTRY CHANGES. The Russian oil and gas industry is continuing to undergo significant restructuring and reform initiatives and the future direction and effects of reforms are unknown at this time. Potential reforms in tariff setting policies, settlements of outstanding debts by governmental and commercial entities, production sharing legislation and normative acts, industry taxation matters and the introduction of measures to create competition within the wholesale market could have significant effects, either negative or positive, on enterprises operating in the industry. Due to the uncertainty of the above reforms and other changes which may impact the future of the industry, the Company's management is unable to estimate the effects of such reforms or the resulting impact on the financial position, the results of operations and cash flows of the Company.

CLAIMS IMPACTING OIL AND GAS LICENSES. The Company has terminated certain technical service and joint activity agreements with foreign counter-parties in respect of the development of license areas during 1995, 1996 and 1997. The terminations of these agreements by the Company were in some instances disputed by these counter-parties; however, there have been no legal actions or arbitration proceedings initiated against the Company by such parties. The Company's management believes the ultimate resolution of such actions, if any, will not have a material adverse impact to the Company's financial position or results of operations.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

TAXATION. The Company has continuing discussions and issues arising with tax authorities in jurisdictions in which the Company operates. The taxation system in the Russian Federation is still developing and is subject to varying interpretations and changes, which may be applied on a retroactive basis. In certain circumstances the tax authorities can be aggressive and arbitrary in assessing tax penalties and interest. Although the actual tax due on a transaction may be minimal, penalties can be significant as they may be calculated based on the value of the transaction and can be as high as approximately three times the related tax, plus interest. Under current regulations in the Russian Federation, tax periods remain open for tax audits for three years. The outcome of such tax contingencies cannot be determined at present by the Company's management.

INSURANCE. At present, very few of the Company's assets and oil producing operations are insured and, in the instances where assets are insured, the amounts generally are not sufficient to cover all costs associated with replacing the assets.

CAPITAL COMMITMENTS. At December 31, 2000 and 1999, the Company had contractual commitments for capital expenditures expected within the next year of approximately $11,441,000 and $18,854,000, respectively.

Under the terms of a production license, KMNGG has a commitment to finance the construction of certain social assets (mainly buildings). The Company estimates the cost of the construction will not be material.

ENVIRONMENTAL REMEDIATION COSTS. Under its license agreements, the Company is not responsible for any major restoration, rehabilitation and environmental costs that may be incurred subsequent to the cessation of production at each field; however, the Company is obliged to restore the surrounding areas in accordance with prevailing Russian regulations and industry practice. Management expects that additional liabilities arising will not have a material adverse impact on the financial position, the results of operations and the cash flows of the Company.

CREDIT RISK. The Company's financial assets subject to concentrations of credit risk consist principally of cash and trade receivables.

EXPORT RIGHTS. The Russian government restricts exports of oil from Russia through an export quota system. In general, Russian oil producing companies are allocated a quota to export approximately 30% of their production. Between September 1996 and December 31, 2000, the Company benefited from special export rights that allowed it to export 100% of its oil production. Since the sale price of oil is higher in the export market than it is in the domestic market, the Company benefited by realizing a higher sale price on the 70% of its production that otherwise would have been sold domestically absent the special export rights. Under this special export arrangement, 50% of the additional profits realized by the Company from this additional export quota was required either to be used to finance geological and exploratory activities, which may be undertaken by the Company, or be transferred to the appropriate Russian authorities in the form of a cash payment or the delivery of geological and exploratory data or other assets acquired and owned by the Company. The methods of calculating the additional profits realized by the Company, designating appropriate geological and exploratory activities, remitting cash payments and transferring data are each subject to uncertainty and interpretation. Based on discussions with governmental authorities, the Company's management believes that it has reached an agreed-upon interpretation of what is required. Pursuant to such interpretation, the Company is required to calculate additional profits for the 1999 and 2000 calendar years only, to transfer an agreed-upon amount of geological and exploratory data, and to pay the balance of the additional profits in cash. The Company, based on written correspondence with the Ministry of Natural Resources, believes that the amount of its obligations under the special export

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) arrangement was approximately $6,400,000. The Company has recorded expenses of $528,000 for cash payments made and the book value of assets surrendered in fulfilling a portion of its obligations during 2000. The remainder of the dollar value amounts reflected in the table below represents seismic and geological data. No charge has been taken for geological data provided, as such data continues to be utilized by and of value to the Company. The table below provides the dollar equivalent of amounts creditable by the Company against satisfaction of its special export obligations in the given year and the percentages such amounts represent of the total additional profits received by the Company pursuant to the special export rights:

                              Amounts creditable against     Amounts creditable against
                               special export obligation   special export obligation as
Years                             (thousands of dollars)   percent of additional profit
-----                         --------------------------   ----------------------------
1999........................                    $2,078                         51.5%
2000........................                     4,997                         57.5%
                                ----------------------        ----------------------
Total.......................                    $7,075                         55.5%
                                ======================        ======================

In the event that the agreed-upon interpretation is subsequently determined to be invalid, the Company could incur additional costs of up to $6,400,000.

OILFIELD LICENSING OBLIGATIONS. Each of the Company's Russian subsidiaries undergoes periodic reviews of its activities by regional governmental authorities with respect to the requirements of its respective oilfield licenses and other relevant safety and environmental regulations. Following the last regular review of each subsidiary, the Company was notified that it was not in full compliance with certain license agreement obligations. The Company maintains ongoing discussions with government officials regarding its efforts to achieve compliance, including revisions to its work program and certain financial undertakings. Failure to comply with the terms of a license could result in fines, penalties or license limitation, suspension or revocation. The Company's management believes that these issues related to license compliance will be resolved through negotiations, corrective actions and other remedial steps. The Company's management believes that its activities in the Potanay and Kamennoye fields have put it in compliance in all material respects with the terms of these licenses. The Company believes, based on its development plans and appraisal and development activities currently being conducted on the Paitykskoye field, that it is nearing compliance with the principal terms of this license, which include, among other things, drilling additional wells. The Company has also commenced development activities on its Sredne-Nazymskoye and Galyanovskoye fields in order to remedy existing areas of non-compliance. The Company has budgeted funds to make additional capital investments in these fields, such as acquiring additional seismic data and drilling additional wells, in order to remedy these principal areas of non-compliance. The Company believes that the likelihood of revocation of the licenses mentioned above is remote. With respect to the Bolshoye, Oklhovskoye, Aprelskoye and Tsentralnoye fields, the Company has commenced development activities but does not believe that it will be in compliance with the material terms of these licenses in the near term. In management's opinion, revocation of the four licenses mentioned above is possible and could result in an impairment of $238,000.

CHERNOGORSKOYE CAPITAL CALLS. Pursuant to the terms of agreements to which the Company is a party and the Russian Federal Law on Limited Liability Companies, the Company could be subject to capital calls associated with its investment in Chernogorskoye. In particular, the Company's participation interest in Chernogorskoye is held through a 44.6% interest in a partnership (the "Partnership"), which holds a 50% interest in Chernogorskoye. Chernogorskoye capital calls must be approved by the Partnership and capital calls by the Partnership, except for the payment of the Company's

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued) proportionate share of approved or necessary expenses, are subject to the Company's approval. In the event that a capital call was made by the Partnership which was not approved by Company and the remaining partners in the Partnership made capital contributions in respect of the capital call, the Company's indirect interest in Chernogorskoye would be diluted.

The Partnership has made capital calls on the Company relating to approved or necessary expenses during 1999 and 1998 in the amounts of $135,000 and $492,000, respectively. No capital call was made in 2000. Each of the participants in Chernogorskoye is entitled to withdraw from its participation in Chernogorskoye and demand payment for the then current value of its participation interest. In such an event, the payment of the participation interest is to be made out of the assets and charter capital of Chernogorskoye. Therefore, if the other 50% participant in Chernogorskoye were to withdraw, the Partnership, as discussed above, will not be subject to a capital call to satisfy the obligation of Chernogorskoye to the withdrawing participant without the Partnership's consent.

LEGAL PROCEEDINGS. The Company has been, and continues to be, from time to time, the subject of legal proceedings and adjudications, none of which have had, to date, a material adverse effect on the Company. The Company is not currently the subject of, or aware of, any pending legal action which, in the opinion of management, individually or in the aggregate, would have a material adverse effect on the Company, its results of operations, cash flows or financial position.

Note 21: Post Balance Sheet Events

During January and February of 2001, the Company exported crude oil pursuant to allocated export quota in an amount equal to 56% of its net production in those months.

The exchange rate on April 2, 2001 was 28.74 Russian roubles to the U.S. dollar as compared to 28.16 and 27.00 at December 31, 2000 and 1999, respectively.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (UNAUDITED)

Supplemental information on the Company's oil activities is presented pursuant to the disclosure requirements of SFAS No. 69, DISCLOSURES ABOUT OIL AND GAS PRODUCING ACTIVITIES, and includes (1) capitalized costs, cost incurred, and results of operations pertaining to oil producing activities; (2) net proved developed and undeveloped oil reserves; and (3) a standardized measure of estimated discounted future cash flows relating to proved oil reserves, including a reconciliation of changes in estimated discounted future net cash flows therein. The Company operates exclusively in western Siberia within the Russian Federation; therefore, all of the information provided in this section pertains entirely to that geographic region. The Company also owns an interest in an oil producing company, Chernogorskoye LLC, that is accounted for under the equity method.

Capitalized Costs Relating to Oil Producing Activities

                                                                 As of December 31,
(Thousands of dollars)                                             2000        1999
-----------------------------------------------------------------------------------
Proved oil properties.......................................  $102,612    $101,662
Wells and related equipment and facilities..................    35,614      22,233
Support equipment and facilities............................     3,034       2,496
Uncompleted wells, equipment and facilities.................    17,218       2,976
                                                              --------    --------
Total capitalized costs relating to oil and gas producing
  activities................................................  $158,478    $129,367
Accumulated depreciation, depletion and amortization, and
  valuation provisions......................................   (16,177)    (10,700)
                                                              --------    --------
Net capitalized costs.......................................  $142,301    $118,667
                                                              --------    --------
KMOC's share in Chernogorskoye's net capitalized costs......  $ 12,174    $ 12,635
                                                              --------    --------

Costs Incurred in Oil Producing Activities

                                                                 Year ended December 31,
(Thousands of dollars)                                          2000       1999       1998
--------------------------------------------------------------------------------------------
Acquisition of properties
    --Proved................................................  $   950         --    $ 1,147
    --Unproved..............................................       --         --         --
Exploration costs...........................................    6,661      5,188      1,729
Development costs...........................................   21,923      2,614     15,005
KMOC's share of Chernogorskoye's costs of property
  acquisition, exploration, and development.................    1,453      1,599      2,023

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (UNAUDITED) (Continued)

Results of Operations for Oil Producing Activities

The Company's results of operations from oil producing activities are shown below. The Company currently does not have any revenues or costs from the production of natural gas reserves. In accordance with SFAS No. 69, results of operations do not include general corporate overhead and interest costs. Income taxes are based on statutory rates for the year, adjusted for tax deductions, tax credits and allowances.

                                                                     Year ended December 31,
(Thousands of dollars)                                            2000       1999       1998
--------------------------------------------------------------------------------------------
Oil sales...................................................  $ 73,128   $22,798    $ 8,964
Production costs............................................   (18,151)   (5,027)    (7,330)
Exploration expenses........................................      (632)   (1,421)    (1,729)
Depreciation, depletion and amortization....................    (6,226)   (3,584)    (1,075)
Abandonment and impairment of proved property...............        --    (7,000)        --
Taxes other than income taxes...............................   (10,151)   (3,829)     2,828
                                                              --------   -------    -------
Results of operations for oil producing activities before
  income tax................................................  $ 37,968   $ 1,937    $ 1,658
Income tax (expense) benefit................................    (7,711)   (1,719)      (580)
                                                              --------   -------    -------
Results of operations for oil producing activities
  (excluding corporate overhead and interest costs).........  $ 30,257   $   218    $ 1,078
                                                              --------   -------    -------
KMOC's share in Chernogorskoye's results of operations for
  oil producing activities..................................  $  4,839   $ 4,310    $ 1,048
                                                              --------   -------    -------

Reserve Information and Related Standardized Measure of Discounted Future Net Cash Flows

The supplemental presentation of proved and proved developed reserve quantities and related standardized measure of discounted future net cash flow provides estimates only and does not purport to reflect realizable values or fair market values of the Company's reserves. Volumes reported for proved reserves are based on reasonable estimates and are consistent with current knowledge of the characteristics and production history of the reserves. The Company emphasizes that reserve estimates are inherently imprecise and that estimates of new discoveries are more imprecise than estimates of producing oil and gas properties. Accordingly, significant changes to these reserve estimates are expected as future information becomes available. All of the Company's reserves are located in the western Siberia hydrocarbon basins of the Russian Federation.

Proved reserves are those estimated reserves of crude oil (including condensate and natural gas liquids) that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. In some cases, substantial new investments in additional wells and related facilities will be required to recover these proved reserves. Proved developed reserves are those expected to be recovered through existing wells, equipment and operating methods. Proved undeveloped reserves are those reserves which are expected to be recovered as a result of future investments to drill new wells and/or to install facilities to collect and deliver the production from existing and future wells.

KMOC's proved undeveloped reserves are those expected to be recovered as a result of significant future investments to: (1) drill a substantial number of development wells on six of the Company's undeveloped oil fields; (2) construct extraction, separation, and gathering facilities to service KMOC's six undeveloped oil fields; and (3) construct an oil transportation pipeline. The further development of KMOC's proved undeveloped reserves is dependent on various economic factors, which influence the level of funds available to the Company.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (UNAUDITED) (Continued)

The following information presents KMOC's balances of proved developed and undeveloped oil reserves at December 31, 2000, 1999 and 1998. The definitions used to calculate reserve quantity estimates are in accordance with applicable U.S. Securities and Exchange Commission ("SEC") regulations. Reserve estimates were prepared for the Company by independent reservoir engineers as of December 31, 2000 and 1999, but reserve estimates as of December 31, 1998 were not prepared by independent reservoir engineers. Consequently, reserve quantities for (1) revisions of previous estimates, (2) acquisitions of licenses to minerals in place, and (3) production, for the period from January 1, 1998 to December 31, 1998, were prepared by the Company.

Net Proved Developed and Undeveloped Crude Oil Reserves

(Thousands of barrels)                                            2000       1999       1998
--------------------------------------------------------------------------------------------
Net proved developed and undeveloped reserves:
  At January 1..............................................  387,185    207,049    118,000
  Revisions of previous estimates...........................   20,755    180,573         --
  Acquisitions of licenses to minerals in place.............       --         --     90,000
  Extensions and discoveries................................    7,329      3,840         --
  Production................................................   (3,088)    (1,496)      (951)
  Relinquishment of license to minerals in place............       --     (2,781)        --
                                                              -------    -------    -------
At December 31..............................................  412,181    387,185    207,049
                                                              -------    -------    -------
Net proved developed reserves:
  At January 1..............................................   38,951     37,479     22,619
  At December 31............................................   53,492     38,951     37,479
                                                              -------    -------    -------
Company's proportional interest in net proved developed and
  undeveloped reserves of investee accounted for by the
  equity method--at December 31.............................    8,043      9,188     11,428
                                                              -------    -------    -------

The Company's net proved developed and undeveloped reserve quantities as of December 31, 2000, 1999, and 1998 include crude oil reserves of 300,145 thousand barrels, 285,594 thousand barrels, and 117,082 thousand barrels, respectively, attributable to the Company's consolidated subsidiary KMNGG in which there is a 4 percent minority interest. Net proved developed and undeveloped reserve quantities as of December 31, 1999 and 1998 include crude oil reserves of 94,232 thousand barrels and 81,500 thousand barrels, respectively, attributable to the Company's consolidated subsidiary NGD in which there was a 20 percent minority interest. As of December 31, 2000 there were a zero minority interest in NGD.

Standardized Measure, Including Year-to-Year Changes Therein, of Discounted Future Net Cash Flows

For the purposes of the following disclosures, estimates were made of quantities of proved reserves and the periods in which they are expected to be produced. Estimated future cash inflows are computed by applying year-end prices of crude oil (as described below) to the estimated future production of proved oil reserves. Estimated future production and development expenditures are computed by applying year-end costs to be incurred in producing and developing proved reserves. Estimated related future income tax expenses are computed by applying year-end statutory tax rates (with consideration of future tax rates already legislated and adjusted for tax deductions, tax credits and allowances) to the estimated future pretax cash flows. Future income tax expenses give effect to permanent differences and tax credits but do not reflect the impact of continuing operations including property acquisitions and exploration. The estimated future net cash flows are then discounted using a rate of ten percent a

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (UNAUDITED) (Continued)

year to reflect the estimated timing of the future cash flows. The calculations assume the continuation of existing political, economic, operating and contractual conditions as at each December 31, 2000, 1999, and 1998. However, such arbitrary assumptions have not necessarily proven to be the case in the past. Other assumptions of equal validity would give rise to substantially different results. As a result, future cash flows calculated under this methodology are neither indicative of the Company's future cash flows nor the fair value of its oil reserves.

The crude oil prices used in the forecast of estimated future cash inflows are KMOC's crude oil prices in effect at December 31, 2000, 1999, and 1998, respectively, which are held constant to depletion of the properties. In accordance with SEC guidelines, changes in oil and gas prices subsequent to year-end are not considered in the estimates of future cash inflows presented below. In addition, KMOC expects that during the year 2001, they will export
50 percent of their production and sell 50 percent on the domestic market within the Russian Federation. In year 2002 and all subsequent years, KMOC expects this mix to change to 30 percent export and 70 percent domestic oil sales. These assumptions, combined with the December 31, 2000 price of dated Brent less an appropriate discount differential, and the December 31, 2000 domestic prices were used to calculate the crude oil price each year.

Standardized Measure of Discounted Future Net Cash Flows

(Thousands of dollars)                                               2000          1999          1998
-----------------------------------------------------------------------------------------------------
Future cash inflows.........................................  $ 7,109,336   $ 6,778,141   $ 1,719,670
Future production costs.....................................   (2,989,265)   (2,759,487)     (789,965)
Future development costs....................................   (1,345,483)     (775,519)     (486,517)
Future income tax expenses..................................     (770,826)     (817,176)     (164,450)
                                                              -----------   -----------   -----------
Future net cash flows.......................................  $ 2,003,762   $ 2,425,959   $   278,738
10% annual discount for estimated timing of cash flows......   (1,283,308)   (1,486,253)     (195,095)
                                                              -----------   -----------   -----------
Standardized measure of discounted future net cash flows
  relating to proved oil reserves...........................  $   720,454   $   939,706   $    83,643
                                                              ===========   ===========   ===========
KMOC's share of Chernogorskoye's standardized measure of
  discounted future net cash flows..........................  $    21,553   $    34,066   $    10,901
                                                              ===========   ===========   ===========

The Company's standardized measure of discounted future net cash flows as of December 31, 2000, 1999, and 1998 include net cash flows of $707,453,000, $908,027,000, and $113,936,000, respectively, attributable to the Company's consolidated subsidiary KMNGG in which there is a 4 percent minority interest. The standardized measure of discounted future net cash flows as of December 31, 1999 and 1998 includes net cash flows of $28,222,000 and $(37,545,000), respectively, attributable to the Company's consolidated subsidiary NGD in which there was a 20 percent minority interest. As of December 31, 2000 there was no minority interest in NGD.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (UNAUDITED) (Continued)

The following reconciles the change in the standardized measure of discounted future net cash flows from proved reserves during 2000, 1999, and 1998:

(Thousands of dollars)                                              2000         1999         1998
--------------------------------------------------------------------------------------------------
Beginning of the year.......................................  $ 939,706    $  83,643    $ 237,153
Increase (decrease) due to:
  Sales of oil produced, net of production costs............    (44,826)     (17,771)      (1,635)
  Net changes in prices and production costs................    (37,045)     406,770     (654,672)
  Extensions, discoveries, and improved recovery, less
    related costs...........................................     35,364       20,872          915
  Development costs incurred during the year which were
    previously estimated....................................     28,534       13,932        8,067
  Net change in estimated future development costs..........   (384,244)    (169,055)    (203,312)
  Revisions of previous quantity estimates..................     78,482      861,173      405,436
  Sales/Purchases of properties.............................         --      (13,124)     226,961
  Accretion of discount.....................................    128,881       17,776       35,999
  Net change in income taxes................................    (24,398)    (264,510)      28,731
                                                              ---------    ---------    ---------
  Net increase (decrease)...................................  $(219,252)   $ 856,063    $(153,510)
                                                              ---------    ---------    ---------
End of the year.............................................  $ 720,454    $ 939,706    $  83,643
                                                              =========    =========    =========

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

CONSOLIDATED CONDENSED BALANCE SHEETS
AS OF MARCH 31, 2001 AND DECEMBER 31, 2000

                                                                                                  December 31,
                                                                                     March 31,            2000
(expressed in thousands of US dollars, except per share and share data)     Notes         2001     (Unaudited)
--------------------------------------------------------------------------------------------------------------
Assets
  Cash and cash equivalents......................................                   $   33,087   $      42,401
  Accounts receivable............................................                        5,449          10,139
  Inventories....................................................                        1,279             920
  Current deferred tax asset.....................................           4            1,730           1,730
  Prepaid expenses and other current assets......................                       24,244          13,576
                                                                                    ----------   -------------
Total current assets.............................................                       65,789          68,766
Long-term investments............................................           2           25,761          25,575
Property, plant and equipment (successful efforts method), net...                      154,128         143,992
Other long term assets, net......................................                          775             868
                                                                                    ----------   -------------
Total assets.....................................................                   $  246,453   $     239,201
                                                                                    ==========   =============
Liabilities and stockholders' equity
Short-term debt..................................................                   $   10,198   $      10,006
Accounts payable.................................................                        6,921           4,577
Accrued liabilities..............................................                        3,529           3,984
Taxes payable....................................................                        5,454           4,436
                                                                                    ----------   -------------
Total current liabilities........................................                       26,102          23,003
Long-term debt...................................................                       64,000          63,929
Deferred tax liability...........................................           4           16,805          17,172
Other long-term liabilities......................................                        2,686           2,504
                                                                                    ----------   -------------
Total liabilities................................................                      109,593         106,608
Contingencies and commitments....................................                           --              --
Minority interest in consolidated subsidiaries...................                        4,797           4,519
Stockholders' equity
Preferred shares (authorized--5000 shares, no par value; issued and
  outstanding--280 shares).......................................                          280             280
Common shares (authorized--725,000 shares, no par value; issued and
  outstanding--374,509 and 374,529 shares, respectively).........           3               --              --
Additional paid in capital.......................................           3          160,471         160,127
Deferred compensation............................................                          (71)           (125)
Accumulated deficit..............................................                       (6,278)        (9, 671)
Common shares held in treasury, at cost (52,468 and 52,448 shares,
  respectively)..................................................                      (22,339)        (22,537)
                                                                                    ----------   -------------
Total stockholders' equity.......................................                      132,063         128,074
                                                                                    ----------   -------------
Total liabilities and stockholders' equity.......................                   $  246,453   $     239,201
                                                                                    ==========   =============

  The accompanying notes are an integral part of these unaudited consolidated financial statements.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2001 AND 2000

                                                                                       March 31,      March 31,
                                                                                            2001           2000
(expressed in thousands of US dollars, except per share and share data)     Notes    (Unaudited)    (Unaudited)
---------------------------------------------------------------------------------------------------------------
Revenues.........................................................                   $     19,544   $     10,167
Production expenses..............................................                         (1,809)          (626)
Transportation expenses..........................................                         (4,028)        (1,385)
General and administrative expenses..............................                         (3,832)        (2,472)
Taxes other than income taxes....................................                         (2,496)        (1,239)
Depreciation, depletion and amortization.........................                         (1,973)        (1,133)
                                                                                    ------------   ------------
Income from operations...........................................                          5,406          3,312
Interest income..................................................                            466            199
Interest expense.................................................                         (1,711)        (1,328)
Income from equity investment....................................            2               129            701
Other expenses...................................................                           (317)          (251)
                                                                                    ------------   ------------
Income before income tax and minority interest...................                          3,973          2,633
Income tax expense...............................................            4              (302)          (493)
                                                                                    ------------   ------------
Income before minority interest..................................                          3,671          2,140
Minority interest................................................                           (278)          (159)
                                                                                    ------------   ------------
Net income.......................................................                   $      3,393   $      1,981
                                                                                    ============   ============
Net income per weighted average share, basic.....................            3      $       9.06   $       6.65
                                                                                    ============   ============
Net income per weighted average share, diluted...................            3      $       8.28   $       5.76
                                                                                    ============   ============
Weighted average shares, basic...................................            3           374,523        297,997
                                                                                    ============   ============
Weighted average shares, diluted.................................            3           409,914        360,193
                                                                                    ============   ============

  The accompanying notes are an integral part of these unaudited consolidated financial statements.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2001, AND 2000

                                                                            March 31,      March 31,
                                                                                 2001           2000
(expressed in thousands of US dollars, except as indicated)      Notes    (Unaudited)    (Unaudited)
----------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities:
Net income..................................................             $      3,393   $      1,981
Adjustments to reconcile net income to net cash provided by
  operating activities:
    Depreciation, depletion and amortization................                    1,973          1,133
    Income from equity investment...........................        2            (186)          (701)
    Non-cash portion of interest expense....................        5              83            698
    Deferred income tax benefit.............................                     (368)          (299)
    Minority interest in income.............................                      278            159
    Non-cash technical services.............................        5              --            211
    Non-cash compensation expense...........................                      401             --
Net change in:
    Accounts receivable.....................................                    4,690           (884)
    Prepaid expenses and other current assets...............                   (4,944)         1,334
    Inventories.............................................                     (359)          (239)
    Accounts payable........................................                    1,618           (681)
    Accrued liabilities.....................................                     (455)          (431)
    Taxes payable other than income taxes...................                    1,018            940
Other.......................................................                       30           (224)
                                                                         ------------   ------------
Net cash provided by operating activities...................             $      7,172   $      2,997
                                                                         ------------   ------------
Cash Flows from Investing Activities:
Additions to property, plant and equipment..................                  (16,567)        (6,968)
Acquisition of additional interest in Nazymgeodobycha.......                      (75)          (340)
                                                                         ------------   ------------
Net cash used by investing activities.......................             $    (16,642)  $     (7,308)
                                                                         ------------   ------------
Net cash provided by financing activities...................             $        186             --
                                                                         ------------   ------------
Effect of exchange rate changes on cash and cash
  equivalents...............................................                      (30)           (72)
Net decrease in cash and cash equivalents...................                   (9,314)        (4,383)
Cash and cash equivalents at beginning of year..............                   42,401         19,180
                                                                         ------------   ------------
Cash and cash equivalents at end of period..................             $     33,087   $     14,797
                                                                         ============   ============

  The accompanying notes are an integral part of these unaudited consolidated financial statements.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED)

Note 1: Basis of Presentation

The accompanying unaudited consolidated condensed financial statements have been prepared by Khanty Mansiysk Oil Corporation ("KMOC") and its subsidiaries ("the Company") pursuant to the rules and regulations of the Securities and Exchange Commission of the United States of America ("SEC"). Accordingly, certain information and footnotes required by accounting principles generally accepted in the United States of America ("U.S. GAAP") for complete financial statements have been condensed or omitted pursuant to such rules and regulations, and these statements reflect all adjustments (consisting of normal recurring entries) which are, in the opinion of management, necessary for a fair statement of the financial results of interim periods. The unaudited results of operations and cash flows for the periods ended March 31, 2001 and 2000 are not necessarily indicative of the results of operations or cash flows to be expected for the full year. The consolidated condensed financial statements should be read in conjunction with the Company's audited consolidated financial statements as of December 31, 2000 and 1999, and for each of the three years in the period ended December 31, 2000.

The Company maintains its accounting records and prepares its consolidated condensed financial statements in accordance with U.S. GAAP. The financial statements of the Company's consolidated Russian subsidiaries included in the consolidated condensed financial statements were derived from the statutory records maintained in Russian roubles, with adjustments and reclassifications made to conform with U.S. GAAP.

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS. The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the assets, liabilities, revenues and expenses reported in the financial statements, as well as amounts included in the notes thereto, including the discussion and disclosure of contingent assets and liabilities. While management uses its best estimates and judgments, actual results may vary from those estimates as future confirming events occur.

RECLASSIFICATIONS. For comparative purposes, certain financial statement amounts for the prior year have been reclassified to conform to the current year's presentation.

Reference is made to Note 3 to the consolidated financial statements as of December 31, 2000 and 1999 and for each of the three years ended December 31, 2000 for a summary of significant accounting policies.

Note 2: Long-term Investments

KMOC owns a 22.3 percent indirect interest in Chernogorskoye, a Russian limited liability company. KMOC acquired and holds its interest in Chernogorskoye through its consolidated subsidiaries, which hold an aggregate 44.6 percent interest in the Anderman/Smith International--Chernogorskoye, a Colorado general partnership ("ASIC"). ASIC, in turn, holds the direct 50 percent interest in Chernogorskoye and has certain other insignificant assets, liabilities, and partnership management expenses.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

This investment is accounted for using the equity method. The Company's indirect equity interest in Chernogorskoye, through February 11, 2000, was subject to a 25% reduction under the Chernogorskoye Revenue Interest retained by the parties that sold the indirect interest to the Company. The Company's equity accounting, for those periods in which Chernogorskoye had net income, reflected this 25% reduction. This 25% reduction was eliminated prospectively on February 11, 2000. Summarized Income Statement information for Chernogorskoye for the three month periods ended March 31, 2001 and 2000 is as follows:

                                                                  Three months ended
                                                                       March 31,
                                                              ---------------------------
                                                                      2001           2000
(Thousands of dollars)                                         (Unaudited)    (Unaudited)
-----------------------------------------------------------------------------------------
Total net revenues..........................................  $      9,425   $     14,147
Total operating expenses....................................        (7,222)        (7,503)
                                                              ------------   ------------
Income from operations......................................         2,203          6,644
  Other expenses............................................          (750)        (1,133)
  Income tax expense........................................          (620)        (1,549)
                                                              ------------   ------------
Net income..................................................  $        833   $      3,962
                                                              ============   ============

Note 3: Stockholders' Equity

NET INCOME PER SHARE.  Calculation of net income per share is as follows:

                                                              Three months ended
                                                                   March 31,
                                                              -------------------
(Thousands of dollars, except share and per share amounts)        2001       2000
---------------------------------------------------------------------------------
Basic:
Net income..................................................  $  3,393   $  1,981
Weighted average common shares outstanding..................   374,523    297,997
Net income per share, basic.................................  $   9.06   $   6.65
                                                              --------   --------
Diluted:
Net income..................................................  $  3,393   $  1,981
Add back: income from equity investment.....................        --         94
                                                              --------   --------
Income available to common stockholders.....................  $  3,393   $  2,075
Weighted average common shares outstanding..................   374,523    297,997
Weighted average common stock equivalents...................    35,391     62,196
Total weighted average shares...............................   409,914    360,193
                                                              --------   --------
Net income per share, diluted...............................  $   8.28   $   5.76

SHARES AUTHORIZED. On February 16, 2000, the Company increased its authorized share capital to 730,000 shares, 700,000 of which are common shares, 25,000 of which are non-voting common shares, and 5,000 of which are preferred shares, of which 300 are designated redeemable Series A preferred shares.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

CONVERTIBLE NOTES. On March 24, 2000, Enterprise Oil, to which the Company had promissory notes outstanding in the amounts of $5,000,000 and $2,904,000 and owed $805,000 for accrued services, elected to convert these promissory notes payable and accrued services aggregating $8,709,000 into KMOC common shares of at $450 per share, which resulted in the issuance of an additional
19,354 shares.

SHARES ISSUED. In connection with the Chernogorskoye acquisition in 1997, two of the sellers retained a revenue interest in distributions from Chernogorskoye (the "Chernogorskoye Revenue Interest" or "Interest"), which entitled the holders to aggregate distributions equal to $12 million plus 10 percent interest, payable according to an agreed-upon formula. On February 11, 2000, the holders of the Interest exercised their right to convert the Interest to shares of KMOC's common stock. On May 23, 2000, KMOC and the holders agreed that a total of 23,090 KMOC shares would be issued in respect of the conversion. Consequently, KMOC increased the carrying amount of its Chernogorskoye investment in the amount of $11,545,000, which represented the aggregate fair value of the 23,090 shares issued.

Note 4: Income taxes

The provision for income taxes for the March 31, 2001 and 2000 interim periods were computed in accordance with APB Opinion No. 28, INTERIM FINANCIAL REPORTING, and interpretive pronouncement FIN No. 18, ACCOUNTING FOR INCOME TAXES IN INTERIM PERIODS, and was based on projections of total year effective tax rates, with the exception that the income tax expense recorded in the first quarter of 2001 also includes an income tax benefit of $500,000 as a result of a non-recurring reduction in the Company's taxes payable. The Company's effective tax rate is lower than the Company's statutory rate of 35% due to tax credits allowed in Russia for capital investment and the use of accumulated tax losses in Russia carried forward.

Note 5: Supplemental Cash Flow Information

During the three month period ended March 31, 2000, the Company received services in the amount of $805,000 in exchange for additional accrued amounts added to its promissory note payable to Enterprise Oil. Services incurred during the three month period ended March 31, 2001 were paid in cash.

During the three month period ended March 31, 2000, the Company incurred interest expense amounting to $611,000 that was paid through the issuance of shares of the Company's common stock. Pursuant to the Company's Interest Option Plan, approved by the Board of Directors on February 15, 2000 for implementation in respect of the March 31, 2000 quarterly interest payment, the Company reserved a portion of these shares for issuance to directors, management and employees at a share price of $450 per common share. Accordingly, the Company paid the March 31, 2000 quarterly interest payment to the holders of the $55,000,000 notes in a combination of the Company's common stock and an amount in cash equal to the proceeds to be received from share purchases under the Interest Option Plan. Interest expense incurred in the three month period ended March 31, 2001 was paid in cash.

Other non-cash transactions undertaken by the Company during the three month periods ended March 31, 2001 and 2000 are disclosed elsewhere in these notes to the consolidated condensed financial statements, including compensatory stock option expense.

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

Note 6:  Segment Information

Pursuant to SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION, the Company operates principally in the petroleum industry and in one operating segment, which is the exploration and production of crude oil in the Russian Federation. Exploration and production operations include the exploration for and the production, transportation, and sale of crude oil. The Company evaluates performance and makes investment and strategic decisions based upon a review of profitability for the Company as a whole. Information on assets or on income or loss by geography is not utilized by the Company's management for evaluation or resource allocation decisions. SFAS No. 131 requires the inclusion of selected financial information by major geographic region for each of the three month periods ended March 31, 2001 and 2000 as follows:

                                                                  Russian     United
(Thousands of dollars)                                         Federation     States      Other    Consolidated
---------------------------------------------------------------------------------------------------------------
Period Ended March 31, 2001
  Operating revenues........................................  $    19,213         --   $    331   $      19,544
  Property, plant and equipment, net........................      153,993        135         --         154,128

Period Ended March 31, 2000
  Operating revenues........................................  $    10,058         --   $    109   $      10,167
  Property, plant and equipment, net........................      126,071   $     54         30         126,155

Note 7:  Contingencies and commitments

CAPITAL COMMITMENTS. At March 31, 2001 and 2000, the Company had contractual commitments for capital expenditures expected within the next year of approximately $42,457,000 and $25,500,000 respectively.

OPERATING ENVIRONMENT. The economy of the Russian Federation continues to display characteristics of an emerging market. These characteristics include, but are not limited to, the existence of a currency that is not freely convertible outside of the country, extensive currency controls, a low level of liquidity in the public and private debt and equity markets and continued high inflation.

The prospects for future economic stability in the Russian Federation are largely dependent upon the effectiveness of economic measures undertaken by the government, together with legal, regulatory and political developments.

EXPORT RIGHTS. The Russian government restricts exports of oil from Russia through an export quota system. In general, Russian oil producing companies are allocated a quota to export approximately 30% of their production. Between September 1996 and December 31, 2000, the Company benefited from special export rights that allowed it to export 100% of its oil production. Since the sale price of oil is higher in the export market than it is in the domestic market, the Company benefited by realizing a higher sale price on the 70% of its production that otherwise would have been sold domestically absent the special export rights. Under this special export arrangement, 50% of the additional profits realized by the Company from this additional export quota was required either to be used to finance geological and exploratory activities, which may be undertaken by the Company, or be transferred to the appropriate Russian authorities in the form of a cash payment or the delivery of geological and exploratory data or other assets acquired and owned by the Company. The methods of calculating the additional profits realized by the Company, designating appropriate geological and

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

exploratory activities, remitting cash payments and transferring data are each subject to uncertainty and interpretation. Based on discussions with governmental authorities, the Company's management believes that it has reached an agreed-upon interpretation of what is required. Pursuant to such interpretation, the Company is required to calculate additional profits for the 1999 and 2000 calendar years only, to transfer an agreed-upon amount of geological and exploratory data, and to pay the balance of the additional profits in cash. The Company, based on written correspondence with the Ministry of Natural Resources, believes that the amount of its obligations under the special export arrangement was approximately $6,400,000. The Company has recorded expense of $528,000 for cash payments made and the book value of assets surrendered in fulfilling a portion of its obligations during 2000. The remainder of the dollar value amounts reflected in the table below represents seismic and geological data. No charge has been taken for geological data provided, as such data continues to be utilized by and of value to the Company. The table below provides the dollar equivalent of amounts creditable by the Company against satisfaction of its special export obligations in the given year and the percentages such amounts represent of the total additional profits received by the Company pursuant to the special export rights:

                              Amounts creditable against     Amounts creditable against
                               special export obligation   special export obligation as
Years                             (thousands of dollars)   percent of additional profit
-----                         --------------------------   ----------------------------
1999........................                    $2,078                         51.5%
2000........................                     4,997                         57.5%
                                ----------------------        ----------------------
Total.......................                    $7,075                         55.5%
                                ======================        ======================

In the event that the agreed-upon interpretation is subsequently determined to be invalid, the Company could incur additional costs of up to $6,400,000.

OILFIELD LICENSING OBLIGATIONS. Each of the Company's Russian subsidiaries undergoes periodic reviews of its activities by regional governmental authorities with respect to the requirements of its respective oilfield licenses and other relevant safety and environmental regulations. Following the last regular review of each subsidiary, the Company was notified that it was not in full compliance with certain license agreement obligations. The Company maintains ongoing discussions with government officials regarding its efforts to achieve compliance, including revisions to its work program and certain financial undertakings. Failure to comply with the terms of a license could result in fines, penalties or license limitation, suspension or revocation. The Company's management believes that these issues related to license compliance will be resolved through negotiations, corrective actions and other remedial steps. The Company's management believes that its activities in the Potanay and Kamennoye fields have put it in compliance in all material respects with the terms of these licenses. The Company believes, based on its development plans and appraisal and development activities currently being conducted on the Paitykskoye field, that it is nearing compliance with the principal terms of this license, which include, among other things, drilling additional wells. The Company has also commenced development activities on its Sredne-Nazymskoye and Galyanovskoye fields in order to remedy existing areas of non-compliance. The Company has budgeted funds to make additional capital investments in these fields, such as acquiring additional seismic data and drilling additional wells, in order to remedy these principal areas of non-compliance. The Company believes that the likelihood of revocation of the licenses mentioned above is remote. With respect to the Bolshoye, Oklhovskoye, Aprelskoye and Tsentralnoye fields, the Company has commenced development activities but does not believe that it will be in compliance with the material terms of these licenses in the near term. In

--------------------------------------------------------------------------------

Khanty Mansiysk Oil Corporation
--------------------------------------------------------------------------------

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (UNAUDITED) (Continued)

management's opinion, revocation of the four licenses mentioned above is possible and could result in an impairment of $238,000.

TAXATION. The Company has continuing discussions and issues arising with tax authorities in jurisdictions in which the Company operates. The taxation system in the Russian Federation is still developing and is subject to varying interpretations and changes, which may be applied on a retroactive basis. In certain circumstances the tax authorities can be aggressive and arbitrary in assessing tax penalties and interest. Although the actual tax due on a transaction may be minimal, penalties can be significant as they may be calculated based on the value of the transaction and can be as high as approximately three times the related tax, plus interest. Under current regulations in the Russian Federation, tax periods remain open for tax audits for three years. The outcome of such tax contingencies cannot be determined at present by the Company's management.

ENVIRONMENTAL REMEDIATION COSTS. Under its license agreements, the Company is not responsible for any major restoration, rehabilitation and environmental costs that may be incurred subsequent to the cessation of production at each field; however, the Company is obliged to restore the surrounding areas in accordance with prevailing Russian regulations and industry practice. Management expects that additional liabilities arising will not have a material adverse impact on the financial position, the results of operations and the cash flows of the Company.

Note 8:  Post Balance Sheet events

The exchange rate on June 6, 2001 was 29.16 Russian roubles to the U.S. dollar as compared to 28.74 and 28.16 at March 31, 2001 and December 31, 2000.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders of the Limited Liability Company
Chernogorskoye:

We have audited the accompanying balance sheets of the Limited Liability Company Chernogorskoye (the "Company") as of December 31, 2000 and 1999 and the related statements of income (loss), shareholders' equity and cash flows for each of the years in the three year period ended December 31, 2000. The financial statements, as set out on pages F-48 to F-61, are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2000 and 1999, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

KPMG Limited
Moscow, Russian Federation

March 9, 2001, except for Note 13,
as to which the date is June 22, 2001

--------------------------------------------------------------------------------

Limited Liability Company Chernogorskoye
--------------------------------------------------------------------------------

BALANCE SHEETS AS OF DECEMBER 31, 2000 AND 1999

                                                                      2000           1999
-----------------------------------------------------------------------------------------
Assets

  Current assets:
    Cash and cash equivalents...............................  $ 9,365,298    $ 5,646,259
    Accounts receivable, net (note 2).......................    5,597,182     14,410,160
    Inventories (note 3)....................................    5,067,094      2,136,666
    Prepaid expenses........................................      135,245         62,252
    Net deferred income tax asset (note 8)..................           --      2,000,000
    Restricted cash (note 6)................................    3,795,593      1,710,249
                                                              -----------    -----------
  Total current assets......................................   23,960,412     25,965,586

  Properties and equipment (full cost method), net
    (note 4)................................................   55,392,716     56,657,773
  Loan acquisition costs, net (note 5)......................      454,131      1,446,263
                                                              -----------    -----------
  Total assets..............................................  $79,807,259    $84,069,622
                                                              ===========    ===========

Liabilities and Shareholders' Equity

  Current liabilities:
    Accounts payable and accrued liabilities................  $ 3,275,182    $ 3,661,687
    Current portion of senior debt (note 6).................    9,105,284     10,400,000
    Due to related party -- Anderman/Smith Overseas.........      207,988        144,501
    Due to related party -- TNKN............................      130,369        126,626
                                                              -----------    -----------
    Total current liabilities...............................   12,718,823     14,332,814
                                                              -----------    -----------
  Senior debt (note 6):
    European Bank for Reconstruction and Development........           --      5,900,419
    Overseas Private Investment Corporation.................           --      5,900,419
                                                              -----------    -----------
    Total senior debt.......................................           --     11,800,838
                                                              -----------    -----------
  Subordinated debt (note 7):
    Due to related party -- Anderman/Smith Overseas.........   15,967,427     19,147,281
    Due to related party -- TNKN............................   12,744,190     11,955,312
                                                              -----------    -----------
    Total subordinated debt.................................   28,711,617     31,102,593
                                                              -----------    -----------
  Total liabilities.........................................   41,430,440     57,236,245
                                                              -----------    -----------
  Shareholders' equity......................................   38,376,819     26,833,377
                                                              -----------    -----------
  Total liabilities and shareholders' equity................  $79,807,259    $84,069,622
                                                              ===========    ===========
  Commitments and contingencies (note 11)

  Subsequent event (note 13)

  See accompanying notes to financial statements.

--------------------------------------------------------------------------------

Limited Liability Company Chernogorskoye
--------------------------------------------------------------------------------

STATEMENTS OF INCOME (LOSS) FOR THE YEARS ENDED
DECEMBER 31, 2000, 1999 AND 1998

                                                                      2000           1999           1998
--------------------------------------------------------------------------------------------------------
Revenue:
  Oil and gas, net of royalties, taxes and commissions......  $54,660,559    $58,428,042    $42,575,992
                                                              -----------    -----------    -----------
Expenses:
  Production................................................   15,736,994     12,345,031     13,766,811
  Depreciation, depletion and amortization..................    9,311,935     10,859,842     10,718,344
  Oil and gas transportation................................    2,498,744      5,682,156      8,337,342
  Administrative and general................................    6,327,568      6,803,209      8,225,334
                                                              -----------    -----------    -----------
  Total operating expenses..................................   33,875,241     35,690,238     41,047,831
                                                              -----------    -----------    -----------
Income from operations......................................   20,785,318     22,737,804      1,528,161
                                                              -----------    -----------    -----------

Other expenses (income):
  Interest expense..........................................    3,141,397      4,413,431      5,198,124
  Amortization of loan acquisition costs....................      992,132        992,976        992,976
  Loan restructuring costs..................................           --             --        466,244
  Interest income...........................................     (420,449)      (262,596)      (451,977)
  Foreign exchange (gain) loss, net.........................       58,243        428,693       (856,699)
  Other, net................................................      (44,844)      (140,986)          (492)
                                                              -----------    -----------    -----------
  Total other expense.......................................    3,726,479      5,431,518      5,348,176
                                                              -----------    -----------    -----------
Income (loss) before income tax expense.....................   17,058,839     17,306,286     (3,820,015)
Income tax expense (note 8):................................    5,515,397        702,841         13,888
                                                              -----------    -----------    -----------
Net income (loss)...........................................  $11,543,442    $16,603,445    $(3,833,903)
                                                              ===========    ===========    ===========

See accompanying notes to financial statements.

--------------------------------------------------------------------------------

Limited Liability Company Chernogorskoye
--------------------------------------------------------------------------------

STATEMENTS OF SHAREHOLDERS' EQUITY FOR THE YEARS ENDED
DECEMBER 31, 2000, 1999 AND 1998

                                                      Anderman
                                                         Smith                     Retained
                                                      Overseas          TNKN       Earnings          Total
----------------------------------------------------------------------------------------------------------
                                                    (Note 9)      (Note 9)
Balance as of December 31, 1997..................  $5,050,541    $5,050,074    $ 3,963,220    $14,063,835

Net loss.........................................          --            --     (3,833,903)    (3,833,903)
                                                   ----------    ----------    -----------    -----------

Balance as of December 31, 1998..................  $5,050,541    $5,050,074    $   129,317    $10,229,932

Net income.......................................          --            --     16,603,445     16,603,445
                                                   ----------    ----------    -----------    -----------

Balance as of December 31, 1999..................  $5,050,541    $5,050,074    $16,732,762    $26,833,377

Net income.......................................          --            --     11,543,442     11,543,442
                                                   ----------    ----------    -----------    -----------

Balance as of December 31, 2000..................  $5,050,541    $5,050,074    $28,276,204    $38,376,819
                                                   ==========    ==========    ===========    ===========

See accompanying notes to financial statements.

--------------------------------------------------------------------------------

Limited Liability Company Chernogorskoye
--------------------------------------------------------------------------------

STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED
DECEMBER 31, 2000, 1999 AND 1998

                                                                    2000           1999           1998
------------------------------------------------------------------------------------------------------
Cash Flows from Operating Activities
Net income (loss).........................................  $ 11,543,442   $ 16,603,445   $ (3,833,903)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation, depletion and amortization................     9,311,935     10,859,842     10,718,344
  Amortization of loan acquisition costs..................       992,132        992,976        992,976
  Deferred interest and processing fees:
    Anderman/Smith Overseas...............................       920,146      1,046,646      1,052,476
    TNKN..................................................       788,878      1,003,557      1,000,268
  Deferred income taxes...................................     2,000,000     (2,000,000)      (100,000)
  (Profit) loss on disposal of fixed assets...............       (33,131)         1,560         34,836
Changes in:
  Accounts receivable.....................................     8,812,978    (11,525,257)     3,593,408
  Inventories.............................................    (2,930,428)     1,255,036      2,775,552
  Prepaid expenses........................................       (72,993)       (26,050)        (2,361)
  Accounts payable and accrued liabilities................      (386,505)    (1,855,709)    (8,371,521)
  Due to related party -- Anderman/Smith Overseas.........        63,487         73,007        (95,159)
  Due to related party -- TNKN............................         3,743         48,272        (42,049)
                                                            ------------   ------------   ------------
Net cash from operating activities........................    31,013,684     16,477,325      7,722,867
                                                            ------------   ------------   ------------
Cash Flows from Investing Activities
  Net additions to properties and equipment...............    (8,013,747)    (7,294,855)    (9,394,283)
                                                            ------------   ------------   ------------
Cash Flows from Financing Activities
  Changes in restricted cash..............................    (2,085,344)       918,066     16,214,929
  Payments of senior debt.................................   (13,095,554)    (4,745,662)   (18,991,000)
  Payments of subordinated debt...........................    (4,100,000)            --             --
                                                            ------------   ------------   ------------
Net cash used in financing activities.....................   (19,280,898)    (3,827,596)    (2,776,071)
                                                            ------------   ------------   ------------
Net increase (decrease) in cash...........................     3,719,039      5,354,874     (4,447,487)
Cash and cash equivalents, at beginning of year...........     5,646,259        291,385      4,738,872
                                                            ------------   ------------   ------------
Cash and cash equivalents, at end of year.................  $  9,365,298   $  5,646,259   $    291,385
                                                            ============   ============   ============
Supplementary Information on Cash Flows
Interest paid.............................................  $  1,446,841   $  2,672,734   $  3,325,779
Income taxes paid.........................................  $  3,599,833   $  3,076,886   $         --

See accompanying notes to financial statements.

--------------------------------------------------------------------------------

Limited Liability Company Chernogorskoye
--------------------------------------------------------------------------------

NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000 AND 1999 AND FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2000

1. Accounting policies

(a) Nature of operations

The Limited Liability Company Chernogorskoye (the "Company") was registered in the Russian Federation as a joint venture on November 14, 1991. In April 1993, the Company was re-registered as a limited liability company. The Company was established for the purpose of exploring for, developing, producing and exporting oil of the Chernogorskoye area.

The Company owns the production rights to the Chernogorskoye and Kidusska oil fields near Nizhnevartovsk. The Chernogorskoye oil field established its first production in 1993 from newly drilled and several existing wells.

The Company is owned 50% by Anderman/Smith Overseas Inc. (Denver, US), hereafter "Anderman/ Smith Overseas", and Tyumen Oil Company Nizhnevartovsk (Nizhnevartovsk, Russia), hereafter "TNKN". The original partners in the Company were Anderman/Smith Overseas and A/O Chernogorneft (Nizhnevartovsk, Russia). In November 1999, the assets of A/O Chernogorneft were sold to TNKN. All actions of the Board of Directors of the Company must be carried unanimously.

(b) Russian business environment

The Russian Federation has been experiencing political and economic change which has affected, and may continue to affect, the activities of enterprises operating in this environment. Consequently, operations in the Russian Federation involve risks that do not typically exist in other markets. The accompanying financial statements reflect management's assessment of the impact of the Russian business environment on the operations and the financial position of the Company. Among other things, this includes assessment of collectability of accounts receivable and provisions for taxes (including penalties and interest). The future business environment may differ from management's assessment. The impact of such differences on the operations and the financial position of the Company may be significant.

(c) Going concern

The accompanying financial statements of the Company have been prepared on a going concern basis, which contemplates the realization of assets and the settlement of liabilities in the normal course of business.

(d) Financial statements

The primary ruble denominated financial statements of the Company are prepared in accordance with Russian accounting legislation and are denominated in rubles. The accompanying financial statements have been prepared from the Russian statutory statements according to accounting principles generally accepted in the United States of America ("US GAAP").

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

--------------------------------------------------------------------------------

Limited Liability Company Chernogorskoye
--------------------------------------------------------------------------------

NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000 AND 1999 AND FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2000 (Continued)

(e) Cash and cash equivalents

The Company considers all investments with a maturity of ninety days or less when purchased to be cash equivalents.

(f) Inventories

Crude oil inventory consists of the production cost of unsold oil and is carried at the lower of cost, using the weighted average method, or net realizable value.

Materials and supplies inventory is carried at the lower of cost, using the weighted average method, or net realizable value.

(g) Oil and gas properties

The Company's oil and gas properties are accounted for using the full cost method whereby the costs for unsuccessful and successful exploration and development activities are capitalized. The net carrying value of oil and gas properties is limited to the lower of net book value, net of related deferred taxes, or the cost center ceiling, defined as the sum of the present value (using a 10% discount rate) of estimated future net revenues from proved reserves, (reduced by operating expenses and future development costs) and the lesser of cost or estimated fair value of unproved properties.

Depletion of oil and gas properties is determined by the unit-of-production method based on total proved reserves, estimated by independent petroleum engineers.

Estimated future obligations for site restoration costs are taken account of when calculating unit-of-production depletion and have been included in accumulated depreciation, depletion and amortization.

(h) Field service and other equipment

Field service and other equipment are stated at cost and are depreciated on a straight-line basis using estimated useful lives ranging from three to fifteen years.

(i) Loan acquisition costs

Costs related to the acquisition of the long-term European Bank for Reconstruction and Development ("EBRD") and Overseas Private Investment Corporation ("OPIC") loans are capitalized and amortized on a straight-line basis over the contractual life of the loans.

(j) Revenue recognition

Revenue is recognized at the time title to crude oil sold passes to the buyer.

(k) Fair value of financial instruments

Statement of Financial Accounting Standards ("SFAS") No. 107 "Disclosures About Fair Value of Financial Instruments" requires disclosure of fair value information about all financial instruments held by a company except for certain excluded instruments and instruments for which it is not practical to estimate fair value. The carrying value of the Company's financial instruments (cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities, senior and subordinated debt, and amounts due to shareholders) approximates their fair value. With respect to senior and subordinated debt, the carrying value approximates the fair value as the interest rates on these debts is floating and remeasured regularly.

--------------------------------------------------------------------------------

Limited Liability Company Chernogorskoye
--------------------------------------------------------------------------------

NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000 AND 1999 AND FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2000 (Continued)

(l) Income taxes

The Company follows SFAS No. 109 "Accounting for Income Taxes" which provides for the use of the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(m) Foreign operations and currency translation

The Company reports to the Russian authorities in rubles and the accounting records are maintained in that currency. The Russian ruble is not a convertible currency outside the Russian Federation and, accordingly, any conversion of Russian ruble amounts to US dollars should not be construed as a representation that Russian ruble amounts have been, could be, or will in the future, be converted into US dollars at the exchange rate shown, or at any other exchange rate.

For the purposes of presenting financial statements outside the Russian Federation, the US dollar is considered to be the reporting currency of the Company. In accordance with SFAS No. 52 "Foreign Currency Translation" as Russia is considered to be a hyper-inflationary economy, the functional currency of the Company, for US GAAP purposes, is also the US dollar. As a result, monetary assets and liabilities are translated into US dollars at the year end exchange rate as set by the Central Bank of the Russian Federation. Non-monetary assets and liabilities are translated at the rates effective on the date the assets were acquired or liabilities incurred. Revenues and expenses have been translated at average rates that materially reflect the rate in effect on the date of the transaction.

Exchange gains or losses arising from the translation of ruble denominated assets, liabilities, revenues and expenses into US dollars are included in net income (loss).

For the purpose of presenting the attached financial statements, an exchange rate of 28.16 as of December 31, 2000 (27.00 as of December 31, 1999 and 20.65 as of December 31, 1998) has been used to convert monetary assets and liabilities as at the balance sheet date. As at the date of signing the financial statements (March 9, 2001), the Central Bank official exchange rate is
28.62 rubles per US dollar.

(n) Comparative amounts

Prior year balances have been reclassified, where applicable, to conform with current year presentation.

(o) Pension and post retirement benefits other than pensions

The Company follows the Pension and Social Insurance legislation of the Russian Federation, which requires current contributions by the employer calculated as a percentage of current gross salary payments. Such contributions are charged to expense as incurred.

(p) Derivative financial instruments

The Company has no derivative financial instruments.

--------------------------------------------------------------------------------

Limited Liability Company Chernogorskoye
--------------------------------------------------------------------------------

NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000 AND 1999 AND FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2000 (Continued)

(q) Segmented information

All activities of the Company are located in the Russian Federation and its only operating segment is the exploration, development, production and exporting of oil.

(r) Recent accounting pronouncements

In June 1998, the Financial Accounting Standards Board ("FASB") issued SFAS No.133, "Accounting for Derivative Instruments and Hedging Activities". SFAS No. 133 requires all derivatives to be recorded on the balance sheet at fair value and establishes new accounting rules for hedging instruments. This statement was initially effective for fiscal years beginning after June 15, 1999, but was subsequently amended postponing the effective implementation date by one year. The Company will adopt the provisions of SFAS No. 133 for the year ending December 31, 2001. While the Company has not engaged in the use of derivative instruments for hedging purposes through December 31, 2000, it is possible that the Company will engage in such activities in the future. The Company's management has not concluded as to what impact, if any, such future possible activities, including the application of SFAS No. 133 thereto, will have on the Company's financial statements.

(s) Oil and gas exploration, development and producing activities

The financial statements of Khanty Mansiysk Oil Corporation, a shareholder of Anderman/Smith Overseas, contain required supplementary information on oil and gas producing activities, including disclosures on affiliates at equity. Accordingly, and as the Company is not publicly traded, such disclosures are not presented herein.

2. Accounts receivable

As of December 31, 2000 and 1999, accounts receivable consisted of the following:

                                                                     2000           1999
----------------------------------------------------------------------------------------
Trade receivables...........................................  $2,422,552    $11,069,654
VAT receivable..............................................   1,543,297      1,028,327
Advances to suppliers.......................................     698,121        489,506
Other taxes prepaid.........................................     773,319      1,743,582
Employee receivables........................................      41,813          7,651
Other receivables...........................................     145,530         98,890
Allowance for uncollectable receivables.....................     (27,450)       (27,450)
                                                              ----------    -----------
                                                              $5,597,182    $14,410,160
                                                              ==========    ===========

3. Inventories

As of December 31, 2000 and 1999, inventories consisted of the following:

                                                                     2000          1999
---------------------------------------------------------------------------------------
Materials and supplies......................................  $4,925,178    $2,136,666
Crude oil...................................................     141,916            --
                                                              ----------    ----------
                                                              $5,067,094    $2,136,666
                                                              ==========    ==========

--------------------------------------------------------------------------------

Limited Liability Company Chernogorskoye
--------------------------------------------------------------------------------

NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000 AND 1999 AND FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2000 (Continued)

4. Properties and equipment

As of December 31, 2000 and 1999, properties and equipment consisted of the following:

                                                                       2000           1999
------------------------------------------------------------------------------------------
Oil and gas properties......................................  $100,362,871    $95,453,125
Field service equipment.....................................    10,765,187      9,159,027
Other equipment.............................................     5,983,988      4,643,712
                                                              ------------    -----------
Total properties and equipment at cost......................   117,112,046    109,255,864
Accumulated depreciation, depletion and amortization........   (61,719,330)   (52,598,091)
                                                              ------------    -----------
Properties and equipment, net...............................  $ 55,392,716    $56,657,773
                                                              ============    ===========

5. Loan acquisition costs

As of December 31, 2000 and 1999, loan acquisition costs consisted of the following:

                                                                     2000          1999
---------------------------------------------------------------------------------------
EBRD and OPIC loan acquisition costs........................  $7,507,239    $7,507,239
Accumulated amortization....................................  (7,053,108)   (6,060,976)
                                                              ----------    ----------
Loan acquisition cost, net..................................  $  454,131    $1,446,263
                                                              ==========    ==========

6. Senior debt

The Company entered into a debt agreement (the "Agreement") dated June 3, 1993 with the EBRD for a total funding commitment of $30 million through December 15, 1996. The Agreement was amended and restated on November 9, 1994 to include the participation of OPIC, an agency of the United States Government.

There have been subsequent amendments to the Agreement. The main provisions are as follows:

- Current ratio minimum requirement to be 1.2 at December 31, 1999 and 1.5 thereafter;

- Life of the Loan Cover Factor (ratio of net present value of discounted cash flows to the outstanding loan balance) to be 1.2 at December 31, 1999 and
    1.4 thereafter;

- The outstanding debt is secured by a first ranking mortgage on all immovable and moveable assets of the Company;

- The EBRD loan bears interest at the London Interbank Offering Rate ("LIBOR") plus 5.5% per annum. The OPIC loan bears interest at the six-month United States Treasury bill rate adjusted quarterly plus 4% per annum;

- A portion of the cash received from the Company's export revenues are to be held in a controlled bank account in an amount sufficient to meet the next payment due. Authorization of the EBRD and OPIC is necessary to release funds from this account for any purpose other than repayment of the loan. Funds in this controlled bank account totalled $3,795,593 as of December 31, 2000 and $1,710,249 as of December 31, 1999. These amounts have been included as restricted cash on the balance sheet.

--------------------------------------------------------------------------------

Limited Liability Company Chernogorskoye
--------------------------------------------------------------------------------

NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000 AND 1999 AND FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2000 (Continued)

At the calculation date of December 15, 2000, 1999 and 1998, the EBRD loan interest rate was 6.6%, 6.1% and 5.2% respectively. At the calculation date of December 15, 2000, 1999 and 1998, the OPIC loan interest rate was 6.1%, 5.2% and 5.1% respectively. The senior debt is also subject to a placement and remarketing fee (0.65% as of December 31, 2000 and 1999 and 0.41% as of December 31, 1998) per annum. Interest is due and payable on the 15th day of March, June, September and December of each year while the loans are outstanding.

7. Due to shareholders

Subordinated promissory notes

The Company entered into subordinated promissory note agreements with Anderman/Smith Overseas and TNKN for $22.4 million and $10 million, respectively. The subordinated promissory notes are payable on demand and bear interest at LIBOR plus 4% (10.4%, 10.1% and 9.2% at the calculation date of December 31, 2000, 1999 and 1998), or, if LIBOR is unavailable, at a rate to be determined between the Company and the shareholder reflecting the cost of the funds to the shareholder.

The promissory notes contain a provision that the notes are subordinate and junior in right of payment to the senior debt of the Company. In addition, the shareholders are not allowed to demand repayment of the principal or interest on the notes at any time when there is senior debt outstanding, unless specific approval is obtained from the EBRD and OPIC. On May 27, 2000, an amendment to the promissory note with Anderman/Smith Overseas was approved which requires the Company to pay principal first and then interest.

On March 6, 1996, the Board of Directors approved an action to transfer accounts payable due to Anderman/Smith Overseas totalling $4.1 million to a note payable bearing interest at a rate of LIBOR plus 4% from the date the liability was incurred. The amount was designated to be the first portion of any subordinated debt repayment and was paid on June 9, 2000 after specific approval was obtained from the EBRD and OPIC.

Deferred oil processing fees

In December 1998, the Company and its shareholders agreed to the deferral of fees for oil processing for the period from June 1, 1998 through December 31, 1999 with a provision for extension through December 31, 2000 under certain conditions of technical default under the terms of the Agreement with the EBRD and OPIC. Repayment of these fees is subordinate to the senior debt facility. The loan is US dollar denominated and bears interest at a rate of LIBOR plus 4% from the date of invoice for the oil processing services.

--------------------------------------------------------------------------------

Limited Liability Company Chernogorskoye
--------------------------------------------------------------------------------

NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000 AND 1999 AND FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2000 (Continued)

The non-current portion of amounts due to shareholders as of December 31, 2000 and 1999 consisted of the following:

                                                                      2000           1999
-----------------------------------------------------------------------------------------
Anderman/Smith Overseas:
Note payable................................................  $     7,728    $ 4,107,728
Accrued interest on note payable............................    2,926,334      2,734,936
Subordinated promissory notes...............................    6,788,514      6,788,514
Accrued interest on subordinated promissory notes...........    6,244,851      5,516,103
                                                              -----------    -----------
    Total Anderman/Smith Overseas...........................   15,967,427     19,147,281
                                                              -----------    -----------
TNKN:
Subordinated promissory notes...............................    6,697,692      6,697,692
Accrued interest on subordinated promissory notes...........    5,263,080      4,544,082
Deferred oil processing fees................................      650,948        650,948
Accrued interest on deferred oil processing fees............      132,470         62,590
                                                              -----------    -----------
Total TNKN..................................................   12,744,190     11,955,312
                                                              -----------    -----------
Total shareholder debt......................................  $28,711,617    $31,102,593
                                                              ===========    ===========

Other transactions

The Company has a technical service agreement with Anderman/Smith Overseas for the rendering of services and the procurement of goods and services. In connection with this agreement, the Company was charged $1,222,255 and $2,059,346 in 2000 and 1999, respectively.

The Company also procured certain goods and services from TNKN totalling $566,316 and $655,405 in 2000 and 1999, respectively.

8. Taxes

The Company is subject to income taxation under the laws of the Russian Federation. The statutory income taxation rate applicable to the Company was 30% beginning in April 1999. This rate was 35% in 1998 and in the first three months of 1999. The Company's ruble profit tax calculation for the year ended
December 31, 2000 reflected a taxable income of approximately 342.7 million rubles (net of tax concessions received for capital expenditures of approximately 247.7 million rubles and utilized tax losses of prior periods of approximately 95.0 million rubles) or approximately $12.2 million at the average exchange rate of 28.12 for 2000. In 1999, the ruble tax profit was
252.0 million rubles or approximately $10.2 million at average exchange rates in 1999.

--------------------------------------------------------------------------------

Limited Liability Company Chernogorskoye
--------------------------------------------------------------------------------

NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000 AND 1999 AND FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2000 (Continued)

The following sets forth the tax effects of the temporary differences that gave rise to deferred tax assets and deferred tax liabilities as of December 31, 2000 and 1999:

                                                                     2000          1999
---------------------------------------------------------------------------------------
Deferred tax assets
  Allowance for uncollectable receivables...................  $     8,235   $     8,235
  Accrued expenses..........................................           --       137,337
  Properties and equipment..................................    2,105,519     1,159,752
  Tax loss carryforwards....................................    1,885,653     5,012,035
                                                              -----------   -----------
                                                                3,999,407     6,317,359
  Valuation allowance.......................................   (3,511,191)   (3,786,959)
                                                              -----------   -----------
                                                                  488,216     2,530,400
                                                              -----------   -----------
Deferred tax liabilities:
  Accrued expenses..........................................     (324,145)           --
  Capitalized loan acquisition costs........................     (136,239)     (518,491)
  Prepaid expenses..........................................      (27,832)      (11,909)
                                                              -----------   -----------
                                                                 (488,216)     (530,400)
                                                              -----------   -----------
Net deferred tax asset......................................  $        --   $ 2,000,000
                                                              ===========   ===========

Under Russian legislation, an operating loss (including currency loss) may be used fully or partially in any of the five subsequent tax years to offset up to 50% of taxable profit in that year including tax concessions. The Company incurred a tax loss that could not be utilized in 1998. The future tax benefit from this carryforward was not recognized in 2000 due to the uncertainty of whether it would be realized as other tax concessions that are required to be utilized before the loss carryforwards should be sufficient to offset the 50% of taxable profit. In 1999, a deferred tax asset was recognized as the Company believed that it is more likely than not to recover at least $2.0 million of the loss carryforward in 2000. As of December 31, 2000, the Company had tax loss carry forwards totaling approximately 177 million rubles (approximately
$6.3 million using year-end exchange rates) expiring in 2003.

Income tax expense is comprised of the following:

                                                                     2000          1999        1998
---------------------------------------------------------------------------------------------------
Current tax expense.........................................  $3,515,397    $2,702,841    $113,888
Deferred tax expense/(benefit)..............................   2,000,000    (2,000,000)   (100,000)
                                                              ----------    ----------    --------
                                                              $5,515,397    $  702,841    $ 13,888
                                                              ==========    ==========    ========

--------------------------------------------------------------------------------

Limited Liability Company Chernogorskoye
--------------------------------------------------------------------------------

NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000 AND 1999 AND FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2000 (Continued)

Below is a reconciliation of Russian statutory tax rate applied to income before income tax expense to the actual rate:

                                                                      2000           1999          1998
-------------------------------------------------------------------------------------------------------
Income (loss) before income tax.............................  $17,058,839    $17,306,286    $(3,820,015)
Expected tax at statutory rate of 30% (1998--35%)...........    5,117,652      5,191,886     (1,337,005)
Increase (reduction) in income tax due to:
  Permanent differences.....................................      252,065       (184,472)       182,736
  Foreign currency gains (losses)...........................     (254,574)       882,251     (7,728,599)
  Depreciation on indexed portion of fixed assets...........     (350,716)      (100,977)    (1,166,667)
  Capital expenditure deduction.............................   (1,013,412)    (1,365,203)            --
  Utilization of net operating loss carryforwards...........     (660,383)    (1,720,644)            --
  Effect of currency devaluation............................    2,700,533      2,826,928             --
  Effect of tax rate change.................................           --      1,435,648             --
  Change in valuation allowance.............................     (275,768)    (6,262,576)    10,049,535
  Income tax expense from prior year........................           --             --         13,888
                                                              -----------    -----------    -----------
Income tax expense..........................................  $ 5,515,397    $   702,841    $    13,888
                                                              ===========    ===========    ===========

9. Capital contributions

The shareholders made no additional capital contributions in 2000. The balance at December 31, 2000 remains unchanged from the balance at December 31, 1999 of $10,100,615.

10. Restrictions on dividends

The Company is prohibited from declaring or paying any dividends while amounts are outstanding pursuant to its senior debt agreements (see note 6).

11. Commitments and contingencies

(a) Capital expenditure

The Company had no significant outstanding commitments for capital expenditure as at December 31, 2000 and 1999. Commitments are made in the normal course of business for the acquisition and construction of properties and equipment.

(b) Russian taxation

The taxation system in the Russian Federation is relatively new and is characterized by numerous taxes and frequently changing legislation, which may be applied retroactively and is often unclear, contradictory, and subject to interpretation. Often, differing interpretations exist among numerous taxation authorities and jurisdictions. Taxes are subject to review and investigation by a number of authorities, who are enabled by law to impose severe fines, penalties and interest charges.

These facts may create tax risks in Russia substantially more significant than in other countries. Management believes that it has adequately provided for tax liabilities based on its interpretation of tax legislation. However, the relevant authorities may have differing interpretations and the effects could be significant.

(c) Environmental liabilities

Environmental regulations in the Russian Federation are evolving. The outcome of the environmental regulations under proposed or any future environmental legislation cannot practically be estimated at

--------------------------------------------------------------------------------

Limited Liability Company Chernogorskoye
--------------------------------------------------------------------------------

NOTES TO THE FINANCIAL STATEMENTS AS OF DECEMBER 31, 2000 AND 1999 AND FOR EACH OF THE YEARS IN THE THREE-YEAR PERIOD ENDED DECEMBER 31, 2000 (Continued)

present. As obligations are determined, they will be provided for in accordance with the Company's accounting policy. Management believes all significant liabilities under current legislation have been accrued in the financial statements

12. Concentration of risks

The Company relies on TNKN for access to the export pipeline system for transportation of its oil to market. If this access is restricted or eliminated, it would have a significant effect on both the operations and financial results of the Company.

The Company transports its export deliveries through the pipeline system owned and operated by Transneft. Transportation for domestic deliveries is the responsibility of the buyer. Transneft is a state-owned entity which, through its subsidiaries, has a monopoly on oil pipeline transportation in Russia. As such, Transneft is deemed to be a common carrier by the Law on Natural Monopolies, which provides for the principle of equal access. The equal access principle is further secured by the normative acts of the Russian Federation. The pipeline capacity on the export routes is limited. However, the state allocates this scarce capacity to Russian oil producers by assigning export quotas. Export quotas are defined based on the previous quarter production by a specific company. As a result, the Company does not compete with other producers for pipeline capacity. The state also holds equity interests in some Russian oil producers, some of whom may compete with the Company for transportation through the Transneft system.

The Company's oil enters the Transneft pipeline and is blended with oil produced by other companies. The Company's export sales are of the oil blend that results from the combination of different types of qualities, either the Urals blend or Siberian Light, both of which typically are of a lower quality than the oil the Company produces. Therefore the price the Company gets for its oil is lower than the price it could get for oil of the same quality if it could transport its oil independently of Transneft. The Company's oil generally represents less than 1 percent of the oil blend delivered to those export terminals used by the Company.

13. Subsequent event

The Company has applied to the EBRD and OPIC, holders of the Company's senior debt, for a waiver to defer certain principal and interest payments due to the EBRD and OPIC and to authorize a repayment of subordinated debt. As at June 22, 2001, the EBRD and OPIC had confirmed their agreement to allow repayment of subordinated debt totalling $9.4 million, and $5.4 million was disbursed on that date. The remaining $4.0 million is to be disbursed using funds held in the Company's restricted cash account. Disbursement of restricted cash can only be made upon completion of formal processing by the EBRD, which the Company expects to occur by June 26, 2001.

The senior debt agreements with the EBRD and OPIC contain certain covenants, among which is the requirement that the Company maintain a current ratio of 1.5 at all times. The Company is also required to report on this current ratio covenant on a quarterly basis. The repayment of subordinated debt described above is likely to cause a decrease in the current ratio as of June 30, 2001, the next quarterly covenant reporting date. If the subordinated debt repayment results in a violation of the current ratio covenant, the EBRD and OPIC could require that all, or any portion of, the senior debt be repaid on demand.

If a current ratio convenant violation does exist for the June 30, 2001 quarterly reporting period, the Company will seek a waiver for the EBRD and OPIC for this violation. The Company has no reason to believe this waiver will not be granted.

--------------------------------------------------------------------------------

                                                                         ANNEX A

                                              February 15, 2001

Khanty Mansiysk Oil Corporation
152 West 57th Street, 29th Floor
New York, New York 10019

Gentlemen:

At your request, we have prepared an estimate of the reserves, future production, and income attributable to certain interests of Khanty Mansiysk Oil Corporation (KMOC) as of December 31, 2000. The subject properties are located in the Khanty--Mansiysk Okrug in Western Siberia. The income data were estimated using the Securities and Exchange Commission (SEC) guidelines for future price and cost parameters.

The estimated reserves and future income amounts presented in this report are related to hydrocarbon prices. December 31, 2000 hydrocarbon prices were used in the preparation of this report as required by SEC guidelines; however, actual future prices may vary significantly from December 31, 2000 prices. Therefore, volumes of reserves actually recovered and amounts of income actually received may differ significantly from the estimated quantities presented in this report. The results of this study are summarized below.

                                 SEC PARAMETERS
                     ESTIMATED NET RESERVES AND INCOME DATA
                              CERTAIN INTERESTS OF
                        KHANTY MANSIYSK OIL CORPORATION
                            AS OF DECEMBER 31, 2000

                                                                  PROVED
                                         --------------------------------------------------------
                                                  DEVELOPED
                                         ---------------------------
                                          PRODUCING    NON-PRODUCING   UNDEVELOPED   TOTAL PROVED
-------------------------------------------------------------------------------------------------
NET REMAINING RESERVES
  Oil/Condensate -- Barrels............  18,964,488      37,213,295    364,046,638    420,224,421

INCOME DATA ($M)
  Future Gross Revenue.................  $  280,703   $     533,298    $ 5,208,941   $  6,022,942
  Deductions...........................      74,733         158,955      2,953,782      3,187,470
                                         ----------   -------------    -----------   ------------
  Future Net Income (FNI)..............  $  205,970   $     374,343    $ 2,255,159   $  2,835,472

  Discounted FNI @ 10%.................  $  150,852   $     177,761    $   770,167   $  1,098,780

It should be noted that the values on the various tables do not always add up to exactly the same value as shown on the summary tables. These small differences are the result or internal rounding in the program.

Liquid hydrocarbons are expressed in standard 42 gallon barrels.

In this evaluation, the working interest represents ownership in the properties. The net revenue factor is used to compensate for processing, conversion and line losses.

The reserves and income data shown in this report include the reserves and projection of future income for the 22.3% indirect equity interest of KMOC in the Limited Liability Company Chernogorskoye. The summary level tables in this report also reflect the gross reserves of Chernogorskoye and the well counts associated with the Chernogorskoye Field.

The "FGR after production taxes" is after the deduction of royalty, mineral replacement tax, road tax, housing tax and excise tax. The deductions are comprised of the normal direct costs of operating the wells, custom fees, export tariff, property tax, social tax, transportation, recompletion costs, development costs, and certain abandonment costs. The future net income is before the deduction of Russian profit tax and general administrative overhead, and has not been adjusted for outstanding loans that may exist nor does it include any adjustment for cash on hand or undistributed income. No attempt was made to quantify or otherwise account for any accumulated gas production imbalances that may exist. Liquid hydrocarbon reserves account for 100 percent of total future gross revenue from proved reserves.

The reserves, future production and income in this report are based on complete development of the proved reserves and allowing those reserves to be produced to their economic life. Based on information supplied by KMOC, it is our opinion that the current concession licenses will be renewed and extended. However, if the licenses were not extended past their current expiration dates, there would be a reduction in reserves of 87,226 MBbls and a reduction of future net income discounted at 10% of $136,214M.

The discounted future net income shown above was calculated using a discount rate of 10 percent per annum compounded monthly. Future net income was discounted at four other discount rates which were also compounded monthly. These results are shown on each estimated projection of future production and income presented in a later section of this report and in summary form below.

                        DISCOUNTED FUTURE NET
                        INCOME AS OF DECEMBER
                              31, 2000
        DISCOUNT RATE   ---------------------
              PERCENT            TOTAL PROVED
---------------------------------------------
               12         $        923,252M
               15         $        716,815M
               18         $        561,293M
               20         $        478,824M

The results shown above are presented for your information and should not be construed as our estimate of fair market value.

RESERVES INCLUDED IN THIS REPORT

The PROVED RESERVES included herein conform to the definition as set forth in the Securities and Exchange Commission's Regulation S-X Part 210.4-10 (a) as clarified by subsequent Commission Staff Accounting Bulletins. The definitions of proved reserves are included under the tab "Reserve Definitions" in this report.

ESTIMATES OF RESERVES

In general, the reserves included herein were estimated by performance methods or the volumetric method; however, other methods were used in certain cases where characteristics of the data indicated such other methods were more appropriate in our opinion. The reserves estimated by the performance method utilized extrapolations of various historical data in those cases where such data were definitive in our opinion. Reserves were estimated by the volumetric method in those cases where there were inadequate historical performance data to establish a definitive trend or where the use of production performance data as a basis for the reserve estimates was considered to be inappropriate. The parameters used in the volumetric analysis are summarized and included as an Attachment to this letter.

For the fields that comprise over eighty percent of the value based on future net income discounted at 10%, a significant amount of seismic data, log data, core data, test data and production data has been assembled, integrated, and analyzed. The results of all of that effort was made available to Ryder Scott and was utilized, in some cases with modifications that in our opinion were needed, to assign proved reserves in these fields.

Data available on the balance of the fields was more typical of our experience in Russia. Some data has been assembled and preliminary analysis begun. This was provided to Ryder Scott and utilized, combined with data and analysis previously assembled and prepared by Ryder Scott, to make our reserve estimates for this report.

Data utilized to prepare the reserve estimates for the Chernogorskoye Field was supplied by Limited Liability Company Chernogorskoye ("Joint Venture") and not by KMOC. Ryder Scott had been provided this data for use in preparing updated reserve estimates for the Joint Venture and utilized this data in the KMOC report with the permission of the Joint Venture.

In our opinion, the proved reserve levels assigned to the various fields are commensurate with the availability and quality of data combined with our opinion on the quality of the reservoir.

Because of the direct relationship between volumes of proved undeveloped reserves and development plans, we include in the proved undeveloped category only reserves assigned to undeveloped locations that we have been assured will definitely be drilled.

The reserves included in this report are estimates only and should not be construed as being exact quantities. They may or may not be actually recovered, and if recovered, the revenues therefrom and the actual costs related thereto could be more or less than the estimated amounts. Moreover, estimates of reserves may increase or decrease as a result of future operations.

FUTURE PRODUCTION RATES

Initial production rates are based on the current producing rates for those wells now on production. Test data and other related information were used to estimate the anticipated initial production rates for those wells or locations which are not currently producing. If a decline trend has been established, this trend was used as the basis for estimating future production rates. For reserves not yet on production, sales were estimated to commence at an anticipated date furnished by KMOC.

The future production rates from wells now on production may be more or less than estimated because of changes in market demand or allowables set by regulatory bodies. Wells or locations which are not currently producing may start producing earlier or later than anticipated in our estimates of their future production rates.

HYDROCARBON PRICES

KMOC furnished us with oil prices in effect at December 31, 2000 and these prices were held constant to depletion of the properties. In accordance with Securities and Exchange Commission guidelines, changes in liquid prices subsequent to December 31, 2000 were not considered in this report. The dated Brent price supplied was $22.75 per barrel along with an applicable discount of $2.42. The domestic price supplied was $16.33 per barrel net of VAT. Assumptions for KMOC's current export route require that net production volumes for export are subject to shrinkage of 0.6% through the Transneft export line and an incremental -3.9% to -6.5% volume adjustment to reflect the density increase from the crude produced at their facilities to the heavier "Urals Blend" sold at the export point.

KMOC advised us that during year 2001 they expect to export 50 percent of their production and sell 50 percent on the domestic market. For year 2002 and all subsequent years, they expect this mix to change to 30 percent export and 70 percent domestic sales. These assumptions combined with the December 31, 2000 prices of dated Brent with the appropriate discount and December 31, 2000 domestic price were used to calculate the oil price each year.

We utilized the same prices for Chernogorskoye. The net revenue factor for Chernogorskoye is used to compensate for processing, gravity conversion and line losses and is based on data supplied by Limited Liability Company Chernogorskoye. They also advised us that they expect to export 50 percent of their production for year 2001. Beginning in year 2002 they expect to export
30 percent of their production.

COSTS

Operating expenses were supplied by KMOC and are based on experience from operations in their own fields and from Chernogorskoye, a joint venture in which KMOC holds a 22.3 percent ownership. They have projected expenses at two levels. First a fixed field level cost is included. Next, a cost for operations of the wells is included. These costs reflect whether the well is flowing or is on pump. In addition, the expenses reflect timing and costs to convert flowing wells to pumping wells. Once wells are on pump, the costs included future pump repairs, the timing and costs of which are based primarily on data from Chernogorskoye.

Development costs were furnished to us by KMOC and are based primarily on experience with similar projects or proposals from suppliers or contractors. KMOC also supplied us with certain abandonment costs and these costs were accepted as presented. No escalations were applied to the costs.

Development of the assets of KMOC requires completing a number of existing exploration wells, drilling a large number of wells, construction of infrastructure including processing facilities, roads, power lines, and pipelines (including the Ob River crossing). It is Ryder Scott's opinion that KMOC along with support from Enterprise Oil and other KMOC shareholders have the commitment and capability to implement this development plan.

GENERAL

Table A presents a one line summary of proved reserve and income data for each of the subject properties which are ranked according to their future net income discounted at 10 percent per year. Table B presents a one line summary of gross and net reserves and income data for each of the subject properties. Tables 1 through 50 present our estimated projection of production and income by years beginning January 1, 2001, by field and reserve category. An attachment to this letter defines which economic parameters are included in the various columns of these tables.

While it may reasonably be anticipated that the future prices received for the sale of production and the operating costs and other costs relating to such production may also increase or decrease from existing levels, such changes were, in accordance with rules adopted by the SEC, omitted from consideration in making this evaluation.

The estimates of reserves presented herein were based upon a detailed study of the properties in which KMOC owns an interest; however, we have not made any field examination of the properties. No consideration was given in this report to potential environmental liabilities which may exist nor were any costs included for potential liability to restore and clean up damages, if any, caused by past operating practices. KMOC has informed us that they have furnished us all of the accounts, records, geological and engineering data, and reports and other data required for this investigation. The ownership interests, prices, and other factual data furnished by KMOC were accepted without independent verification.

Neither we nor any of our employees have any interest in the subject properties and neither the employment to make this study nor the compensation is contingent on our estimates of reserves and future income for the subject properties.

This report was prepared for the exclusive use and sole benefit of Khanty Mansiysk Oil Corporation. The data, work papers, and maps used in this report are available for examination by authorized parties in our offices. Please contact us if we can be of further service.

                                          Very truly yours,
                                          RYDER SCOTT COMPANY, L.P.,
                                          /s/ LARRY T. NELMS
                                          Larry T. Nelms, P.E.
                                          Senior Vice President

LTN/sw

                            DEFINITIONS OF RESERVES

PROVED RESERVES (SEC DEFINITION)

PROVED RESERVES of crude oil, condensate, natural gas, and natural gas liquids are estimated quantities that geological and engineering data demonstrate with reasonable certainty to be recoverable in the future from known reservoirs under existing operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalation based on future conditions.

Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. In certain instances, proved reserves are assigned on the basis of a combination of core analysis and electrical and other type logs which indicate the reservoirs are analogous to reservoirs in the same field which are producing or have demonstrated the ability to produce on a formation test. The area of a reservoir considered proved includes (1) that portion delineated by drilling and defined by fluid contacts, if any, and (2) the adjoining portions not yet drilled that can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of data on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

Reserves that can be produced economically through the application of improved recovery techniques are included in the proved classification when these qualifications are met: (1) successful testing by a pilot project or the operation of an installed program in the reservoir provides support for the engineering analysis on which the project or program was based, and (2) it is reasonably certain the project will proceed. Improved recovery includes all methods for supplementing natural reservoir forces and energy, or otherwise increasing ultimate recovery from a reservoir, including (1) pressure maintenance, (2) cycling, and (3) secondary recovery in its original sense. Improved recovery also includes the enhanced recovery methods of thermal, chemical flooding, and the use of miscible and immiscible displacement fluids.

Proved natural gas reserves are comprised of non-associated, associated and dissolved gas. An appropriate reduction in gas reserves has been made for the expected removal of natural gas liquids, for lease and plant fuel, and for the exclusion of non-hydrocarbon gases if they occur in significant quantities and are removed prior to sale. Estimates of proved reserves do not include crude oil, natural gas, or natural gas liquids being held in underground or surface storage.

Proved reserves are estimates of hydrocarbons to be recovered from a given date forward. They may be revised as hydrocarbons are produced and additional data become available.

                        RESERVE STATUS CATEGORIES (SEC)

    Reserve status categories define the development and producing status of wells and/or reservoirs.

PROVED DEVELOPED

Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery should be included as "proved developed reserves" only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved.

Developed reserves may be subcategorized as producing or non-producing using the SPE/WPC Definitions:

PRODUCING

Reserves sub-categorized as producing are expected to be recovered from completion intervals which are open and producing at the time of the estimate. Improved recovery reserves are considered producing only after the improved recovery project is in operation.

NON-PRODUCING

Reserves sub-categorized as non-producing include shut-in and behind pipe reserves. Shut-in reserves are expected to be recovered from (1) completion intervals which are open at the time of the estimate but which have not started producing, (2) wells which were shut-in awaiting pipeline connections or as a result of a market interruption, or (3) wells not capable of production for mechanical reasons. Behind pipe reserves are expected to be recovered from zones in existing wells, which will require additional completion work or future recompletion prior to the start of production.

PROVED UNDEVELOPED

Proved undeveloped oil and gas reserves are reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Estimates for proved undeveloped reserves are attributable to any acreage for which an application of fluid injection or other improved technique is contemplated, only when such techniques have been proved effective by actual tests in the area and in the same reservoir.

                        KHANTY MANSIYSK OIL CORPORATION

                                   ESTIMATED

                           FUTURE RESERVES AND INCOME

                       ATTRIBUTABLE TO CERTAIN INTERESTS

                                 SEC PARAMETERS

                                     AS OF

                               DECEMBER 31, 2000

                                   ATTACHMENT
                        KHANTY MANSIYSK OIL CORPORATION
                             VOLUMETRIX PARAMETERS
                                PROVED RESERVES

FIELD NAME                                       AREA       AVG PAY           POR            SW            BO       REC EFF
RESERVOIR                                       ACRES          FEET             %             %        RB/STB             %
---------------------------------------------------------------------------------------------------------------------------
East Kamennaya
  BK1..................................       78587         21.52          24.0          37.5          1.139         14.0
  J0...................................        9042         15.84           8.0          40.0          1.807         12.0
  J2-9.................................        9042         31.47          12.0          40.0          1.807         12.0
  J10..................................       13096         56.71          13.0          40.0          1.830         12.0

Potanay-Kartopinskoye
  J2-9(Potanay)........................        8374         30.00          16.7          24.0          1.460         17.6
  J2-9(Kartopinskoye)..................         712         33.50          18.0          35.0          1.300         18.0

Paitykhskoye
  J2-3.................................        3204         23.50          17.0          40.0          1.260         18.0

Tsentralnoye
  J2...................................         790         14.28          18.0          35.0          1.300         18.0

Olkhovskoye
  AC3..................................        3204         20.47          18.0          40.0          1.110         18.0

Bolshoye
  AC3..................................        4806         21.06          18.0          40.0          1.110         18.0
J2-10..................................        1780         20.00          16.0          35.0          1.300         18.0

Galyanovskoye
  J2-9.................................        9701         34.80          14.0          40.0          1.200         18.0

Aprelskoye
  J2...................................        1602         19.19          16.0          35.0          1.300         18.0

Sredne-Nazymskoye
  J0...................................       11860         25.82           1.5          10.0          1.300         15.0
  J2-9.................................       13904         39.82          14.0          40.0          1.300         13.0
  AC3..................................         790         22.44          16.0          35.0          1.090         10.0

                                   ATTACHMENT
                        KHANTY MANSIYSK OIL CORPORATION
                          CASH FLOW GLOSSARY OF TERMS

Production................................  "ESTIMATED 8/8THS PRODUCTION" is the forecast gross production of the field based on the indicated
                                            development schedule.

                                            "COMPANY NET PRODUCTION" is the forecast production net
                                            of processing losses. Net production is included, in
                                            line with FAS 69 recommendations, on an 8/8ths basis for
                                            all fields except Chernogorskoye where net production
                                            reflects the Company's indirect equity holding.

Average Price.............................  For each field, this reflects the annual price used for calculating revenue. This price is an average price
                                            which reflects the mix of export & domestic sales each
                                            year. It includes transportation and quality-related
                                            adjustments at the point of sale. At the summary level,
                                            this is a price calculated by dividing revenue by sales
                                            volume. It varies year to year based on the mix of crude
                                            oil sold.

Production Tax............................  This column includes revenue based taxes:
                                            Excise
                                            MRT
                                            Royalty
                                            Road Tax
                                            Housing Tax

Operating Costs...........................  Fixed field level expenses
                                            Variable field level expenses
                                            Salary-related expenses of field personnel
                                            Transportation
                                            Export Tariff

Other Taxes...............................  Non revenue based taxes
                                            Property Tax
                                            Social Tax

Development Costs.........................  All Capital Expenditures:
                                            Recompletion Costs
                                            Drilling Costs
                                            Workovers (stimulation and maintenance)
                                            Purchase & Installation of Artifical Lift
                                            Infrastructure

Other.....................................  Crude Oil Transportation at Chernogorskoye

                                 [LOGO OF KMOC]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs, other than underwriting discounts and commissions, payable by us in connection with the sale of the common stock being registered. All amounts, except the SEC registration fee, the NASD filing fee and the Nasdaq listing fee, are estimates.

SEC registration fee........................................  $   33,734
NASD filing fee.............................................      10,500
Nasdaq listing fee and expenses.............................      88,500
Blue sky fees and expenses..................................       2,500
Printing and engraving expenses.............................     350,000
Legal fees and expenses.....................................     950,000
Accounting fees and expenses................................     500,000
Transfer agent and registrar fees...........................       3,500
Miscellaneous...............................................      60,000
    Total...................................................  $1,998,734
                                                              ==========

---------

*   To be furnished by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 102 of the Delaware General Corporation Law, as amended, allows a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.

Section 145 of the Delaware General Corporation Law provides, among other things, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the corporation's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding. The power to indemnify applies (a) if such person is successful on the merits or otherwise in defense of any action, suit or proceeding, or (b) if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense expenses, (including attorneys' fees but excluding amounts paid in settlement) actually and reasonably incurred and not to any satisfaction of judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification shall be made in the event of any adjudication of negligence or misconduct in the performance of his duties to the corporation, unless a court believes that in light of all the circumstances indemnification should apply.

Section 174 of the Delaware General Corporation Law provides, among other things, that a director who willfully and negligently approves of an unlawful payment of dividends or an unlawful stock purchase or redemption may be held liable for such actions. A director who was either absent when the unlawful actions were approved or dissented at the time, may avoid liability by causing his or her dissent to such actions to be entered in the books containing the minutes of the meetings of the board of directors at the time the action occurred or immediately after the absent director receives notice of the unlawful acts.

Article Tenth of our Amended and Restated Certificate of Incorporation provides that our directors shall not be personally liable to us and our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

- for any breach of the director's duty of loyalty to KMOC or its stockholders;

- for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

- under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

- for any transaction from which the director derived an improper personal benefit.

Article Eleventh of our Amended and Restated Certificate of Incorporation provides that we shall indemnify each person who is or was an officer or director of our company to the fullest extent permitted by Delaware law (including the right to be paid expenses incurred in investigating or defending any such proceeding in advance of its final disposition).

The indemnification provisions contained in our Amended and Restated Certificate of Incorporation are not exclusive of any other rights to which a person may be entitled by law, agreement, vote of stockholders or disinterested directors or otherwise.

Pursuant to the underwriting agreement, in the form filed as an exhibit to this registration statement, the underwriters will agree to indemnify directors and officers of KMOC and persons controlling KMOC, within the meaning of the Securities Act of 1933, as amended, against certain liabilities that might arise out of or are based upon certain information furnished to us by any such underwriter.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Between January 1998 and December 31, 2000 we issued an aggregate of 27,632 shares of our common stock to the holders of our 10% senior notes, in payment of an aggregate of $12.4 million of accrued interest on the 10% senior notes. These securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

On June 30, 1998, March 31, 2000, June 30, 2000 and September 30, 2000, we
issued an aggregate of 5,888 shares of common stock to our directors and employees pursuant to our Interest Option Plan. These securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

In December 1998, we issued a convertible note with an aggregate principal amount of $5,000,000 to Enterprise Oil for an aggregate purchase price of $5,000,000. This note was issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

On July 17, 1999, in connection with our acquisition of Paitykh Oil, we issued 1,000 shares of our common stock to International Management Trading Limited as partial consideration for the acquisition. These securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

In September 1999, we issued 40,000 shares of our common stock to Enterprise Oil Overseas Holdings Ltd. for $20,000,000 in cash. These securities were issued in reliance on the exemption from registration provided by Section 4(2) of the Securities Act.

On March 31, 2000, we issued 19,354 shares of our common stock upon conversion of a convertible note held by Enterprise Oil. These securities were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

In July 2000, we issued 23,090 shares of our common stock, in the aggregate, to Parish Corporation and RHSI LLC in exchange for the termination of their right to receive a portion of the revenues generated from our 22.3% indirect interest in Chernogorskoye. These securities were issued in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act.

On November 14, 2000, we issued 76,190 shares of our common stock pursuant to a private placement for net proceeds of $34.9 million in cash. The shares were sold for an aggregate offering price of $40 million, representing a price per share of $525. The shares were initially sold to UBS Warburg LLC in reliance on the exemption from registration provided by Section 4(2) of the Securities Act and were subsequently resold by UBS Warburg LLC to qualified institutional investors, as defined in Rule 144A under the Securities Act, in reliance on Rule 144A under the Securities Act and to investors outside the United States in compliance with Regulation S under the Securities Act. As the initial purchaser of the securities, UBS Warburg LLC acquired the shares at a $2.4 million discount to the price at which they were subsequently resold. These securities were issued in reliance on the exemption from registration provided by
Section 4(2) of the Securities Act.

On December 31, 2000, we issued 449 shares of our common shares to some of our employees as bonus. These securities were issued in reliance on the exemption from registration provided by Rule 701 of the Securities Act.

From time to time, we have granted stock options to employees and directors. The sales and issuance of these securities were exempt from registration under the Securities Act in reliance on Rule 701 promulgated thereunder. The following table sets forth information regarding these option grants during the past three fiscal years:

                                                                                     WEIGHTED AVERAGE
                                                       NUMBER OF SHARES UNDERLYING     EXERCISE PRICE
                                                                   OPTIONS GRANTED          PER SHARE
-----------------------------------------------------------------------------------------------------
January 1, 1998 through December 31, 1998............                    14,783          $   436.14
January 1, 1999 through December 31, 1999............                    45,665          $   435.22
January 1, 2000 through December 31, 2000............                    20,578          $   503.18

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits.

              EXHIBIT
                  NO.   DESCRIPTION
------------------------------------------------------------------------------------
         1.1            Form of Underwriting Agreement*
         3.1            Amended and Restated Certificate of Incorporation.**
         3.2            Amended and Restated Bylaws.**
         4.1            Specimen certificate for shares of common stock
         5.1            Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the registrant*
        10.1            License for the Right of Subsoil Use dated December 2, 1997, issued by the Khanty-Mansiysk Autonomous Okrug Committee for
                        Natural Resources and the Ministry of Natural Resources of
                        the Russian Federation to KMNGG for oil and gas production within the East Kamennoye license area.**
        10.2            License for the Right of Subsoil Use dated December 8, 1997, issued by the Khanty-Mansiysk Autonomous Okrug Committee for
                        Natural Resources and the Ministry of Natural Resources of
                        the Russian Federation to KMNGG for oil and gas production within the Potanay-Kartopinskoye license area.**

              EXHIBIT
                  NO.   DESCRIPTION
------------------------------------------------------------------------------------
        10.3            License for the Right of Subsoil Use dated February 18, 1998 and March 25, 1998, issued by the Khanty-Mansiysk Autonomous
                        Okrug Committee for Natural Resources and the Ministry of
                        Natural Resources of the Russian Federation to NGD for oil
                        and gas production within the Bolshoye license area.**
        10.4            License for the Right of Subsoil Use dated February 19, 1998 and March 25, 1998, issued by the Khanty-Mansiysk Autonomous
                        Okrug Committee for Natural Resources and the Ministry of
                        Natural Resources of the Russian Federation to NGD for oil
                        and gas production within the Aprelskoye license area.**
        10.5            License for the Right of Subsoil Use dated February 19, 1998 and April 2, 1998, issued by the Khanty-Mansiysk Autonomous
                        Okrug Committee for Natural Resources and the Ministry of
                        Natural Resources of the Russian Federation to NGD for oil
                        and gas production within the Sredne-Nazymskoye license
                        area.**
        10.6            License for the Right of Subsoil Use dated February 18, 1998 and March 25, 1998, issued by the Khanty-Mansiysk Autonomous
                        Okrug Committee for Natural Resources and the Ministry of
                        Natural Resources of the Russian Federation to NGD for oil
                        and gas production within the Tsentralnoye license area.**
        10.7            License for the Right of Subsoil Use dated February 18, 1998 and March 25, 1998, issued by the Khanty-Mansiysk Autonomous
                        Okrug Committee for Natural Resources and the Ministry of
                        Natural Resources of the Russian Federation to NGD for oil
                        and gas production within the Galyanovskoye license area.**
        10.8            License for the Right of Subsoil Use dated February 19, 1998 and March 25, 1998, issued by the Khanty-Mansiysk Autonomous
                        Okrug Committee for Natural Resources and the Ministry of
                        Natural Resources of the Russian Federation to NGD for oil
                        and gas production within the Olkhovskoye license area.**
        10.9            License for the Right of Subsoil Use dated March 25, 1998, issued by the Khanty-Mansiysk Autonomous Okrug Committee for
                        Natural Resources and the Ministry of Natural Resources of
                        the Russian Federation to Paitykh Oil for oil and gas
                        production within the Paitykhskoye license area.**
        10.10           License for the Right of Subsoil Use dated September 14,
                        1992, issued by the Khanty-Mansiysk Autonomous Okrug
                        Committee for Natural Resources and the Ministry of Natural
                        Resources of the Russian Federation to Chernogorskoye for
                        oil and gas production within the Chernogorskoye license
                        area.**
        10.11           Stockholder Agreement, dated as of January 31, 1997 between
                        Ural Petroleum Corporation, Brunswick Fitzgibbons Trust
                        Company LLC and each of the "Exhibit A" Investors, namely,
                        Lundin Oil AB (Common Stock), Lundin Oil AB (Non-Voting
                        Common Stock), Deltec Asset Management Corporation, Van Eck
                        Global, 777 Capital, LLC, Sergus Investments SA, Hans
                        Hermann Munchmeyer, G.A. Kellner, P.B. Kellner, C. Ashley
                        Heppenstall and Ian H. Lundin.**
        10.12           First Amendment, dated as of October 2, 1997, to Stockholder
                        Agreement set forth in Exhibit 10.11.**
        10.13           Acquisition Agreement, dated as of December 16, 1996, among
                        Chelsea Corporation, R.H. Smith International Corporation
                        and Ural Petroleum Corporation.**
        10.14           Shareholder Rights Agreement, dated as of February 10, 1997, between KMOC and Brunswick Fitzgibbons Trust Company LLC.**
        10.15           First Amendment, dated as of October 2, 1997, to the
                        Shareholder Rights Agreement set forth in Exhibit 10.14
                        above.**
        10.16           Shareholder Agreement, dated as of February 10, 1997, among
                        Ural Petroleum Corporation, Chelsea Corporation, R.H. Smith
                        International Corporation and J. Thomas Wilson.**

              EXHIBIT
                  NO.   DESCRIPTION
------------------------------------------------------------------------------------
        10.17           Note and Warrant Purchase Agreement, dated as of October 10,
                        1997, between KMOC and Khanty Holdings LLC, to which is
                        annexed, among other things, (a) Promissory Note, dated
                        October 15, 1997, issued by KMOC to Khanty Holdings LLC in the amount of $30,000,000 and (b) Warrant Certificate, dated
                        October 15, 1997, between KMOC and Khanty Holdings LLC.**
        10.18           Shareholder Agreement, dated as of October 15, 1997, between
                        KMOC and Khanty Holdings LLC.**
        10.19           Registration Rights Agreement, dated as of October 15, 1997, between KMOC and Khanty Holdings LLC.**
        10.20           Voting and Transfer Agreement, dated as of October 15, 1997, among KMOC, Khanty Holdings LLC, Brunswick Fitzgibbons Trust
                        Company LLC and Waldo Securities S.A.**
        10.21           Form of Note and Warrant Purchase Agreement between KMOC and each of the following persons, each dated October 10, 1997, to which is annexed, among other things, (a) Promissory
                        Note, each dated October 14, 1997 and (b) Warrant
                        Certificate, each dated October 14, 1997: Deltec Asset
                        Management Corporation, Acorn International, a series of
                        Acorn Investment Trust, Koch Capital Services, Inc., Fractor
                        Investments Limited, Spindrift Partners, L.P., Spindrift
                        Investors (Bermuda) L.P, Sarah Leggat, Robert Gray, James
                        Fitzgibbons, Remy Trafelet, and Peter Kellner.**
        10.22           Form of Shareholder Agreement between KMOC and each of the following persons, each dated October 14, 1997; Deltec Asset
                        Management Corporation, Acorn International, a series of
                        Acorn Investment Trust, Koch Capital Services, Inc. Fractor
                        Investments Limited, Spindrift Partners, L.P, Spindrift
                        Investors (Bermuda) L.P, Sarah Leggat, Robert Gray, James
                        Fitzgibbons, Remy Trafelet, and Peter Kellner.**
        10.23           Investment Agreement, dated August 7, 1997, by and among
                        Ural Petroleum Corporation, Waldo Securities S.A.,
                        Khantimansiiskneftegazgeologiia, Benz Investments GmbH, Aozt
                        Iuridichcskala Kompaniia "Graf I Sinovia", 000 "Tagaso and
                        TOO "Orlis."
        10.24           Letter Agreement, dated as of December 19, 1997, between
                        KMOC, Brunswick Fitzgibbons Trust Company LLC, Waldo
                        Securities S.A., Khanty Holdings LLC, Deltec Asset
                        Management Corporation, Acorn International, a series of
                        Acorn Investment Trust, Koch Capital Services, Inc., Fractor
                        Investments Limited, Spindrift Partners, L.P, Spindrift
                        Investors (Bermuda) L.P, Sarah Leggat, Robert Gray, James
                        Fitzgibbons, Remy Trafelet, and Peter Kellner.**
        10.25           Share Purchase Agreement, dated as of September 24, 1999,
                        between KMOC and Enterprise Oil Overseas Holdings Ltd.**
        10.26           Shareholder Agreement, dated as of September 24, 1999,
                        between KMOC, Brunswick Fitzgibbons Trust Company LLC,
                        Enterprise Oil Overseas Holding Ltd. and Enterprise Oil
                        Exploration Ltd.**
        10.27           Share Purchase Agreement, dated as of June 29, 2000, between
                        KMOC and Waldo Securities, S.A.**
        10.28           Promissory Note, dated June 30, 2000, by KMOC to Waldo for the amount of $10,005,925.**
        10.29           Promissory Note, dated June 30, 2000, by KMOC to Waldo for the amount of $10,000,000.**
        10.30           Shareholder Agreement, dated June 29, 2000, between KMOC,
                        Brunswick Fitzgibbons Trust Company LLC and the Bogatchev
                        Family 2000 Trusts.**
        10.31           Employment Agreement, dated as of October 3, 1997, between
                        KMOC and John B. Fitzgibbons.**
        10.32           Employment Agreement, dated January 1, 2001, between KMOC
                        and Mark C. Bilsland.*
        10.33           Employment Agreement, dated May 22, 2000 between KMOC and
                        Gail Coleman.**
        10.34           Amended and Restated 1996 Stock Option Plan.**
        10.35           Amended and Restated 2000 Stock Plan.
        10.36           2000 KMOC Employees Trust Agreement, dated as of November
                        29, 2000, by and between KMOC as grantor, and John B.
                        Fitzgibbons and Andy W. Morgan, as trustees.**

              EXHIBIT
                  NO.   DESCRIPTION
------------------------------------------------------------------------------------
        10.37           Contract No. 99 for Service Rendering on Acceptance,
                        Transportation, Treatment, Temporary Storage and Metering of
                        Oil, dated January 26, 2001, between TNK-Nyagan and KMNGG.**
        10.38           Contract No. 1478 for Rendering of Services for Acceptance,
                        Metering and Treatment of Oil, dated October 10, 2000,
                        between KMNGG and LLC "LUKOIL-Western Siberia."**
        10.39           Contract No. 05-100/01 for Rendering of Services for Oil
                        Storage, dated December 7, 2000, between OJSC
                        "Sibneftprovod" and KMNGG.**
        10.40           Contract No. 0001115 for the Provision of Services for
                        Transportation of KMNGG Oil in 2001, dated January 11, 2001, between Transneft and KMNGG.**
        10.41           Amendment to the Share Purchase Agreement, dated as of
                        November 1, 2000, by and between KMOC and Waldo Securities,
                        S.A.
        21.1            Subsidiaries of the registrant**
        23.1            Consent of PricewaterhouseCoopers
        23.2            Consent of KPMG Limited
        23.3            Consent of Ryder Scott Company, L.P.**
        23.4            Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                        (included in Exhibit 5.1)*
        24.1            Power of Attorney**
        24.2            Power of Attorney for Kevin P. Watts.

---------

*   To be filed by amendment

**  Previously filed.

    (b) Financial Statements Schedules.

None.

ITEM 17. UNDERTAKINGS.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of a registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the registrant pursuant to Rule 424(b)(l) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on June 22, 2001.

                                                         KHANTY MANSIYSK OIL CORPORATION

                                                     By: /s/ JOHN B. FITZGIBBONS
                                                         --------------------------------------------
                                                         Name: John B. Fitzgibbons
                                                         Title: DIRECTOR, PRESIDENT AND
                                                         CHIEF EXECUTIVE OFFICER

Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                   TITLE                                     DATE
---------                                   -----                                     ----
/s/ JOHN B. FITZGIBBONS
---------------------------------           Director, President and Chief Executive   June 22, 2001
John B. Fitzgibbons                           Officer (Principal Executive Officer)

/s/ GAIL COLEMAN                            Executive Vice President and Chief
---------------------------------             Financial Officer (Principal Financial  June 22, 2001
Gail Coleman                                  and Accounting Officer)

---------------------------------           Chairman of the Board                     June 22, 2001
Gerard De Geer

---------------------------------           Vice Chairman of the Board                June 22, 2001
Nikolai V. Bogatchev

---------------------------------           Director                                  June 22, 2001
Adolf H. Lundin

*
---------------------------------           Director                                  June 22, 2001
James T. Rodgers

SIGNATURE                                   TITLE                                     DATE
---------                                   -----                                     ----
*
---------------------------------           Director                                  June 22, 2001
Robert F. Semmens

---------------------------------           Director                                  June 22, 2001
William F. Wallace

---------------------------------           Director                                  June 22, 2001
Kevin P. Watts

*By:                   /s/ ANDY W. MORGAN
             --------------------------------------
                        Attorney-in-fact

                                 EXHIBIT INDEX

              EXHIBIT
                  NO.                         DESCRIPTION OF EXHIBIT
---------------------------------------------------------------------------------------
         1.1               Form of Underwriting Agreement*
         3.1               Amended and Restated Certificate of Incorporation**
         3.2               Amended and Restated Bylaws**
         4.1               Specimen certificate for shares of common stock
         5.1               Opinion of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the registrant*
        10.1               License for the Right of Subsoil Use dated December 2, 1997, issued by the Khanty-Mansiysk Autonomous Okrug Committee for
                           Natural Resources and the Ministry of Natural Resources of
                           the Russian Federation to KMNGG for oil and gas production within the East Kamennoye license area.**
        10.2               License for the Right of Subsoil Use dated December 8, 1997, issued by the Khanty-Mansiysk Autonomous Okrug Committee for
                           Natural Resources and the Ministry of Natural Resources of
                           the Russian Federation to KMNGG for oil and gas production within the Potanay-Kartopinskoye license area.**
        10.3               License for the Right of Subsoil Use dated February 18, 1998 and March 25, 1998, issued by the Khanty-Mansiysk Autonomous
                           Okrug Committee for Natural Resources and the Ministry of
                           Natural Resources of the Russian Federation to NGD for oil
                           and gas production within the Bolshoye license area.**
        10.4               License for the Right of Subsoil Use dated February 19, 1998 and March 25, 1998, issued by the Khanty-Mansiysk Autonomous
                           Okrug Committee for Natural Resources and the Ministry of
                           Natural Resources of the Russian Federation to NGD for oil
                           and gas production within the Aprelskoye license area.**
        10.5               License for the Right of Subsoil Use dated February 19, 1998 and April 2, 1998, issued by the Khanty-Mansiysk Autonomous
                           Okrug Committee for Natural Resources and the Ministry of
                           Natural Resources of the Russian Federation to NGD for oil
                           and gas production within the Sredne-Nazymskoye license
                           area.**
        10.6               License for the Right of Subsoil Use dated February 18, 1998 and March 25, 1998, issued by the Khanty-Mansiysk Autonomous
                           Okrug Committee for Natural Resources and the Ministry of
                           Natural Resources of the Russian Federation to NGD for oil
                           and gas production within the Tsentralnoye license area.**
        10.7               License for the Right of Subsoil Use dated February 18, 1998 and March 25, 1998, issued by the Khanty-Mansiysk Autonomous
                           Okrug Committee for Natural Resources and the Ministry of
                           Natural Resources of the Russian Federation to NGD for oil
                           and gas production within the Galyanovskoye license area.**
        10.8               License for the Right of Subsoil Use dated February 19, 1998 and March 25, 1998, issued by the Khanty-Mansiysk Autonomous
                           Okrug Committee for Natural Resources and the Ministry of
                           Natural Resources of the Russian Federation to NGD for oil
                           and gas production within the Olkhovskoye license area.**
        10.9               License for the Right of Subsoil Use dated March 25, 1998, issued by the Khanty-Mansiysk Autonomous Okrug Committee for
                           Natural Resources and the Ministry of Natural Resources of
                           the Russian Federation to Paitykh Oil for oil and gas
                           production within the Paitykhskoye license area.**
        10.10              License for the Right of Subsoil Use dated September 14,
                           1992, issued by the Khanty-Mansiysk Autonomous Okrug
                           Committee for Natural Resources and the Ministry of Natural
                           Resources of the Russian Federation to Chernogorskoye for
                           oil and gas production within the Chernogorskoye license
                           area.**

        10.11              Stockholder Agreement, dated as of January 31, 1997 between
                           Ural Petroleum Corporation, Brunswick Fitzgibbons Trust
                           Company LLC and each of the "Exhibit A" Investors, namely,
                           Lundin Oil AB (Common Stock), Lundin Oil AB (Non-Voting
                           Common Stock), Deltec Asset Management Corporation, Van Eck
                           Global, 777 Capital, LLC, Sergus Investments SA, Hans
                           Hermann Munchmeyer, G.A. Kellner, P.B. Kellner, C. Ashley
                           Heppenstall and lan H. Lundin.**
        10.12              First Amendment, dated as of October 2, 1997, to Stockholder
                           Agreement set forth in Exhibit 10.11.**
        10.13              Acquisition Agreement, dated as of December 16, 1996, among
                           Chelsea Corporation, R.H. Smith International Corporation
                           and Ural Petroleum Corporation.**
        10.14              Shareholder Rights Agreement, dated as of February 10, 1997, between KMOC and Brunswick Fitzgibbons Trust Company LLC.**
        10.15              First Amendment, dated as of October 2, 1997, to the
                           Shareholder Rights Agreement set forth in Exhibit 10.14
                           above.**
        10.16              Shareholder Agreement, dated as of February 10, 1997, among
                           Ural Petroleum Corporation, Chelsea Corporation, R.H. Smith
                           International Corporation and J. Thomas Wilson.**
        10.17              Note and Warrant Purchase Agreement, dated as of
                           October 10, 1997, between KMOC and Khanty Holdings LLC, to which is annexed, among other things, (a) Promissory Note, dated October 15, 1997, issued by KMOC to Khanty Holdings
                           LLC in the amount of $30,000,000 and (b) Warrant
                           Certificate, dated October 15, 1997, between KMOC and Khanty
                           Holdings LLC.**
        10.18              Shareholder Agreement, dated as of October 15, 1997, between
                           KMOC and Khanty Holdings LLC.**
        10.19              Registration Rights Agreement, dated as of October 15, 1997, between KMOC and Khanty Holdings LLC.**
        10.20              Voting and Transfer Agreement, dated as of October 15, 1997, among KMOC, Khanty Holdings LLC, Brunswick Fitzgibbons Trust
                           Company LLC and Waldo Securities S.A.**
        10.21              Form of Note and Warrant Purchase Agreement between KMOC and each of the following persons, each dated October 10, 1997, to which is annexed, among other things, (a) Promissory
                           Note, each dated October 14, 1997 and (b) Warrant
                           Certificate, each dated October 14, 1997: Deltec Asset
                           Management Corporation, Acorn International, a series of
                           Acorn Investment Trust, Koch Capital Services, Inc., Fractor
                           Investments Limited, Spindrift Partners, L.P., Spindrift
                           Investors (Bermuda) L.P, Sarah Leggat, Robert Gray, James
                           Fitzgibbons, Remy Trafelet, and Peter Kellner.**
        10.22              Form of Shareholder Agreement between KMOC and each of the following persons, each dated October 14, 1997: Deltec Asset
                           Management Corporation, Acorn International, a series of
                           Acorn Investment Trust, Koch Capital Services, Inc. Fractor
                           Investments Limited, Spindrift Partners, L.P, Spindrift
                           Investors (Bermuda) L.P, Sarah Leggat, Robert Gray, James
                           Fitzgibbons, Remy Trafelet, and Peter Kellner.**
        10.23              Investment Agreement, dated August 7, 1997, by and among
                           Ural Petroleum Corporation, Waldo Securities S.A.,
                           Khantimansiiskneftegazgeologiia, Benz Investments GmbH, Aozt
                           Iuridichcskala Kompaniia "Graf I Sinovia", 000 "Tagaso and
                           TOO "Orlis."
        10.24              Letter Agreement, dated as of December 19, 1997, between
                           KMOC, Brunswick Fitzgibbons Trust Company LLC, Waldo
                           Securities S.A., Khanty Holdings LLC, Deltec Asset
                           Management Corporation, Acorn International, a series of
                           Acorn Investment Trust, Koch Capital Services, Inc., Fractor
                           Investments Limited, Spindrift Partners, L.P, Spindrift
                           Investors (Bermuda) L.P, Sarah Leggat, Robert Gray, James
                           Fitzgibbons, Remy Trafelet, and Peter Kellner.**
        10.25              Share Purchase Agreement, dated as of September 24, 1999,
                           between KMOC and Enterprise Oil Overseas Holdings Ltd.**

        10.26              Shareholder Agreement, dated as of September 24, 1999,
                           between KMOC, Brunswick Fitzgibbons Trust Company LLC,
                           Enterprise Oil Overseas Holding Ltd. and Enterprise Oil
                           Exploration Ltd.**
        10.27              Share Purchase Agreement, dated as of June 29, 2000, between
                           KMOC and Waldo Securities, S.A.**
        10.28              Promissory Note, dated June 30,2000, by KMOC to Waldo for
                           the amount of $10,005,925.**
        10.29              Promissory Note, dated June 30,2000, by KMOC to Waldo for
                           the amount of $10,000,000.**
        10.30              Shareholder Agreement, dated June 29, 2000, between KMOC,
                           Brunswick Fitzgibbons Trust Company LLC and The Bogatchev
                           Family 2000 Trusts.**
        10.31              Employment Agreement, dated as of October 3, 1997, between
                           KMOC and John B. Fitzgibbons.**
        10.32              Employment Agreement, dated January 1, 2001, between KMOC
                           and Mark C. Bilsland.*
        10.33              Employment Agreement, dated May 22, 2000, between KMOC and
                           Gail Coleman.**
        10.34              Amended and Restated 1996 Stock Option Plan.**
        10.35              Amended and Restated 2000 Stock Plan.
        10.36              2000 KMOC Employees Trust Agreement, dated as of
                           November 29, 2000, by and between KMOC as grantor, and John
                           B. Fitzgibbons and Andy W. Morgan, as trustees.**
        10.37              Contract No. 99 for Service Rendering on Acceptance,
                           Transportation, Treatment, Temporary Storage and Metering of
                           Oil, dated January 26, 2001, between TNK-Nyagan and KMNGG.**
        10.38              Contract No. 1478 for Rendering of Services for Acceptance,
                           Metering and Treatment of Oil, dated October 10, 2000,
                           between KMNGG and LLC "LUKOIL-Western Siberia."**
        10.39              Contract No. 05-100/01 for Rendering of Services for Oil
                           Storage, dated December 7, 2000, between OJSC
                           "Sibneftprovod" and KMNGG.**
        10.40              Contract No. 0001115 for the Provision of Services for
                           Transportation of KMNGG Oil in 2001, dated January 11, 2001, between Transneft and KMNGG.**
        10.41              Amendment to the Share Purchase Agreement, dated as of
                           November 1, 2000, by and between KMOC and Waldo Securities,
                           S.A.
        21.1               Subsidiaries of the registrant**
        23.1               Consent of PricewaterhouseCoopers
        23.2               Consent of KPMG Limited
        23.3               Consent of Ryder Scott Company, L.P.**
        23.4               Consent of Skadden, Arps, Slate, Meagher & Flom LLP
                           (included in Exhibit 5.1)*
        24.1               Power of Attorney**
        24.2               Power of Attorney for Kevin P. Watts.

---------

*   To be filed by amendment

**  Previously filed.